Form 10-K, Exhibit 13
period 2003-12-31
PSB GROUP INC
filed 2004-03-30
CIK 1235091

                                                                      EXHIBIT 13

                                 PSB GROUP, INC.

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2003

PSB GROUP, INC.

                                                                        CONTENTS

REPORT LETTER

CONSOLIDATED FINANCIAL STATEMENTS

    Balance Sheet

    Statement of Income

    Statement of Changes in Stockholders' Equity

    Statement of Cash Flows

    Notes to Consolidated Financial Statements

[PLANTE MORAN LOGO]                                         PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
                                                          Auburn Hills, MI 48326
                                                               Tel: 248.375.7100
                                                               Fax: 248.375.7101
                                                                 plantemoran.com

                          Independent Auditor's Report

To the Board of Directors and Stockholders
PSB Group, Inc.

We have audited the accompanying consolidated balance sheet of PSB Group, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each year in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Group, Inc. and subsidiaries as of December 31, 2003 and 2002 and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                   /s/ PLANTE & MORAN, PLLC

Auburn Hills, Michigan
January 12, 2004

                                                                     A member of
                                                                      [MRI LOGO]
                         A worldwide association of Independent accounting firms

PSB GROUP, INC.

                                                      CONSOLIDATED BALANCE SHEET
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                            December 31
                                                                    ------------------------
                                                                      2003            2002
                                                                    ---------      ---------
                                     ASSETS

Cash and due from banks                                             $  14,308      $  14,158

Securities - Available for sale (Note 3)                               47,619         87,498

Loans (Note 4)                                                        326,262        285,602
Less allowance for possible loan losses (Note 4)                       (3,887)        (4,632)
                                                                    ---------      ---------

              Net loans                                               322,375        280,970

Loans held for sale (Note 1)                                              627          3,626
Bank premises and equipment (Note 5)                                    9,213          9,427
Accrued interest receivable                                             1,525          2,061
Goodwill (Note 1)                                                       4,100          4,100
Other assets (Note 9)                                                   1,744            749
                                                                    ---------      ---------

              Total assets                                          $ 401,511      $ 402,589
                                                                    =========      =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Deposits:
        Noninterest-bearing                                         $  53,412      $  47,550
        Interest-bearing (Note 6)                                     297,576        293,230
                                                                    ---------      ---------

              Total deposits                                          350,988        340,780

    Federal funds purchased                                             2,420          9,210
    FHLB borrowings (Note 7)                                            5,000          5,000
    Accrued taxes, interest, and other liabilities (Note 9)             2,092          2,126
                                                                    ---------      ---------

              Total liabilities                                       360,500        357,116

STOCKHOLDERS' EQUITY (Notes 11, 14, and 17)
    Common stock:
        Authorized - 5,000,000 shares, no par value
        Issued and outstanding - 2,885,073 shares in 2003
           and 3,148,191 shares in 2002                                17,560         23,694
    Retained earnings                                                  23,104         20,861
    Accumulated other comprehensive income (Note 1)                       347            918
                                                                    ---------      ---------

              Total stockholders' equity                               41,011         45,473
                                                                    ---------      ---------

              Total liabilities and stockholders' equity            $ 401,511      $ 402,589
                                                                    =========      =========

See Notes to Consolidated
   Financial Statements.

PSB GROUP, INC.
                                                CONSOLIDATED STATEMENT OF INCOME
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                                    Year Ended December 31
                                                                      ------------------------------------------------
                                                                          2003              2002               2001
                                                                      -----------       -----------        -----------
INTEREST INCOME
    Loans, including fees                                             $    19,762       $    20,688        $    24,137
    Securities:
        Taxable                                                             1,433             2,404              2,704
        Tax-exempt                                                            873             1,109              1,217
    Federal funds sold                                                         28               220                591
                                                                      -----------       -----------        -----------

              Total interest income                                        22,096            24,421             28,649

INTEREST EXPENSE
    Deposits                                                                5,214             6,588             11,380
    Short-term borrowings                                                     249               228                212
                                                                      -----------       -----------        -----------

              Total interest expense                                        5,463             6,816             11,592
                                                                      -----------       -----------        -----------

NET INTEREST INCOME - Before provision for loan loss recoveries            16,633            17,605             17,057

PROVISION FOR LOAN LOSS RECOVERIES (Note 4)                                     -              (800)            (1,500)
                                                                      -----------       -----------        -----------

NET INTEREST INCOME - After provision for loan loss recoveries             16,633            18,405             18,557

OTHER OPERATING INCOME
    Service charges on deposit accounts                                     2,356             1,597              1,367
    Gain on sale of mortgages                                               1,463             1,125              1,343
    Gain on sale of building and land (Note 10)                                 -                 -                285
    Gain on sale of branch (Note 10)                                            -                 -              1,308
    Gain on sale of available-for-sale securities                             163                76                 18
    Other income                                                            2,053             1,870              1,384
                                                                      -----------       -----------        -----------

              Total other operating income                                  6,035             4,668              5,705

OTHER OPERATING EXPENSES
    Salaries and employee benefits (Note 8)                                 9,550             9,173              9,090
    Occupancy costs                                                         2,769             2,433              2,658
    Legal and professional                                                  1,428             1,158              1,110
    Other operating expenses                                                3,251             2,970              3,332
                                                                      -----------       -----------        -----------

              Total other operating expenses                               16,998            15,734             16,190
                                                                      -----------       -----------        -----------

INCOME - Before federal income taxes                                        5,670             7,339              8,072

FEDERAL INCOME TAXES (Note 9)                                               1,457             2,050              2,252
                                                                      -----------       -----------        -----------

NET INCOME                                                            $     4,213       $     5,289        $     5,820
                                                                      ===========       ===========        ===========

PER SHARE DATA
    Weighted average shares outstanding                                 3,103,497         3,148,191          3,148,191
    Basic earnings                                                    $      1.36       $      1.68        $      1.85

See Notes to Consolidated
     Financial Statements.

PSB GROUP, INC.
                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                                                 Accumulated
                                                                                                     Other            Total
                                                   Number of         Common         Retained     Comprehensive     Stockholders'
                                                    Shares           Stock          Earnings     Income (Loss)        Equity
                                                   ---------       ---------       ---------     -------------     --------------
BALANCE - January 1, 2001                          2,562,204       $  16,886       $  17,975       $     (16)      $  34,845

Comprehensive income (Note 1):
   Net income                                              -               -           5,820               -           5,820
   Transfer of held-to-maturity securities to
      available for sale (Note 1)                          -               -               -             175             175
   Change in unrealized gain on securities
      available for sale                                   -               -               -             632             632
                                                                                                                   ---------

              Total comprehensive income                                                                               6,627

Cash dividends - $0.68 per share                           -               -          (2,150)              -          (2,150)
Issuance of common stock (Note 11)                   300,000           2,900               -               -           2,900
                                                   ---------       ---------       ---------       ---------       ---------

BALANCE - December 31, 2001                        2,862,204          19,786          21,645             791          42,222

Comprehensive income (Note 1):
   Net income                                              -               -           5,289               -           5,289
   Change in unrealized gain on securities
      available for sale                                   -               -               -             127             127
                                                                                                                   ---------

              Total comprehensive income                                                                               5,416

Cash dividends - $0.70 per share                           -               -          (2,165)              -          (2,165)
Common stock dividend (Note 11)                      285,987           3,908          (3,908)              -               -
                                                   ---------       ---------       ---------       ---------       ---------

BALANCE - December 31, 2002                        3,148,191          23,694          20,861             918          45,473

Comprehensive income (Note 1):
   Net income                                              -               -           4,213               -           4,213
   Change in unrealized gain on securities
      available for sale                                   -               -               -            (571)           (571)
                                                                                                                   ---------
              Total comprehensive income                                                                               3,642

Repurchase of common stock (Note 11)                (263,118)         (6,134)              -               -          (6,134)
Cash dividends - $0.64 per share                           -               -          (1,970)              -          (1,970)
                                                   ---------       ---------       ---------       ---------       ---------

BALANCE - December 31, 2003                        2,885,073       $  17,560       $  23,104       $     347       $  41,011
                                                   =========       =========       =========       =========       =========

Book value per share is $14.22, $14.44, and $13.41 at December 31, 2003, 2002,
and 2001, respectively.

See Notes to Consolidated
     Financial Statements.

PSB GROUP, INC.

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                  (000S OMITTED)

                                                                                           Year Ended December 31
                                                                                    --------------------------------------
                                                                                      2003           2002           2001
                                                                                    --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                      $  4,213       $  5,289       $  5,820
    Adjustments to reconcile net income to net cash from operating activities:
         Depreciation and amortization                                                 1,136          1,014          1,261
         Provision for loan loss                                                           -           (800)        (1,500)
         Accretion and amortization of securities                                        802            683            352
         Deferred income taxes                                                            75            500          1,390
         Gain on sale of branch                                                            -              -         (1,308)
         Gain on sale of available-for-sale securities                                  (163)           (76)           (18)
         Loss on sale of assets                                                            -              2             99
         Decrease in accrued interest receivable                                         536            139            230
         (Increase) decrease in other assets                                            (776)          (321)           774
         Increase (decrease) in accrued interest payable and other liabilities           (34)           (92)           496
                                                                                    --------       --------       --------

              Net cash provided by operating activities                                5,789          6,338          7,596

CASH FLOWS FROM INVESTING ACTIVITIES
    Net cash paid - Sale of branch (Note 10)                                               -              -         (3,491)
    Purchase of securities available for sale                                        (15,558)       (63,021)       (27,127)
    Proceeds from maturities of securities available for sale                         41,705         37,807         26,465
    Proceeds from sale of securities available for sale                               12,228          6,563             38
    Net decrease (increase) in loans                                                 (41,405)       (14,556)        21,134
    Net decrease (increase) in loans held for sale                                     2,999          2,093         (2,455)
    Capital expenditures                                                                (956)        (1,391)        (1,564)
    Proceeds from sale of fixed assets                                                    34             79            317
                                                                                    --------       --------       --------

              Net cash provided by (used in) investing activities                       (953)       (32,426)        13,317

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in time deposits                                           1,141        (15,596)       (33,770)
    Net increase in other deposits                                                     9,067         10,821         26,493
    Net increase (decrease) in federal funds purchased                                (6,790)         9,210              -
    FHLB advances                                                                          -              -          5,000
    Purchase of common stock                                                          (6,134)             -              -
    Cash dividends                                                                    (1,970)        (2,165)        (2,150)
                                                                                    --------       --------       --------

              Net cash provided by (used in) financing activities                     (4,686)         2,270         (4,427)
                                                                                    --------       --------       --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     150        (23,818)        16,486

CASH AND CASH EQUIVALENTS - Beginning of year                                         14,158         37,976         21,490
                                                                                    --------       --------       --------

CASH AND CASH EQUIVALENTS - End of year                                             $ 14,308       $ 14,158       $ 37,976
                                                                                    ========       ========       ========
SUPPLEMENTAL INFORMATION - Cash paid for
    Interest                                                                        $  5,297       $  6,952       $ 11,879
    Income taxes                                                                       1,393          1,548          1,085

See Notes to Consolidated
     Financial Statements.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial statements include the accounts of PSB Group, Inc. (the "Corporation") and its wholly owned subsidiary, Peoples State Bank, Inc. (the "Bank"). PSB Title Insurance Agency, Inc. (PSB) and Universal Mortgage Company
         (UMC) are wholly owned subsidiaries of Peoples State Bank, Inc. All significant intercompany transactions are eliminated in consolidation.

         PSB Group, Inc. was formed on February 28, 2003 as a bank holding company for the purpose of owning Peoples State Bank, Inc. pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of Peoples State Bank, Inc. stock held by existing stockholders of the Bank was exchanged for three shares of common stock of PSB Group, Inc. The reorganization had no consolidated financial statement impact. Share amounts for all prior periods presented have been restated to reflect the reorganization.

         USE OF ESTIMATES - The accounting and reporting policies of PSB Group, Inc. conform to accounting principles generally accepted in the United States of America. Management is required to make significant estimates (such as the allowance for possible loan losses, deferred taxes, foreclosed assets, valuation of intangible assets, and goodwill) and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

         NATURE OF OPERATIONS - The Corporation provides full-service banking through 10 branch offices and four loan origination offices to the Michigan communities of Wayne, Oakland, Macomb, and Genesee counties.

         SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Corporation's activities are with customers located within Michigan.
         Note 3 discusses the types of securities in which the Corporation invests. Note 4 discusses the types of lending in which the Corporation engages. The Corporation does not have any significant concentrations to any one industry or customer.

         CASH AND CASH EQUIVALENTS - For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold, and securities purchased under agreements to resell, all of which mature within 90 days.

         SECURITIES - Debt securities that management has the positive intent and the ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and are recorded at fair value, with unrealized gains and losses, net of related deferred income taxes, excluded from earnings and reported in other comprehensive income.

         Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair values of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

         LOANS - The Corporation grants mortgage, commercial, and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances, adjusted for charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are recognized as an adjustment of the related loan yield using the interest method.

         The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if principal or interest is considered doubtful.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         All interest accrued but not collected for loans that are placed on nonaccrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

         LOANS HELD FOR SALE - Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based on management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         The allowance consists of specific, general, and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

         A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

         Large groups of homogenous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

         OFF-BALANCE-SHEET INSTRUMENTS - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation have been applied on a prospective basis to guarantees issued or modified after December 31, 2002. However, the value of such guarantees is immaterial and the adoption of this Standard did not have a material effect on the Corporation's financial statements.

         FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

         BANK PREMISES AND EQUIPMENT - Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the properties. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter.

         INCOME TAXES - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

         EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.

         COMPREHENSIVE INCOME - Accounting principles generally require that revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

         The components of accumulated other comprehensive income and related tax effects are as follows (000s omitted):

                                                        2003         2002         2001
                                                     ---------    ---------    ---------
Unrealized holding gains on available-for-sale
     securities                                      $     526    $   1,391    $   1,199
Tax effect                                                 179          473          408
                                                     ---------    ---------    ---------
     Accumulated other comprehensive income          $     347    $     918    $     791
                                                     =========    =========    =========

         DERIVATIVE FINANCIAL INSTRUMENTS - On January 1, 2001, the Corporation adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The accounting for derivatives had no effect on the financial statements.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Under the transition provisions of SFAS 133, the Corporation made a one-time transfer of securities classified as held to maturity to securities classified as available for sale. The following securities were transferred. The unrealized gains or losses at the time of the transfer were credited to other comprehensive income, net of tax.

                                           (000s omitted)
                              Amortized                       Unrealized
   Type of Security             Cost         Fair Value       Gain (Loss)
------------------------      ---------    --------------     -----------
Corporate bonds               $  20,872       $  20,799       $     (73)
Municipals - Taxable              6,602           6,623              21
Municipals - Tax exempt          14,996          15,313             317
                              ---------       ---------       ---------

        Totals                $  42,470       $  42,735       $     265
                              =========       =========       =========

         In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Corporation's consolidated financial statements.

         GOODWILL AND OTHER INTANGIBLE ASSETS - Effective January 1, 2002, the Corporation adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), which changed the Corporation's accounting for goodwill and other intangible assets. Generally, intangible assets that meet certain criteria are recognized and subsequently amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives are not amortized. However, such assets are tested for impairment at least annually. The adoption of SFAS 142 resulted in an increase in net income for 2002 of approximately $164,000 due to a decrease in amortization expense. No impairment loss was recorded upon the adoption of SFAS 142.

         The following table adjusts net income as reported to exclude goodwill amortization (000s omitted):

                                          2003           2002             2001
                                       --------        --------        --------
Reported net income                    $  4,213        $  5,289        $  5,820
Add back - Goodwill amortization              -               -             164
                                       --------        --------        --------

Adjusted net income                    $  4,213        $  5,289        $  5,984
                                       ========        ========        ========

         For the years ended December 31, 2003 and 2002, there were no impairment losses, write offs or additions to goodwill.

         RECLASSIFICATIONS - Certain items in the December 31, 2002 financial report have been reclassified to conform with the December 31, 2003 financial report.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 2 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

         The Corporation is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2003 and 2002, these reserve balances amounted to $5,036,000 and $4,265,000, respectively.

NOTE 3 - SECURITIES

         The amortized cost and estimated market value of securities are as follows (000s omitted):

                                                                                   2003
                                                          ------------------------------------------------------
                                                                            Gross          Gross       Estimated
                                                          Amortized       Unrealized     Unrealized      Market
                                                            Cost            Gains         Losses         Value
                                                          ---------      -----------     ----------    ---------
Available-for-sale securities:
   U.S. Treasury securities and obligations of U.S.
      government corporations and agencies                $ 27,195       $    178       $    (14)       $ 27,359
   Obligations of state and political
      subdivisions                                          17,274            362             (9)         17,627
   Corporate debt securities                                 1,000              9              -           1,009
   Other                                                     1,624              -              -           1,624
                                                          --------       --------       --------        --------

Total available-for-sale securities                       $ 47,093       $    549       $    (23)       $ 47,619
                                                          ========       ========       ========        ========

                                                                                   2002
                                                          ------------------------------------------------------
                                                                            Gross          Gross       Estimated
                                                          Amortized       Unrealized     Unrealized      Market
                                                            Cost            Gains         Losses         Value
                                                          ---------      -----------     ----------    ---------
Available-for-sale securities:
   U.S. Treasury securities and obligations of U.S.
      government corporations and agencies                $ 45,148       $    581       $     (2)       $ 45,727
   Obligations of state and political
      subdivisions                                          28,603            681            (17)         29,267
   Corporate debt securities                                10,793            148              -          10,941
   Other                                                     1,563              -              -           1,563
                                                          --------       --------       --------        --------

Total available-for-sale securities                       $ 86,107       $  1,410       $    (19)       $ 87,498
                                                          ========       ========       ========        ========

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 3 - SECURITIES (CONTINUED)

         The amortized cost and estimated market value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

                                                    Available for Sale
                                             --------------------------------
                                             Amortized Cost      Market Value
                                             --------------      ------------
Due in one year or less                      $     21,598        $     21,683
Due in one through five years                      15,377              15,670
Due after five years through ten years              1,258               1,312
Due after ten years                                 1,445               1,475
                                             ------------        ------------

              Total                                39,678              40,140

Federal agency pools                                5,791               5,855
Other                                               1,624               1,624
                                             ------------        ------------

              Total                          $     47,093        $     47,619
                                             ============        ============

         Proceeds from the sale of available-for-sale securities during 2003, 2002, and 2001 were $12,228,000, $6,563,000, and $38,000, respectively.

         At December 31, 2003 and 2002, securities having a carrying value of $2,009,844 and $2,052,409 (market value of $2,027,500 and $2,108,125), respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.

NOTE 4 - LOANS

         A summary of the balances of loans at December 31, 2003 and 2002 is as follows (000s omitted):

                                              2003                2002
                                         ------------        ------------
Mortgage loans on real estate:
    Residential 1-4 family               $    103,864        $    100,436
    Commercial                                114,167              82,089
    Construction                               15,496               6,893
    Second mortgages                            3,440               3,589
    Equity lines of credit                      8,887               4,837
                                         ------------        ------------
              Total mortgage loans            245,854             197,844
Commercial loans                               54,203              63,548
Consumer installment loans                     27,024              24,738
                                         ------------        ------------

              Subtotal                        327,081             286,130
Less allowances for loan losses                (3,887)             (4,632)
Net deferred loan fees                           (819)               (528)
                                         ------------        ------------

              Loans - Net                $    322,375        $    280,970
                                         ============        ============

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 4 - LOANS (CONTINUED)

         An analysis of the allowance for loan losses is as follows (000s omitted):

                                          2003              2002               2001
                                       ----------        ----------        ----------
Balance - Beginning of year            $    4,632        $    5,585        $   10,891

Reduction credited to operations                -              (800)           (1,500)
Loan losses                                (1,553)           (2,162)           (4,971)
Loan loss recoveries                          808             2,009             1,165
                                       ----------        ----------        ----------

Balance - End of year                  $    3,887        $    4,632        $    5,585
                                       ==========        ==========        ==========

As a percentage of total loans               1.19              1.60              2.02
                                       ==========        ==========        ==========

         The following is a summary of information pertaining to impaired loans (000s omitted):

                                                                  2003                2002
                                                              ------------        ------------
Impaired loans without a valuation allowance                  $        693        $          -
Impaired loans with a valuation allowance                              803               2,526
                                                              ------------        ------------

              Total impaired loans                            $      1,496        $      2,526
                                                              ============        ============

Valuation allowance related to impaired loans                 $        446        $        766
                                                              ============        ============

Total non-accrual loans                                       $      1,496        $      2,526
                                                              ============        ============

Total loans past due 90 days or more and still accruing       $      1,189        $        132
                                                              ============        ============

                                                       2003              2002               2001
                                                    ----------        ----------        ----------
Average investment in impaired loans                $    1,300        $    2,202        $    2,550
                                                    ==========        ==========        ==========

Interest income recognized on impaired loans        $       16        $       83        $       80
                                                    ==========        ==========        ==========

Interest income recognized on a cash basis on
    impaired loans                                  $       15        $       75        $       80
                                                    ==========        ==========        ==========

         No additional funds are committed to be advanced in connection with impaired loans.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 5 - BANK PREMISES AND EQUIPMENT

         Bank premises and equipment at December 31, 2003 and 2002 consisted of the following (000s omitted):

                                                          2003                 2002
                                                      ------------        ------------
Land                                                  $      1,874        $      1,873
Buildings and improvements                                   8,187               8,110
Furniture, fixtures, and equipment                           8,611               7,815
                                                      ------------        ------------

              Total bank premises and equipment             18,672              17,798

Less accumulated depreciation and amortization               9,459               8,371
                                                      ------------        ------------

              Net carrying amount                     $      9,213        $      9,427
                                                      ============        ============

         Depreciation expense totaled $1,136,000, $1,014,000, and $1,097,000 during 2003, 2002, and 2001, respectively.

         Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2003 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows (000s omitted):

2004                           $        334
2005                                    306
2006                                    249
2007                                    109
2008                                     64
Thereafter                              182
                               ------------

              Total            $      1,244
                               ============

         Total rent expense for the years ended December 31, 2003, 2002, and 2001 amounted to $348,000, $269,000, and $142,000, respectively.

NOTE 6 - DEPOSITS

         Interest-bearing deposits at December 31, 2003 and 2002 consisted of the following (000s omitted):

                                                       2003              2002
                                                    ----------        ----------
NOW accounts                                        $   32,736        $   34,088
Savings                                                 62,443            61,653
Money market demand                                     67,312            63,545
Time:
    $100,000 and over                                   62,030            59,459
    Under $100,000                                      73,055            74,485
                                                    ----------        ----------

              Total interest-bearing deposits       $  297,576        $  293,230
                                                    ==========        ==========

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 6 - DEPOSITS (CONTINUED)

         The remaining maturities of certificates of deposit outstanding at December 31, 2003 are as follows (000s omitted):

                                                        Under           $100,000
                                                      $100,000          and Over
                                                     ----------        ----------
2004                                                 $   39,347        $   38,690
2005                                                     18,834            13,725
2006                                                      5,221             2,562
2007                                                      7,726             5,420
2008                                                      1,807             1,633
Thereafter                                                  120                 -
                                                     ----------        ----------

   Total                                             $   73,055        $   62,030
                                                     ==========        ==========

NOTE 7 - BORROWING ARRANGEMENTS

         The Corporation has an agreement with the Federal Home Loan Bank of Indianapolis under which the Corporation may obtain advances up to an aggregate amount of $26,000,000. The Corporation has provided a blanket pledge of all of the Corporation's residential mortgage loans as collateral on advances under this agreement. Borrowings outstanding under this agreement totaled $5,000,000 at December 31, 2003 and 2002. The advance matures on January 22, 2011 with principal due at that time. Interest-only payments are due monthly at a rate of 4.43 percent at December 31, 2003.

NOTE 8 - RETIREMENT PLANS

         The Corporation has a defined contribution 401(k), employee profit-sharing, and Employee Stock Ownership (ESOP) plan covering substantially all employees. Employee matching contributions are discretionary. The Corporation typically matches 100 percent of the first 3 percent of employee contributions and 50 percent of the next 3 percent of employee contributions. Employer profit-sharing contributions are at the discretion of the Corporation's Board of Directors. Employer matching contributions to the plan were approximately $245,000, $229,000, and $221,000 during 2003, 2002, and
         2001, respectively. Employer profit-sharing contributions to the plan were approximately $181,000, $289,000, and $319,000 during 2003, 2002, and 2001, respectively.

         During 2001, the Bank amended and restated the 401(k) and profit-sharing plan to add an ESOP feature. All future profit-sharing contributions will be used to purchase Corporation stock for eligible employees.

NOTE 9 - FEDERAL INCOME TAXES

         The provision for federal income taxes reflected in the consolidated statement of income for the years ended December 31, 2003, 2002, and 2001 consisted of the following (000s omitted):

                                                  2003            2002            2001
                                                --------        --------        --------
Current expense                                 $  1,382        $  1,550        $    862
Deferred expense                                      75             500           1,390
                                                --------        --------        --------

                 Total income tax expense       $  1,457        $  2,050        $  2,252
                                                ========        ========        ========

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE  9 -  FEDERAL INCOME TAXES (CONTINUED)

         A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes follows (000s omitted):

                                                   Percent of Pretax Income
                                              ------------------------------------
                                              2003            2002            2001
                                              ----            ----            ----
Amount computed at statutory rates              34              34              34
Decrease resulting from:
     Tax-exempt municipal interest              (5)             (5)             (2)
     Other                                      (3)             (1)             (4)
                                              ----            ----            ----

              Reported tax expense              26              28              28
                                              ====            ====            ====

         The details of the net deferred tax liability at December 31, 2003 and 2002 are as follows (000s omitted):

                                                        2003                2002
                                                    ------------        ------------
Deferred tax assets:
    Provision for loan losses                       $        663        $        665
    Net deferred loan fees                                   277                 179
    Accrued employee benefits                                 55                  59
    Deferred compensation                                    151                   -
    Other                                                     98                  90
                                                    ------------        ------------

              Total deferred tax assets                    1,244                 993

Valuation allowance                                            -                   -

Deferred tax liabilities:
    Property and equipment                                   715                 690
    Original issue discount                                  311                   -
    Unrealized gains on investment securities
        available for sale                                   179                 473
    Other                                                     84                  94
                                                    ------------        ------------

              Total deferred tax liabilities               1,289               1,257
                                                    ------------        ------------

              Net deferred tax liability            $        (45)       $       (264)
                                                    ============        ============

NOTE 10 - BANK BRANCHES

         Effective March 15, 2001, the Bank closed on a branch sale and assumption agreement with a newly formed bank holding company. Pursuant to that agreement, the Bank sold certain assets and transferred certain liabilities to the newly formed bank holding company.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 10 - BANK BRANCHES (CONTINUED)

         The net carrying amounts of the assets sold and liabilities transferred were as follows (000s omitted):

Assets:
    Cash                                                  $      3,491
    Loans (including accrued interest)                          11,101
    Fixed assets                                                    79
                                                          ------------

              Total assets                                      14,671

Liabilities - Deposits (including accrued interest)            (15,979)
                                                          ------------

              Gain on sale of branch                      $      1,308
                                                          ============

         Effective June 2001, the Bank closed a branch. The cash, furniture, fixtures, equipment, and deposits were transferred to another branch. On December 27, 2001, the Bank sold the land and building of the branch for $850,000. The Bank received a down payment of approximately $212,000 and accepted a land contract of approximately $638,000 for the remaining balance. The Bank recognized a $285,000 gain, which is recorded in other income. The land contract is recorded in commercial loans on the consolidated balance sheet and has been treated as a noncash financing transaction on the consolidated statement of cash flows.

NOTE 11 - STOCK TRANSACTIONS

         In May 1998, Peoples State Bank acquired Madison National Bank (MNB). The acquisition agreement provided for an additional contingent distribution of up to 300,000 shares based on the performance of the acquired loans through December 31, 2000. As stipulated by the acquisition agreement, the value and number of additional shares to be distributed were to be based on the market value of shares outstanding as of December 31, 2000, which was $9.667 per share. The performance criteria were met and the full 300,000 shares were issued to the former MNB stockholders on April 9, 2001. As a result, the Bank recorded additional goodwill of $2,900,000 for the value of the additional shares issued. This amount was treated as a noncash financing activity on the consolidated statement of cash flows.

         On April 23, 2002, the stockholders approved a 10 percent stock dividend to holders of record of common stock of the Bank on April 30, 2002. Earnings per share and cash dividends per share for all years provided have been adjusted in the accompanying consolidated financial statements to reflect the stock dividend.

         On October 31, 2003, the Corporation repurchased and retired 263,118 shares of common stock for $6,134,000 from a director of the Corporation.

NOTE 12 - OFF-BALANCE-SHEET ACTIVITIES

         CREDIT-RELATED FINANCIAL INSTRUMENTS - The Corporation is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

         The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 12 - OFF-BALANCE-SHEET ACTIVITIES (CONTINUED)

         At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

                                                    2003               2002
                                                 ----------        ----------
Commitments to grant loans                       $   19,392        $   11,985
Unfunded commitments under lines of credit           15,281            18,454
Commercial and standby letters of credit              2,073             2,095

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

         Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are generally collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

         Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party.

         Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The Corporation generally holds collateral supporting those commitments if deemed necessary.

         COLLATERAL REQUIREMENTS - To reduce credit risk related to the use of credit-related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Bank's credit evaluation of the customer. Collateral held varies, but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and real estate.

NOTE 13 - LEGAL CONTINGENCIES

         Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation's consolidated financial statements.

NOTE 14 - RESTRICTIONS ON DIVIDENDS, LOANS, AND ADVANCES

         Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

         At December 31, 2003, the Bank's retained earnings available for the payment of dividends was $15,148,000. Accordingly, $24,041,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2003. Funds available for loans or advances by the Bank to the Corporation amounted to $2,369,000.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 14 - RESTRICTIONS ON DIVIDENDS, LOANS, AND ADVANCES (CONTINUED)

         In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

NOTE 15 - RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Corporation has granted loans to principal officers and directors and their affiliates amounting to $1,028,000 at December 31, 2003 and $2,519,000 at December 31, 2002.
         During the year ended December 31, 2003, total principal additions were $27,000 and total principal payments were $1,518,000.

         Deposits from related parties held by the Corporation at December 31, 2003 and 2002 amounted to $924,000 and $278,000, respectively.

         GUARANTEES - The Bank has performance obligations upon the occurrence of certain events under financial guarantees provided in certain contractual arrangements. These various arrangements are summarized below.

         At December 31, 2003, the Corporation had issued approximately $2,073,000 of financial standby letters of credit to guarantee the performance of various customers to third parties. The maximum amount of credit risk in the event of nonperformance by these parties is equivalent to the contract amount and totals $2,073,000. At December 31, 2003, the Corporation maintained a credit loss reserve of approximately $149,000 relating to these financial standby letters of credit. Almost all of the standby letters of credit are secured and, in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided including commercial real estate, physical plant and property, inventory, receivables, cash, and marketable securities.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

         The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

         CASH AND CASH EQUIVALENTS - The carrying amounts of cash and short-term instruments approximate fair values.

         SECURITIES - Fair values for securities are based on quoted market prices.

         LOANS HELD FOR SALE - Fair values for loans held for sale are based on commitments on hand from investors or prevailing market prices.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

         LOANS RECEIVABLE - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one- to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial, and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         LONG-TERM BORROWINGS - The fair values of the Corporation's long-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

         SHORT-TERM BORROWINGS - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

         ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

         OTHER INSTRUMENTS - The fair values of other financial instruments, including loan commitments and unfunded letters of credit, based on a discounted cash flow analyses, are not material.

         The estimated fair values and related carrying or notional amounts of the Corporation's financial instruments are as follows (000s omitted):

                                                   2003                                2002
                                       ----------------------------        ----------------------------
                                        Carrying         Estimated          Carrying         Estimated
                                         Amount          Fair Value          Amount          Fair Value
                                       ----------        ----------        ----------        ----------
Assets:
    Cash and short-term
        investments                    $   14,308        $   14,308        $   14,158        $   14,158
    Securities                             47,619            47,619            87,498            87,498
    Loans                                 322,375           324,867           280,970           282,651
    Loans held for sale                       627               627             3,626             3,626
    Accrued interest receivable             1,520             1,520             2,061             2,061
Liabilities:
    Noninterest-bearing deposits           53,412            53,412            47,550            47,550
    Interest-bearing deposits             297,576           298,088           293,230           294,972
    Federal funds purchased                 2,420             2,420             9,210             9,210
    FHLB borrowings                         5,000             5,000             5,000             5,000
    Accrued taxes, interest, and
        other liabilities                   2,083             2,083             2,126             2,126

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 17 - REGULATORY MATTERS

         The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Corporation's and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts, and ratios (set forth in the following table) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

         As of December 31, 2003, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorize as well-capitalized, an institution must maintain minimum total risk-based, Tier I risked-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the table.

                                                                            For Capital                       To Be Well-
                                                  Actual                 Adequacy Purposes                    capitalized
                                           -------------------      --------------------------      -----------------------------
                                            Amount       Ratio        Amount             Ratio        Amount               Ratio
                                           --------      -----       --------            -----      ----------             ------
As of December 31, 2003:
     Total capital
          (to risk-weighted assets)
               PSB Group, Inc.             $ 40,367      13.27%      $ 24,300   > or =    8.0%       $   30,400   > or =   10.0%
               Peoples State Bank, Inc.    $ 38,540      12.67%      $ 24,300   > or =    8.0%       $   30,400   > or =   10.0%
     Tier I capital
          (to risk-weighted assets)
               PSB Group, Inc.             $ 36,564      12.02%      $ 12,200   > or =    4.0%       $   18,200   > or =    6.0%
               Peoples State Bank, Inc.    $ 34,743      11.42%      $ 12,200   > or =    4.0%       $   18,200   > or =    6.0%
     Tier I capital
          (to average assets)
               PSB Group, Inc.             $ 36,564       9.13%      $ 16,000   > or =    4.0%       $   20,000   > or =    5.0%
               Peoples State Bank, Inc.    $ 34,743       8.67%      $ 16,000   > or =    4.0%       $   20,000   > or =    5.0%

As of December 31, 2002:
     Total capital
          (to risk-weighted assets)        $ 44,000      15.58%      $ 22,600   > or =    8.0%       $   28,250   > or =   10.0%
     Tier I capital
          (to risk-weighted assets)        $ 40,455      14.32%      $ 11,300   > or =    4.0%       $   16,950   > or =    6.0%
     Tier I capital
          (to average assets)              $ 40,455      10.20%      $ 15,867   > or =    4.0%       $   19,834   > or =    5.0%

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

         The following represents the condensed financial statements of PSB Group, Inc. (the "Parent") only. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

         The condensed balance sheet at December 31, 2003 is as follows (000s omitted):

ASSETS
     Cash at subsidiary bank                    $      1,754
     Investment in subsidiary                         39,190
     Other                                                67
                                                ------------

               Total assets                     $     41,011
                                                ============

STOCKHOLDERS' EQUITY                            $     41,011
                                                ============

         The condensed statement of income for the year ended December 31, 2003 is as follows (000s omitted):

Operating income                                                    $          -
Operating expense                                                           (181)
                                                                    ------------
                 Loss - Before income taxes and equity in
                     income of subsidiary                                   (181)

Income tax benefit                                                            62
                                                                    ------------

                 Loss - Before equity in income of subsidiary               (119)

Equity in income of subsidiary                                             4,332
                                                                    ------------

                 Net income                                         $      4,213
                                                                    ============

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

         The condensed statement of cash flows for the year ended December 31, 2003 is as follows (000s omitted):

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                 $      4,213
    Adjustments to reconcile net income to net cash from
        operating activities:
            Equity in income of subsidiary                           (4,332)
            Net change in other assets                                  (67)
                                                               ------------

                Net cash used in operating activities                  (186)

CASH FLOWS FROM INVESTING ACTIVITIES - Dividend from
    subsidiary                                                       10,044

CASH FLOWS FROM FINANCING ACTIVITIES
    Repurchase of common stock                                       (6,134)
    Cash dividends                                                   (1,970)
                                                               ------------

                Net cash used in financing activities                (8,104)
                                                               ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             1,754

CASH AND CASH EQUIVALENTS - Beginning of year                             -
                                                               ------------

CASH AND CASH EQUIVALENTS - End of year                        $      1,754
                                                               ============

                                 PSB GROUP, INC.

                           MANAGEMENT FINANCIAL REPORT

                                DECEMBER 31, 2003

                       TABLE OF CONTENTS
Quarterly Results of Operations.....................................          27
Selected Financial Information......................................          28
Management's Discussion and Analysis................................       29-38
Market Information..................................................          39

PSB GROUP, INC.

                                                 QUARTERLY RESULTS OF OPERATIONS

                                                                     (UNAUDITED)

  The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                                  YEAR ENDED DECEMBER 31, 2003
                                             -------------------------------------
                                             1ST QTR   2ND QTR   3RD QTR   4TH QTR
                                             -------   -------   -------   -------
Interest income                              $ 5,645   $ 5,641   $ 5,439   $ 5,371
Interest expense                               1,386     1,368     1,340     1,369
                                             -------   -------   -------   -------

Net interest income                            4,259     4,273     4,099     4,002
Provision for loan losses                          0         0         0         0
                                             -------   -------   -------   -------
Net interest income after
     provision for loan losses                 4,259     4,273     4,099     4,002

Non-interest income                            1,344     1,519     1,669     1,503
Non-interest expense                           4,155     4,471     4,322     4,050
                                             -------   -------   -------   -------

Income before income taxes                     1,448     1,321     1,446     1,455
Income Tax                                       396       358       407       296
                                             -------   -------   -------   -------

Net Income                                   $ 1,052   $   963   $ 1,039   $ 1,159
                                             =======   =======   =======   =======

Earnings per share:
                               Basic         $  0.33   $  0.31   $  0.33   $  0.39
                              Diluted        $  0.33   $  0.31   $  0.33   $  0.39

Cash dividends declared per share            $  0.15   $  0.15   $  0.17   $  0.17

                                                  YEAR ENDED DECEMBER 31, 2002
                                             -------------------------------------
                                             1ST QTR   2ND QTR   3RD QTR   4TH QTR
                                             -------   -------   -------   -------
Interest income                              $ 6,259   $ 6,246   $ 6,052   $ 5,864
Interest expense                               1,883     1,866     1,620     1,447
                                             -------   -------   -------   -------

Net interest income                            4,376     4,380     4,432     4,417
Provision for loan losses                          0      (500)     (300)        0
                                             -------   -------   -------   -------

Net interest income after
     provision for loan losses                 4,376     4,880     4,732     4,417

Non-interest income                              980     1,070     1,140     1,478
Non-interest expense                           3,931     3,843     3,886     4,074
                                             -------   -------   -------   -------

Income before income taxes                     1,425     2,107     1,986     1,821
Income Tax                                       364       597       569       520
                                             -------   -------   -------   -------

Net Income                                   $ 1,061   $ 1,510   $ 1,417   $ 1,301
                                             =======   =======   =======   =======

Earnings per share:
                               Basic         $  0.34   $  0.48   $  0.45   $  0.41
                              Diluted        $  0.34   $  0.48   $  0.45   $  0.41

Cash dividends declared per share            $  0.15   $  0.15   $  0.15   $  0.25

PSB GROUP, INC.

                                                  SELECTED FINANCIAL INFORMATION

                                                                    FOR THE YEARS ENDED DECEMBER 31
                                                         --------------------------------------------------------------
                                                                        (Dollars in Thousands)
                                                            2003        2002          2001         2000          1999
                                                         ---------    ---------    ---------    ---------     ---------
SUMMARY OF INCOME
     Interest income                                        22,096       24,421       28,649       30,847        27,368
     Interest expense                                        5,463        6,816       11,592       14,427        11,898
                                                         ---------    ---------    ---------    ---------     ---------

          Net Interest income                               16,633       17,605       17,057       16,420        15,470
     Provision (credit) for possible loan losses                 -         (800)      (1,500)      (1,600)       (1,750)
                                                         ---------    ---------    ---------    ---------     ---------

     Net interest income after provision for
          possible loan losses                              16,633       18,405       18,557       18,020        17,220
     Non-interest income                                     6,035        4,668        5,705        3,582         2,133
     Non-interest expense                                   16,998       15,734       16,190       15,897        14,739
                                                         ---------    ---------    ---------    ---------     ---------

     Income before income tax expense                        5,670        7,339        8,072        5,705         4,614
     Income tax expense                                      1,457        2,050        2,252        1,584         1,326
                                                         ---------    ---------    ---------    ---------     ---------

     Net income                                              4,213        5,289        5,820        4,121         3,288
                                                         =========    =========    =========    =========     =========
PER SHARE DATA
     Basic earnings per common share                          1.36         1.68         1.85         1.45          1.15
     Diluted earnings per common share                        1.36         1.68         1.85         1.31          1.04
     Cash dividends                                           0.64         0.70         0.68         1.54          0.54
     Period end book value per common share                  14.22        14.44        13.41        12.23         11.21
     Weighted average number of common
          shares outstanding                             3,103,497    3,148,191    3,148,191    2,848,191     2,848,191

SELECTED BALANCES (AT PERIOD END)
     Securities                                             47,619       87,498       69,262       67,749        84,594
     Loans, net                                            322,375      280,970      265,614      298,456       267,641
     Total assets                                          401,511      402,589      394,995      406,618       387,011
     Total deposits                                        350,988      340,780      345,555      368,711       337,197
     Borrowings                                              7,420       14,210        5,000                     15,300
     Total stockholders' equity                             41,011       45,473       42,222       34,845        31,923

SELECTED RATIOS
     Return on average assets                                 1.04%        1.33%        1.45%        1.03%         0.88%
     Return on average total stockholders' equity             9.30%       12.06%       14.80%       12.53%        10.63%
     Average equity to average assets                        11.23%       11.05%        9.79%        8.18%         8.31%
     Net interest margin (1)                                  4.41%        4.74%        4.50%        4.32%         4.37%
     Efficiency ratio (2)                                    74.99%       70.64%       71.13%       79.48%        83.73%
     Dividend payout ratio (3)                               47.00%       41.00%       37.00%       37.00%        47.00%

ASSET QUALITY RATIOS
     Allowance for possible loan losses to:
          Ending total loans                                  1.19%        1.62%        2.06%        3.51%         4.82%
          Non-performing assets                              87.11%      110.73%      226.30%      139.04%       194.78%
     Non-performing assets to ending total loans              1.37%        1.46%        0.91%        1.79%         2.47%
     Net loan charge-offs to average loans                    0.24%        0.06%        1.38%        0.35%        -0.50%

CAPITAL RATIOS
     Total capital to risk-weighted assets                   13.27%       15.58%       14.93%       12.69%        13.11%
     Tier 1 capital to risk-weighted assets                  12.02%       14.32%       13.67%       11.43%        11.81%
     Tier 1 capital to average assets                         9.13%       10.20%        9.31%        8.28%         7.99%

(1) Net interest margin is net interest income divided by average earning assets.

(2) Efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income plus non-interest income.

(3) Dividend payout ratio is calculated by dividing dividends paid during the period by net income for the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         OVERVIEW. PSB Group, Inc. (the "Corporation") was formed on February 28, 2003 as a bank holding company for the purpose of owning Peoples State Bank, Inc. (the "Bank") pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of Peoples State Bank, Inc. stock held by existing stockholders of the Bank was exchanged for three shares of common stock of PSB Group, Inc. The reorganization had no consolidated financial statement impact. Share amounts for all prior periods presented have been restated to reflect the reorganization.

         The consolidated financial statements include the accounts of PSB Group, Inc. and its wholly owned subsidiary, Peoples State Bank, Inc. PSB Insurance Agency, Inc. and Universal Mortgage Company are wholly owned subsidiaries of Peoples State Bank. All significant inter-company transactions are eliminated in consolidation.

         Net income is derived primarily from net interest income, which is the difference between interest earned on the Bank's loan and investment portfolios and its cost of funds, primarily interest paid on deposits and borrowings. The volume of and yields earned on loans and investments and the volume of and rates paid on deposits determine net interest income.

         FINANCIAL CONDITION. Assets consist of loans, investment securities, bank premises and equipment, cash and other operating assets. At December 31, 2003, the Corporation had assets totaling $402 million compared to $403 million at December 31, 2002. While total assets remained relatively flat, there was a significant shift in assets during 2003. Investment securities were reduced by $40 million during the year. The proceeds from this reduction, plus the $10 million increase in deposits were used to fund a $40.7 million increase in the higher yielding loans. In addition, federal funds borrowings were reduced by $6.8 million during the year. During 2002 total assets increased by $8 million. The increase in assets the Bank experienced in 2002 is mostly attributable to an $18 million increase in investment securities and a $14 million increase in loans. These increases were funded by the re-deployment of approximately $24 million in cash and federal funds sold to the higher yielding assets, as well as a $9 million increase in short-term borrowings.

         Loans - Loans consist of commercial, residential mortgage, and consumer products offered in the communities served by the Bank. Total loans, net of the allowance for loan losses, at December 31, 2003, increased to $322.4 million, up $41.4 million, or 14.7% for the year. Loans, net of allowance for loan losses, increased $15.4 million, or 5.8% from $265.6 million to $281.0 million at December 31, 2001 and 2002, respectively.

         Commercial loans increased from $145.6 million to $168.4 million, an increase of $22.8 million or 15.7% during 2003. During 2002 commercial loans increased $26.8 million or 22.6% from $118.8 million at December 31, 2001. The continued increase in 2003 was primarily the result of aggressive marketing, the continued presence of the Bank in its market areas and the desire of customers to deal with a community bank.

         1-4 family residential mortgage loan balances totaled $103.9 and $100.4 million as of December 31, 2003 and 2002, respectively. Residential mortgage loan balances increased $3.5 million or 3.5% during 2003. 1-4 family residential loans decreased $7.9 million or 7.3% during 2002. The increase in 2003 was primarily the result of management's decision to keep more loans in the Bank's portfolio. Three and five year ARM and some shorter term fixed rate loans that in prior years were sold in the secondary market, were kept in the Bank's portfolio in 2003. The decrease in 2002 was primarily due to the low interest rate environment and the large number of mortgage pre-payments that resulted.

         Consumer loans increased $2.3 million or 9.2% in 2003 from $24.7 million to $27.0 million. Consumer loans decreased $6.4 million or 20.6% in 2002 from $31.1 million to $24.7 million at December 31, 2002.

         The following table shows the details of the Bank's loan portfolio as of the dates indicated. Mortgages on real estate include 1-4 family residential, commercial real estate, construction loans, second mortgages and equity lines of credit (see Note 4 to the financial statements). Loan balances are shown net of unearned income.


                                                       December 31,
                               ---------------------------------------------------------
                                  2003       2002         2001       2000         1999
                                  ----       ----         ----       ----         ----
                                                     (in thousands)
Mortgages on real estate       $ 245,520   $ 197,540   $ 159,022   $ 170,585   $ 174,567
Commercial                        53,725      63,330      81,020     110,139      88,976
Consumer                          27,017      24,732      31,157      26,622      17,645
                               ---------   ---------   ---------   ---------   ---------
  Total Loans                  $ 326,262   $ 285,602   $ 271,199   $ 307,346   $ 281,188
                               =========   =========   =========   =========   =========

         The following table shows the loans by category as of December 31, 2003 and the period in which they mature. Loan balances are shown net of unearned income.

                                                                                       Loans maturing
                                               One year                             More than one year
                                    One year   to five    After five               --------------------
                                     or less    years       years        Total       Fixed     Variable
                                    --------------------------------------------   --------------------
                                                                (in thousands)
Mortgages on real estate            $ 22,527   $138,665    $ 84,328    $ 245,520   $ 111,968   $111,025
Commercial                            19,017     27,027       7,681       53,725      13,485     21,223
Consumer                               2,935     18,092       5,990       27,017      23,557        525
                                    --------   --------    --------    ---------   ---------   --------
  Total Loans                       $ 44,479   $183,784    $ 97,999    $ 326,262   $ 149,010   $132,773
                                    ========   ========    ========    =========   =========   ========

         During 2002 and 2001, Management concluded that reserves provided for in the allowance for possible loan loss balance had exceeded the estimated reserves required. Negative loan loss provisions of $800 thousand and $1.5 million were recorded in 2002 and 2001, respectively, to reduce the balance to appropriate levels. In 2003, Management believed the allowance for loan losses to be at an appropriate level with no loan loss provision, positive or negative. Management anticipates recording a loan loss provision in 2004 in order to maintain the allowance at a proper level based on the anticipated increase in our loan portfolio. The Bank's investment in impaired loans was $1.5 million at December 31, 2003 compared to $2.7 million at December 31, 2002 and $2.0 million at December 31, 2001. The Bank recorded net charge offs of $745 thousand in 2003 compared to $153 thousand in 2002 and $3.8 million in 2001. The Bank's allowance for possible loan losses to impaired loans was at a ratio of 260%, 169% and 275% as of December 31, 2003, 2002, and 2001, respectively. At December 31, 2003 the allowance for possible loan losses totaled $3.9 million, or 1.2% of total outstanding loans.

The following table shows the detail of non-performing loans as of the dates indicated.

                                                                             December 31,
                                                    ---------------------------------------------------
                                                     2003        2002      2001       2000       1999
                                                     ----        ----      ----       ----       ----
                                                                         (in thousands)
Nonaccrual loans                                    $ 1,496    $ 2,746    $   281    $ 1,835    $ 2,882
Loans past due 90 or more days                        1,189        306        602        845        343
Renegotiated loans                                      808        907      1,585      2,663      2,829
                                                    -------    -------    -------    -------    -------
Total non-performing loans                            3,493      3,959      2,468      5,343      6,054
Other real estate owned                                 969        224          -        154      1,214
                                                    -------    -------    -------    -------    -------
  Total non-performing assets                       $ 4,462    $ 4,183    $ 2,468    $ 5,497    $ 7,268
                                                    =======    =======    =======    =======    =======

Total non-performing loans to total loans              1.07%      1.39%      0.91%      1.72%      2.15%

Total non-performing assets to total assets            1.11%      1.03%      0.62%      1.35%      1.88%

         The Bank places loans in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. The Bank has no foreign loans. Management knows of no loans which have not been disclosed above which cause it to have doubts as to the ability of such borrowers to comply with the contractual loan terms, or which may have a material effect on the Bank's balance sheet or results from operations. Total non-performing loans decreased $466 thousand in 2003 to $3.5 million. Other real estate increased $745 thousand in 2003. As of December 31, 2003, other real estate consists of two properties. Other real estate is carried on the books at the lower of, fair value less the estimated cost to sell, or, the carrying amount of the loan at the date of foreclosure.

         The following table shows the allocation of the allowance for loan losses by specific category as of the dates indicated.

                                                                December 31,
             ------------------------------------------------------------------------------------------------------------------
                   2003                    2002                    2001                   2000                    1999
             ------------------------------------------------------------------------------------------------------------------
                                                              (in thousands)
                        Percent of             Percent of             Percent of             Percent of              Percent of
                         Loans in               Loans in               Loans in               Loans in                Loans in
                           Each                   Each                   Each                   Each                    Each
                         Category               Category               Category               Category                Category
             Allocated   to Total   Allocated   to Total   Allocated   to Total   Allocated   to Total   Allocated    to Total
              Amount      Loans      Amount      Loans      Amount      Loans      Amount      Loans      Amount       Loans
             ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------  ---------   ----------
Mortgages    $     121    75.30%    $     396    69.60%    $     270    59.50%    $     656    55.90%    $     655     62.10%
Commercial       1,971    16.50%        2,476    21.90%        3,609    29.30%        7,873    35.50%       11,663     31.60%
Consumer         1,134     8.20%        1,345     8.50%        1,456    11.20%        1,623     8.60%          569      6.30%
Unallocated        661                    415      n/a           250      n/a           739      n/a           660       n/a
             ---------  -------     ---------  -------     ---------  -------     ---------  -------     ---------   -------
  Total      $   3,887   100.00%    $   4,632   100.00%    $   5,585   100.00%    $  10,891   100.00%    $  13,547    100.00%

         Investment securities - Investment securities totaled $47.6 million as of December 31, 2003 versus $87.5 million as of December 31, 2002, a decrease of $39.9 million. Each of these figures includes adjustments for fluctuations in market values on available for sale securities (see Note 3 to the financial statements). Due to the low interest rate environment and the lack of suitable replacement securities, the investment portfolio was reduced during 2003. Proceeds from the securities that either matured or were sold in 2003 were used to fund the increase in the loan portfolio. During 2003, the Bank sold certain securities that generated $163 thousand in gains. This compares to $76 thousand gained on the sale of securities in 2002.

         The following table shows the amortized cost and the fair market value of the Bank's security portfolio as of the dates indicated.

                                                                December 31,
                                   ---------------------------------------------------------------------
                                            2003                   2002                     2001
                                   --------------------   ----------------------    --------------------
                                   Amortized      Fair    Amortized       Fair      Amortized     Fair
                                     Cost        Value      Cost         Value         Cost      Value
                                     ----        -----      ---          -----         ----      -----
                                                              (in thousands)
Available-for-sale securities:
U. S. treasury securities and
    obligations of other U.S.
    government agencies            $  27,195   $ 27,359    $ 45,148    $ 45,727     $ 21,355    $ 21,840
Obligations of states and
   political subdivisions             17,274     17,627      28,603      29,267       26,485      26,924
Mortgage-backed securities                 -          -           -           -          221         224
Corporate debt securities              1,000      1,009      10,793      10,941       18,439      18,711
Equities                               1,624      1,624       1,563       1,563        1,563       1,563
                                   --------------------   ---------------------     --------------------

   Total available-for-sale
       securities                     47,093     47,619      86,107      87,498       68,063      69,262
                                   ====================   =====================     ====================

         Maturity of the investment securities (at par value) and the weighted average yield for each range of maturities as of December 31, 2003 are shown in the table below. The yields on municipal securities have not been adjusted for tax equivalence.

                                                  From one to    From five to     After ten
                              One year or less    five years      ten years         years           Equity             Total
                              ----------------  -------------   -------------   --------------  --------------    ----------------
                              Dollar   Yield    Dollar  Yield   Dollar  Yield   Dollar   Yield  Dollar   Yield    Dollar     Yield
                              ------   -----    ------  -----   ------  -----   ------   -----  ------   -----   ---------   -----
                                                                         (in thousands)
Obligations of U.S.
   government agencies       $ 10,040   2.95%  $15,960   2.76%  $    -      -   $  948   5.33%  $    -       -   $  26,948     2.92%
Obligations of states and
   political subdivisions      11,500   2.67%    3,975   7.46%   1,260   8.32%     445   8.52%       -       -      17,180     4.34%
Mortgage-backed securities          -      -         -      -        -      -        -      -        -       -           -        -
Corporate debt securities           -      -         -      -        -      -    1,000   4.78%       -       -       1,000     4.78%
Equity securities & others          -      -         -      -        -      -        -      -    1,624    5.00%      1,624     5.00%
                             --------  -----   -------  -----   ------  -----   ------   ----   ------   -----   ---------   ------
  Total                      $ 21,540   2.80%  $19,935   3.70%  $1,260   8.32%  $2,393   5.69%  $1,624    5.00%  $  46,752     3.56%
                             --------  -----   -------  -----   ------  -----   ------   ----   ------   -----   ---------   ------

         Deposits - The Bank depends primarily upon customer deposits and short-term borrowing for funds with which to conduct its business. Bank deposits consist primarily of retail deposit products including checking and savings accounts from individuals and businesses, NOW accounts, money market demand accounts and time deposit accounts (CDs). Deposits totaled $351.0 million and $340.8 million at December 31, 2003 and 2002, respectively, an increase of $10.2 million, or 3.0%. December 31, 2002 deposits decreased $4.81 million or 1.4% from the $345.6 million balance at December 31, 2001. Non-interest bearing demand deposits saw the biggest increase ($5.9 million) in 2003 followed by money market accounts ($3.8 million) certificates of deposit ($1.1 million) and savings accounts ($790 thousand). NOW accounts decreased $1.4 million in 2003. Although total deposits remained relatively stable during 2002, decreasing by only $4.8 million, there was a shift from certificates of deposit to our other deposit products. During 2002 certificates of deposit decreased $15.6 million while NOW balances increased $6.4 million and money market balances increased $4.6 million.

         Management relies on lower-interest bearing demand and savings deposit accounts to fund significant portions of the Bank's operations. These accounts greatly improve net interest margins because of the lower interest rates expected by the customers. Non-interest bearing demand deposits plus savings deposits increased $6.7 million in 2003

         The following table shows the details of the Bank's deposit balances as of the dates indicated.

                                         December 31,
                              ----------------------------------
                                2003          2002        2001
                                ----          ----        ----
                                        (in thousands)
Noninterest bearing
   demand deposits            $  53,412    $  47,550   $  45,217
NOW accounts                     32,736       34,088      27,716
Savings                          62,443       61,653      64,131
Money market demand              67,312       63,545      58,951
Time under $100,000              73,055       74,485      81,742
Time over $100,000               62,030       59,459      67,798
                              ---------    ---------   ---------
   Total deposits             $ 350,988    $ 340,780   $ 345,555
                              =========    =========   =========

         The following table shows the maturity breakdown of the Bank's time deposits over $100,000 as of December 31, 2003.

                                                   December 31, 2003
                                                   -----------------
                                                     (in thousands)
Time Deposits
  Over $100,000
  Maturing in:
Less than three months                                 $ 20,089
Three through six months                                  4,909
Six months through one year                              13,692
Over one year                                            23,340
                                                       --------
   Total deposits                                      $ 62,030
                                                       ========

         Borrowings - At December 31, 2003 and December 31, 2002 the Bank had $5,000,000 in borrowings outstanding from the Federal Home Loan Bank of Indianapolis (see Note 7 to the financial statements). This advance matures on January 22, 2011. At December 31, 2003 the Bank also had $2,420,000 in short-term federal funds purchased outstanding at the rate of 1.19%. This compares to $9,210,000 in short-term federal funds purchased outstanding at December 31, 2002 at the rate of 1.38%. There were no short-term borrowings outstanding at December 31, 2001.

         The following table shows the balance, term and interest rate of the Bank's borrowings from the Federal Home Loan Bank.

                                                                         Outstanding as of
                                                                            12/31/2002
                                                12/31/2003                  ----------               12/31/2001
                             Year               ----------            (dollars in thousands)         ----------
        Type                Matures       Dollar        Yield          Dollar       Yield        Dollar       Yield
        ----                -------       ------       -------        -------       -----        ------       -----
FHLB Advances                2011         $5,000          4.43%       $ 5,000        4.43%       $5,000        4.43%
                                          ------       -------        -------       -----        ------       -----
  Total notes payable                     $5,000          4.43%       $ 5,000        4.43%       $5,000        4.43%
                                          ======       =======        =======       =====        ======       =====

         Contractual Obligations - The Corporation is party to certain contractual financial obligations, including the repayment of debt and operating lease payments. These future financial obligations are presented below:

                                              Payments due - as of December 31, 2003
                            --------------------------------------------------------------
                                                    (in thousands)
                            0-12 Months   1-3 Years   4-5 Years    After 5 Years    Total
                            -----------   ---------   ---------   --------------   -------
Operating Leases               $ 334        $ 555       $ 173        $   182       $ 1,244
FHLB Advances                                                        $ 5,000       $ 5,000
                               -----        -----       -----        -------       -------
     Total                     $ 334        $ 555       $ 173        $ 5,182       $ 6,244
                               =====        =====       =====        =======       =======

         Off Balance Sheet Obligations - At December 31, 2003, the Corporation also had commitments to extend credit of $34.7 million and a $2.1 million obligation under a stand-by letter of credit.

         RESULTS OF OPERATIONS. Net income for the year ended December 31, 2003 was $4.2 million, a $1.1 million, or 21% decrease from the $5.3 million earned in 2002. The largest single contributing factor in the 2003 decrease was the fact that an $800 thousand negative loan loss provision was taken into income in 2002. There was a $531 thousand decrease in net income in 2002 that was primarily the result of the $1.5 million negative loan loss provision that was taken into income in 2001.

         Interest and fee income on loans decreased approximately $926 thousand in 2003. This decrease was primarily the result of the low interest rate environment in 2003. Average outstanding loan balances increased $25.5 million in 2003 but the increase in balances was more than offset by lower loan yields.

         Interest income on investments also suffered in 2003, decreasing by $1.2 million. This decrease was also due to a large extent to the low interest rate environment. As investments matured or were sold, the proceeds were either reinvested in lower yielding securities or redeployed to the loan portfolio.

         Interest expense decreased $1.4 million in 2003. The decrease in interest expense was also due to the low interest rate environment in 2003. The decrease in interest expense was more than offset by the total decrease in interest income. The result was a $972 thousand decrease in net interest income in 2003

         The following table presents the Bank's consolidated balance of earning assets, interest bearing liabilities, the amount of interest income or interest expense attributable to each category, the average yield or rate for each category and the net interest margin for the periods indicated. Interest income is stated on a non-tax equivalent basis. Non-accrual loan balances are included in the loan totals.

                                                                  Year ended December 31,
                                    ------------------------------------------------------------------------------------
                                              2003                        2002                         2001
                                              ----                        ----                         ----
                                     Average                     Average                      Average
                                     Balance   Interest  Rate    Balance    Interest  Rate    Balance   Interest   Rate
                                    ---------  --------  ----   ---------  ---------  -----  ---------  --------   -----
                                                                   (dollars in thousands)
Federal funds sold                  $   2,342  $     28  1.20%  $  12,961  $     220  1.70%  $  17,481  $    591   3.38%
Investment securities - taxable     $  42,566  $  1,433  3.37%  $  51,924  $   2,404  4.63%  $  46,233  $  2,704   5.85%
Investment securities - tax-exempt  $  25,366  $    873  3.44%  $  25,935  $   1,109  4.28%  $  23,909  $  1,217   5.09%
Loans, net of unearned income       $ 306,511  $ 19,762  6.45%  $ 280,975  $  20,688  7.36%  $ 291,459  $ 24,137   8.28%
                                    ---------  --------         ---------  ---------         ---------  --------
Total earning assets                $ 376,785  $ 22,096  5.86%  $ 371,795  $  24,421  6.57%  $ 379,082  $ 28,649   7.56%
                                    =========  ========         =========  =========         =========  ========
Interest bearing deposits           $ 295,119  $  5,214  1.77%  $ 298,680  $   6,588  2.21%  $ 309,846  $ 11,380   3.67%
Funds borrowed                      $   6,886  $    249  3.62%  $   5,230  $     228  4.36%  $   4,718  $    212   4.49%
                                    ---------  --------         ---------  ---------         ---------  --------
Total interest bearing liabilities  $ 302,005  $  5,463  1.81%  $ 303,910  $   6,816  2.24%  $ 314,564  $ 11,592   3.69%
                                    =========  --------         =========  ---------         =========  --------
Net interest income                            $ 16,633                    $  17,605                    $ 17,057
Net interest spread                            ========  4.05%             =========  4.33%             ========   3.87%
Net interest margin                                      4.41%                        4.74%                        4.50%

         The following table shows the dollar amount of changes in interest income for each major category of interest earning asset, interest expense for each major category of interest bearing liability and the amount of the change attributable to changes in average balances (volume) or average interest rates for the periods shown.

                                         2003 compared to 2002                          2002 compared to 2001
                                    -----------------------------------         ------------------------------------
                                     Change   Change   Change                    Change   Change  Change
                                     due to   due to   due to   Total            due to   due to  due to     Total
                                      Rate    Volume    Mix     Change            Rate    Volume    Mix      Change
                                    --------  -------  ------  --------         --------  ------  -------   --------
                                                                    (in thousands)
Federal funds sold                  $    (65) $  (181) $   54  $   (192)        $   (294) $ (153) $  76     $   (371)
Investment securities - taxable     $   (654) $  (433) $  116  $   (971)        $   (564) $  334  $ (70)    $   (300)
Investment securities - tax-exempt  $   (218) $   (24) $    6  $   (236)        $   (194) $  103  $ (17)    $   (108)
Loans, net of unearned income       $ (2,557) $ 1,879  $ (248) $   (926)        $ (2,681) $ (868) $ 100     $ (3,449)
                                    --------  -------  ------  --------         --------  ------  -----     --------
Total interest income               $ (3,494) $ 1,241  $  (72) $ (2,325)        $ (3,733) $ (584) $  89     $ (4,228)
                                    --------  -------  ------  --------         --------  ------  -----     --------
Interest bearing deposits           $ (1,314) $   (79) $   19  $ (1,374)        $ (4,524) $ (410) $ 142     $ (4,792)
Funds borrowed                      $    (39) $    72  $  (12) $     21         $     (6) $   23  $  (1)    $     16
                                    --------  -------  ------  --------         --------  ------  -----     --------
Total interest expense              $ (1,353) $    (7) $    7  $ (1,353)        $ (4,530) $ (387) $ 141     $ (4,776)
                                    --------  -------  ------  --------         --------  ------  -----     --------
Net interest income                 $ (2,141) $ 1,248  $  (79) $   (972)        $    797  $ (197) $ (52)    $    548
                                    ========  =======  ======  ========         ========  ======  =====     ========

         Management expects market interest rates to remain relatively stable during the first quarter of 2004, then begin to rise later in the year. Rising interest rates could have a slight negative impact on the Bank's net interest income. However, the Bank's Asset/Liability Committee meets regularly to, among other things, monitor interest rate fluctuations and to change product mix and pricing in an effort to provide steady growth in net interest income.

         The following table presents the changes in the allowance for loan losses during the periods indicated.

                                                2003        2002         2001       2000       1999
                                              ---------   ---------   ---------   --------  ----------
                                                                   (in thousands)
Balance - Beginning of year                   $   4,632   $   5,585   $  10,891   $ 13,547   $  14,002

Loans charged off:
Mortgages on real estate                           (175)        (32)         (4)       (27)          -
Commercial                                         (145)       (782)     (3,863)    (2,478)     (2,221)
Consumer                                         (1,233)     (1,348)     (1,104)      (354)       (229)
                                              ---------   ---------   ---------   --------   ---------
  Total Charge offs                              (1,553)     (2,162)     (4,971)    (2,859)     (2,450)

Recoveries on loans previously charged off:
Mortgages on real estate                              5           -           1         14           -
Commercial                                          474       1,541         854      1,443       3,217
Consumer                                            329         468         310        346         528
                                              ---------   ---------   ---------   --------   ---------
  Total Recoveries                                  808       2,009       1,165      1,803       3,745

Provision for loan losses                             -        (800)     (1,500)    (1,600)     (1,750)
                                              ---------   ---------   ---------   --------   ---------

Balance - End of year                         $   3,887   $   4,632   $   5,585   $ 10,891   $  13,547
                                              =========   =========   =========   ========   =========

         Non-performing loan decreased $466 thousand to $3.5 million at December 31, 2003 (see page 30). Net charge-offs increased $592 thousand in 2003 to $745 thousand. After analysis of the allowance for loan losses, management determined that no provision was necessary in 2003. This compares to reversals from the allowance of $800 thousand and $1.5 million into income through negative loan loss provisions in 2002 and 2001.

         Non-interest income, which consists of service charges and other fees of $6,035,000, $4,668,000, and $5,705,000 were recorded for the years ended December 31, 2003, 2002 and 2001, respectively. This represents an increase of 29% in 2003 compared to a decrease of 18% in 2002. The significant increase in 2003 is primarily due to a $759 thousand increase in service charges on deposit accounts, most of which is related to a new overdraft privilege product that was introduced late in 2002. In addition, there was a $338 thousand increase in the gain on the sale of mortgage loans. The decrease in 2002 was a result of the $1.6 million in non-recurring gains recorded in 2001, partially offset by a $230 thousand increase in deposit service charge income and a $257 thousand increase in loan related fee income that is included in other income.

         Non-interest expense, which includes salaries and benefits, occupancy and other operating expenses, increased to $17.0 million in 2003 from $15.7 million in 2002, an increase of $1.3 million or 8.0%. Salary and benefits expense increased $377 thousand or 4% in 2003. Increased employment taxes and benefits accounted for $202 thousand of this increase. Occupancy expenses increased $336 thousand in 2003. This includes the expenses for the new loan production offices opened in 2003 and a full year's expenses for one of our branches that was opened in 2002. Legal and professional fees increased $270 thousand and other operating expenses increased $281 thousand, including increases of $54 thousand in state taxes and $56 thousand in expenses related to the new overdraft privilege product. For the year ended December 31, 2002, non-interest expense decreased $456 thousand, or 2.8% from $16.2 million in 2001. A $166 thousand drop in single business tax expense and a $164 thousand decrease in goodwill amortization were major contributing factors in the reduction in total other operating expense in 2002.

         Changes in income tax expenses during 2003 and 2002 are reflective of the Bank's $1.7 million decrease in pretax income in 2003 and the $733 thousand decrease in 2002.

         LIQUIDITY AND CAPITAL RESOURCES. Liquidity is the measurement of the Bank's ability to have adequate cash or access to cash to meet financial obligations when due as well as to fund corporate expansion or other activities. The Bank expects to meet its liquidity requirements through a combination of working capital provided by operating activities, attracting customer deposits, advances under Federal Home Loan Bank credit facilities, and possible future periodic sales of mortgages into secondary markets. Management believes that the Bank's cash flow will be sufficient to support its existing operations for the foreseeable future.

         Net income and depreciation and amortization continue to be the primary sources of cash from operating activities. During 2003, net income provided $4.2 million of cash compared to $5.3 million during 2002 and $5.8 million during 2001. Depreciation and amortization was a non-cash expense totaling $1.1 million for the year ended December 31, 2003, $1.0 million in 2002 and $1.3 million in 2001. These non-cash items had been included in net income for purposes of calculating the results of operations during the respective years, and therefore are added to or subtracted from net income in determining cash flow from operating activities.

         The primary uses of cash for the Bank are the funding of customer loans, purchase of investment securities and the repayment of customer deposits. The Bank's primary sources of cash are customer deposits, proceeds from the maturity or sale of investment securities, repayment of loans, and advances on borrowings from the Federal Home Loan Bank, of which the Bank cannot exceed $26 million. During 2003, the Bank had a net cash outlay of $38.4 million from the increase in the loan portfolio. This compares to a net cash outlay of $12.5 million in 2002 and a net inflow of $18.7 million in 2001.

         The Bank had total securities purchases of $16 million, $63 million and $27 thousand during 2003, 2002, and 2001, respectively. Securities sales or maturities totaled $53.9 million, $44.3 million and $26.5 million respectively, for each of those periods.

         The Bank experienced a net increase in deposits of $10.2 million in 2003 compared to a net decrease in customer deposits of $4.8 million in 2002 and a net decrease of $7.3 million in 2001. The Bank used $6.8 million to pay down borrowings in 2003 compared to the $9 million and $5 million that were provided by increased borrowings in 2002 and 2001, respectively

         The capital level of the Corporation was reduced $4.5 million in 2003 to $41 million. The main reason for the reduction in capital was the repurchase of 263,118 shares of common stock for $6,134,000 in October, 2003. At December 31, 2003, the ratio of stockholders' equity to total assets was 10.2% compared to 11.3% at December 31, 2002. The capital levels of the Bank and the Corporation exceed the minimum guidelines for being considered well capitalized (see note 17 to the financial statements). Management believes the capital levels will be adequate to, among other things, fund banking activities for the foreseeable future.

         At December 31, 2003, the Bank held cash and cash equivalents of approximately $14 million and the entire investment portfolio of $47.6 million was classified as available-for-sale. The estimated market value of the available-for-sale securities exceeded amortized cost by approximately $500 thousand at December 31, 2003.

         The primary impact of inflation on the Corporation's operations is increased asset yields, deposit costs and operating overhead. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and if significant, require that equity capital increase at a faster rate than would otherwise be necessary.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         To a great extent, the Corporation's operating strategies focus on asset/liability management. The purpose of its Asset/Liability Management Policy is to provide stable net interest income growth while both maintaining adequate liquidity and protecting the Bank's earnings from undue interest rate risk. The Bank follows its Asset/Liability Management Policy for controlling exposure to interest rate risk. The Asset/Liability Management Policy is established by Management and is approved by the Board of Directors. In order to control risk in a rising interest rate environment, Management's strategy is generally to shorten the average maturity of the investment portfolio, thereby making the portfolio more liability sensitive. Because of loan repayments, the investment securities due to mature in 2004 and available lines of credit, management believes the Bank is sufficiently liquid.

         The Asset/Liability Management Policy also is designed to maintain an appropriate balance between rate-sensitive assets and liabilities in order to maximize interest rate spreads. The Bank monitors the sensitivity of its assets and liabilities with respect to changes in interest rates and maturities and directs the allocation of its funds accordingly. The strategy of the Bank has been to maintain, to the extent possible, a balanced position between assets and liabilities and to place appropriate emphasis on the sensitivity of its assets.

         The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 2003 and the cumulative interest sensitivity gap at December 31, 2003. The amounts in the table are derived from internal data of the Bank and could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

                                                        Estimated Maturity or Re-pricing at December 31, 2003
                                             -------------------------------------------------------------------------------
                                             Less than three    Three months to     One to five   Due after five      Total
                                                 months        less than one year      years           years
                                             ---------------   ------------------   -----------   --------------   ----------
Interest earning assets:
  Securities (1) (2)                         $        13,778   $           10,653   $    14,693   $        8,495   $   47,619
  Loans                                              121,578               27,917       128,157           48,610      326,262
                                             ---------------   ------------------   -----------   --------------   ----------

    Total interest earning assets            $       135,356   $           38,570   $   142,850   $       57,105   $  373,881
                                             ===============   ==================   ===========   ==============   ==========
Interest bearing liabilities:
  Savings and interest bearing
    demand deposits                          $       162,491   $                -   $         -   $            -   $  162,491
  Time deposits                                       30,921               47,428        56,736                -      135,085
  Short term borrowings                                2,420                    -             -                -        2,420
  Long term borrowings                                     -                    -             -            5,000        5,000
                                             ---------------   ------------------   -----------   --------------   ----------
    Total interest bearing liabilities       $       195,832   $           47,428   $    56,736   $        5,000   $  304,996
                                             ===============   ==================   ===========   ==============   ==========

Interest rate sensitivity gap - current      $       (60,476)  $           (8,858)  $    86,114   $       52,105   $   68,885
                                             ===============   ==================   ===========   ==============   ==========
Interest rate sensitivity gap - cumulative   $       (60,476)  $          (69,334)  $    16,780   $       68,885
                                             ===============   ==================   ===========   ==============
Cumulative interest rate sensitivity
  gap as a percent of total assets                    -15.06%              -17.27%         4.18%           17.16%
                                                       =====                =====          ====            =====

(1) Equity investments have been placed in the 0-3 month category.

(2) Re-pricing is based on anticipated call dates, and may vary from contractual maturities.

         Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities and periods to re-pricing, they may react differently to changes in market interest rates. Also, interest rates on assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other assets and liabilities may follow changes in market interest rates. Additionally, certain assets have features that restrict changes in the interest rates of such assets, both on a short-term basis and over the lives of such assets. The gap table presented above is based on stated maturities and next re-pricing dates and does not take into account prepayment or withdrawal assumptions. In the event of a change in market interest rates, prepayments and early withdrawals could cause significant deviation from the stated maturities and re-pricings.

         According to the traditional banking industry static gap table set forth above, the Bank was liability sensitive with a negative cumulative one-year gap of $69.3 million or 19% of interest-earning assets at December 31, 2003. In general, based upon the Bank's mix of deposits, loan and investments, increases in interest rates would be expected to result in a decrease in the Bank's net interest margin.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is calculated with the objective of maintaining a reserve sufficient to absorb estimated probable loan losses. Loan losses are charged against the allowance when management believes loan balances are uncollectible. Subsequent recoveries, if any, are credited to the allowance. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. This evaluation is inherently subjective as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows and an estimate of the value of collateral.

         A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

         ACCOUNTING FOR GOODWILL - Effective January 1, 2002, the Corporation adopted Statement of Financial Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), which changes the Corporation's accounting for goodwill and other intangible assets. Generally, intangible assets that meet certain criteria are recognized and subsequently amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives are not amortized. However, such assets are tested for impairment at adoption of SFAS 142 and at least annually thereafter. The adoption of SFAS 142 resulted in an increase in net income for 2002 of approximately $164,000 due to a decrease in amortization expense. No impairment loss was recorded upon the adoption of SFAS 142 in 2002, nor was any impairment loss was recorded in 2003.

MARKET INFORMATION

The table below shows, for the periods indicated, the high and low prices for common stock in the over-the-counter market of which PSB Group, Inc. is aware. This information was obtained from a third-party reporting service and while we believe the information is correct, we do not warrant its accuracy. These quotations may represent inter-dealer prices without retail mark-ups, mark-downs or commissions and do not necessarily represent actual stock transactions. There is not an active market for the common stock of PSB Group, Inc.

    2003                 HIGH                LOW           DIVIDEND DECLARED
--------------          -------            -------         -----------------
FIRST QUARTER           $ 16.58            $ 15.25              $ 0.15
SECOND QUARTER          $ 22.00            $ 15.38              $ 0.15
THIRD QUARTER           $ 22.50            $ 20.00              $ 0.17
FOURTH QUARTER          $ 23.75            $ 20.25              $ 0.17

    2002                 High                Low           Dividend Declared
--------------          -------            -------         -----------------
First Quarter           $ 15.50            $ 14.12              $ 0.15
Second Quarter          $ 15.33            $ 14.17              $ 0.15
Third Quarter           $ 15.50            $ 14.80              $ 0.15
Fourth Quarter          $ 15.81            $ 14.82              $ 0.25

On December 31, 2003, PSB Group, Inc. had 427 holders of record of its common stock. The stock is quoted on the OTC Bulletin Board under the symbol "PSBG.OB". Howe Barnes Investments, Inc. and Monroe Securities, Inc. are market makers in the stock.

Contact Information:

Nick Bach, Vice President                        Dan Kanter
Howe Barnes Investments, Inc.                    Monroe Securities, Inc.
135 S. LaSalle St.                               343 West Erie Street, Suite 410
Chicago, IL 60603                                Chicago, IL  60610
(800) 800-4693                                   (800) 766-5560

         ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING OF THE SHAREHOLDERS OF PSB GROUP, INC. WILL BE HELD AT 2:00 PM, TUESDAY, APRIL 27, 2004 AT THE FOLLOWING LOCATION:

UKRAINIAN CULTURAL CENTER
26601 RYAN ROAD
WARREN, MI  48089

SHAREHOLDERS ARE INVITED TO ATTEND.

PSB ANNUAL REPORT 2003                    Tami Janowicz
                                          Vice President
DIRECTORS                                 Compliance/CRA Director
David L. Wood
Chairman,                                 James E. Kujawski
Peoples State Bank                        Senior Vice President
Manufacturing Manager,
Colonial Bushings                         Janet Love
                                          Vice President
Longine V. Morawski                       Mortgage Controller
Vice Chairman,                            Universal Mortgage Corporation
Peoples State Bank
President,                                David Pierle
MP Tool & Engineering                     Vice President
                                          Commercial Loan Officer
Robert L. Cole
President & CEO,                          Catherine M. Revord
Peoples State Bank                        Vice President - Human
                                            Resources Director
Michael J. Kowalski  President,
Kowalski Companies                        Jon Shamus
                                          Vice President - Controller
Craig J. Mancinotti
Principal,                                Jamie Zaborowski
Austin Associates, Inc.                   Vice President
                                          Secondary Mortgage Manager
Sydney L. Ross                            Universal Mortgage Corporation
President,
General Wine                              Avis Karim
& Liquor Company                          Vice President
                                          Commercial Loan Officer
Edward H. Turner
President,                                Teresa Glantz
Turner & Associates Consultants           Assistant Vice President
                                          Branch Officer
Dr. James Jacobs
Director, Center for Workplace Dev.
Macomb Community College                  Barbara Heath
                                          Assistant Vice President
Thomas F. Meeker                          Operations Officer
Director Emeritus
Retired Banker                            Rose Mary Kalcevic
                                          Assistant Vice President
EXECUTIVE OFFICERS AND                    Security Officer
 SUBSIDIARY PRESIDENTS
                                          Marlene Lorenzetti
David L. Wood                             Assistant Vice President
Chairman,                                 Information Technology Officer
Peoples State Bank
Manufacturing Manager,                    Deborah McMahon
Colonial Bushings                         Assistant Vice President
                                          Commercial Loan Officer
Longine V. Morawski
Vice Chairman,                            Mark Sandri
Peoples State Bank                        Assistant Vice President
President,                                Commercial Portfolio Supervisor
MP Tool & Engineering
                                          Alfred F. Trombley
Robert L. Cole                            Assistant Vice President
President & CEO                           Marketing Officer

David A. Wilson Senior Vice President     Ellen George
& CFO                                     Loan Review Officer

Theodore G. Bangert                       Rosa Giovinazzo
Senior Vice President                     Credit Department Officer

Donald R. Phillippi                       Bonnie Kilbourn
Senior Vice President                     Loan Administration Officer

James M. Nieman                           JoAnn Molotky
President, Universal Mortgage             Collections Department Officer
 Corporation
                                          Julie Osborne
BANK OFFICERS                             Managed Assets Loan Officer

David M. Borcherding                      Elizabeth Stafford
Vice President                            Branch Officer
Senior Commercial Loan Officer
                                          Maureen Zak
Janet Healy                               2nd Vice President
Vice President
Branch Manager, Mortgage
Consultant - Universal Mortgage
 Corporation