Form 10-K, Exhibit 13
period 2004-12-31
PSB GROUP INC
filed 2005-03-31
CIK 1235091

                                                                      EXHIBIT 13

                           PORTIONS OF PSB GROUP, INC.
                          ANNUAL REPORT TO SHAREHOLDERS

                                PSB GROUP, INC.

                      -------------------------------------

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2004

PSB GROUP, INC.

                                                                        CONTENTS
REPORT LETTER                                                              1

CONSOLIDATED FINANCIAL STATEMENTS

  Balance Sheet                                                            2

  Statement of Operations                                                  3

  Statement of Stockholders' Equity                                        4

  Statement of Cash Flows                                                  5

  Notes to Consolidated Financial Statements                              6-28

                                                            PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
[PLANTE MORAN LOGO]                                       Auburn Hills, MI 48326
                                                               Tel: 248.375.7100
                                                               Fax: 248.375.7101
                                                                 plantemoran.com

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
PSB Group, Inc.

We have audited the accompanying consolidated balance sheet of PSB Group, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity, and cash flows for each year in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Group, Inc. as of December 31, 2004 and 2003 and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

                                                       PLANTE & MORAN, PLLC

Auburn Hills, Michigan
February 21, 2005

                                                                     A member of
                                                                      [MRI LOGO]
                         A worldwide association of Independent accounting firms

PSB GROUP, INC.

                                                      CONSOLIDATED BALANCE SHEET
                                           (000s OMITTED, EXCEPT PER SHARE DATA)

                                                                                            December 31
                                                                                      ------------------------
                                                                                         2004           2003
                                                                                      ---------      ---------
                                          ASSETS

Cash and due from banks                                                               $  14,253      $  14,308
Securities - Available for sale (Note 3)                                                 91,125         47,619

Loans (Note 4)                                                                          338,674        326,262
Less allowance for possible loan losses (Note 4)                                         (3,394)        (3,887)
                                                                                      ---------      ---------
          Net loans                                                                     335,280        322,375

Loans held for sale                                                                       2,388            627
Bank premises and equipment (Note 5)                                                     10,618          9,213
Accrued interest receivable                                                               2,144          1,525
Goodwill (Note 1)                                                                         4,100          4,100
Other assets (Note 9)                                                                     1,434          1,744
                                                                                      ---------      ---------

          Total assets                                                                $ 461,342      $ 401,511
                                                                                      =========      =========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits:
       Noninterest-bearing                                                            $  57,479      $  53,412
       Interest-bearing (Note 6)                                                        353,653        297,576
                                                                                      ---------      ---------
          Total deposits                                                                411,132        350,988

   Federal funds purchased                                                                    -          2,420
   FHLB borrowings (Note 7)                                                               5,000          5,000
   Accrued taxes, interest, and other liabilities (Note 9)                                2,229          2,092
                                                                                      ---------      ---------

          Total liabilities                                                             418,361        360,500

STOCKHOLDERS' EQUITY (Notes 10, 14, And 17)
   Common stock:
       Authorized - 5,000,000 shares, no par value
       Issued and outstanding - 2,885,073 shares                                         17,560         17,560
   Retained earnings                                                                     25,331         23,104
   Accumulated other comprehensive income (Note 1)                                           90            347
                                                                                      ---------      ---------

          Total stockholders' equity                                                     42,981         41,011
                                                                                      ---------      ---------

          Total liabilities and stockholders' equity                                  $ 461,342      $ 401,511
                                                                                      =========      =========

   See Notes to Consolidated    PSB Group, Inc. / 2004 Annual Report
     Financial Statements.

PSB GROUP, INC.

                                            CONSOLIDATED STATEMENT OF OPERATIONS
                                           (000s OMITTED, EXCEPT PER SHARE DATA)

                                                                            Year Ended December 31
                                                                    --------------------------------------
                                                                       2004          2003          2002
                                                                    ----------    ----------    ----------
INTEREST INCOME
    Loans, including fees                                           $   20,780    $   19,762    $   20,688
    Securities:
       Taxable                                                           1,183         1,433         2,404
       Tax-exempt                                                          619           873         1,109
    Federal funds sold                                                      51            28           220
                                                                    ----------    ----------    ----------

           Total interest income                                        22,633        22,096        24,421

INTEREST EXPENSE
    Deposits                                                             5,546         5,214         6,588
    Short-term borrowings                                                  285           249           228
                                                                    ----------    ----------    ----------

           Total interest expense                                        5,831         5,463         6,816
                                                                    ----------    ----------    ----------

NET INTEREST INCOME - Before provision (benefit) for loan losses        16,802        16,633        17,605

PROVISION (BENEFIT) FOR LOAN LOSSES (Note 4)                             1,200             -          (800)
                                                                    ----------    ----------    ----------
NET INTEREST INCOME - After provision (benefit) for loan losses         15,602        16,633        18,405

OTHER OPERATING INCOME
    Service charges on deposit accounts                                  2,477         2,356         1,597
    Gain on sale of mortgages                                            1,216         1,463         1,125
    Gain on sale of available-for-sale securities                            9           163            76
    Other income                                                         2,124         2,053         1,870
                                                                    ----------    ----------    ----------
           Total other operating income                                  5,826         6,035         4,668

OTHER OPERATING EXPENSES
    Salaries and employee benefits (Note 8)                              8,267         9,550         9,173
    Occupancy costs (Note 5)                                             3,065         2,769         2,433
    Legal and professional                                               1,145         1,428         1,158
    Other operating expenses                                             3,170         3,251         2,970

                                                                    ----------    ----------    ----------

           Total other operating expenses                               15,647        16,998        15,734
                                                                    ----------    ----------    ----------
INCOME - Before federal income taxes                                     5,781         5,670         7,339
FEDERAL INCOME TAXES (Note 9)                                            1,563         1,457         2,050
                                                                    ----------    ----------    ----------

NET INCOME                                                          $    4,218    $    4,213    $    5,289
                                                                    ==========    ==========    ==========
PER SHARE DATA
    Weighted average shares outstanding                              2,885,073     3,103,497     3,148,191
    Basic earnings                                                  $     1.46    $     1.36    $     1.68

   See Notes to Consolidated PSB    PSB Group, Inc. / 2004 Annual Report
     Financial Statements.

PSB GROUP, INC.

                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                           (000s OMITTED, EXCEPT PER SHARE DATA)

                                                                                               Accumulated
                                                                                                  Other            Total
                                                 Number of        Common        Retained      Comprehensive    Stockholders'
                                                  Shares          Stock         Earnings      Income (Loss)       Equity
                                                 ---------      ---------      ---------      -------------    -------------
BALANCE - January 1, 2002                        2,862,204      $  19,786      $  21,645        $     791        $  42,222

Comprehensive income (Note 1):
    Net income                                           -              -          5,289                -            5,289
    Change in unrealized  gain on securities
       available for sale                                -              -              -              127              127
                                                                                                                 ---------
           Total comprehensive income                                                                                5,416

Cash dividends - $0.70 per share                         -              -         (2,165)               -           (2,165)
Common stock dividend (Note 12)                    285,987          3,908         (3,908)               -                -
                                                 ---------      ---------      ---------        ---------        ---------
BALANCE - December 31, 2002                      3,148,191         23,694         20,861              918           45,473

Comprehensive income (Note 1):
    Net income                                           -              -          4,213                -            4,213
    Change in unrealized gain on securities
       available for sale                                -              -              -             (571)            (571)
                                                                                                                 ---------
           Total comprehensive income                                                                                3,642

Repurchase of common stock (Note 10)              (263,118)        (6,134)             -                -           (6,134)
Cash dividends - $0.64 per share                         -              -         (1,970)               -           (1,970)
                                                 ---------      ---------      ---------        ---------        ---------
BALANCE - December 31, 2003                      2,885,073         17,560         23,104              347           41,011

Comprehensive income (Note 1):
    Net income                                           -              -          4,218                -            4,218
    Change in unrealized gain on securities
       available for sale                                -              -              -             (257)            (257)
                                                                                                                 ---------
           Total comprehensive income                                                                                3,961

Cash dividends - $0.69 per share                         -              -         (1,991)               -           (1,991)
                                                 ---------      ---------      ---------        ---------        ---------
BALANCE - December 31, 2004                      2,885,073      $  17,560      $  25,331        $      90        $  42,981
                                                 =========      =========      =========        =========        =========

Book value per share is $14.90, $14.22, and $14.44 at December 31, 2004, 2003,
and 2002, respectively.

   See Notes to Consolidated    PSB Group, Inc. / 2004 Annual Report
     Financial Statements.

PSB GROUP, INC.

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                  (000s OMITTED)

                                                                                            Year Ended December 31
                                                                                   ---------------------------------------
                                                                                     2004            2003           2002
                                                                                   ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                     $   4,218      $   4,213      $   5,289
    Adjustments to reconcile net income to net cash from operating activities:
       Depreciation and amortization                                                   1,238          1,136          1,014
       Provision for loan loss                                                         1,200              -           (800)
       Accretion and amortization of securities                                          116            802            683
       Deferred income taxes                                                               -             75            500
       Gain on sale of available-for-sale securities                                      (9)          (163)           (76)
       Loss on sale of assets                                                              -              -              2
       Origination and purchase of loans held for sale                               (67,721)       (70,357)       (54,161)
       Sale of loans held for sale                                                    65,960         73,356         56,254
       (Increase) decrease in accrued interest receivable                               (619)           536            139
       (Increase) decrease in other assets                                               442           (776)          (321)
       Increase (decrease) in accrued interest payable and other liabilities             137            (34)           (92)
                                                                                   ---------      ---------      ---------
           Net cash provided by operating activities                                   4,962          8,788          8,431

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of securities available for sale                                        (73,555)       (15,558)       (63,021)
    Proceeds from maturities of securities available for sale                         29,107         41,705         37,807
    Proceeds from sale of securities available for sale                                  446         12,228          6,563
    Net increase in loans                                                            (14,105)       (41,405)       (14,556)
    Capital expenditures                                                              (2,643)          (956)        (1,391)
    Proceeds from sale of fixed assets                                                     -             34             79
                                                                                   ---------      ---------      ---------
           Net cash used in investing activities                                     (60,750)        (3,952)       (34,519)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in time deposits                                           3,854          1,141        (15,596)
    Net increase in other deposits                                                    56,290          9,067         10,821
    Net increase (decrease) in federal funds purchased                                (2,420)        (6,790)         9,210
    Purchase of common stock                                                               -         (6,134)             -
    Cash dividends                                                                    (1,991)        (1,970)        (2,165)
                                                                                   ---------      ---------      ---------

           Net cash provided by (used in) financing activities                        55,733         (4,686)         2,270
                                                                                   ---------      ---------      ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     (55)           150        (23,818)

CASH AND CASH EQUIVALENTS - Beginning of year                                         14,308         14,158         37,976
                                                                                   ---------      ---------      ---------

CASH AND CASH EQUIVALENTS - End of year                                            $  14,253      $  14,308      $  14,158
                                                                                   =========      =========      =========

SUPPLEMENTAL INFORMATION - Cash paid for
    Interest                                                                       $   5,809      $   5,297      $   6,952
    Income taxes                                                                       1,190          1,393          1,548

   See Notes to Consolidated    PSB Group, Inc. / 2004 Annual Report
     Financial Statements.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial statements include the accounts of PSB Group, Inc. (the "Corporation") and its wholly owned subsidiaries, Peoples State Bank (the "Bank") and PSB Capital, Inc. (Capital). PSB Title Insurance Agency, Inc. (PSB) and Universal Mortgage Company (UMC) are wholly owned subsidiaries of Peoples State Bank, Inc. All significant intercompany transactions are eliminated in consolidation.

            PSB Group, Inc. was formed on February 28, 2003 as a bank holding company for the purpose of owning Peoples State Bank pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of Peoples State Bank stock held by existing stockholders of the Bank was exchanged for three shares of common stock of PSB Group, Inc. The reorganization had no consolidated financial statement impact. Share amounts for all prior periods presented have been restated to reflect the reorganization.

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

            NATURE OF OPERATIONS - The Corporation provides full-service banking through 10 branch offices and five loan origination offices to the Michigan communities of Wayne, Oakland, Macomb, and Genesee counties.

            SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Corporation's activities are with customers located within Michigan.
            Note 3 discusses the types of securities in which the Corporation invests. Note 4 discusses the types of lending in which the Corporation engages. The Corporation does not have any significant concentrations to any one customer, but does have a significant concentration of lending to non-residential commercial real estate entities.

            CASH AND CASH EQUIVALENTS - For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold, and securities purchased under agreements to resell, all of which had original maturities of 90 days or less.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

            All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

            LOANS HELD FOR SALE - Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

         The components of accumulated other comprehensive income and related tax effects are as follows (000s omitted):

                                     2004       2003       2002
                                    ------     ------     ------
Unrealized holding gains on
   available-for-sale securities    $  137     $  526     $1,391

Tax effect                              47        179        473
                                    ------     ------     ------
Accumulated other comprehensive
   income                           $   90     $  347     $  918
                                    ======     ======     ======

         DERIVATIVE FINANCIAL INSTRUMENTS - In April 2003, the FASB issued SFAS No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS 133. SFAS 149, as with SFAS 133, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this standard did not have a material effect on the Corporation's consolidated financial statements.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         GOODWILL - Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is not amortized but it is assessed at least annually for impairment, and any such impairment will be recognized in the period identified.

         STOCK-BASED COMPENSATION - In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized as an expense over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period. The scope of SFAS 123R will include the PSB Group, Inc. 2004 Stock Compensation Plan. As required by SFAS 123R, the Corporation will estimate the fair value of all stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes option pricing model. The provisions of this statement will be effective for the Corporation beginning with its fiscal year ending 2005. The Corporation is currently evaluating the impact this new standard will have on its financial position, results of operations, or cash flows.

NOTE 2 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

         The Corporation is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $3,433,000 and $5,036,000, respectively.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 3 - SECURITIES

         The amortized cost and estimated market value of securities are as follows (000s omitted):

                                                                             2004
                                                         --------------------------------------------
                                                                       Gross       Gross    Estimated
                                                         Amortized  Unrealized  Unrealized    Market
                                                           Cost        Gains      Losses      Value
                                                         ---------  ----------  ----------  ---------
Available-for-sale securities:
  U.S. Treasury securities and obligations of U.S.
    government corporations and agencies                  $68,619    $    54     $  (185)    $68,488
  Obligations of state and political
    subdivisions                                           19,670        261          (1)     19,930
  Corporate debt securities                                 1,000          8           -       1,008
  Other                                                     1,699          -           -       1,699
                                                          -------    -------     -------     -------

         Total available-for-sale securities              $90,988    $   323     $  (186)    $91,125
                                                          =======    =======     =======     =======

                                                                             2003
                                                         --------------------------------------------
                                                                       Gross       Gross    Estimated
                                                         Amortized  Unrealized  Unrealized    Market
                                                           Cost        Gains      Losses      Value
                                                         ---------  ----------  ----------  ---------
Available-for-sale securities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies                 $27,195     $  178     $  (14)     $27,359
  Obligations of state and political subdivisions          17,274        362         (9)      17,627
  Corporate debt securities                                 1,000          9          -        1,009
  Other                                                     1,624          -          -        1,624
                                                          -------     ------     ------      -------

       Total available-for-sale securities                $47,093     $  549     $  (23)     $47,619
                                                          =======     ======     ======      =======

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 3 - SECURITIES (CONTINUED)

         The amortized cost and estimated market value of securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

                                            Available for Sale
                                         ------------------------
                                         Amortized
                                            Cost     Market Value
                                         ---------   ------------
Due in one year or less                   $20,247       $20,227
Due in one through five years              53,804        53,865
Due after five years through ten years      3,107         3,149
Due after ten years                         4,136         4,185
                                          -------       -------
          Total                            81,294        81,426

Federal agency pools                        7,995         8,000
Other                                       1,699         1,699
                                          -------       -------
          Total                           $90,988       $91,125
                                          =======       =======

         Proceeds from the sale of available-for-sale securities during 2004, 2003, and 2002 were $446,000, $12,228,000, and $6,563,000, respectively.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 3 - SECURITIES (CONTINUED)

         Information pertaining to securities with gross unrealized losses at December 31, 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (000s omitted):

                                                                       2004
                                                -------------------------------------------------
                                                Less Than Twelve Months     Over Twelve Months
                                                -----------------------   -----------------------
                                                   Gross                     Gross
                                                Unrealized                Unrealized
                                                  Losses     Fair Value     Losses     Fair Value
                                                ----------   ----------   ----------   ----------
Available-for-sale securities:
  U.S. Treasury securities and obligations
    of U.S. government corporations
    and agencies                                 $   185      $52,301        $  -        $   -

  Obligations of state and political
    subdivisions                                       1        1,288           -            -

  Corporate debt securities                            -            -           -            -

  Other                                                -            -           -            -
                                                 -------      -------        ----        -----
             Total available-for-sale
                securities                       $   186      $53,589        $  -        $   -
                                                 =======      =======        ====        =====

                                                                       2003
                                                -------------------------------------------------
                                                Less Than Twelve Months     Over Twelve Months
                                                -----------------------   -----------------------
                                                   Gross                     Gross
                                                Unrealized                Unrealized
                                                  Losses     Fair Value     Losses     Fair Value
                                                ----------   ----------   ----------   ----------
Available-for-sale securities:
  U.S. Treasury securities and obligations
    of U.S. government corporations and
    agencies                                      $    8       $2,765       $    6       $4,994

  Obligations of state and political
    subdivisions                                       9        4,991            -            -

  Corporate debt securities                            -            -            -            -

  Other                                                -            -            -            -
                                                  ------       ------       ------       ------
             Total available-for-sale
                    securities                    $   17       $7,756       $    6       $4,994
                                                  ======       ======       ======       ======

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 3 - SECURITIES (CONTINUED)

         At December 31, 2004 and 2003, securities having a carrying value of $2,067,913 and $2,009,844 (market value of $2,058,125 and $2,027,500), respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.

NOTE 4 - LOANS

         A summary of the balances of loans at December 31, 2004 and 2003 is as follows (000s omitted):

                                      2004        2003
                                   ----------   ---------
Mortgage loans on real estate:
   Residential 1-4 family          $  94,898    $ 103,864
   Commercial                        141,845      114,167
   Construction                       17,573       15,496
   Second mortgages                    7,666        3,440
   Equity lines of credit             11,011        8,887
                                   ---------    ---------
            Total mortgage loans     272,993      245,854
Commercial loans                      48,046       54,203
Consumer installment loans            18,312       27,024
                                   ---------    ---------
            Subtotal                 339,351      327,081
Less allowances for loan losses       (3,394)      (3,887)
Net deferred loan fees                  (677)        (819)
                                   ---------    ---------

            Loans - Net            $ 335,280    $ 322,375
                                   =========    =========

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 4 - LOANS (CONTINUED)

         An analysis of the allowance for loan losses is as follows (000s omitted):

                                             2004      2003      2002
                                           --------  --------  --------
Balance - Beginning of year                $ 3,887   $ 4,632   $ 5,585
Loan loss provision (reduction credited
   to operations)                            1,200         -      (800)
Loan losses                                 (2,318)   (1,553)   (2,162)
Loan loss recoveries                           625       808     2,009
                                           -------   -------   -------
Balance - End of year                      $ 3,394   $ 3,887   $ 4,632
                                           =======   =======   =======
As a percentage of total loans                1.00      1.19      1.60
                                           =======   =======   =======

         The following is a summary of information pertaining to impaired loans (000s omitted):

                                                          2004    2003
                                                         ------  ------
Impaired loans without a valuation allowance             $  901  $  693

Impaired loans with a valuation allowance                 1,396     803
                                                         ------  ------
                Total impaired loans                     $2,297  $1,496
                                                         ======  ======
Valuation allowance related to impaired loans            $  632  $  446
                                                         ======  ======
Total non-accrual loans                                  $2,297  $1,496
                                                         ======  ======
Total loans past due 90 days or more and still accruing  $  376  $1,189
                                                         ======  ======

                                                  2004    2003    2002
                                                 ------  ------  ------
Average investment in impaired loans             $1,363  $1,300  $2,202
                                                 ======  ======  ======
Interest income recognized on impaired loans     $   11  $   16  $   83
                                                 ======  ======  ======
Interest income recognized on a cash basis on
    impaired loans                               $   13  $   15  $   75
                                                 ======  ======  ======

         No additional funds are committed to be advanced in connection with impaired loans.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 5 - BANK PREMISES AND EQUIPMENT

         Bank premises and equipment at December 31, 2004 and 2003 consisted of the following (000s omitted):

                                                      2004      2003
                                                    --------  --------
Land                                                $  2,323  $  1,874
Buildings and improvements                             8,265     8,187
Construction in process                                1,307         -
Furniture, fixtures, and equipment                     9,343     8,611
                                                    --------  --------

                 Total bank premises and equipment    21,238    18,672

Less accumulated depreciation and amortization        10,620     9,459
                                                    --------  --------

                 Net carrying amount                $ 10,618  $  9,213
                                                    ========  ========

         Depreciation expense totaled $1,238,000, $1,136,000, and $1,014,000 during 2004, 2003, and 2002, respectively.

         Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2004 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows (000s omitted):

   2005                $   453
   2006                    309
   2007                    169
   2008                    124
   2009                    124
Thereafter                 378
                       -------
             Total     $ 1,557
                       =======

         Total rent expense for the years ended December 31, 2004, 2003, and 2002 amounted to $450,000, $348,000, and $269,000, respectively.

         As of December 31, 2004, the Corporation had commitments totaling approximately $398,000 for the construction of a new branch location.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 6 - DEPOSITS

         Interest-bearing deposits at December 31, 2004 and 2003 consisted of the following (000s omitted):

                                                  2004       2003
                                               ---------  ----------
NOW accounts                                   $  34,868  $   32,736
Savings                                          122,947      62,443
Money market demand                               56,898      67,312
Time:
   $100,000 and over                              63,859      62,030
   Under $100,000                                 75,081      73,055
                                               ---------  ----------
              Total interest-bearing deposits  $ 353,653  $  297,576
                                               =========  ==========

         The remaining maturities of certificates of deposit outstanding at December 31, 2004 are as follows (000s omitted):

                                                  Under    $100,000
                                                $100,000   and Over
                                                --------   ---------
2005                                            $ 36,692   $  38,376
2006                                              22,437      12,559
2007                                              10,359       6,962
2008                                               2,786       3,528
2009                                               1,780       1,641
Thereafter                                         1,027         793
                                                --------   ---------

             Total                              $ 75,081   $  63,859
                                                ========   =========

NOTE 7 - BORROWING ARRANGEMENTS

         The Corporation has an agreement with the Federal Home Loan Bank of Indianapolis under which the Corporation may obtain advances up to an aggregate amount of $26,000,000. The Corporation has provided a blanket pledge of all of the Corporation's residential mortgage loans as collateral on advances under this agreement. Borrowings outstanding under this agreement totaled $5,000,000 at December 31, 2004 and 2003. The advance matures on January 22, 2011 with principal due at that time. Interest-only payments are due monthly at a rate of 4.43 percent at December 31, 2004.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 8 - RETIREMENT PLANS

         The Corporation has a defined contribution 401(k), employee profit-sharing, and Employee Stock Ownership (ESOP) plan covering substantially all employees. Employer matching contributions are discretionary. The Corporation typically matches 100 percent of the first 3 percent of employee contributions and 50 percent of the next 3 percent of employee contributions. Employer profit-sharing contributions are at the discretion of the Corporation's Board of Directors. Employer matching contributions to the plan were approximately $224,000, $245,000, and $229,000 during 2004, 2003, and
         2002, respectively. Employer profit-sharing contributions to the plan were approximately $100,000, $181,000, and $289,000 during 2004, 2003, and 2002, respectively.

NOTE 9 - FEDERAL INCOME TAXES

         The provision for federal income taxes reflected in the consolidated statement of operations for the years ended December 31, 2004, 2003, and 2002 consisted of the following (000s omitted):

                                             2004        2003       2002
                                          ---------   ---------   --------
Current expense                           $   1,563   $   1,382   $  1,550
Deferred expense                                  -          75        500
                                          ---------   ---------   --------

   Total income tax expense               $   1,563   $   1,457   $  2,050
                                          =========   =========   ========

         A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes follows:

                                               Percent of Pretax Income
                                            ------------------------------
                                            2004         2003         2002
                                            ----         ----         ----
Amount computed at statutory rates           34           34           34
Decrease resulting from:
   Tax-exempt municipal interest             (9)          (5)          (5)
   Other                                      2           (3)          (1)
                                             --           --           --

              Reported tax expense           27           26           28
                                             ==           ==           ==

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 9 -  FEDERAL INCOME TAXES (CONTINUED)

          The details of the net deferred tax asset (liability) at December 31, 2004 and 2003 are as follows (000s omitted):

                                                        2004              2003
                                                      --------          ---------
Deferred tax assets:
   Provision for loan losses                          $    768          $     663
   Net deferred loan fees                                  225                277
   Accrued employee benefits                                42                 55
   Deferred compensation                                   164                151
   Other                                                     6                 98
                                                      --------          ---------

        Total deferred tax assets                        1,205              1,244

Deferred tax liabilities:
   Property and equipment                                  741                715
   Original issue discount                                 199                311
   Unrealized gains on investment securities
     available for sale                                     47                179
   Other                                                   131                 84
                                                      --------          ---------

        Total deferred tax liabilities                   1,118              1,289
                                                      --------          ---------
        Net deferred tax asset (liability)            $     87          $     (45)
                                                      ========          =========

NOTE 10 - STOCK TRANSACTIONS

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

                    PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 11 - STOCK-BASED COMPENSATION

          During 2004, the Corporation adopted the PSB Group, Inc. 2004 Stock Compensation Plan and has reserved 450,000 shares of common stock for issuance under the plan. Vesting is to be specified at the time of grant and options will expire 10 years after the grant date. The exercise price of each option granted is equal to the fair market value of the Corporation's common stock on the date of the grant.

          In December 2004, the Corporation's Board of Directors approved 11,100 stock option awards to be granted to various directors and officers. As of December 31, 2004, however, the Corporation has not issued any awards nor has a strike price been determined for the previously approved options.

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

          At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

                                                     2004              2003
                                                  ----------        ----------
Commitments to grant loans                        $   16,583        $   19,392
Unfunded commitments under lines of credit            18,538            15,281
Commercial and standby letters of credit               4,801             2,073

          At December 31, 2004, the Corporation had issued approximately $4,801,000 of financial standby letters of credit to guarantee the performance of various customers to third parties. The maximum amount of credit risk in the event of nonperformance by these parties is equivalent to the contract amount and totals $4,801,000.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 12 - OFF-BALANCE-SHEET ACTIVITIES (CONTINUED)

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

          Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. These letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year.

          At December 31, 2004, the Corporation maintained a credit loss reserve of approximately $64,000 relating to these standby letters of credit. Almost all of the standby letters of credit are secured and, in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided including commercial real estate, physical plant and property, inventory, receivables, cash, and marketable securities.

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

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

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

          At December 31, 2004, the Bank's retained earnings available for the payment of dividends was $18,471,000. Accordingly, $23,785,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2004. Funds available for loans or advances by the Bank to the Corporation amounted to $4,146,000.

          In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

NOTE 15 - RELATED PARTY TRANSACTIONS

          In the ordinary course of business, the Corporation has granted loans to principal officers and directors and their affiliates amounting to $1,397,000 at December 31, 2004 and $1,028,000 at December 31, 2003.
          During the year ended December 31, 2004, total principal additions were $460,000 and total principal payments were $91,000.

          Deposits from related parties held by the Corporation at December 31, 2004 and 2003 amounted to $1,969,000 and $924,000, respectively.

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

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

          OTHER INSTRUMENTS - The fair values of other financial instruments, including loan commitments and unfunded letters of credit, based on a discounted cash flow analyses, are not material.

          The estimated fair values and related carrying or notional amounts of the Corporation's financial instruments are as follows (000s omitted):

                                                        2004                          2003
                                             -------------------------     -------------------------
                                              Carrying       Estimated      Carrying       Estimated
                                               Amount       Fair Value       Amount       Fair Value
                                             ---------      ----------     ----------     ----------
Assets:
   Cash and short-term investments           $  14,253      $   14,253      $  14,308     $   14,308
   Securities                                   91,125          91,125         47,619         47,619
   Loans                                       335,280         334,793        322,375        324,867
   Loans held for sale                           2,388           2,388            627            627
   Accrued interest receivable                   2,144           2,144          1,525          1,525

Liabilities:
   Noninterest-bearing deposits                 57,479          57,479         53,412         53,412
   Interest-bearing deposits                   353,653         354,235        297,576        298,088
   Federal funds purchased                           -               -          2,420          2,420
   FHLB borrowings                               5,000           4,998          5,000          5,000
   Accrued interest payable                        220             220            217            217

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

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE  17 - REGULATORY MATTERS (CONTINUED)

            Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

            As of December 31, 2004, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier I risked-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2004 and 2003 are also presented in the table.

                                                          For Capital            To Be Well-
                                        Actual         Adequacy Purposes         capitalized
                                  ----------------   ---------------------  ----------------------
                                   Amount    Ratio    Amount         Ratio   Amount          Ratio
                                  ---------  -----   --------        -----  --------         -----
As of December 31, 2004:
   Total capital
      (to risk-weighted assets)
         PSB Group, Inc.          $  42,184  12.54%  $ 26,900 > or =  8.0%  $ 33,600 > or =   10.0%
         Peoples State Bank       $  41,459  12.33%  $ 26,900 > or =  8.0%  $ 33,600 > or =   10.0%
   Tier I capital
      (to risk-weighted assets)
         PSB Group, Inc.          $  38,790  11.54%  $ 13,500 > or =  4.0%  $ 20,200 > or =    6.0%
         Peoples State Bank       $  38,065  11.32%  $ 13,500 > or =  4.0%  $ 20,200 > or =    6.0%
   Tier I capital
      (to average assets)
         PSB Group, Inc.          $  35,790   8.62%  $ 18,000 > or =  4.0%  $ 22,500 > or =    5.0%
         Peoples State Bank       $  38,065   8.46%  $ 18,000 > or =  4.0%  $ 22,500 > or =    5.0%

As of December 31, 2003:
   Total capital
      (to risk-weighted assets)
         PSB Group, Inc.          $  40,367  13.27%  $ 24,300 > or =  8.0%  $ 30,400 > or =   10.0%
         Peoples State Bank       $  38,540  12.67%  $ 24,300 > or =  8.0%  $ 30,400 > or =   10.0%
   Tier I capital
      (to risk-weighted assets)
         PSB Group, Inc.          $  36,564  12.02%  $ 12,200 > or =  4.0%  $ 18,200 > or =    6.0%
         Peoples State Bank       $  34,743  11.42%  $ 12,200 > or =  4.0%  $ 18,200 > or =    6.0%
   Tier I capital
      (to average assets)
         PSB Group, Inc.          $  36,564   9.13%  $ 16,000 > or =  4.0%  $ 20,000 > or =    5.0%
         Peoples State Bank       $  34,743   8.67%  $ 16,000 > or =  4.0%  $ 20,000 > or =    5.0%

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

          The following represents the condensed financial statements of PSB Group, Inc. (the "Parent") only. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

          The condensed balance sheet at December 31 is as follows (000s omitted):

                                                             2004              2003
                                                          ----------        ----------
ASSETS
   Cash at subsidiary bank                                $      580        $    1,754
   Investment in subsidiary                                   42,256            39,190
   Other                                                         145                67
                                                          ----------        ----------

        Total assets                                      $   42,981        $   41,011
                                                          ==========        ==========

STOCKHOLDERS' EQUITY                                      $   42,981        $   41,011
                                                          ==========        ==========


The condensed statement of operations for the years ended December 31, 2004 and 2003 is as follows (000s omitted):

                                                             2004              2003
                                                          ----------        ----------
Operating income                                          $        -        $        -
Operating expense                                               (234)             (181)
                                                          ----------        ----------
   Loss - Before income taxes and equity in
     income of subsidiaries                                     (234)             (181)

Income tax benefit                                                80                62
                                                          ----------        ----------
   Loss - Before equity in income of subsidiaries               (154)             (119)

Equity in income of subsidiaries                               4,372             4,332
                                                          ----------        ----------
        Net income                                        $    4,218        $    4,213
                                                          ==========        ==========

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2004, 2003, AND 2002

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

          The condensed statement of cash flows for the years ended December 31, 2004 and 2003 is as follows (000s omitted):

                                                                                         2004                 2003
                                                                                      ----------           ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                         $    4,218           $    4,213
   Adjustments to reconcile net income to net cash from
     operating activities:
        Equity in income of subsidiary                                                    (4,373)              (4,332)
        Net change in other assets                                                           (78)                 (67)
                                                                                      ----------           ----------

          Net cash used in operating activities                                             (233)                (186)

CASH FLOWS FROM INVESTING ACTIVITIES - Dividend from subsidiary                            1,050               10,044

CASH FLOWS FROM FINANCING ACTIVITIES
   Repurchase of common stock                                                                  -               (6,134)
   Cash dividends                                                                         (1,991)              (1,970)
                                                                                      ----------           ----------

          Net cash used in financing activities                                           (1,991)              (8,104)
                                                                                      ----------           ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      (1,174)               1,754

CASH AND CASH EQUIVALENTS - Beginning of year                                              1,754                    -
                                                                                      ----------           ----------

CASH AND CASH EQUIVALENTS - End of year                                               $      580           $    1,754
                                                                                      ==========           ==========

                      PSB Group, Inc. / 2004 Annual Report

                                 PSB GROUP, INC.

                          MANAGEMENT FINANCIAL REPORT

                               DECEMBER 31, 2004

                      PSB Group, Inc. / 2004 Annual Report

Table of Contents

Quarterly Results of Operations ...................................     31

Selected Financial Information ....................................     32

Management's Discussion and Analysis ..............................  33-43

Market Information ................................................     44

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

      Statements contained in this report which are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve important known and unknown risks, uncertainties and other factors and can be identified by phrases using "estimate," "anticipate," "believe," "project," "expect, " "intend," "predict," "potential," "future," "may," "should" and similar expressions or words. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include potential changes in interest rates, competitive factors in the financial services industry, general economic conditions, the effect of new legislation and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                                 QUARTERLY RESULTS OF OPERATIONS

                                                                     (UNAUDITED)

      The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                                  YEAR ENDED DECEMBER 31, 2004
                                     ------------------------------------------------------
                                      1ST QTR       2ND QTR          3RD QTR        4TH QTR
                                     --------      --------         --------       --------
Interest income                      $  5,342       $ 5,503         $  5,735       $  6,053
Interest expense                        1,355         1,361            1,425          1,690
                                     --------       -------         --------       --------

Net interest income                     3,987         4,142            4,310          4,363
Provision for loan losses                  90           380              350            380
                                     --------       -------         --------       --------
Net interest income after
 provision for loan losses              3,897         3,762            3,960          3,983

Non-interest income                     1,424         1,326            1,492          1,584
Non-interest expense                    4,112         3,730            3,727          4,078
                                     --------       -------         --------       --------

Income before income taxes              1,209         1,358            1,725          1,489
Income Tax                                351           399              509            304
                                     --------       -------         --------       --------

Net Income                           $    858       $   959         $  1,216       $  1,185
                                     ========       =======         ========       ========
Earnings per share:

                Basic                $   0.30       $  0.33         $   0.42       $   0.41
                Diluted              $   0.30       $  0.33         $   0.42       $   0.41

Cash dividends declared per share    $   0.17       $  0.17         $   0.17       $   0.18

                                                  YEAR ENDED DECEMBER 31, 2003
                                     ------------------------------------------------------
                                      1ST QTR       2ND QTR          3RD QTR        4TH QTR
                                     --------       -------         --------       --------
Interest income                      $  5,645       $ 5,641         $  5,439       $  5,371
Interest expense                        1,386         1,368            1,340          1,369
                                     --------       -------         --------       --------

Net interest income                     4,259         4,273            4,099          4,002
Provision for loan losses                   -             -                -              -
                                     --------       -------         --------       --------

Net interest income after
  provision for loan losses             4,259         4,273            4,099          4,002

Non-interest income                     1,344         1,519            1,669          1,503
Non-interest expense                    4,155         4,471            4,322          4,050
                                     --------       -------         --------       --------

Income before income taxes              1,448         1,321            1,446          1,455
Income Tax                                396           358              407            296
                                     --------       -------         --------       --------

Net Income                           $  1,052       $   963         $  1,039       $  1,159
                                     ========       =======         ========       ========

Earnings per share:
                Basic                $   0.33       $  0.31         $   0.33       $   0.39
                Diluted              $   0.33       $  0.31         $   0.33       $   0.39

Cash dividends declared per share    $   0.15       $  0.15         $   0.17       $   0.17

                      PSB Group, Inc. / 2004 Annual Report

PSB GROUP, INC.

                                                  SELECTED FINANCIAL INFORMATION

                                                                           FOR THE YEARS ENDED DECEMBER 31
                                                    --------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
                                                      2004          2003          2002               2001              2000
                                                    ---------     ---------     ---------          ---------         ---------
SUMMARY OF INCOME
     Interest income                                   22,633        22,096        24,421             28,649            30,847
     Interest expense                                   5,831         5,463         6,816             11,592            14,427
                                                    ---------     ---------     ---------          ---------         ---------

          Net Interest income                          16,802        16,633        17,605             17,057            16,420
     Provision (credit) for possible loan losses        1,200             -          (800)            (1,500)           (1,600)
                                                    ---------     ---------     ---------          ---------         ---------

     Net interest income after provision for
          possible loan losses                         15,602        16,633        18,405             18,557            18,020
     Non-interest income                                5,826         6,035         4,668              5,705             3,582
     Non-interest expense                              15,647        16,998        15,734             16,190            15,897
                                                    ---------     ---------     ---------          ---------         ---------

     Income before income tax expense                   5,781         5,670         7,339              8,072             5,705
     Income tax expense                                 1,563         1,457         2,050              2,252             1,584
                                                    ---------     ---------     ---------          ---------         ---------

     Net income                                         4,218         4,213         5,289              5,820             4,121
                                                    =========     =========     =========          =========         =========

PER SHARE DATA
     Basic earnings per common share                     1.46          1.36          1.68               1.85              1.45
     Diluted earnings per common share                   1.46          1.36          1.68               1.85              1.31
     Cash dividends                                      0.69          0.64          0.70               0.68              1.54
     Period end book value per common share             14.90         14.22         14.44              13.41             12.23
     Weighted average number of common
          shares outstanding                        2,885,073     3,103,497     3,148,191          3,148,191         2,848,191

SELECTED BALANCES (AT PERIOD END)
     Securities                                        91,125        47,619        87,498             69,262            67,749
     Loans, net                                       335,280       322,375       280,970            265,614           298,456
     Total assets                                     461,342       401,511       402,589            394,995           406,618
     Total deposits                                   411,132       350,988       340,780            345,555           368,711
     Borrowings                                         5,000         7,420        14,210              5,000                 -
     Total stockholders' equity                        42,981        41,011        45,473             42,222            34,845

SELECTED RATIOS
     Return on average assets                            0.99%         1.04%         1.33%              1.45%             1.03%
     Return on average total stockholders' equity       10.08%         9.30%        12.06%             14.80%            12.53%
     Avereage equity to average assets                   9.79%        11.23%        11.05%              9.79%             8.18%
     Net interest margin (1)                             4.19%         4.41%         4.74%              4.50%             4.32%
     Efficiency ratio (2)                               69.15%        74.99%        70.64%             71.13%            79.48%
     Dividend payout ratio (3)                             47%           47%           41%                37%               37%

ASSET QUALITY RATIOS
     Allowance for possible loan losses to:
          Ending total loans                             1.00%         1.19%         1.62%              2.06%             3.51%
          Non-performing assets                         84.62%        87.11%       110.73%            226.30%           139.04%
     Non-performing assets to ending total loans         1.18%         1.37%         1.46%              0.91%             1.79%
     Net loan charge-offs to average loans               0.49%         0.24%         0.06%              1.38%             0.35%

CAPITAL RATIOS
     Total capital to risk-weighted assets              12.54%        13.27%        15.58%             14.93%            12.69%
     Tier 1 capital to risk-weighted assets             11.54%        12.02%        14.32%             13.67%            11.43%
     Tier 1 capital to average assets                    8.62%         9.13%        10.20%              9.31%             8.28%

(1) Net interest margin is net interest income divided by average earning assets.

(2) Efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income plus non-interest income.

(3) Dividend payout ratio is calculated by dividing dividends paid during the period by net income for the period.

                      PSB Group, Inc. / 2004 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      OVERVIEW. PSB Group, Inc. (the "Corporation") was formed on February 28, 2003 as a bank holding company for the purpose of owning Peoples State Bank (the "Bank") pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of Peoples State Bank stock held by existing stockholders of the Bank was exchanged for three shares of common stock of PSB Group, Inc. The reorganization had no consolidated financial statement impact. Share amounts for all prior periods presented have been restated to reflect the reorganization.

      The consolidated financial statements include the accounts of PSB Group, Inc. and its wholly owned subsidiaries, Peoples State Bank and PSB Capital, Inc. PSB Insurance Agency, Inc. and Universal Mortgage Company are wholly owned subsidiaries of Peoples State Bank. PSB Capital, Inc. was formed in October, 2004. Through December 31, 2004, there had been no business transacted by PSB Capital, Inc. All significant inter-company transactions are eliminated in consolidation.

      Net income is derived primarily from net interest income, which is the difference between interest earned on the Bank's loan and investment portfolios and its cost of funds, primarily interest paid on deposits and borrowings. The volume of, and yields earned, on loans and investments and the volume of, and rates paid, on deposits determine net interest income.

      FINANCIAL CONDITION. Assets consist of loans, investment securities, bank premises and equipment, cash and other operating assets. At December 31, 2004, the Corporation had assets totaling $461 million compared to $402 million at December 31, 2003. Total assets increased $59 million, or 14.7% during 2004. Investment securities increased by $43.5 million and net loans increased by $12.9 million. In addition, loans held for sale increased $1.8 million and bank premises and equipment increased $1.4 million. The increase in premises and equipment reflected the construction of a new branch office that opened in January 2005. The increase in assets was funded primarily by a $60.1 million increase in deposits. The introduction of a new savings product, our Prime Savings Plus accounts, allowed us to increase total savings balances by $60.5 million. Our certificates of deposit balances increased $3.9 million and our NOW balances increased $2.1 million. The increases were partially offset by a $10.4 million decrease in our money market balances. Total assets remained relatively flat between 2002 and 2003 although there was a significant shift in the mix. During 2003, approximately $40 million was shifted from investment securities to loans.

      Loans - Loans consist of commercial, residential mortgage, and consumer products offered in the communities served by the Bank. Total loans, net of the allowance for loan losses, at December 31, 2004, increased to $335.3 million, up $12.9 million, or 4% for the year. Loans, net of allowance for loan losses, increased $41.4 million, or 14.7% from $281.0 million to $322.4 million at December 31, 2002 and 2003, respectively.

      Commercial loans increased from $168.4 million to $189.9 million, an increase of $21.5 million or 12.8% during 2004. During 2003, commercial loans increased $22.8 million or 15.7% from $145.6 million at December 31, 2002. The continued increase in 2004 was primarily the result of aggressive marketing, the continued presence of the Bank in its market areas and the desire of customers to deal with a community bank.

      1-4 family residential mortgage loan balances totaled $94.9 and $103.9 million as of December 31, 2004 and 2003, respectively. Residential mortgage loan balances decreased $9 million or 8.7% during 2004. 1-4 family residential loans increased $3.5 million or 3.5% during 2003. The decrease in 2004 was primarily

                      PSB Group, Inc. / 2004 Annual Report
the result of management's decision to allow fixed rate mortgages to run-off and replace them with adjustable rate loans. The volume of the new adjustable rate loans only partially offset the run-off of the fixed rate loans. The increase in 2003 was due to management's decision to keep more loans in the Bank's portfolio. Three and five year ARMs that were previously sold, were kept in the Bank's portfolio in 2003.

      Consumer loans decreased $8.7 million or 32.2% in 2004 from $27.0 million to $18.3 million. Consumer loans increased $2.3 million or 9.3% in 2003 from $24.7 million to $27.0 million at December 31, 2003.

      The following table shows the details of the Bank's loan portfolio as of the dates indicated. Mortgages on real estate include 1-4 family residential, commercial real estate, construction loans, second mortgages and equity lines of credit (see Note 4 to the financial statements). Loan balances are shown net of unearned income.

                                                                             December 31,
                                           ------------------------------------------------------------------------------
                                              2004             2003             2002              2001             2000
                                           ---------        ---------         ---------        ---------        ---------
                                                                           (in thousands)
Mortgages on real estate                   $ 272,756        $ 245,520         $ 197,540        $ 159,022        $ 170,585
Commercial                                    47,608           53,725            63,330           81,020          110,139
Consumer                                      18,310           27,017            24,732           31,157           26,622
                                           ---------        ---------         ---------        ---------        ---------
  Total Loans                              $ 338,674        $ 326,262         $ 285,602        $ 271,199        $ 307,346
                                           =========        =========         =========        =========        =========

      The following table shows the loans by category as of December 31, 2004 and the period in which they mature. Loan balances are shown net of unearned income.

                                                                                              Loans maturing
                                                 One year                                    More than one year
                                     One year     to five    After five                    ---------------------
                                     or less       years        years           Total        Fixed     Variable
                                     --------    ---------    --------        ---------    ---------   ---------
                                                                          (in thousands)
Mortgages on real estate             $ 28,169    $ 156,906    $ 87,681        $ 272,756    $ 117,718   $ 126,869
Commercial                             15,604       27,723       4,281           47,608       11,214      20,790
Consumer                                  622       12,682       5,006           18,310       16,397       1,291
                                     --------    ---------    --------        ---------    ---------   ---------
  Total Loans                        $ 44,395    $ 197,311    $ 96,968        $ 338,674    $ 145,329   $ 148,950
                                     ========    =========    ========        =========    =========   =========

      In 2002, Management concluded that reserves provided for in the allowance for possible loan loss balance had exceeded the estimated reserves required. A negative loan loss provision of $800 thousand was recorded in 2002 to reduce the balance to an appropriate level. In 2003, Management believed the allowance for loan losses to be at an appropriate level with no loan loss provision, positive or negative. In 2004, as a result of a $12.4 million increase in total loans and an increase in net charge-offs, management recorded a $1.2 million loan loss provision in order to keep the allowance at an appropriate level. The Bank's investment in impaired loans was $2.3 million at December 31, 2004 compared to $1.5 million at December 31, 2003 and $2.7 million at December 31, 2002. The Bank recorded net charge offs of $1.7 million in 2004 compared to $745 thousand in 2003 and $153 thousand in 2002. The Bank's allowance for possible loan losses to impaired loans was at a ratio of 148%, 260% and 183% as of December 31, 2004, 2003, and 2002, respectively. At December 31, 2004 the allowance for possible loan losses totaled $3.4 million, or 1.0% of total outstanding loans.

                      PSB Group, Inc. / 2004 Annual Report

The following table shows the detail of non-performing loans as of the dates indicated.

                                                                  December 31,
                                               --------------------------------------------------
                                                2004       2003       2002       2001       2000
                                               ------     ------     ------     ------     ------
                                                                 (in thousands)
Nonaccrual loans                               $2,297     $1,496     $2,746     $  281     $1,835
Loans past due 90 or more days                    717      1,189        306        602        845
Renegotiated loans                                586        808        907      1,585      2,663
                                               ------     ------     ------     ------     ------
Total non-performing loans                      3,600      3,493      3,959      2,468      5,343
Other real estate owned                           411        969        224          -        154
                                               ------     ------     ------     ------     ------
  Total non-performing assets                  $4,011     $4,462     $4,183     $2,468     $5,497
                                               ======     ======     ======     ======     ======

Total non-performing loans to total loans        1.06%      1.07%      1.39%      0.91%      1.72%
Total non-performing assets to total assets      0.87%      1.11%      1.03%      0.62%      1.35%

      The Bank places loans in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. The Bank has no foreign loans. Management knows of no loans which have not been disclosed above which cause it to have doubts as to the ability of such borrowers to comply with the contractual loan terms, or which may have a material effect on the Bank's balance sheet or results from operations. Total non-performing loans increased $107 thousand in 2004 to $3.6 million. Other real estate decreased $558 thousand in 2004. As of December 31, 2004, other real estate consists of seven properties. Other real estate is carried on the books at the lower of, fair value less the estimated cost to sell, or, the carrying amount of the loan at the date of foreclosure.

      The following table shows the allocation of the allowance for loan losses by specific category as of the dates indicated.

                                                              December 31,
             -------------------------------------------------------------------------------------------------------------
                     2004                  2003                  2002                   2001                 2000
             --------------------- --------------------- --------------------- --------------------  ---------------------
                                                         (in thousands)
                        Percent of            Percent of            Percent of            Percent of            Percent of
                         Loans in              Loans in              Loans in              Loans in              Loans in
                           Each                  Each                  Each                  Each                  Each
                         Category              Category              Category              Category              Category
             Allocated   to Total  Allocated   to Total  Allocated   to Total  Allocated   to Total  Allocated   to Total
              Amount       Loans    Amount       Loans    Amount       Loans     Amount      Loans     Amount      Loans
             ---------  ---------- ---------  ---------- ---------  ---------- ---------- ---------  ---------  ----------
Mortgages     $   839     80.50%    $   121      75.30%   $   396     69.60%    $   270     59.50%    $   656     55.90%
Commercial      1,478     14.10%      1,971      16.50%     2,476     21.90%      3,609     29.30%      7,873     35.50%
Consumer          551      5.40%      1,134       8.20%     1,345      8.50%      1,456     11.20%      1,623      8.60%
Unallocated       526       n/a         661        n/a        415       n/a         250       n/a         739       n/a
              -------    ------     -------     ------    -------    ------     -------    ------     -------    ------
  Total       $ 3,394    100.00%    $ 3,887     100.00%   $ 4,632    100.00%    $ 5,585    100.00%    $10,891    100.00%

      Investment securities - Investment securities totaled $91.1 million as of December 31, 2004 versus $47.6 million as of December 31, 2003, an increase of $43.5 million. Each of these figures includes adjustments for fluctuations in market values on available for sale securities (see Note 3 to the financial statements). As interest rates began to rise, and increased funds became available because of the success of our Prime Savings Plus product, our investment portfolio was increased in 2004. Most of the 2004 purchases were in relatively short-term securities that will provide liquidity and flexibility to react to changing market conditions. Due to the low interest rate environment and the lack of suitable replacement securities, the investment portfolio was reduced during 2003. Proceeds from the securities that either matured or were sold

                      PSB Group, Inc. / 2004 Annual Report
in 2003 were used to fund the increase in the loan portfolio. During 2004, the Bank sold certain securities that generated $9 thousand in gains. This compares to $163 thousand gained on the sale of securities in 2003.

      The following table shows the amortized cost and the fair market value of the Bank's security portfolio as of the dates indicated.

                                                           December 31,
                                  -----------------------------------------------------------
                                          2004                 2003                 2002
                                  -------------------  -------------------  -----------------
                                  Amortized    Fair    Amortized    Fair    Amortized  Fair
                                    Cost       Value     Cost       Value     Cost     Value
                                  ---------  --------  ---------  --------  ---------  ------
                                                         (in thousands)
Available-for-sale securities:
U. S. treasury securities and
    obligations of other U.S.
    government agencies           $  68,619  $ 68,488  $  27,195  $ 27,359  $  45,148  45,727
Obligations of states and
    political subdivisions           19,670    19,930     17,274    17,627     28,603  29,267
Mortgage-backed securities                -         -          -         -          -       -
Corporate debt securities             1,000     1,008      1,000     1,009     10,793  10,941
Equities                              1,699     1,699      1,624     1,624      1,563   1,563
                                  ---------  --------  ---------  --------  ---------  ------
   Total available-for-sale
       securities                    90,988    91,125     47,093    47,619     86,107  87,498
                                  =========  ========  =========  ========  =========  ======

      Maturity of the investment securities (at par value) and the weighted average yield for each range of maturities as of December 31, 2004 are shown in the table below. The yields on municipal securities have not been adjusted for tax equivalence.

                                                 From one to      From five to      After ten
                            One year or less     five years        ten years          years            Equity           Total
                            ----------------  ---------------   ---------------  ---------------   --------------   ---------------
                             Dollar   Yield    Dollar   Yield   Dollar   Yield    Dollar   Yield   Dollar   Yield    Dollar   Yield
                            --------  -----   --------  -----   -------  -----   --------  -----   -------  -----   --------  -----
                                                                (in thousands)
Obligations of U.S.
  government agencies       $ 10,076   2.42%  $ 57,170   3.24%  $   676   5.35%  $      -      -   $     -      -   $ 67,922   3.14%
Obligations of states and
  political subdivisions      10,135   3.74%     3,240   7.44%    3,080   6.40%     3,080   5.82%        -      -     19,535   5.10%
Mortgage-backed securities         -      -          -      -         -      -          -      -         -      -          -      -
Corporate debt securities          -      -          -      -         -      -      1,000   5.29%        -      -      1,000   5.29%
Equity securities & others         -      -          -      -         -      -          -      -     1,699   4.38%     1,699   4.38%
                            --------  -----   --------  -----   -------  -----   --------  -----   -------  -----   --------  -----
  Total                     $ 20,211   3.08%  $ 60,410   3.47%  $ 3,756   6.21%  $  4,080   5.69%  $ 1,699   4.38%  $ 90,156   3.61%
                            ========  =====   ========  =====   =======  =====   ========  =====   =======  =====   ========  =====

      Deposits - The Bank depends primarily upon customer deposits and short-term borrowing for funds with which to conduct its business. Bank deposits consist primarily of retail deposit products including checking and savings accounts from individuals and businesses, NOW accounts, money market demand accounts and time deposit accounts (CDs). Deposits totaled $411.1 million and $351.0 million at December 31, 2004 and 2003, respectively, an increase of $60.1 million, or 17.1%. Savings deposits increased the most ($60.5 million) in 2004 followed by non-interest bearing demand ($4.1 million), certificates of deposit ($3.9 million) and NOW accounts ($2.1 million). These increases were partially offset by a $10.4 million decrease in money market balances. During 2003, deposits increased $10.2 million to $351.0 million at year end. Non-interest bearing demand deposits saw the biggest increase ($5.9 million) in 2003 followed by money market accounts ($3.8 million) certificates of deposit ($1.1 million) and savings accounts ($790 thousand). NOW accounts decreased $1.4 million in 2003.

                      PSB Group, Inc. / 2004 Annual Report

      Management relies on lower-interest bearing demand and savings deposit accounts to fund significant portions of the Bank's operations. These accounts greatly improve net interest margins because of the lower interest rates expected by the customers. Non-interest bearing demand deposits plus savings deposits increased $64.6 million in 2004.

      The following table shows the details of the Bank's deposit balances as of the dates indicated.

                                                    December 31,
                                        ------------------------------------
                                           2004         2003         2002
                                        ----------   ----------   ----------
                                                   (in thousands)
Noninterest bearing
   demand deposits                      $   57,479   $   53,412   $   47,550
NOW accounts                                34,868       32,736       34,088
Savings                                    122,947       62,443       61,653
Money market demand                         56,898       67,312       63,545
Time under $100,000                         75,081       73,055       74,485
Time over $100,000                          63,859       62,030       59,459
                                        ----------   ----------   ----------
   Total deposits                       $  411,132   $  350,988   $  340,780
                                        ==========   ==========   ==========

      The following table shows the maturity breakdown of the Bank's time deposits over $100,000 as of December 31, 2004.

                                                        December 31, 2004
                                                        -----------------
                                                         (in thousands)
Time Deposits Over $100,000
  Maturing in:
Less than three months                                     $   19,057
Three through six months                                        4,553
Six months through one year                                    14,766
Over one year                                                  25,483
                                                           ----------
   Total deposits                                          $   63,859
                                                           ==========

      Borrowings - At December 31, 2004 and December 31, 2003 the Bank had $5,000,000 in borrowings outstanding from the Federal Home Loan Bank of Indianapolis (see Note 7 to the financial statements). This advance matures on January 22, 2011. At December 31, 2004 the Bank had no short-term federal funds purchased. This compares to $2,420,000 at the rate of 1.19% at December 31, 2003 and $9,210,000 at the rate of 1.38% at December 31, 2002.

      The following table shows the balance, term and interest rate of the Bank's borrowings from the Federal Home Loan Bank.

                                                      Outstanding as of
                                  ---------------------------------------------------------
                                     12/31/2004          12/31/2003           12/31/2002
                                  ---------------   ----------------------  ---------------
                          Year                      (dollars in thousands)
       Type             Matures    Dollar   Yield    Dollar       Yield     Dollar    Yield
---------------------   -------   --------  -----   --------      -----     --------  -----
FHLB Advances            2011     $  5,000   4.43%  $  5,000       4.43%    $  5,000   4.43%
                                  --------   ----   --------      -----     --------  -----
  Total notes payable             $  5,000   4.43%  $  5,000       4.43%    $  5,000   4.43%
                                  ========   ====   ========      =====     ========  =====

                      PSB Group, Inc. / 2004 Annual Report

      Contractual Obligations - The Corporation is party to certain contractual financial obligations, including the repayment of debt and operating lease payments. These future financial obligations are presented below:

                                   Payments due - as of December 31, 2004
                      ---------------------------------------------------------------
                                              (in thousands)
                      0-12 Months  1-3 Years    4-5 Years     After 5 Years   Total
                      -----------  ---------    ---------     -------------  --------
Operating Leases      $       453  $     478    $     248     $         378  $  1,557
FHLB Advances         $         -  $       -    $       -     $       5,000  $  5,000
                      -----------  ---------    ---------     -------------  --------
     Total            $       453  $     478    $     248     $       5,378  $  6,557
                      ===========  =========    =========     =============  ========

      Off Balance Sheet Obligations - At December 31, 2004, the Corporation also had commitments to extend credit of $35.1 million and a $4.8 million obligation under a stand-by letter of credit.

      RESULTS OF OPERATIONS. Net income for the year ended December 31, 2004 was $4.2 million, the same amount earned in 2003. Net interest income increased $169 thousand in 2004. The $1.2 million provision for loan losses compares to no provision in 2003. In addition to the provision, 2004 net income was hurt by a $209 thousand drop in non-interest income. These negatives, however, were mostly offset by a $1.4 million reduction in non-interest expenses in 2004.

      Interest and fee income on loans increased approximately $1 million in 2004. This increase was the result of a $37.9 million increase in average loans in 2004, plus rising interest rates in the second half of the year.

      Interest income on investments suffered in 2004, decreasing by $504 thousand. This decrease was due to a large extent to a $12.1 million decrease in average investments in 2004. As interest rates began to rise and more funds were being raised through our Prime Savings Plus accounts, more funds were invested in securities. By year-end, our investment portfolio totaled $91.1 million compared to $47.6 million at December 31, 2003.

      Interest expense increased $368 thousand in 2004. Of this increase, $282 thousand is due to increased savings balances. The Prime Savings Plus product resulted in an increase in interest expense of approximately $360 thousand. This was partially offset by a $78 thousand decrease in interest expense on our passbook and statement savings products due to lower average rates paid in 2004. Interest on money market balances increased $52 thousand and interest on certificates of deposit increased $44 thousand. The increases were partially offset by a $47 thousand decrease in interest on NOW accounts. Also, because of increased federal funds borrowings during the year, interest on short-term borrowings increased $36 thousand.

                      PSB Group, Inc. / 2004 Annual Report

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

                                                                      Year ended December 31,
                                     ----------------------------------------------------------------------------------------
                                                 2004                          2003                           2002
                                     ----------------------------  ----------------------------   ---------------------------
                                      Average                       Average                        Average
                                      Balance     Interest  Rate    Balance     Interest   Rate    Balance     Interest  Rate
                                     ----------  ---------  -----  ----------  ----------  ----   ----------  ---------  ----
                                                                   (dollars in thousands)
Federal funds sold                   $    2,845  $      51  1.79%  $    2,342  $       28  1.20%  $   12,961  $     220  1.70%
Investment securities - taxable      $   37,955  $   1,183  3.12%  $   42,566  $    1,433  3.37%  $   51,924  $   2,404  4.63%
Investment securities - tax-exempt   $   17,866  $     619  3.46%  $   25,366  $      873  3.44%  $   25,935  $   1,109  4.28%
Loans, net of unearned income        $  342,809  $  20,780  6.06%  $  306,511  $   19,762  6.45%  $  280,975  $  20,688  7.36%
                                     ----------  ---------         ----------  ----------         ----------  ---------
Total earning assets                 $  401,475  $  22,633  5.64%  $  376,785  $   22,096  5.86%  $  371,795  $  24,421  6.57%
                                     ==========  =========         ==========  ==========         ==========  =========
Interest bearing deposits            $  314,120  $   5,546  1.77%  $  295,119  $    5,214  1.77%  $  298,680  $   6,588  2.21%
Funds borrowed                       $    9,503  $     285  3.00%  $    6,886  $      249  3.62%  $    5,230  $     228  4.36%
                                     ----------  ---------         ----------  ----------         ----------  ---------
Total interest bearing liabilities   $  323,623  $   5,831  1.80%  $  302,005  $    5,463  1.81%  $  303,910  $   6,816  2.24%
                                     ==========  ---------         ==========  ----------         ==========  ---------
Net interest income                              $  16,802                     $   16,633                     $  17,605
                                                 =========                     ==========                     =========
Net interest spread                                         3.84%                                       4.05%            4.33%
Net interest margin                                         4.19%                                       4.41%            4.74%

      The following table shows the dollar amount of changes in interest income for each major category of interest earning asset, interest expense for each major category of interest bearing liability and the amount of the change attributable to changes in average balances (volume) or average interest rates for the periods shown.

                                              2004 compared to 2003                              2003 compared to 2002
                                      -----------------------------------------      ------------------------------------------
                                       Change      Change     Change                  Change      Change    Change
                                       due to      due to     due to     Total        due to      due to     due to     Total
                                        Rate       Volume      Mix       Change        Rate       Volume      Mix       Change
                                      -------     -------     ------    --------     -------     -------    -------   ---------
                                                                           (in thousands)
                                                                        --------------------
Federal funds sold                    $    14     $     6     $    3    $     23     $   (65)    $  (181)   $    54   $    (192)
Investment securities - taxable       $  (106)    $  (155)    $   11    $   (250)    $  (654)    $  (433)   $   116   $    (971)
Investment securities - tax-exempt    $     5     $  (258)    $   (1)   $   (254)    $  (218)    $   (24)   $     6   $    (236)
Loans, net of unearned income         $(1,195)    $ 2,341     $ (128)   $  1,018     $(2,557)    $ 1,879    $  (248)  $    (926)
                                      -------     -------     ------    --------     -------     -------    -------   ---------
Total interest income                 $(1,282)    $ 1,934     $ (115)   $    537     $(3,494)    $ 1,241    $   (72)  $  (2,325)
                                      -------     -------     ------    --------     -------     -------    -------   ---------
Interest bearing deposits             $     -     $   336     $   (4)   $    332     $(1,314)    $   (79)   $    19   $  (1,374)
Funds borrowed                        $   (43)    $    95     $  (16)   $     36     $   (39)    $    72    $   (12)  $      21
                                      -------     -------     ------    --------     -------     -------    -------   ---------
Total interest expense                $   (43)    $   431     $  (20)   $    368     $(1,353)    $    (7)   $     7   $  (1,353)
                                      -------     -------     ------    --------     -------     -------    -------   ---------
Net interest income                   $(1,239)    $ 1,503     $  (95)   $    169     $(2,141)    $ 1,248    $   (79)  $    (972)
                                      =======     =======     ======    ========     =======     =======    =======   =========

      Management expects market interest rates to continue to rise during 2005. Rising interest rates should have a positive impact on the Bank's net interest income. The Bank's Asset/Liability Committee meets regularly to, among other things, monitor interest rate fluctuations and to change product mix and pricing in an effort to provide steady growth in net interest income.

                      PSB Group, Inc. / 2004 Annual Report

      The following table presents the changes in the allowance for loan losses during the periods indicated.

                                                        2004       2003          2002        2001       2000
                                                       -------   -------       -------     --------   --------
                                                                           (in thousands)
Balance - Beginning of year                            $ 3,887   $ 4,632       $ 5,585     $ 10,891   $ 13,547

Loans charged off:
Mortgages on real estate                                  (287)     (175)          (32)          (4)       (27)
Commercial                                              (1,089)     (145)         (782)      (3,863)    (2,478)
Consumer                                                  (942)   (1,233)       (1,348)      (1,104)      (354)
                                                       -------   -------       -------     --------   --------
  Total Charge offs                                     (2,318)   (1,553)       (2,162)      (4,971)    (2,859)

Recoveries on loans previously charged off:
Mortgages on real estate                                     1         5             -            1         14
Commercial                                                 315       474         1,541          854      1,443
Consumer                                                   309       329           468          310        346
                                                       -------   -------       -------     --------   --------
  Total Recoveries                                         625       808         2,009        1,165      1,803

Provision for loan losses                                1,200         -          (800)      (1,500)    (1,600)
                                                       -------   -------       -------     --------   --------

Balance - End of year                                  $ 3,394   $ 3,887       $ 4,632     $  5,585   $ 10,891
                                                       -------   -------       -------     --------   --------

      Non-performing loans increased $107 thousand to $3.6 million at December 31, 2004 (see page 5). Net charge-offs increased $948 thousand in 2004 to $1.7 million. After analysis of the allowance for loan losses, management determined that a $1.2 million provision was necessary to keep the allowance for loan losses at an adequate level. This compares to no provision in 2003, and a reversal from the allowance of $800 thousand into income through negative loan loss provisions in 2002.

      Non-interest income, which consists of service charges and other fees of $5,826,000, $6,035,000, and $4,668,000 was recorded for the years ended December 31, 2004, 2003 and 2002, respectively. This represents a decrease of 3% in 2004 compared to an increase of 29% in 2003. The decrease in 2004 is due to a $247 thousand reduction in the gain on the sale of mortgage loans and a $154 thousand decrease in the gain on the sale of securities. We did, however, realize a $121 thousand increase in deposit service charges as our service charges were reviewed and revised in 2004. Also, we realized a $71 thousand increase in other non-interest income in 2004. During 2003, the Bank realized a $1.4 million increase in non-interest income due to a $759 thousand increase in deposit service charges, most of which was related to our overdraft protection product that was introduced late in 2002. In addition, during 2003 we realized a $338 thousand increase in the gain on the sale of mortgages over 2002 levels.

      Non-interest expense, which includes salaries and benefits, occupancy and other operating expenses, decreased to $15.6 million in 2004 from $17.0 million in 2003, a decrease of $1.4 million or 8.2%. Salary and benefits expense decreased $1.3 million or 13% in 2004. Salaries were reduced by $667 thousand, bonus and profit sharing expense was reduced by $407 thousand, overtime was reduced by $57 thousand and fringe benefits dropped by $177 thousand. Occupancy expenses increased $296 thousand in 2004. Increased depreciation and amortization on equipment and software accounted for $106 thousand of this increase and increased rent expense accounted another $93 thousand of the increase. Legal and professional fees decreased $283 thousand and other operating expenses decreased $81 thousand.

      LIQUIDITY AND CAPITAL RESOURCES. Liquidity is the measurement of the Bank's ability to have adequate cash or access to cash to meet financial obligations when due, as well as to fund corporate expansion or other activities. The Bank expects to meet its liquidity requirements through a combination of working capital provided by operating activities, attracting customer deposits, advances under Federal Home

                      PSB Group, Inc. / 2004 Annual Report

Loan Bank credit facilities, and possible future periodic sales of mortgages into secondary markets. Management believes that the Bank's cash flow will be sufficient to support its existing operations for the foreseeable future.

      Net income and depreciation and amortization continue to be the primary sources of cash from operating activities. During 2004, net income provided $4.2 million of cash compared to $4.2 million during 2003 and $5.3 million during 2002. Depreciation and amortization was a non-cash expense totaling $1.2 million for the year ended December 31, 2004, $1.1 million in 2003 and $1.0 million in 2002. These non-cash items had been included in net income for purposes of calculating the results of operations during the respective years, and therefore are added to or subtracted from net income in determining cash flow from operating activities.

      The primary uses of cash for the Bank are the funding of customer loans, purchase of investment securities and the repayment of customer deposits. The Bank's primary sources of cash are customer deposits, proceeds from the maturity or sale of investment securities, repayment of loans, and advances on borrowings from the Federal Home Loan Bank, of which the Bank cannot exceed $26 million. During 2004, the Bank had a net cash outlay of $14.1 million from the increase in the loan portfolio. This compares to a net cash outlay of $41.4 million in 2003 and $14.6 million in 2002.

      The Bank purchased $74 million, $16 million and $63 million in securities during 2004, 2003, and 2002, respectively. Securities sales or maturities totaled $29.6 million, $53.9 million and $44.4 million respectively, for each of those periods.

      The Bank experienced a net increase in deposits of $60.1 million in 2004 compared to a net increase in customer deposits of $10.2 million in 2003 and a net decrease of $4.8 million in 2002. The Bank used $2.4 million to pay down borrowings in 2004 compared to $6.8 million in 2003, and $9.2 million that was provided by increased borrowings in 2002.

      The Corporation had capital of approximately $43 million at December 31, 2004, a $2 million increase over December 31, 2003. The change was the result of $4.2 million in net income, offset by $2 million in dividends paid and a $257 thousand drop in the market value of securities available for sale. In 2003, the capital level of the Corporation was reduced $4.5 million to $41 million. The main reason for the reduction in capital was the repurchase of 263,118 shares of common stock for $6,134,000 in October, 2003. At December 31, 2004, the ratio of stockholders' equity to total assets was 9.3% compared to 10.2% at December 31, 2003. The capital levels of the Bank and the Corporation exceed the minimum guidelines for being considered well capitalized (see note 17 to the financial statements). Management believes the capital levels will be adequate to, among other things, fund banking activities for the foreseeable future.

      At December 31, 2004, the Bank held cash and cash equivalents of approximately $14 million and the entire investment portfolio of $91.1 million was classified as available-for-sale. The estimated market value of the available-for-sale securities exceeded amortized cost by approximately $137 thousand at December 31, 2004.

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

                      PSB Group, Inc. / 2004 Annual Report

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      To a great extent, the Corporation's operating strategies focus on asset/liability management. The purpose of its Asset/Liability Management Policy is to provide stable net interest income growth while both maintaining adequate liquidity and protecting the Bank's earnings from undue interest rate risk. The Bank follows its Asset/Liability Management Policy for controlling exposure to interest rate risk. The Asset/Liability Management Policy is established by Management and is approved by the Board of Directors. In order to control risk in a rising interest rate environment, Management's strategy is generally to shorten the average maturity of the investment portfolio, thereby making the portfolio more liability sensitive. Because of loan repayments, the investment securities due to mature in 2005 and available lines of credit, management believes the Bank is sufficiently liquid.

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

      The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 2004 and the cumulative interest sensitivity gap at December 31, 2004. The amounts in the table are derived from internal data of the Bank and could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

                                           Less than three     Three months to    One to five   Due after five
                                               months        less than one year      years          years           Total
                                           ---------------   ------------------   -----------   -------------    ----------
Interest earning assets:
  Securities (1) (2)                       $         3,781   $           16,714   $    55,557   $       15,073   $   91,125
  Loans                                            143,459               14,622       139,534           41,059      338,674
                                           ---------------   ------------------   -----------   --------------   ----------

    Total interest earning assets          $       147,240   $           31,336   $   195,091   $       56,132   $  429,799
                                           ===============   ==================   ===========   ==============   ==========

Interest bearing liabilities:
  Savings and interest bearing
   demand deposits                         $       214,713   $                -   $         -   $            -   $  214,713
  Time deposits                                     31,709               43,704        63,527                -      138,940
  Short term borrowings                                  -                    -             -                -            -
  Long term borrowings                                   -                    -             -            5,000        5,000
                                           ---------------   ------------------   -----------   -------------    ----------
    Total interest bearing liabilities     $       246,422   $           43,704   $    63,527   $        5,000   $  358,653
                                           ===============   ==================   ===========   ==============   ==========

Interest rate sensitivity gap - current    $       (99,182)  $          (12,368)  $   131,564   $       51,132   $   71,146
                                           ===============   ==================   ===========   ==============   ==========
Interest rate sensitivity gap - cumulative $       (99,182)  $         (111,550)  $    20,014   $       71,146
                                           ===============   ==================   ===========   ==============
Cumulative interest rate sensitivity
  gap as a percent of total assets                  -21.50%              -24.18%         4.34%           15.42%
                                           ===============   ==================   ===========   ==============

(1) Equity investments have been placed in the 0-3 month category.

(2) Re-pricing is based on anticipated call dates, and may vary from contractual maturities.

      Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities and periods to re-pricing, they may react differently to changes in market interest rates. Also, interest rates on assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other assets and liabilities may follow

                      PSB Group, Inc. / 2004 Annual Report
changes in market interest rates. Additionally, certain assets have features that restrict changes in the interest rates of such assets, both on a short-term basis and over the lives of such assets. The gap table presented above is based on stated maturities and next re-pricing dates and does not take into account prepayment or withdrawal assumptions. In the event of a change in market interest rates, prepayments and early withdrawals could cause significant deviation from the stated maturities and re-pricings.

      According to the traditional banking industry static gap table set forth above, the Bank was liability sensitive with a negative cumulative one-year gap of $111.6 million or 24% of interest-earning assets at December 31, 2004. In general, based upon this analysis, and the Bank's mix of deposits, loan and investments, increases in interest rates would be expected to result in a decrease in the Bank's net interest margin. However, a different tool, an interest sensitivity model, is the primary tool used in assessing interest rate risk, by estimating the effect that specific upward and downward changes in interest rates would have on pre-tax net interest income. Key assumptions used in the model include prepayment speeds on mortgage related assets; changes in market conditions, loan volumes and pricing; and management's determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the model can not precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in other market conditions.

      Based on the December 31, 2004 simulation, the Company is in a position to benefit from the rising interest rates that are anticipated. Based on the position of the balance sheet and management's assumptions concerning core deposit sensitivity and other assumptions, net interest income is forecasted to increase as interest rates rise.

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

      ACCOUNTING FOR GOODWILL - Effective January 1, 2002, the Corporation adopted Statement of Financial Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), which changes the Corporation's accounting for goodwill and other intangible assets. Generally, intangible assets that meet certain criteria are recognized and subsequently amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives are not amortized. However, such assets are tested for impairment at adoption of SFAS 142 and at least annually thereafter. The adoption of SFAS 142 resulted in an increase in net income for 2002 of approximately $164,000 due to a decrease in amortization expense. No impairment loss was recorded upon the adoption of SFAS 142 in 2002, nor was any impairment loss was recorded in 2003 or 2004.

                      PSB Group, Inc. / 2004 Annual Report

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

     2004           HIGH        LOW      DIVIDEND DECLARED
--------------    --------    --------   -----------------
FIRST QUARTER     $  23.75    $  20.85       $    0.17
SECOND QUARTER    $  22.50    $  18.10       $    0.17
THIRD QUARTER     $  21.00    $  17.65       $    0.17
FOURTH QUARTER    $  22.50    $  18.75       $    0.18

     2003            HIGH        LOW     DIVIDEND DECLARED
--------------    ---------   --------   -----------------
FIRST QUARTER     $  16.58    $  15.25       $    0.15
SECOND QUARTER    $  22.00    $  15.38       $    0.15
THIRD QUARTER     $  22.50    $  20.00       $    0.17
FOURTH QUARTER    $  23.75    $  20.25       $    0.17

On December 31, 2004, PSB Group, Inc. had 427 holders of record of its common stock. The stock is quoted on the OTC Bulletin Board under the symbol "PSBG.OB". Howe Barnes Investments, Inc. and Monroe Securities, Inc. are market makers in the stock.

Contact Information:

Nick Bach, Vice President                 Russel Feltes
Howe Barnes Investments, Inc.             Monroe Securities, Inc.
222 Riverside Plaza                       343 West Erie Street, Suite 410
Chicago, IL 60606                         Chicago, IL  60610
(800) 800-4693                            (800) 766-5560
www.howebarnes.com                        www.monroesecurities.com

      ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING OF THE SHAREHOLDERS OF PSB GROUP, INC. WILL BE HELD AT 2:00 PM, TUESDAY, APRIL 26, 2005 AT THE FOLLOWING LOCATION:

UKRAINIAN CULTURAL CENTER
26601 RYAN ROAD
WARREN, MI  48089

SHAREHOLDERS ARE INVITED TO ATTEND.

                      PSB Group, Inc. / 2004 Annual Report

44