Form 10-K, Exhibit 13
period 2005-12-31
PSB GROUP INC
filed 2006-03-31
CIK 1235091

                                                                      EXHIBIT 13

To Our Shareholders and Friends:

The year 2005 completes our second full year of operating as PSB Group, Inc. As we wrote in our letter to shareholders in the 2004 annual report, our intent is to employ the powers vested in a holding company only when it is prudent and in the best interests of the company, both financially and competitively. Accordingly, no acquisitions or new business start-ups were consummated in 2005. Nevertheless, we remain receptive to consideration of worthwhile opportunities that may arise in the future.

As noted elsewhere in this report, Peoples State Bank opened two new full-service banking centers in 2005, while laying the groundwork for a third, and Universal Mortgage Corporation completed their acquisition of Nations One, another, established mortgage loan origination company.

Financial results reveal that net income for the fourth quarter of 2005 was $790,000, or $.26 per average outstanding share, compared to $1,185,000, or $.39 per average outstanding share in the fourth quarter of 2004. Full year earnings for 2005 totaled $4,005,000 or $1.32 per average outstanding share, compared to $4,218,000 or $1.39 per average outstanding share in 2004.

Total assets as of December 31, 2005 were $495,011,000 compared to $461,342,000 on December 31, 2004. The lending portfolio totaled $365,093,000 as of December 31, 2004 compared to $338,674,000 at December 31, 2004, representing a 7.8% increase in total loans. Deposits totaled $424,658,000 on December 31, 2005 compared to $411,132,000 at the same time in 2004, representing a 3.3% increase.

Commenting on these results, Robert L. Cole, president, and chief executive officer of PSB Group, Inc., stated, "Opening new, full service banking offices in Sterling Heights and Fenton were among the opportunities and challenges we faced in 2005. The costs associated with building and opening these two new offices were anticipated, but uncontrollable factors, including Michigan's besieged economy, contributed to making it a difficult year for earnings."

Mr. Cole added, "While earnings are less than we had anticipated, I am pleased with the overall direction of the Bank, especially the growth of our loan portfolio." Cole also noted, "Our dedicated team of associates continues to overcome obstacles, including intense competition, a struggling economy and an environment of rising interest rates, to attract additional, new customers to the bank."

Sincerely,

/s/ David L. Wood                       /s/ Robert L. Cole

David L. Wood                           Robert L. Cole
CHAIRMAN OF THE BOARD                   PRESIDENT & CEO

                                 PSB GROUP, INC.

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2005

PSB GROUP, INC.

                                                                        CONTENTS
REPORT LETTER                                                               1

CONSOLIDATED FINANCIAL STATEMENTS

      Balance Sheet                                                         2

      Statement of Operations                                               3

      Statement of Stockholders' Equity                                     4

      Statement of Cash Flows                                               5

      Notes to Consolidated Financial Statements                           6-34

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
PSB Group, Inc.

We have audited the accompanying consolidated balance sheet of PSB Group, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for each year in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Group, Inc. as of December 31, 2005 and 2004 and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Auburn Hills, Michigan
March 3, 2006

PSB GROUP, INC.

                                                      CONSOLIDATED BALANCE SHEET
                                           (000s OMITTED, EXCEPT PER SHARE DATA)

                                                                           December 31
                                                                       ----------------------
                                                                         2005         2004
                                                                       ---------    ---------
                                       ASSETS

Cash and due from banks                                                $  12,261    $  14,253
Securities - Available for sale (Note 3)                                  93,645       91,125
Loans (Note 4)                                                           365,093      338,674
Less allowance for possible loan losses (Note 4)                          (3,670)      (3,394)
                                                                       ---------    ---------
   Net loans                                                             361,423      335,280
Loans held for sale                                                        6,235        2,388
Bank premises and equipment (Note 5)                                      12,663       10,618
Accrued interest receivable                                                2,406        2,144
Goodwill (Note 1)                                                          4,458        4,100
Other assets (Note 9)                                                      1,920        1,434
                                                                       ---------    ---------
   Total assets                                                        $ 495,011    $ 461,342
                                                                       =========    =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Deposits:
  Noninterest-bearing                                                  $  54,445    $  57,479
  Interest-bearing (Note 6)                                              370,213      353,653
                                                                       ---------    ---------
   Total deposits                                                        424,658      411,132
 Short-term borrowings (Note 7)                                           20,440            -
 Long-term debt (Note 7)                                                   5,770        5,000
 Accrued taxes, interest, and other liabilities (Note 9)                     963        2,229
                                                                       ---------    ---------
   Total liabilities                                                     451,831      418,361

STOCKHOLDERS' EQUITY (Notes 10, 11, 14, and 17)
 Common stock:
  Authorized - 5,000,000 shares, no par value
  Issued and outstanding - 3,029,152 shares in 2005
   and 2,885,073 shares in 2004                                           20,406       17,560
 Unearned ESOP benefits (Note 8)                                            (770)           -
 Common stock held in trust (Note 8)                                        (230)           -
 Deferred compensation obligation (Note 8)                                   230            -
 Retained earnings                                                        24,357       25,331
 Accumulated other comprehensive income (Note 1)                            (813)          90
                                                                       ---------    ---------
   Total stockholders' equity                                             43,180       42,981
                                                                       ---------    ---------
   Total liabilities and stockholders' equity                          $ 495,011    $ 461,342
                                                                       =========    =========

See Notes to Consolidated Financial Statements.

PSB GROUP, INC.

                                            CONSOLIDATED STATEMENT OF OPERATIONS
                                           (000s OMITTED, EXCEPT PER SHARE DATA)

                                                                    Year Ended December 31
                                                           ----------------------------------------
                                                              2005           2004          2003
                                                           -----------    -----------   -----------
INTEREST INCOME
  Loans, including fees                                    $    23,942    $    20,780   $    19,762
  Securities:
    Taxable                                                      2,676          1,183         1,433
    Tax-exempt                                                     872            619           873
Federal funds sold                                                  28             51            28
                                                           -----------    -----------   -----------
      Total interest income                                     27,518         22,633        22,096

INTEREST EXPENSE
  Deposits                                                       8,777          5,546         5,214
  Short-term borrowings                                            368             61            25
  Long-term debt                                                   224            224           224
                                                           -----------    -----------   -----------
      Total interest expense                                     9,369          5,831         5,463
                                                           -----------    -----------   -----------
NET INTEREST INCOME - Before provision for loan losses          18,149         16,802        16,633

PROVISION FOR LOAN LOSSES (Note 4)                               1,554          1,200             -
                                                           -----------    -----------   -----------
NET INTEREST INCOME - After provision for loan losses           16,595         15,602        16,633

OTHER OPERATING INCOME
  Service charges on deposit accounts                            2,399          2,477         2,356
  Gain on sale of mortgages                                      1,411          1,216         1,463
  Gain (loss) on sale of available-for-sale securities             (16)             9           163
  Other income                                                   2,495          2,124         2,053
                                                           -----------    -----------   -----------

      Total other operating income                               6,289          5,826         6,035

OTHER OPERATING EXPENSES
  Salaries and employee benefits (Note 8)                        9,276          8,267         9,550
  Occupancy costs (Note 5)                                       3,580          3,065         2,769
  Legal and professional                                         1,036          1,145         1,428
  Other operating expenses                                       3,480          3,170         3,251
                                                           -----------    -----------   -----------
      Total other operating expenses                            17,372         15,647        16,998
                                                           -----------    -----------   -----------

INCOME - Before federal income taxes                             5,512          5,781         5,670

FEDERAL INCOME TAXES (Note 9)                                    1,507          1,563         1,457
                                                           -----------    -----------   -----------
NET INCOME                                                 $     4,005    $     4,218   $     4,213
                                                           ===========    ===========   ===========
PER SHARE DATA
  Weighted average shares outstanding                        3,025,727      3,029,152     3,258,672
  Basic earnings                                           $      1.32    $      1.39   $      1.29

See Notes to Consolidated Financial Statements.

PSB GROUP, INC.

                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                           (000s OMITTED, EXCEPT PER SHARE DATA)

                                                                        Unearned     Common
                                                  Number of   Common      ESOP    Stock Held in
                                                   Shares      Stock    Benefits      Trust
                                                  ---------  ---------  --------  -------------
BALANCE - January 1, 2003                         3,148,191  $  23,694  $      -     $    -

Comprehensive income (Note 1):
 Net income
 Change in unrealized gain on securities
  available for sale

    Total comprehensive income

Repurchase of common stock (Note 10)              (263,118)     (6,134)

Cash dividends - $0.61 per share

BALANCE - December 31, 2003                       2,885,073     17,560         -          -

Comprehensive income (Note 1):

  Net income

  Change in unrealized gain on securities
   available for sale

    Total comprehensive income

Cash dividends - $0.66 per share

BALANCE - December 31, 2004                       2,885,073     17,560         -          -

Comprehensive income (Note 1):

  Net income

  Change in unrealized gain on securities
   available for sale

    Total comprehensive income

Stock dividend (5%) (Note 10)                       144,079      2,846
Cash dividends - $0.70 per share
Establish unearned ESOP benefit (Note 8)                                    (770)
Purchase of common stock by trust (Note 8)                                             (230)
Deferred compensation (Note 8)
                                                  ---------  ---------  --------     ------
BALANCE - December 31, 2005                       3,029,152  $  20,406  $   (770)    $ (230)
                                                  =========  =========  ========     ======
                                                                                 Accumulated
                                                    Deferred                        Other                Total
                                                  Compensation   Retained       Comprehensive        Stockholders'
                                                   Obligation    Earnings       Income (Loss)            Equity
                                                  ------------   --------       -------------        -------------
BALANCE - January 1, 2003                            $   -       $ 20,861         $    918             $  45,473

Comprehensive income (Note 1):
 Net income                                                         4,213                                  4,213
 Change in unrealized gain on securities
  available for sale                                                                  (571)                 (571)
                                                                                                       ---------

    Total comprehensive income                                                                             3,642

Repurchase of common stock (Note 10)                                                                      (6,134)

Cash dividends - $0.61 per share                                   (1,970)                                (1,970)
                                                                                                       ---------

BALANCE - December 31, 2003                              -         23,104              347                41,011

Comprehensive income (Note 1):

  Net income                                                        4,218                                  4,218

  Change in unrealized gain on securities
   available for sale                                                                 (257)                 (257)
                                                                                                       ---------

    Total comprehensive income                                                                             3,961

Cash dividends - $0.66 per share                                   (1,991)                                (1,991)
                                                                 --------                              ---------

BALANCE - December 31, 2004                              -         25,331               90                42,981

Comprehensive income (Note 1):

  Net income                                                        4,005                                  4,005

  Change in unrealized gain on securities
   available for sale                                                                 (903)                 (903)
                                                                                                       ---------

    Total comprehensive income                                                                             3,102

Stock dividend (5%) (Note 10)                                      (2,846)                                     -
Cash dividends - $0.70 per share                                   (2,133)                                (2,133)
Establish unearned ESOP benefit (Note 8)                                                                    (770)
Purchase of common stock by trust (Note 8)                                                                  (230)
Deferred compensation (Note 8)                         230                                                   230
                                                     -----       --------         --------             ---------
BALANCE - December 31, 2005                          $ 230       $ 24,357         $   (813)            $  43,180
                                                     =====       ========         ========             =========

Book value per share is $14.25, $14.19, and $13.54 at December 31, 2005, 2004,
and 2003, respectively.

See Notes to Consolidated Financial Statements.

PSB GROUP, INC.

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                  (000s OMITTED)

                                                                                    Year Ended December 31
                                                                               --------------------------------
                                                                                 2005        2004        2003
                                                                               --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                   $  4,005    $  4,218    $  4,213
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation and amortization                                                 1,320       1,238       1,136
    Provision for loan loss                                                       1,554       1,200           -
    Accretion and amortization of securities                                        358         116         802
    Deferred income taxes                                                           101           -          75
    (Gain) loss on sale of available-for-sale securities                             16          (9)       (163)
    Origination and purchase of loans held for sale                             (75,474)    (67,721)    (70,357)
    Sale of loans held for sale                                                  71,627      65,960      73,356
    (Increase) decrease in accrued interest receivable                             (262)       (619)        536
    (Increase) decrease in other assets                                            (579)        442        (776)
    Increase (decrease) in accrued interest payable and other liabilities          (822)        137         (34)
                                                                               --------    --------    --------

        Net cash provided by operating activities                                 1,844       4,962       8,788

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale                                     (50,011)    (73,555)    (15,558)
  Proceeds from maturities of securities available for sale                      25,104      29,107      41,705
  Proceeds from sale of securities available for sale                            20,644         446      12,228
  Net increase in loans                                                         (27,697)    (14,105)    (41,405)
  Capital expenditures                                                           (3,479)     (2,643)       (956)
  Proceeds from sale of fixed assets                                                  -           -          34
                                                                               --------    --------    --------

        Net cash used in investing activities                                   (35,439)    (60,750)     (3,952)

  CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in time deposits                                                  18,304       3,854       1,141
  Net increase (decrease) in other deposits                                      (4,778)     56,290       9,067
  Net increase (decrease) in short-term borrowings                               20,440      (2,420)     (6,790)
  Purchase of common stock to be held in trust                                     (230)          -      (6,134)
  Cash dividends                                                                 (2,133)     (1,991)     (1,970)
                                                                               --------    --------    --------
        Net cash provided by (used in) financing activities                      31,603      55,733      (4,686)
                                                                               --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (1,992)        (55)        150

CASH AND CASH EQUIVALENTS - Beginning of year                                    14,253      14,308      14,158
                                                                               --------    --------    --------
CASH AND CASH EQUIVALENTS - End of year                                        $ 12,261    $ 14,253    $ 14,308
                                                                               ========    ========    ========
SUPPLEMENTAL INFORMATION - Cash paid for
  Interest                                                                     $  9,322    $  5,809    $  5,297
  Income taxes                                                                    2,640       1,190       1,393

See Notes to Consolidated Financial Statements.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial statements include the accounts of PSB Group, Inc. (the "Corporation") and its wholly owned subsidiaries, Peoples State Bank, Inc. (the "Bank") and PSB Capital, Inc. (Capital). PSB Title Insurance Agency, Inc. (PSB) and Universal Mortgage Company (UMC) are wholly owned subsidiaries of Peoples State Bank, Inc. All significant intercompany transactions are eliminated in consolidation.

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

      NATURE OF OPERATIONS - The Corporation provides full-service banking through 12 branch offices and eight loan origination offices to the Michigan communities of Wayne, Oakland, Macomb, and Genesee counties.

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      STOCK COMPENSATION PLANS - The Corporation applies intrinsic value method of accounting under the provisions of APB Opinion No. 25, "Accounting for Stock-Based Compensation," for all employee stock opinion grants. Disclosure of pro forma net income and earnings per share amounts as if the fair-value based method has been applied in measuring compensation costs is presented in the following table for the years ended December 31 (000s omitted, except per share data):

                                                     2005     2004     2003
                                                    -------  -------  -------
As reported - Net income available to common
  shareholders                                      $ 4,005  $ 4,218  $ 4,213

Less stock-based compensation expense
  determined under fair value method - Net of tax         5        -        -
                                                    -------  -------  -------

     Pro forma net income                           $ 4,000  $ 4,218  $ 4,213
                                                    =======  =======  =======
As reported earnings per share                      $  1.32  $  1.39  $  1.29
Proforma earnings per share                         $  1.32  $  1.39  $  1.29
As reported earnings per diluted share              $  1.32  $  1.39  $  1.29
Pro forma earnings per diluted share                $  1.32  $  1.39  $  1.29

      Compensation expense in the pro forma disclosures is not indicative of future amounts, as options vest over several years and additional grants are generally made each year.

      The weighted average fair value of options granted was $1.59 for December 31, 2005. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for the grants in 2005:

                                                     2005
                                                    -------
Dividend yield                                        3.50%
Expected average life (years)                         7.00
Volatility                                           16.21%
Risk-free interest rate                               4.12%

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method. As of December 31, 2005, the outstanding stock options would have an anti-dilutive effect and therefore have not been included in the calculation of diluted earnings per share.

            EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) -- Compensation expense is recognized as ESOP shares are committed to be released. Allocated and committed to be released ESOP shares are considered outstanding for earnings per share calculation based on debt service payments. Other ESOP shares are excluded from earnings per share calculation. Dividends declared on allocated ESOP shares are charged to retained earnings. Dividends declared on unallocated ESOP shares are used to satisfy debt service. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders' equity.

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

            The components of accumulated other comprehensive income and related tax effects are as follows (000s omitted):


                                           2005         2004         2003
                                         --------      -------      -------
Unrealized holding gains(losses) on
  available-for-sale securities          $(1,232)      $   137      $   526
Tax effect                                  (419)           47          179
                                         -------       -------      -------
Accumulated other comprehensive
  income                                 $  (813)      $    90      $   347
                                         =======       =======      =======

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            DERIVATIVE FINANCIAL INSTRUMENTS - In April 2003, the FASB issued SFAS No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

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

            GOODWILL - Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is not amortized but it is assessed at least annually for impairment, and any such impairment will be recognized in the period identified. Goodwill totaling approximately $358,000 was recorded during the year ended December 31, 2005 bringing the total to $4,458,000.

            STOCK-BASED COMPENSATION - In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), Accounting for Stock-Based Compensation ("SFAS 123R"). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the income statement based on their fair values. Prior to SFAS 123R, only certain pro forma disclosures of fair value were required. The amount of compensation is measured at the fair value of the options when granted, and this cost is expensed over the required service period, which is normally the vesting period of the options. SFAS 123R will apply to awards granted or modified after January 1, 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The future effect of the adoption of the new accounting principle on results of operations will depend on the level of future option grants, the vesting period for those grants, and the fair value of the options granted at such future date. Existing options that are scheduled to vest after the adoption date are expected to result in additional compensation expense of approximately $17,000 in 2006. The total compensation expense resulting from options issued in prior years that will be recognized over the future vesting period is approximately $43,000.

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 2 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

            The Corporation is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2005 and 2004, these reserve balances amounted to $2,986,000 and $3,433,000, respectively.

NOTE 3 - SECURITIES

            The amortized cost and estimated market value of securities are as follows (000s omitted):


                                                                                       2005
                                                           -------------------------------------------------------------
                                                                               Gross            Gross         Estimated
                                                           Amortized        Unrealized       Unrealized         Market
                                                              Cost             Gains           Losses           Value
                                                           ----------       ----------       ----------       ----------
Available-for-sale securities:
    U.S. Treasury securities and obligations of U.S.
      government corporations and agencies                 $  60,428        $        3       $  (1,186)       $  59,245
    Obligations of state and political
       subdivisions                                           31,714                96            (130)          31,680
    Corporate debt securities                                  1,000                 -             (15)             985
    Other                                                      1,735                 -               -            1,735
                                                           ---------        ----------       ---------        ---------

            Total available-for-sale securities            $  94,877        $       99       $  (1,331)       $  93,645
                                                           =========        ==========       =========        =========

                                                                                       2004
                                                           -------------------------------------------------------------
                                                                               Gross            Gross         Estimated
                                                           Amortized        Unrealized       Unrealized         Market
                                                              Cost             Gains           Losses           Value
                                                           ----------       ----------       ----------       ----------
Available-for-sale securities:
    U.S. Treasury securities and obligations of U.S.
       government corporations and agencies                $   68,619       $       54       $   (185)        $  68,488
    Obligations of state and political
       subdivisions                                            19,670              261             (1)           19,930
    Corporate debt securities                                   1,000                8              -             1,008
    Other                                                       1,699                -              -             1,699
                                                           ----------       ----------       --------         ---------
            Total available-for-sale securities            $   90,988       $      323       $   (186)        $  91,125
                                                           ==========       ==========       ========         =========

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 3 - SECURITIES (CONTINUED)

            The amortized cost and estimated market value of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

                                                   Available for Sale
                                                ------------------------
                                                Amortized        Market
                                                   Cost           Value
                                                ---------        -------
Due in one year or less                          $27,025         $26,790
Due in one through five years                     23,846          23,325
Due after five years through ten years            15,784          15,744
Due after ten years                                9,485           9,445
                                                 -------         -------
          Total                                   76,140          75,304

Federal agency pools                              17,002          16,606
Other                                              1,735           1,735
                                                 -------         -------
          Total                                  $94,877         $93,645
                                                 =======         =======

Proceeds from the sale of available-for-sale securities during 2005, 2004, and 2003 were $20,644,000, $446,000, and $12,228,000, respectively.

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 3 - SECURITIES (CONTINUED)

            Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (000s omitted):

                                                                                2005
                                                        -------------------------------------------------------
                                                         Less Than Twelve Months         Over Twelve Months
                                                        -------------------------     -------------------------
                                                           Gross                        Gross
                                                        Unrealized                    Unrealized
                                                          Losses       Fair Value       Losses       Fair Value
                                                        ----------     ----------     ----------     ----------
Available-for-sale securities:
    U.S. Treasury securities and obligations
      of U.S. government corporations and agencies       $    446       $ 23,032        $  740        $ 35,713

    Obligations of state and political subdivisions           130         14,379             -               -

    Corporate debt securities                                  15            985             -               -

    Other                                                       -              -             -               -
                                                         --------       --------        ------        --------
                Total available-for-sale securities      $    591       $ 38,396        $  740        $ 35,713
                                                         ========       ========        ======        ========


                                                                                2004
                                                        -------------------------------------------------------
                                                         Less Than Twelve Months         Over Twelve Months
                                                        -------------------------     -------------------------
                                                           Gross                        Gross
                                                        Unrealized                    Unrealized
                                                          Losses       Fair Value       Losses       Fair Value
                                                        ----------     ----------     ----------     ----------
Available-for-sale securities:
    U.S. Treasury securities and obligations
      of U.S. government corporations and agencies       $    185       $ 52,301        $    -        $      -

    Obligations of state and political subdivisions             1          1,288             -               -

    Corporate debt securities                                   -              -             -               -

    Other                                                       -              -             -               -
                                                         --------       --------        ------        --------
                Total available-for-sale securities      $    186       $ 53,589        $    -        $      -
                                                         ========       ========        ======        ========

NOTE 3 - SECURITIES (CONTINUED)

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

            At December 31, 2005 and 2004, securities having a carrying value of $2,500,000 and $2,067,913 (market value of $2,418,750 and
            $2,058,125), respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.

NOTE 4 - LOANS

            A summary of the balances of loans at December 31, 2005 and 2004 is as follows (000s omitted):

                                             2005                2004
                                          ----------          ----------
Mortgage loans on real estate:
    Residential 1-4 family                $  88,733           $  94,898
    Commercial                              170,445             141,845
    Construction                             26,611              17,573
    Second mortgages                          8,920               7,666
    Equity lines of credit                   12,380              11,011
                                          ---------           ---------
            Total mortgage loans            307,089             272,993
Commercial loans                             46,409              48,046
Consumer installment loans                   12,213              18,312
                                          ---------           ---------
            Subtotal                        365,711             339,351
Less allowances for loan losses              (3,670)             (3,394)
Net deferred loan fees                         (618)               (677)
                                          ---------           ---------
            Loans - Net                   $ 361,423           $ 335,280
                                          =========           =========

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 4 - LOANS (CONTINUED)

            An analysis of the allowance for loan losses is as follows (000s omitted):


                                          2005            2004              2003
                                        --------         --------          --------
Balance - Beginning of year             $ 3,394          $ 3,887           $ 4,632
Loan loss provision                       1,554            1,200                 -
Loan losses                               1,880)          (2,318)           (1,553)
Loan loss recoveries                        602              625               808
                                        -------          -------           -------
Balance - End of year                   $ 3,670          $ 3,394           $ 3,887
                                        =======          =======           =======
As a percentage of total loans             1.01             1.00              1.19
                                        =======          =======           =======

            The following is a summary of information pertaining to impaired loans (000s omitted):


                                                                  2005            2004
                                                                 ------          ------
Impaired loans without a valuation allowance                     $  449          $  901

Impaired loans with a valuation allowance                         3,953           1,396
                                                                 ------          ------

            Total impaired loans                                 $4,402          $2,297
                                                                 ======          ======

Valuation allowance related to impaired loans                    $  556          $  632
                                                                 ======          ======

Total non-accrual loans                                          $1,651          $2,297
                                                                 ======          ======

Total loans past due 90 days or more and still accruing          $2,044          $  376
                                                                 ======          ======


                                                                       2005            2004            2003
                                                                      ------          ------          ------
Average investment in impaired loans                                  $1,945          $1,363          $1,300
                                                                      ======          ======          ======
Interest income recognized on impaired loans                          $  218          $   11          $   16
                                                                      ======          ======          ======
Interest income recognized on a cash basis on impaired loans          $  201          $   13          $   15
                                                                      ======          ======          ======

            No additional funds are committed to be advanced in connection with impaired loans.

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 5 - BANK PREMISES AND EQUIPMENT

            Bank premises and equipment at December 31, 2005 and 2004 consisted of the following (000s omitted):

                                                          2005             2004
                                                        -------          -------
Land                                                    $ 2,323          $ 2,323
Buildings and improvements                               10,819            8,265
Construction in process                                     105            1,307
Furniture, fixtures, and equipment                       10,679            9,343
                                                        -------          -------

            Total bank premises and equipment            23,926           21,238

Less accumulated depreciation and amortization           11,263           10,620
                                                        -------          -------

            Net carrying amount                         $12,663          $10,618
                                                        =======          =======

            Depreciation expense totaled $1,320,000, $1,238,000, and $1,136,000 during 2005, 2004, and 2003, respectively.

            Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2005 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows (000s omitted):

   2006                           $  657
   2007                              315
   2008                              265
   2009                              265
   2010                              265
Thereafter                           923
                                  ------
            Total                 $2,690
                                  ======

            Total rent expense for the years ended December 31, 2005, 2004, and 2003 amounted to $556,000, $450,000, and $348,000, respectively.

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 6 - DEPOSITS

            Interest-bearing deposits at December 31, 2005 and 2004 consisted of the following (000s omitted):


                                                           2005              2004
                                                         --------          --------
NOW accounts                                             $ 33,143          $ 34,868
Savings                                                   145,753           122,947
Money market demand                                        34,073            56,898
Time:
    $100,000 and over                                      66,918            63,859
    Under $100,000                                         90,326            75,081
                                                         --------          --------

                Total interest-bearing deposits          $370,213          $353,653
                                                         ========          ========

            The remaining maturities of certificates of deposit outstanding at December 31, 2005 are as follows (000s omitted):


                                          Under           $100,000
                                        $100,000          and Over
                                        --------          --------
2006                                    $ 51,850          $ 43,072
2007                                      26,302            16,599
2008                                       4,729             2,964
2009                                       2,678             2,753
2010                                       2,938               135
Thereafter                                 1,829             1,395
                                        --------          --------

            Total                       $ 90,326          $ 66,918
                                        ========          ========

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 7 - BORROWING ARRANGEMENTS

            The Corporation has an agreement with the Federal Home Loan Bank of Indianapolis under which the Corporation may obtain advances up to an aggregate amount of $26,000,000. The interest rates on outstanding advances as of December 31, 2005 ranged from 4.38% to 4.59%. The Corporation has provided a blanket pledge of all of the Corporation's residential mortgage loans as collateral on advances under this agreement. The Corporation also borrows Federal Funds on an overnight basis to meet short-term liquidity needs. Short-term borrowings outstanding as of December 31, 2005 are as follows (000s omitted):

Short-term FHLB advances          $12,500
Federal Funds Purchased             7,940
                                  -------
    Total                         $20,440

            In addition to the short-term advances from the Federal Home Loan Bank of Indianapolis under the agreement described above, the Corporation also has a long-term advance outstanding. This advance was taken in 2001 and matures on January 22, 2011 with principal due at that time. Interest-only payments are due monthly at a rate of 4.43% as of December 31, 2005.

NOTE 8 - BENEFIT PLANS

            The Corporation has a defined contribution 401(k), employee profit-sharing, and Employee Stock Ownership (ESOP) plan covering substantially all employees. Employer matching contributions are discretionary. The Corporation typically matches 100 percent of the first 3 percent of employee contributions and 50 percent of the next 3 percent of employee contributions to the 401(k) plan. Employer 401(k) matching contributions and profit-sharing contributions are at the discretion of the Corporation's Board of Directors. Employer 401(k) matching contributions to the plan were approximately $217,000, $224,000, and $245,000 during 2005, 2004, and 2003, respectively. Employer profit-sharing contributions made to the ESOP were approximately $100,000, $100,000, and $181,000 during 2005,
            2004, and 2003, respectively.

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 8 - BENEFIT PLANS (CONTINUED)

            The ESOP has entered into a 6 year note payable with an outside financial institution. The terms of the note include a variable rate payable, due in annual installments to 2011, floating at LIBOR plus
            1.75 which was 6.20% at December 31, 2005. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in stockholders' equity.

            As of December 31, 2005, scheduled maturities of the ESOP note payable are as follows (000s omitted):

2006                                    $ 26
2007                                     154
2008                                     154
2009                                     154
Subsequent years                         282
                                        ----
            Total                       $770
                                        ====

            The shares held by the ESOP are held in a suspense account for allocation amongst the participants as the loan is repaid. Shares held by the ESOP include the following at December 31, 2005 and had a fair value of approximately $1,397,000:

Allocated                          41,318
Committed to be allocated               -
Unallocated                        38,501
                                   ------
            Total                  79,819

            The Corporation also has entered into deferred compensation arrangements with certain of its directors. Amounts deferred under the arrangements are invested in Corporation common stock and are maintained in a rabbi trust. The Corporation has 11,499 shares of common stock reserved for the various plans with a related obligation of $230,000 established within stockholders' equity as of December 31, 2005. The arrangements are accounted for in accordance with EITF Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested. Assets of the rabbi trust are consolidated with the Corporation, and the value of the Corporation's stock held in the rabbi trust is classified in stockholders' equity and generally accounted for in a manner similar to treasury stock.

NOTE 8 - BENEFIT PLANS (CONTINUED)

            The Corporation recognizes the original amount of deferred compensation as the basis for recognition in the rabbi trust. Changes in fair value owed to directors are not

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

            recognized as the arrangements do not permit diversification and must be settled by the delivery of a fixed number of shares of the Corporation's common stock. Shares purchased by the rabbi trust totaled 11,499 for the year ended December 31, 2005. The shares were purchased at a price of $20 per share. There were no transactions involving the rabbi trust prior to the year ended December 31, 2005.

NOTE 9 - FEDERAL INCOME TAXES

            The provision for federal income taxes reflected in the consolidated statement of operations for the years ended December 31, 2005, 2004, and 2003 consisted of the following (000s omitted):


                                               2005            2004            2003
                                              ------          ------          ------
Current expense                               $1,406          $1,563          $1,382
Deferred expense                                 101               -              75
                                              ------          ------          ------
            Total income tax expense          $1,507          $1,563          $1,457
                                              ======          ======          ======

            A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes follows:

                                               Percent of Pretax Income
                                          ----------------------------------
                                           2005          2004          2003
                                          ------        ------        ------
Amount computed at statutory rates           34            34            34
Decrease resulting from:
    Tax-exempt municipal interest            (5)           (9)           (5)
    Other                                    (2)            2            (3)
                                           ----          ----          ----
            Reported tax expense             27            27            26
                                           ====          ====          ====

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 9 - FEDERAL INCOME TAXES (CONTINUED)

            The details of the net deferred tax asset (liability) at December 31, 2005 and 2004 are as follows (000s omitted):


                                                         2005            2004
                                                        ------          ------
Deferred tax assets:
    Provision for loan losses                           $  737          $  768
    Net deferred loan fees                                 204             225
    Accrued employee benefits                               46              42
    Deferred compensation                                  196             164
    Unrealized losses on investment securities
        available for sale                                 419               -
    Other                                                   35               6
                                                        ------          ------

                Total deferred tax assets                1,637           1,205

Deferred tax liabilities:
    Property and equipment                                 674             741
    Original issue discount                                351             199
    Unrealized gains on investment securities
        available for sale                                   -              47
    Other                                                  160             131
                                                        ------          ------

                Total deferred tax liabilities           1,185           1,118
                                                        ------          ------

                Net deferred tax asset                  $  452          $   87
                                                        ======          ======

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 10 - STOCK TRANSACTIONS

            On October 31, 2003, the Corporation repurchased and retired 263,118 shares of common stock for $6,134,000 from a director of the Corporation. On April 21, 2005, the Board approved a 5 percent stock dividend to holders of record of common stock of the Corporation on June 1, 2005. Earnings per share and cash dividends per share for all years presented have been adjusted in the accompanying consolidated financial statements to reflect the stock dividend.

NOTE 11 - STOCK-BASED COMPENSATION

            During 2004, the Corporation adopted the PSB Group, Inc. 2004 Stock Compensation Plan and has reserved 450,000 shares of common stock for issuance under the plan. Vesting is to be specified at the time of grant and options will expire 10 years after the grant date. The exercise price of each option granted will not be below the fair market value of the Corporation's common stock on the date of the grant.

            A summary of the Corporation's option activity for the year ended December 31, 2005 is as follows:

                                                          2005
                                                 ------------------------
                                                                 Weighted
                                                 Number          Average
                                                   of            Exercise
                                                 Shares           Price
                                                 ------          --------
Options outstanding - Beginning of year               -           $    -

Options granted                                  31,100            24.42
Options exercised                                     -                -
Options forfeited                                     -                -
                                                 ------

Options outstanding - End of year                31,100           $24.42
                                                 ======

Exercisable at end of year                            -                -

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 11 - STOCK-BASED COMPENSATION (CONTINUED)

            Information pertaining to options outstanding at December 31, 2005 is as follows:

                                                     Options
                     Options Outstanding           Exercisable
              --------------------------------     -----------
                                   Weighted
                                   Average
Exercise         Number           Remaining           Number
 Price        Outstanding     Contractual Life     Outstanding
---------     -----------     ----------------     -----------
$   24.42          31,100                  9.5               -

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

            At December 31, 2005 and 2004, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

                                                    2005        2004
                                                  --------    --------
Commitments to grant loans                        $ 19,389    $ 16,583
Unfunded commitments under lines of credit          47,206      18,538
Commercial and standby letters of credit             3,064       4,801

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

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

PSB GROUP, INC.
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

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

            At December 31, 2005, the Bank's retained earnings available for the payment of dividends was $12,972,000. Accordingly, $30,236,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2005. Funds available for loans or advances by the Bank to the Corporation amounted to $4,326,000.

            In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

NOTE 15 - RELATED PARTY TRANSACTIONS

            In the ordinary course of business, the Corporation has granted loans to principal officers and directors and their affiliates amounting to $1,317,000 at December 31, 2005 and $1,397,000 at
            December 31, 2004. During the year ended December 31, 2005, total principal additions were $38,000 and total principal payments were $118,000.

            Deposits from related parties held by the Corporation at December 31, 2005 and 2004 amounted to $1,702,000 and $1,969,000, respectively.

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

            The estimated fair values and related carrying or notional amounts of the Corporation's financial instruments are as follows (000s omitted):

                                                2005                      2004
                                       -----------------------    ----------------------
                                       Carrying     Estimated     Carrying    Estimated
                                        Amount      Fair Value     Amount     Fair Value
                                       ---------    ----------    ---------   ----------
Assets:
       Cash and short-term
           investments                 $  12,261    $   12,261    $  14,253   $  14,253
        Securities                        93,645        93,645       91,125      91,125
        Loans                            361,423       361,140      335,280     334,793
        Loans held for sale                6,235         6,235        2,388       2,388
        Accrued interest receivable        2,406         2,406        2,144       2,144

Liabilities:
       Noninterest-bearing deposits       54,445        54,445       57,479      57,479
       Interest-bearing deposits         370,213       370,030      353,653     354,235
       Short-term borrowings              20,440        20,440            -           -
       Long-term debt                      5,770         5,689        5,000       4,998
       Accrued interest payable              296           296          220         220

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

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

            Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 17 - REGULATORY MATTERS (CONTINUED)

            As of December 31, 2005, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier I risked-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2005 and 2004 are also presented in the table.

                                                                        For Capital              To Be Well-
                                                       Actual        Adequacy Purposes           capitalized
                                                  --------------   ----------------------   ----------------------
                                                 Amount    Ratio   Amount           Ratio   Amount           Ratio
                                                 -------   -----   -------          -----   -------          -----
As of December 31, 2005:
      Total capital
            (to risk-weighted assets)
                   PSB Group, Inc.               $43,001   11.74%  $29,300   > or =   8.0%      N/A   > or =  N/A
                   Peoples State Bank, Inc.      $43,259   11.81%  $29,300   > or =   8.0%  $36,600   > or = 10.0%
      Tier I capital
            (to risk-weighted assets)
                   PSB Group, Inc.               $39,305   10.73%  $14,700   > or =   4.0%      N/A   > or =  N/A
                   Peoples State Bank, Inc.      $39,563   10.80%  $14,700   > or =   4.0%  $22,000   > or =  6.0%
      Tier I capital
            (to average assets)
                   PSB Group, Inc.               $39,305    8.07%  $19,500   > or =   4.0%      N/A   > or =  N/A
                   Peoples State Bank, Inc.      $39,563    8.13%  $19,500   > or =   4.0%  $24,300   > or =  5.0%
As of December 31, 2004:
      Total capital
            (to risk-weighted assets)
                   PSB Group, Inc.               $42,184   12.54%  $26,900   > or =   8.0%      N/A   > or =  N/A
                   Peoples State Bank, Inc.      $41,459   12.33%  $26,900   > or =   8.0%  $33,600   > or = 10.0%
      Tier I capital
            (to risk-weighted assets)
                   PSB Group, Inc.               $38,790   11.54%  $13,500   > or =   4.0%      N/A   > or =  N/A
                   Peoples State Bank, Inc.      $38,065   11.32%  $13,500   > or =   4.0%  $20,200   > or =  6.0%
      Tier I capital
            (to average assets)
                   PSB Group, Inc.               $35,790    8.62%  $18,000   > or =   4.0%      N/A   > or =  N/A
                   Peoples State Bank, Inc.      $38,065    8.46%  $18,000   > or =   4.0%  $22,500   > or =  5.0%

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

            The following represents the condensed financial statements of PSB Group, Inc. (the "Parent") only. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

            The condensed balance sheet at December 31 is as follows (000s omitted):

                                              2005     2004
                                            -------   -------
ASSETS
            Cash at subsidiary bank         $   816   $   580
            Investment in subsidiaries       43,258    42,256
            Other                               222       145
                                            -------   -------

                     Total assets           $44,296   $42,981
                                            =======   =======

LIABILITIES
            Borrowings - ESOP               $   770   $     -
            Deferred Compensation               346         -
                                            -------   -------

                     Total liabilities      $ 1,116   $     -

STOCKHOLDERS' EQUITY                        $43,180   $42,981
                                            -------   -------

LIABILITIES AND STOCKHOLDERS' EQUITY        $44,296   $42,981
                                            =======   =======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

            The condensed statement of operations for the years ended December 31, 2005, 2004 and 2003 is as follows (000s omitted):

                                                    2005        2004       2003
                                                   --------   --------   -------
Operating income - dividends from subsidiaries     $  2,300   $  1,050   $ 10,044
Operating expense                                      (230)      (234)      (181)
                                                   --------   --------   --------

    Income - Before income taxes and equity in
       undistributed income of subsidiaries           2,070        816      9,863

Income tax benefit                                       78         80         62
                                                   --------   --------   --------

    Income - Before equity in undistributed
       income of subsidiaries                         2,148        896      9,925

Equity in undistributed (dividends in excess of)
  income of subsidiaries                              1,857      3,322     (5,712)
                                                   --------   --------   --------

       Net income                                  $  4,005   $  4,218   $  4,213
                                                   ========   ========   ========

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2005, 2004, AND 2003

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

            The condensed statement of cash flows for the years ended December 31, 2005, 2004 and 2003 is as follows (000s omitted):

                                                                  2005      2004     2003
                                                                -------   -------   ------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                $ 4,005   $ 4,218   $4,213
      Adjustments to reconcile net income to net cash
         from operating activities:
              Depreciation and amortization                           2         -        -
             (Equity in undistributed) dividends in
                      excess of income of subsidiaries           (1,857)   (3,323)   5,712
              Net change in other assets                            (77)      (78)     (67)
              Net change in other liabilities                       346         -        -
                                                                -------   -------   ------

                    Net cash provided by operating
                       activities                                 2,419       817    9,858

CASH FLOWS FROM INVESTING ACTIVITIES -
      Investment in subsidiaries                                    (50)        -        -

CASH FLOWS FROM FINANCING ACTIVITIES
      Repurchase of common stock                                     --         -   (6,134)
      Cash dividends                                             (2,133)   (1,991)  (1,970)
                                                                -------   -------   ------

                    Net cash used in financing activities        (2,133)   (1,991)  (8,104)
                                                                -------   -------   ------

NET INCREASE (DECREASE) IN CASH AND
       CASH EQUIVALENTS                                             236    (1,174)   1,754

CASH AND CASH EQUIVALENTS - Beginning of year                       580     1,754        -
                                                                -------   -------   ------

CASH AND CASH EQUIVALENTS - End of year                         $   816   $   580   $1,754
                                                                =======   =======   ======

                                 PSB GROUP, INC.

                       ==================================

                           MANAGEMENT FINANCIAL REPORT

                                DECEMBER 31, 2005

                      PSB Group, Inc. / 2005 Annual Report

TABLE OF CONTENTS

Quarterly Results of Operations ....   37

Selected Financial Information .....   38

Management's Discussion and Analysis   39-50

Market Information .................   51

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

      Statements contained in this report which are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. these statements involve important known and unknown risk, uncertainties and other factors and can be identified by phrases using "estimate," "anticipate," "believe," "project," "expect," "intend," "predict," "potential," "future," "may," "should" and similar expressions or words. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those projected. Such risks and uncertainties include potential changes in interest rates, competitive factors in the financial services industry, general economic conditions, the effect of new legislation and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                      PSB Group, Inc. / 2005 Annual Report

PSB GROUP, INC.

                                                 QUARTERLY RESULTS OF OPERATIONS
                                                                     (UNAUDITED)

      The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                                           YEAR ENDED DECEMBER 31, 2005
                                                        -------------------------------------
                                                        1ST QTR   2ND QTR   3RD QTR   4TH QTR
                                                        -------   -------   -------   -------
Interest income                                         $ 6,292   $ 6,680   $ 7,106   $ 7,440
Interest expense                                          1,901     2,185     2,488     2,795
                                                        -------   -------   -------   -------

Net interest income                                       4,391     4,495     4,618     4,645
Provision for loan losses                                   404       145       644       361
                                                        -------   -------   -------   -------

Net interest income after
     provision for loan losses                            3,987     4,350     3,974     4,284

Non-interest income                                       1,449     1,612     1,692     1,536
Non-interest expense                                      4,186     4,120     4,200     4,866
                                                        -------   -------   -------   -------

Income before income taxes                                1,250     1,842     1,466       954
Income Tax                                                  363       560       420       164
                                                        -------   -------   -------   -------

Net Income                                              $   887   $ 1,282   $ 1,046   $   790
                                                        =======   =======   =======   =======

Earnings per share:

                          Basic                         $  0.29   $  0.42   $  0.35   $  0.26
                          Diluted                       $  0.29   $  0.42   $  0.35   $  0.26

Cash dividends declared per share                       $  0.17   $  0.17   $  0.18   $  0.18



                                                           YEAR ENDED DECEMBER 31, 2004
                                                        -------------------------------------
                                                        1ST QTR   2ND QTR   3RD QTR   4TH QTR
                                                        -------   -------   -------   -------
Interest income                                         $ 5,342   $ 5,503   $ 5,735   $ 6,053
Interest expense                                          1,355     1,361     1,425     1,690
                                                        -------   -------   -------   -------

Net interest income                                       3,987     4,142     4,310     4,363
Provision for loan losses                                    90       380       350       380
                                                        -------   -------   -------   -------

Net interest income after
     provision for loan losses                            3,897     3,762     3,960     3,983

Non-interest income                                       1,424     1,326     1,492     1,584
Non-interest expense                                      4,112     3,730     3,727     4,078
                                                        -------   -------   -------   -------

Income before income taxes                                1,209     1,358     1,725     1,489
Income Tax                                                  351       399       509       304
                                                        -------   -------   -------   -------

Net Income                                              $   858   $   959   $ 1,216   $ 1,185
                                                        =======   =======   =======   =======

Earnings per share:

                          Basic                         $  0.28   $  0.32   $  0.40   $  0.39
                          Diluted                       $  0.28   $  0.32   $  0.40   $  0.39

Cash dividends declared per share                       $  0.16   $  0.16   $  0.17   $  0.17

PSB GROUP, INC.

                                                  SELECTED FINANCIAL INFORMATION

                                                                         FOR THE YEARS ENDED DECEMBER 31
                                                         ----------------------------------------------------------
                                                                                  (Dollars in Thousands)
                                                           2005        2004        2003         2002        2001
                                                         ---------   ---------   ---------   ----------   ---------
SUMMARY OF INCOME
     Interest income                                        27,518      22,633      22,096       24,421      28,649
     Interest expense                                        9,369       5,831       5,463        6,816      11,592
                                                         ---------   ---------   ---------   ----------   ---------

          Net Interest income                               18,149      16,802      16,633       17,605      17,057
     Provision (credit) for possible loan losses             1,554       1,200           -         (800)     (1,500)
                                                         ---------   ---------   ---------   ----------   ---------

     Net interest income after provision for
          possible loan losses                              16,595      15,602      16,633       18,405      18,557
     Non-interest income                                     6,289       5,826       6,035        4,668       5,705
     Non-interest expense                                   17,372      15,647      16,998       15,734      16,190
                                                         ---------   ---------   ---------   ----------   ---------

     Income before income tax expense                        5,512       5,781       5,670        7,339       8,072
     Income tax expense                                      1,507       1,563       1,457        2,050       2,252
                                                         ---------   ---------   ---------   ----------   ---------

     Net income                                              4,005       4,218       4,213        5,289       5,820
                                                         =========   =========   =========   ==========   =========

PER SHARE DATA
     Basic earnings per common share                          1.32        1.39        1.29         1.60        1.76
     Diluted earnings per common share                        1.32        1.39        1.29         1.60        1.76
     Cash dividends                                           0.70        0.66        0.61         0.67        0.65
     Period end book value per common share                  14.25       14.19       13.54        13.75       12.77
     Weighted average number of common
          shares outstanding                             3,025,727   3,029,152   3,258,672    3,305,601   3,305,601

SELECTED BALANCES (AT PERIOD END)
     Securities                                             93,645      91,125      47,619       87,498      69,262
     Loans, net                                            361,423     335,280     322,375      280,970     265,614
     Total assets                                          495,011     461,342     401,511      402,589     394,995
     Total deposits                                        424,658     411,132     350,988      340,780     345,555
     Borrowings                                             26,210       5,000       7,420       14,210       5,000
     Total stockholders' equity                             42,950      42,981      41,011       45,473      42,222

SELECTED RATIOS
     Return on average assets                                 0.83%       0.99%       1.04%        1.33%       1.45%
     Return on average total stockholders' equity             9.22%      10.08%       9.30%       12.06%      14.80%
     Avereage equity to average assets                        8.97%       9.79%      11.23%       11.05%       9.79%
     Net interest margin (1)                                  3.99%       4.19%       4.41%        4.74%       4.50%
     Efficiency ratio (2)                                    71.09%      69.15%      74.99%       70.64%      71.13%
     Dividend payout ratio (3)                                  53%         47%         47%          41%         37%

ASSET QUALITY RATIOS
     Allowance for possible loan losses to:
          Ending total loans                                  1.00%       1.00%       1.19%        1.62%       2.06%
          Non-performing assets                              81.27%      84.62%      87.11%      110.73%     226.30%
     Non-performing assets to ending total loans              1.24%       1.18%       1.37%        1.46%       0.91%
     Net loan charge-offs to average loans                    0.36%       0.49%       0.24%        0.06%       1.38%

CAPITAL RATIOS
     Total capital to risk-weighted assets                   11.74%      12.54%      13.27%       15.58%      14.93%
     Tier 1 capital to risk-weighted assets                  10.73%      11.54%      12.02%       14.32%      13.67%
     Tier 1 capital to average assets                         8.07%       8.62%       9.13%       10.20%       9.31%



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

      The consolidated financial statements include the accounts of PSB Group, Inc. and its wholly owned subsidiaries, Peoples State Bank and PSB Capital, Inc. PSB Insurance Agency, Inc. and Universal Mortgage Company are wholly owned subsidiaries of Peoples State Bank. PSB Capital, Inc. was formed in October, 2004. Through December 31, 2005, there had been no business transacted by PSB Capital, Inc. All significant inter-company transactions are eliminated in consolidation.

      Net income is derived primarily from net interest income, which is the difference between interest earned on the Bank's loan and investment portfolios and its cost of funds, primarily interest paid on deposits and borrowings. The volume of, and yields earned, on loans and investments and the volume of, and rates paid, on deposits determine net interest income.

      FINANCIAL CONDITION. Assets consist of loans, investment securities, bank premises and equipment, cash and other operating assets. At December 31, 2005, the Corporation had assets totaling $495 million compared to $461 million at December 31, 2004. Total assets increased $34 million, or 7.4% during 2005. Investment securities increased $2.5 million and net loans increased by $26.1 million. In addition, loans held for sale increased $3.8 million and bank premises and equipment increased $2 million. The increase in premises and equipment reflected the construction of two new branch offices that were opened in 2005. The increase in assets was funded primarily by a $13.5 million increase in deposits and a $20.4 million increase in short-term borrowings. Our savings balances increased $22.8 million during 2005. This was the result of a $30 million increase in our very successful Prime Savings Plus product, partially offset by a $7.2 million decrease in other savings products. Certificate of deposit balances increased $18.3 million during 2005. The increases in savings and certificate of deposit balances were partially offset by a $27.6 million decrease in checking, money market and NOW balances. In addition to the growth in deposits, we increased short-term borrowings (federal funds and short-term FHLB advances) to help fund the growth in assets.

      Loans - Loans consist of commercial, residential mortgage, and consumer products offered in the communities served by the Bank. Total loans, net of the allowance for loan losses, at December 31, 2005, increased to $361.4 million, up $26.1 million, or 7.8% for the year.

      Commercial and construction loans increased from $207.5 million to $243.5 million, an increase of $36 million or 17.3% during 2005. During 2004, commercial and construction loans increased $21.5 million or 12.8% from $168.4 million at December 31, 2003. The continued increase in 2005 was primarily the result of aggressive marketing, the continued presence of the Bank in its market areas and the desire of customers to deal with a community bank.

      1-4 family residential mortgage loan balances totaled $88.7 and $94.9 million as of December 31, 2005 and 2004, respectively. Residential mortgage loan balances decreased $6.2 million or 6.5% during 2005. 1-4 family residential loans decreased $9 million or 8.7% during 2004. The decrease over the past two years was primarily the result of management's decision to allow fixed rate mortgages to run-off and replace them with adjustable rate loans. The volume of the new adjustable rate loans only partially offset the run-off of the fixed rate loans.

      Consumer loans decreased $6.1 million or 33.3% in 2005 from $18.3 million to $12.2 million. This decrease was partly the result of management's decision to let a portion of our indirect loan portfolio run off during 2005.

      The following table shows the details of the Bank's loan portfolio as of the dates indicated. Mortgages on real estate include 1-4 family residential, commercial real estate, construction loans, second mortgages and equity lines of credit (see Note 4 to the financial statements). Loan balances are shown net of unearned income.

                                                 December 31,
                             -----------------------------------------------------
                             2005         2004       2003         2002        2001
                             ----         ----       ----         ----        ----
                                                (in thousands)
Mortgages on real estate   $ 306,586   $ 272,756   $ 245,520   $ 197,540   $ 159,022
Commercial                    46,294      47,608      53,725      63,330      81,020
Consumer                      12,213      18,310      27,017      24,732      31,157
                           ---------   ---------   ---------   ---------   ---------
  Total Loans              $ 365,093   $ 338,674   $ 326,262   $ 285,602   $ 271,199
                           =========   =========   =========   =========   =========

      The following table shows the loans by category as of December 31, 2005 and the period in which they mature. Loan balances are shown net of unearned income.

                                                                           Loans maturing
                                      One year                           More than one year
                           One year   to five   After five             ---------------------
                            or less    years      years       Total       Fixed    Variable
                           ------------------------------------------  --------------------
                                                   (in thousands)
Mortgages on real estate   $ 28,888  $ 190,640  $ 87,058    $ 306,586  $ 148,724  $ 128,974
Commercial                   15,126     26,201     4,967       46,294    15,594      15,574
Consumer                        714      7,766     3,733       12,213    11,473          26
                           --------  ---------  ----------  ---------  ---------  ---------
  Total Loans              $ 44,728  $ 224,607  $ 95,758    $ 365,093  $ 175,791  $ 144,574
                           ========  =========  ==========  =========  =========  =========

      In 2005, as a result of a $26.4 million increase in total loans and net charge-offs of $1.3 million, management recorded a $1.6 million loan loss provision in order to keep the allowance at an appropriate level. This compares to a $12.4 million increase in loans, $1.7 million in net charge-offs and a $1.2 million provision in 2004. The Bank's investment in impaired loans was $4.4 million at December 31, 2005 compared to $2.3 million at December 31, 2004. The Bank's allowance for possible loan losses to impaired loans was at a ratio of 83% and 148% as of December 31, 2005 and 2004, respectively. At December 31, 2005, the allowance for possible loan losses totaled $3.7 million, or 1.0% of total outstanding loans.

The following table shows the detail of non-performing loans as of the dates indicated.

                                               2005     2004     2003     2002     2001
                                               ----     ----     ----     ----     ----
                                                           (in thousands)
Nonaccrual loans                             $ 1,651  $ 2,297  $ 1,496  $ 2,746  $   281
Loans past due 90 or more days                 2,044      717    1,189      306      602
Renegotiated loans                               515      586      808      907    1,585
                                             -------  -------  -------  -------  -------
Total non-performing loans                     4,210    3,600    3,493    3,959    2,468
Other real estate owned                          306      411      969      224        -
                                             -------  -------  -------  -------  -------
  Total non-performing assets                $ 4,516  $ 4,011  $ 4,462  $ 4,183  $ 2,468
                                             =======  =======  =======  =======  =======

Total non-performing loans to total loans       1.15%    1.06%    1.07%    1.39%    0.91%
Total non-performing assets to total assets     0.91%    0.87%    1.11%    1.03%    0.62%

      The Bank places loans in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. The Bank has no foreign loans. Management knows of no loans which have not been disclosed above which cause it to have doubts as to the ability of such borrowers to comply with the contractual loan terms, or which may have a material effect on the Bank's balance sheet or results from operations. Total non-performing loans increased $610 thousand in 2005 to $4.2 million. Other real estate decreased $105 thousand in 2005. As of December 31, 2005, other real estate consists of three properties. Other real estate is carried on the books at the lower of, fair value less the estimated cost to sell, or, the carrying amount of the loan at the date of foreclosure.

      The following table shows the allocation of the allowance for loan losses by specific category as of the dates indicated.

                                                               December 31,
             ------------------------------------------------------------------------------------------------------------------
                     2005                   2004                   2003                   2002                    2001
             ---------------------  ---------------------  ---------------------  ---------------------  ----------------------
                                                              (in thousands)
                        Percent of             Percent of             Percent of             Percent of              Percent of
                         Loans in               Loans in               Loans in               Loans in                Loans in
                           Each                   Each                   Each                   Each                    Each
                         Category               Category               Category               Category                Category
             Allocated   to Total   Allocated   to Total   Allocated   to Total   Allocated   to Total    Allocated   to Total
              Amount      Loans      Amount      Loans      Amount      Loans      Amount      Loans       Amount      Loans
             --------   ----------  ---------  ----------  ---------  ----------  ---------  ----------  ----------  ----------
Mortgages    $   609         84.09% $     839       80.50% $     121       75.30% $     396       69.60% $      270       59.50%
Commercial     2,221         12.56%     1,478       14.10%     1,971       16.50%     2,476       21.90%      3,609       29.30%
Consumer         690          3.35%       551        5.40%     1,134        8.20%     1,345        8.50%      1,456       11.20%
Unallocated      150           n/a        526         n/a        661         n/a        415         n/a         250         n/a
             -------   -----------  ---------   ---------  ---------  ----------  ---------  ----------  ----------  ----------
  Total      $ 3,670        100.00% $   3,394      100.00% $   3,887      100.00% $   4,632      100.00% $    5,585      100.00%

      Investment securities - Investment securities totaled $93.6 million as of December 31, 2005 versus $91.1 million as of December 31, 2004, an increase of $2.5 million. Each of these figures includes adjustments for fluctuations in market values on available for sale securities (see Note 3 to the financial statements). During 2005, the Bank sold certain securities that generated $16 thousand in securities losses. This compares to $9 thousand gained on the sale of securities in 2004.

      The following table shows the amortized cost and the fair market value of the Bank's security portfolio as of the dates indicated.

                                                           December 31,
                                ------------------------------------------------------------
                                        2005                 2004              2003
                                -------------------  ------------------  -------------------
                                Amortized   Fair     Amortized   Fair     Amortized   Fair
                                  Cost      Value       Cost     Value      Cost      Value
                                ---------  --------  ---------  -------  ---------  --------
                                                          (in thousands)
Available-for-sale securities:
U. S. treasury securities and
    obligations of other U.S.
    government agencies         $  60,428  $ 59,245  $  68,619   68,488  $  27,195  $ 27,359
Obligations of states and
   political subdivisions          31,714    31,680     19,670   19,930     17,274    17,627
Mortgage-backed securities

                                        -         -          -        -          -         -
Corporate debt securities           1,000       985      1,000    1,008      1,000     1,009
Equities                            1,735     1,735      1,699    1,699      1,624     1,624
                                ---------  --------  ---------  -------  ---------  --------

   Total available-for-sale
       securities                  94,877    93,645     90,988   91,125     47,093    47,619
                                =========  ========  =========  =======  =========  ========

      Maturity of the investment securities (at par value) and the weighted average yield for each range of maturities as of December 31, 2005 are shown in the table below. The yields on municipal securities have not been adjusted for tax equivalence.

                                                From one to      From five to      After ten
                            One year or less    five years         ten years          years           Equity          Total
                            ----------------  ---------------  ----------------  --------------  ---------------  ---------------
                             Dollar    Yield   Dollar   Yield    Dollar   Yield  Dollar   Yield   Dollar   Yield   Dollar    Yield
                             ------    -----   ------   -----    ------   -----  ------   -----   ------   -----   ------    -----
                                                                          (in thousands)
Obligations of U.S.
   government agencies      $ 20,823   2.99%  $ 37,797  3.94%  $  1,743   5.08%  $     -     -   $     -      -   $ 60,363  3.65%
Obligations of states and
  political subdivisions       6,175   6.28%     1,250  6.22%    15,550   5.69%    8,625  5.88%        -      -     31,600  5.88%
Mortgage-backed securities         -      -          -     -          -      -         -     -         -      -          -     -
Corporate debt securities          -      -          -     -          -      -     1,000  7.57%        -      -      1,000  7.57%
Equity securities & others         -      -          -     -          -      -         -     -     1,735   4.32%     1,735  4.32%
                            --------  -----   --------  ----   --------  -----   -------  ----   -------  -----   --------  ----
  Total                     $ 26,998   3.74%  $ 39,047  4.01%  $ 17,293   5.63%  $ 9,625  6.06%  $ 1,735   4.32%  $ 94,698  4.44%
                            --------  -----   --------  ----   --------  -----   -------  ----   -------  -----   --------  ----

      Deposits - The Bank depends primarily upon customer deposits and short-term borrowing for funds with which to conduct its business. Bank deposits consist primarily of retail deposit products including checking and savings accounts from individuals and businesses, NOW accounts, money market demand accounts and time deposit accounts (CDs). Deposits totaled $424.7 million and $411.1 million at December 31, 2005 and 2004, respectively, an increase of $13.5 million, or 3.3%. Savings deposits increased the most ($22.8 million) in 2005 followed by certificates of deposit ($18.3 million). These increases were partially offset by a $22.8 million decrease in money market balances, a $3 million decrease in non-interest bearing demand and a $1.7 million decrease in NOW balances. During 2004, deposits increased $60.1 million to $411.1 million at year end. Savings deposits increased the most in 2004 ($60.5) with the introduction of our very successful Prime Savings Plus product, followed by non-interest bearing demand ($4.1) million certificates of deposit ($3.9 million) and NOW accounts ($2.1 million). The 2004 increases were partially offset by a $10.4 million decrease in money market balances.

      Management relies on lower-interest bearing demand and savings deposit accounts to fund significant portions of the Bank's operations. These accounts greatly improve net interest margins because of the lower interest rates expected by the customers. Non-interest bearing demand deposits plus the lower rate savings balances (excludes Prime Savings Plus) totaled $104.5 million at December 31, 2005.

      The following table shows the details of the Bank's deposit balances as of the dates indicated.

                                December 31,
                     -------------------------------
                        2005       2004      2003
                     ---------  ---------  ---------
                              (in thousands)
Noninterest bearing
   demand deposits   $  54,445  $  57,479  $  53,412
NOW accounts            33,143     34,868     32,736
Savings                145,753    122,947     62,443
Money market demand     34,073     56,898     67,312
Time under $100,000     90,326     75,081     73,055
Time over $100,000      66,918     63,859     62,030
                     ---------  ---------  ---------
   Total deposits    $ 424,658  $ 411,132  $ 350,988
                     =========  =========  =========

      The following table shows the maturity breakdown of the Bank's time deposits over $100,000 as of December 31, 2005.

                             December 31, 2005
                             -----------------
                              (in thousands)
Time Deposits Over $100,000
  Maturing in:
Less than three months       $          17,971
Three through six months                11,675
Six months through one year             13,426
Over one year                           23,846
                             -----------------
   Total deposits            $          66,918
                             =================

      Borrowings - At December 31, 2005 and December 31, 2004 the Bank had $5,000,000 in borrowings outstanding from the Federal Home Loan Bank of Indianapolis (see Note 7 to the financial statements). This advance matures on January 22, 2011. The Bank also had overnight federal funds borrowings and three short-term (less than 90 days) advances from the Federal Home Loan Bank of Indianapolis outstanding as of December 31, 2005.

      The following table shows the balance, term and interest rate of the Bank's borrowings: Outstanding as of

                                                                    Outstanding as of
                                                                 ----------------------
                                                12/31/2005              12/31/2004
                                            ------------------   ----------------------
                                 Year                            (dollars in thousands)
        Type                   Matures       Dollar      Yield    Dollar          Yield      Dollar     Yield
-------------------------     ---------     --------     -----   -------          -----     -------     -----
  Federal Funds Purchased     overnight     $  7,940      4.25%  $     -           0.00%    $     -      0.00%
FHLB Advance                  1/30/2006     $  5,000      4.38%  $     -           0.00%    $     -      0.00%
FHLB Advance                  2/28/2006     $  5,000      4.52%  $     -           0.00%    $     -      0.00%
FHLB Advance                  3/30/2006     $  2,500      4.59%  $     -           0.00%    $     -      0.00%
                                            --------             -------                    -------
    Total Short-term                        $ 20,440             $     -                    $     -
                                            ========             =======                    =======

FHLB Advance                       2011     $  5,000      4.43%  $ 5,000           4.43%    $ 5,000      4.43%
ESOP Note Payable                  2011     $    770      6.20%  $     -           0.00%    $     -      0.00%
                                            --------             -------                    -------
  Total long-term                           $  5,770             $ 5,000           0.00%    $ 5,000      4.43%
                                            ========             =======                    =======

      Contractual Obligations - The Corporation is party to certain contractual financial obligations, including the repayment of debt and operating lease payments. These future financial obligations are presented below:

                              Payments due - as of December 31, 2005
                   ----------------------------------------------------------
                                            (in thousands)
                   0-12 Months  1-3 Years  4-5 Years  After 5 Years  Total
                   -----------  ---------  ---------  -------------  --------
Operating Leases   $       657  $     580  $     530  $         923  $  2,690
Federal Funds      $     7,940  $       -  $       -  $           -  $  7,940
ESOP Note Payable  $        26  $     308  $     308  $         128  $    770
FHLB Advances      $    12,500  $       -  $       -  $       5,000  $ 17,500
                   -----------  ---------  ---------  -------------  --------
    Total          $    21,123  $     888  $     838  $       6,051  $ 28,900
                   -----------  ---------  ---------  -------------  --------

      Off Balance Sheet Obligations - At December 31, 2005, the Corporation also had commitments to extend credit of $66.6 million and a $3.1 million obligation under a stand-by letter of credit.

      RESULTS OF OPERATIONS. Net income for the year ended December 31, 2005 was $4 million, compared to $4.2 million earned in 2004. Net interest income increased $1.3 million in 2005 and non-interest income increased $463 thousand. The $1.6 million provision for loan losses compares to a $1.2 million provision in 2004. In addition to the increased provision, 2005 net income was hurt by a $1.7 million increase in non-interest expense.

      Interest and fee income on loans increased approximately $3.2 million in 2005. This increase was the result of a $9.8 million increase in average loans in 2005, plus rising interest rates during the year.

      Interest income on investments increased $1.7 million in 2005. This increase was due to a large extent to a $44 million increase in average investments in 2005. As interest rates began to rise and more funds were being raised through our Prime Savings Plus accounts, more funds were invested in securities. This increase began in the fourth quarter of 2004. At December 31, 2005, our investment portfolio totaled $93.6 million compared to $91.1 million at December 31, 2004.

      Interest expense increased $3.5 million in 2005. Of this increase, approximately $2.7 million is due to increased balances and rising rates on our Prime Savings Plus product. Interest expense on certificates of deposit increased $767 thousand in 2005 as average CD balances increased $7.5 million and rates increased. These increases, were partially offset by a $259 thousand decrease in interest on money market and NOW balances. In addition, average short-term borrowings increased $4.5 in 2005 and the rates on the borrowings also increased during the year, resulting in a $307 thousand increase in the related interest expense.

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

                                                                 Year ended December 31,
                                    -------------------------------------------------------------------------------
                                            2005                       2004                       2003
                                    -------------------        -------------------        ------------------
                                     Average                    Average                    Average
                                     Balance   Interest  Rate   Balance   Interest  Rate   Balance   Interest  Rate
                                    ---------  --------  ----  ---------  --------  ----  ---------  --------  ----
                                                                 (dollars in thousands)
Federal funds sold                  $   1,107  $     28  2.53% $   2,845  $     51  1.79% $   2,342  $     28  1.20%
Investment securities - taxable     $  78,193  $  2,676  3.42% $  37,955  $  1,183  3.12% $  42,566  $  1,433  3.37%
Investment securities - tax-exempt  $  23,319  $    872  3.74% $  17,866  $    619  3.46% $  25,366  $    873  3.44%
Loans, net of unearned income       $ 352,643  $ 23,942  6.79% $ 342,809  $ 20,780  6.06% $ 306,511  $ 19,762  6.45%
                                    ---------  --------        ---------  --------        ---------  --------
Total earning assets                $ 455,262  $ 27,518  6.04% $ 401,475  $ 22,633  5.64% $ 376,785  $ 22,096  5.86%
                                    =========  ========        =========  ========        =========  ========
Interest bearing deposits           $ 363,812  $  8,777  2.41% $ 314,120  $  5,546  1.77% $ 295,119  $  5,214  1.77%
Funds borrowed                      $  14,346  $    592  4.13% $   9,503  $    285  3.00% $   6,886  $    249  3.62%
                                    ---------  --------        ---------  --------        ---------  --------
Total interest bearing liabilities  $ 378,158  $  9,369  2.48% $ 323,623  $  5,831  1.80% $ 302,005  $  5,463  1.81%
                                    =========  --------        =========  --------        =========  --------
Net interest income                            $ 18,149                   $ 16,802                   $ 16,633
                                               ========                   ========                   ========
Net interest spread                                      3.56%                      3.84%                      4.05%
Net interest margin                                      3.99%                      4.19%                      4.41%

      The following table shows the dollar amount of changes in interest income for each major category of interest earning asset, interest expense for each major category of interest bearing liability and the amount of the change attributable to changes in average balances (volume) or average interest rates for the periods shown.

                                            2005 compared to 2004               2004 compared to 2003
                                    ----------------------------------  ----------------------------------
                                    Change   Change    Change            Change   Change   Change
                                    due to   due to    due to   Total    due to   due to   due to  Total
                                     Rate    Volume     Mix    Change     Rate    Volume     Mix   Change
                                    -------  -------  -------  -------  --------  -------  ------  -------
                                                                  (in thousands)
Federal funds sold                  $    21  $   (31) $   (13) $   (23) $     14  $     6  $    3  $    23
Investment securities - taxable     $   113  $ 1,255  $   125  $ 1,493  $   (106) $  (155) $   11  $  (250)
Investment securities - tax-exempt  $    50  $   189  $    14  $   253  $      5  $  (258) $   (1) $  (254)
Loans, net of unearned income       $ 2,503  $   596  $    63  $ 3,162  $ (1,195) $ 2,341  $ (128) $ 1,018
                                    -------  -------  -------  -------  --------  -------  ------  -------
Total interest income               $ 2,687  $ 2,009  $   189  $ 4,885  $ (1,282) $ 1,934  $ (115) $   537
                                    -------  -------  -------  -------  --------  -------  ------  -------
Interest bearing deposits           $ 2,010  $   880  $   341  $ 3,231  $      -  $   336  $   (4) $   332
Funds borrowed                      $   107  $   145  $    55  $   307  $    (43) $    95  $  (16) $    36
                                    -------  -------  -------  -------  --------  -------  ------  -------
Total interest expense              $ 2,117  $ 1,025  $   396  $ 3,538  $    (43) $   431  $  (20) $   368
                                    -------  -------  -------  -------  --------  -------  ------  -------
Net interest income                 $   570  $   984  $  (207) $ 1,347  $ (1,239) $ 1,503  $  (95) $   169
                                    =======  =======  =======  =======  ========  =======  ======  =======

      Management expects market interest rates to continue to rise during the first quarter of 2006, then, level off for the remainder of the year. Rising interest rates should have a positive impact on the Bank's net interest income. The Bank's Asset/Liability Committee meets regularly to, among other things, monitor interest rate fluctuations and to change product mix and pricing in an effort to provide steady growth in net interest income.

      The following table presents the changes in the allowance for loan losses during the periods indicated.

                                               2005     2004       2003      2002      2001
                                             -------  --------   --------  --------  --------
                                                               (in thousands)
Balance - Beginning of year                  $ 3,394  $  3,887   $  4,632  $  5,585  $ 10,891

Loans charged off:

Mortgages on real estate                        (536)     (287)      (175)      (32)       (4)
Commercial                                      (702)   (1,089)      (145)     (782)   (3,863)
Consumer                                        (642)     (942)    (1,233)   (1,348)   (1,104)
                                             -------  --------   --------  --------  --------
  Total Charge offs                           (1,880)   (2,318)    (1,553)   (2,162)   (4,971)

Recoveries on loans previously charged off:

Mortgages on real estate                          80         1          5         -         1
Commercial                                       225       315        474     1,541       854
Consumer                                         297       309        329       468       310
                                             -------  --------   --------  --------  --------
  Total Recoveries                               602       625        808     2,009     1,165

Provision for loan losses                      1,554     1,200                 (800)   (1,500)
                                             -------  --------   --------  --------  --------

Balance - End of year                        $ 3,670  $  3,394   $  3,887  $  4,632  $  5,585
                                             -------  --------   --------  --------  --------

      Non-performing loans increased $610 thousand to $4.2 million at December 31, 2005 (see page 5). Net charge-offs decreased $415 thousand in 2005 to $1.3 million. After analysis of the allowance for loan losses, management determined that a $1.6 million provision was necessary to keep the allowance for loan losses at an adequate level. This compares to a $1.2 million provision in 2004 and no provision in 2003.

      Non-interest income, which consists of service charges and other fees of $6,289,000, $5,826,000 and $6,035,000 was recorded for the years ended December 31, 2005, 2004 and 2003, respectively. This represents an increase of 8% in 2005 compared to a decrease of 3% in 2004. The increase in non-interest income in 2005 is due primarily to a $195 thousand increase in the gain on the sale of mortgages and a $245 thousand increase in commercial loan broker fees, which is included in other income. The increase in the gain on the sale of mortgage loans was partly due to the acquisition of three new mortgage origination offices by Universal Mortgage Company when it acquired Nations One, an independent mortgage originator in June, 2005. During 2004, we realized a decrease in non-interest income of $209 thousand, as the gains on the sale of mortgages dropped $247 thousand from 2003 and we realized a $154 thousand decrease in the gain on the sale of securities. We did however, realize a $121 thousand increase in deposit service charges, as our service charges were reviewed and revised in 2004.

      Non-interest expense, which includes salaries and benefits, occupancy and other operating expenses, increased to $17.4 million in 2005 from $15.6 million in 2004, an increase of $1.8 million or 11.5%. Salary and benefits expense increased $1 million, or 12.2 % in 2005. This increase was mainly due to increased staffing brought about by the opening of two new bank branches and the acquisition of the three new mortgage loan production offices in 2005. A portion of this increase was also due to the increased cost of employee benefits. During 2004, salary and benefits expense actually decreased $1.3 million, mainly the result of a workforce reduction plan that was put in effect in the second half of 2003. Occupancy expense increased $515 thousand in 2005, due mainly to the opening of the two new bank branches and the acquisition of the three new mortgage production offices. The new offices accounted for approximately $400 thousand of this increase. Another $114 thousand was the result of the write-down in the value of a branch facility that is no longer in use, and in the process of being sold. Legal and professional fees decreased $109 thousand during 2005 as accounting fees dropped $48 thousand and consulting fees were reduced by $65 thousand. Other operating expenses increased $310 thousand during 2005. This increase includes a $45 thousand increase in stationery and supplies, a $43 thousand increase in telephone expense, an $84 thousand increase in Michigan Single Business Tax and a $73 thousand increase in miscellaneous losses.

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

      Net income and depreciation and amortization continue to be the primary sources of cash from operating activities. During 2005, net income provided $4 million of cash compared to $4.2 million during 2004 and $4.2 million during 2003. Depreciation and amortization was a non-cash expense totaling $1.3 million for the year ended December 31, 2005, $1.2 million in 2004 and $1.1 million in 2003. These non-cash items had been included in net income for purposes of calculating the results of operations during the respective years, and therefore are added to or subtracted from net income in determining cash flow from operating activities.

      The primary uses of cash for the Bank are the funding of customer loans, purchase of investment securities and the repayment of customer deposits. The Bank's primary sources of cash are customer deposits, proceeds from the maturity or sale of investment securities, repayment of loans, and advances on borrowings from the Federal Home Loan Bank, of which the Bank cannot exceed $26 million. During 2005, the Bank had a net cash outlay of $27.7 million from the increase in the loan portfolio. This compares to a net cash outlay of $14.1 million in 2004 and $41.4 million in 2003.

      The Bank purchased $50 million, $74 million and $16 million in securities during 2005, 2004, and 2003, respectively. Securities sales or maturities totaled $45.7 million, $29.6 million and $53.9 million respectively, for each of those periods.

      The Bank experienced a net increase in deposits of $13.5 million in 2005 compared to a net increase in customer deposits of $60.1 million in 2004 and a net increase of $10.2 million in 2003. The Bank generated $21.2 million through increased borrowings in 2005 compared to $2.4 million in net pay-downs in 2004, and $6.8 million in net pay-downs in 2003.

      The Corporation had capital of approximately $43 million at December 31, 2005 and December 31, 2004. Our $4 million in net income in 2005 was offset by $2.1 million in cash dividends, a $900 thousand decrease in the unrealized gains/losses on available for sale securities and a $1 million repurchase of common stock. $770 thousand of the stock repurchase is related to the guaranty of the ESOP loan and the remaining $230 thousand is held as deferred directors' compensation. In 2004, capital increased $2 million as the result of $4.2 million in net income, offset by $2 million in dividends and a $257 decrease in the unrealized gains/losses on securities. At December 31, 2005, the ratio of stockholders' equity to total assets was 8.7% compared to 9.3% at December 31, 2004. The capital levels of the Bank and the Corporation exceed the minimum guidelines for being considered well capitalized (see note 17 to the financial statements). Management believes the capital levels will be adequate to, among other things, fund banking activities for the foreseeable future.

      At December 31, 2005, the Bank held cash and cash equivalents of approximately $12 million and the entire investment portfolio of $93.6 million was classified as available-for-sale. The amortized cost of the available-for-sale securities exceeded the estimated market value by approximately $1.2 million at December 31, 2005.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      To a great extent, the Corporation's operating strategies focus on asset/liability management. The purpose of its Asset/Liability Management Policy is to provide stable net interest income growth while both maintaining adequate liquidity and protecting the Bank's earnings from undue interest rate risk. The Bank follows its Asset/Liability Management Policy for controlling exposure to interest rate risk. The Asset/Liability Management Policy is established by Management and is approved by the Board of Directors. In order to control risk in a rising interest rate environment, Management's strategy is generally to shorten the average maturity of the investment portfolio, thereby making the portfolio more liability sensitive. Because of loan repayments, the investment securities due to mature in 2006 and available lines of credit, management believes the Bank is sufficiently liquid.

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

      The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 2005 and the cumulative interest sensitivity gap at December 31, 2005. The amounts in the table are derived from internal data of the Bank and could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

                                            Less than three    Three months to   One to five  Due after five
                                                months       less than one year     years          years       Total
                                            ---------------  ------------------  -----------  --------------  ---------
Interest earning assets:

Securities (1) (2)                          $         2,081  $           27,894  $    24,405  $       39,265  $  93,645
Loans                                               139,776              16,510      156,981          51,826    365,093
                                            ---------------  ------------------  -----------  --------------  ---------

Total interest earning assets               $       141,857  $           44,404  $   181,386  $       91,091  $ 458,738
                                            ===============  ==================  ===========  ==============  =========

Interest bearing liabilities:
  Savings and interest bearing
  demand deposits                           $       212,969  $                -  $         -  $            -  $ 212,969
  Time deposits                                      31,491              63,701       62,052               -    157,244
  Short term borrowings                              20,440                   -            -               -     20,440
  Long term borrowings                                   26                   -          616           5,128      5,770
                                            ---------------  ------------------  -----------  --------------  ---------
    Total interest bearing liabilites       $       264,926  $           63,701  $    62,668  $        5,128  $ 396,423
                                            ===============  ==================  ===========  ==============  =========

Interest rate sensitivity gap - current     $      (123,069) $          (19,297) $   118,718  $       85,963  $  62,315
                                            ===============  ==================  ===========  ==============  =========
Interest rate sensitivity gap - cumulative  $      (123,069) $         (142,366) $   (23,648) $       62,315
                                            ===============  ==================  ===========  ==============
Cumulative interest rate sensitivity
  gap as a percent of total assets                   -24.86%             -28.76%       -4.78%          12.59%
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

      According to the traditional banking industry static gap table set forth above, the Bank was liability sensitive with a negative cumulative one-year gap of $142.4 million or 31% of interest-earning assets at December 31, 2005. In general, based upon this analysis, and the Bank's mix of deposits, loan and investments, increases in interest rates would be expected to result in a decrease in the Bank's net interest margin. However, a different tool, an interest sensitivity model, is the primary tool used in assessing interest rate risk, by estimating the effect that specific upward and downward changes in interest rates would have on pre-tax net interest income. Key assumptions used in the model include prepayment speeds on mortgage related assets; changes in market conditions, loan volumes and pricing; and management's determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the model can not precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in other market conditions.

      Based on the December 31, 2005 simulation, the Company is in a position to benefit from the rising interest rates that are anticipated. Based on the position of the balance sheet and management's assumptions concerning core deposit sensitivity and other assumptions, net interest income is forecasted to increase as interest rates rise.

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

      ACCOUNTING FOR GOODWILL - Effective January 1, 2002, the Corporation adopted Statement of Financial Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), which changes the Corporation's accounting for goodwill and other intangible assets. Generally, intangible assets that meet certain criteria are recognized and subsequently amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives are not amortized. However, such assets are tested for impairment at adoption of SFAS 142 and at least annually thereafter. No impairment loss was recorded upon the adoption of SFAS 142 in 2002, nor has any impairment loss been recorded since.

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

     2005            HIGH         LOW       DIVIDEND DECLARED
--------------      -------     -------     -----------------
FIRST QUARTER       $ 23.02     $ 21.50           $0.17
SECOND QUARTER      $ 22.50     $ 18.52           $0.17
THIRD QUARTER       $ 19.83     $ 18.56           $0.18
FOURTH QUARTER      $ 19.15     $ 17.25           $0.18

    2004              HIGH        LOW       DIVIDEND DECLARED
--------------      -------     -------     -----------------
FIRST QUARTER       $ 23.75     $ 20.85           $0.17
SECOND QUARTER      $ 22.50     $ 18.10           $0.17
THIRD QUARTER       $ 21.00     $ 17.65           $0.17
FOURTH QUARTER      $ 22.50     $ 18.75           $0.18

On December 31, 2005, PSB Group, Inc. had 432 holders of record of its common stock. The stock is quoted on the OTC Bulletin Board under the symbol "PSBG.OB". Howe Barnes Investments, Inc. and Monroe Securities, Inc. are market makers in the stock.

Contact Information:

Nick Bach, Vice President               Russel Feltes
Howe Barnes Investments, Inc.           Monroe Securities, Inc.
222 Riverside Plaza                     343 West Erie Street, Suite 410
Chicago, IL 60606                       Chicago, IL  60610
(800) 800-4693                          (800) 766-5560
www.howebarnes.com                      www.monroesecurities.com

      ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING OF THE SHAREHOLDERS OF PSB GROUP, INC. WILL BE HELD AT 2:00 PM, TUESDAY, APRIL 25, 2006 AT THE FOLLOWING LOCATION:

UKRAINIAN CULTURAL CENTER
26601 RYAN ROAD
WARREN, MI  48091

SHAREHOLDERS ARE INVITED TO ATTEND.