Form 10-K, Exhibit 13
period 2006-12-31
PSB GROUP INC
filed 2007-04-02
CIK 1235091

To Our Shareholders and Friends:

The year 2006 was a challenging year for most businesses operating in Michigan. We were no exception. But, we had some significant accomplishments:

      -     Grew our Commercial Loan portfolio by 9%

      -     Grew our Deposits by 2%

      -     Named one of the top 6 SBA lenders in southeast Michigan

      - Named one of the "Metropolitan Detroit's 101 Best and Brightest Companies to Work For"

      -     Completed a total redesign of our Website, www.psbnetbank.com

      -     Received an "Outstanding" CRA rating from the FDIC

Our total assets as of December 31, 2006 were $497,234,000 compared to $495,011,000 on December 31, 2005. Our lending portfolio increased to $398,344,000 as of December 31, 2006 compared to $365,093,000 as of December 31, 2005. Deposits increased to $433,960,000 on December 31, 2006 compared to $424,658,000 in 2005. Our 2006 earnings were $2,888,000 or $.95 per average outstanding share compared to $4,005,000 or $1.32 per average outstanding share in 2005.

We do not expect the Michigan business climate to be much better in 2007 than it was in 2006. Thus, we took some significant actions that had a negative impact in 2006 but will better position us for increased earnings in 2007 and beyond.

Mike Tierney joined us on July 5th as President and CEO of Peoples State Bank. He became President and CEO of our holding company, PSB Group, Inc., on January 1, 2007. We are fortunate to have a person with Mike's vision, experience, knowledge, and energy leading our corporation into the future. We are confident Mike and our dedicated team of associates will continue to grow our bank in the markets we serve.

We are all excited about 2007. During the year, we plan to:

      -     Open a new branch in Troy (January)

      - Introduce a new simplified, integrated family of Personal Deposit Products that reward customers for their relationship with our bank (April)

      - Develop and launch several new Business Cash Management Products including Remote Deposit, Positive Pay, ARP, and enhanced ACH offerings (April-June)

      - Roll out a new, expanded set of Business Deposit Products that include analyzed accounts and statements (May)

      -     Open a new branch in Grosse Pointe Woods (October)

      -     Transition to a more customer-focused, sales organization

      -     Increase our customer base and earnings

Thank you for your support. It has been a pleasure serving you!

Sincerely,

/s/ David L. Wood                       /s/ Robert L. Cole
David L. Wood                           Robert L. Cole
Chairman of the Board                   President & Ceo

                                 PSB GROUP, INC.
--------------------------------------------------------------------------------

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2006

PSB GROUP, INC.
--------------------------------------------------------------------------------

                                                                        CONTENTS

REPORT LETTER                                                                  1

CONSOLIDATED FINANCIAL STATEMENTS

    Balance Sheet                                                              2

    Statement of Operations                                                    3

    Statement of Stockholders' Equity                                          4

    Statement of Cash Flows                                                    5

    Notes to Consolidated Financial Statements                              6-41

(PLANTE MORAN LOGO)                                         PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
                                                          Auburn Hills, MI 48326
                                                               Tel: 248.375.7100
                                                               Fax: 248.375.7101
                                                                 plantemoran.com

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
PSB Group, Inc.

We have audited the accompanying consolidated balance sheet of PSB Group, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity, and cash flows for each year in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Group, Inc. as of December 31, 2006 and 2005 and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ Plante & Morean, PLLC

Auburn Hills, Michigan
March 12, 2007

                                                                     A member of
                                                                      (MRI LOGO)
                           A worldwide assocation of indpendent accounting firms

                                 PSB GROUP, INC.
--------------------------------------------------------------------------------

                                                      CONSOLIDATED BALANCE SHEET
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                        December 31
                                                                   ----------------------
                                                                      2006         2005
                                                                   ---------    ---------

                                          ASSETS

Cash and due from banks  (Note 2)                                  $  13,950    $  12,261
Securities - Available for sale (Note 3)                              63,748       93,645

Loans (Note 4)                                                       398,344      365,093
Less allowance for possible loan losses (Note 4)                      (4,257)      (3,670)
                                                                   ---------    ---------
        Net loans                                                    394,087      361,423

Loans held for sale                                                    3,693        6,235
Bank premises and equipment (Note 5)                                  12,731       12,663
Accrued interest receivable                                            2,776        2,406
Goodwill (Note 1)                                                      4,458        4,458
Other assets (Note 9)                                                  1,791        1,920
                                                                   ---------    ---------
        Total assets                                               $ 497,234    $ 495,011
                                                                   =========    =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Noninterest-bearing                                            $  59,320    $  54,445
    Interest-bearing (Note 6)                                        374,640      370,213
                                                                   ---------    ---------
        Total deposits                                               433,960      424,658

  Short-term borrowings (Note 7)                                      16,875       20,440
  Long-term debt (Note 8)                                                744        5,770
  Accrued taxes, interest, and other liabilities (Note 9)              1,409          963
                                                                   ---------    ---------
        Total liabilities                                            452,988      451,831

STOCKHOLDERS' EQUITY (Notes 8, 10, 11, 14, and 17)
Common stock:
    Authorized - 5,000,000 shares, no par value
    Issued and outstanding - 3,034,152 shares in 2006 and
      3,029,152 shares in 2005                                        20,496       20,406
  Unearned ESOP benefits (Note 8)                                       (744)        (770)
  Common stock held in trust (Note 8)                                   (230)        (230)
  Deferred compensation obligation (Note 8)                              230          230
  Additional paid in capital - stock options/awards                      (12)          --
  Retained earnings                                                   25,062       24,357
  Accumulated other comprehensive income (Note 1)                       (556)        (813)
                                                                   ---------    ---------
        Total stockholders' equity                                    44,246       43,180
                                                                   ---------    ---------
        Total liabilities and stockholders' equity                 $ 497,234    $ 495,011
                                                                   =========    =========

See Notes to Consolidated
    Financial Statements.

PSB GROUP, INC.
--------------------------------------------------------------------------------
Consolidated Statement of Operations
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                   Year Ended December 31
                                                         -----------------------------------------
                                                             2006           2005           2004
                                                         -----------    -----------    -----------
INTEREST INCOME
  Loans, including fees                                  $    28,603    $    23,942    $    20,780
  Securities:
    Taxable                                                    2,159          2,676          1,183
    Tax-exempt                                                 1,234            872            619
  Federal funds sold                                              63             28             51
                                                         -----------    -----------    -----------
        Total interest income                                 32,059         27,518         22,633

INTEREST EXPENSE
  Deposits                                                    12,860          8,777          5,546
  Short-term borrowings                                          261            368             61
  Long-term debt                                                  70            224            224
                                                         -----------    -----------    -----------
        Total interest expense                                13,191          9,369          5,831
                                                         -----------    -----------    -----------
NET INTEREST INCOME - Before provision for loan losses        18,868         18,149         16,802

PROVISION FOR LOAN LOSSES (Note 4)                             1,839          1,554          1,200
                                                         -----------    -----------    -----------
NET INTEREST INCOME - After provision for loan losses         17,029         16,595         15,602

OTHER OPERATING INCOME
  Service charges on deposit accounts                          2,295          2,399          2,477
  Gain on sale of mortgages                                    1,041          1,411          1,216
  Gain (loss) on sale of available-for-sale securities          (221)           (16)             9
  Other income                                                 1,888          2,495          2,124
                                                         -----------    -----------    -----------
        Total other operating income                           5,003          6,289          5,826

OTHER OPERATING EXPENSES
  Salaries and employee benefits (Note 8)                      9,413          9,276          8,267
  Occupancy costs (Note 5)                                     4,100          3,580          3,065
  Legal and professional                                       1,106          1,036          1,145
  Other operating expenses                                     3,631          3,480          3,170
                                                         -----------    -----------    -----------
        Total other operating expenses                        18,250         17,372         15,647
                                                         -----------    -----------    -----------
INCOME - Before federal income taxes                           3,782          5,512          5,781

FEDERAL INCOME TAXES (Note 9)                                    894          1,507          1,563
                                                         -----------    -----------    -----------
NET INCOME                                               $     2,888    $     4,005    $     4,218
                                                         ===========    ===========    ===========

PER SHARE DATA
  Weighted average shares outstanding                      3,031,618      3,025,727      3,029,152
  Basic earnings                                         $      0.95    $      1.32    $      1.39

See Notes to Consolidated
    Financial Statements.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                     Additional
                                                       Paid in                                         Accumulated
                                                      Capital -     Common                                Other
                                          Unearned      Stock       Stock      Deferred               Comprehensive      Total
                      Number of   Common    ESOP     Options and   Held in   Compensation  Retained       Income      Stockholders'
                       Shares     Stock   Benefits      Awards      Trust     Obligation   Earnings       (Loss)        Equity
                      ---------  -------  --------   -----------   -------   ------------  --------   -------------   -------------
BALANCE - January 1,
  2004                2,885,073  $17,560  $     --   $        --   $    --   $         --  $ 23,104   $         347   $      41,011
Comprehensive income
  (Note 1):
  Net income                                                                                  4,218                           4,218
  Change in
    unrealized gain
    on securities
    available for
    sale                                                                                                       (257)           (257)
                                                                                                                      -------------
    Total
      comprehensive
      income                                                                                                                  3,961
Cash dividends -
  $0.66 per share            --       --        --            --        --             --    (1,991)             --          (1,991)
                      ---------  -------  --------   -----------   -------   ------------  --------   -------------   -------------
BALANCE - December
  31, 2004            2,885,073   17,560        --            --        --             --    25,331              90          42,981
Comprehensive income
  (Note 1):
  Net income                                                                                  4,005                           4,005
  Change in
    unrealized gain
    on securities
    available for
    sale                                                                                                       (903)           (903)
                                                                                                                      -------------
    Total
      comprehensive
      income                                                                                                                  3,102
Stock dividend (5%)
  (Note 10)             144,079    2,846                                                     (2,846)                             --
Cash dividends -
  $0.70 per share                                                                            (2,133)                         (2,133)
Establish unearned
  ESOP benefit
  (Note 8)                                    (770)                                                                            (770)
Purchase of common
  stock by trust
  (Note 8)                                                            (230)                                                    (230)
Deferred
  compensation
  (Note 8)                   --       --        --            --        --            230        --              --             230
                      ---------  -------  --------   -----------   -------   ------------  --------   -------------   -------------
BALANCE - December
  31, 2005            3,029,152   20,406      (770)           --      (230)           230    24,357            (813)         43,180
Comprehensive income
  (Note 1):
  Net income                                                                                  2,888                           2,888
  Change in
    unrealized gain
    on securities
    available for
    sale                                                                                                        257             257
                                                                                                                      -------------
    Total
      comprehensive
      income                                                                                                                  3,145
Stock awards              5,000       90                                                         --                              90
Additional paid in
  capital - stock
  options                                                    (12)                                                               (12)
Cash dividends -
  $0.72 per share                                                                            (2,183)                         (2,183)
Earned ESOP benefit                             26                                                                               26
                      ---------  -------  --------   -----------   -------   ------------  --------   -------------   -------------
BALANCE - December
  31, 2006            3,034,152  $20,496  $   (744)  $       (12)  $  (230)  $        230  $ 25,062   $        (556)  $      44,246
                      =========  =======  ========   ===========   =======   ============  ========   =============   =============

Book value per share is $14.58, $14.25 and $14.19 at December 31, 2006, 2005, and 2004, respectively.

See Notes to Consolidated
    Financial Statements.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                            CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  (000S OMITTED)

                                                                                     Year Ended December 31
                                                                               --------------------------------
                                                                                 2006        2005        2004
                                                                               --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                   $  2,888    $  4,005    $  4,218
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation and amortization                                                 1,392       1,320       1,238
    Provision for loan loss                                                       1,839       1,554       1,200
    Non-cash stock options/awards expense                                            78          --          --
    Accretion and amortization of securities                                         65         358         116
    Deferred income taxes                                                           (53)        101          --
    (Gain) loss on sale of available-for-sale securities                            221          16          (9)
    Gain on sale of mortgages                                                    (1,041)     (1,411)     (1,216)
    Origination and purchase of loans held for sale                             (83,276)    (75,474)    (67,721)
    Sale of loans held for sale                                                  86,859      73,038      67,176
    Increase in accrued interest receivable                                        (370)       (262)       (619)
    (Increase) decrease in other assets                                              49        (579)        442
    Increase (decrease) in accrued interest payable and other liabilities           446        (822)        137
                                                                               --------    --------    --------

        Net cash provided by operating activities                                 9,097       1,844       4,962

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale                                      (9,338)    (50,011)    (73,555)
  Proceeds from maturities of securities available for sale                      16,388      25,104      29,107
  Proceeds from sale of securities available for sale                            22,951      20,644         446
  Net increase in loans                                                         (34,503)    (27,697)    (14,105)
  Capital expenditures                                                           (1,460)     (3,479)     (2,643)
                                                                               --------    --------    --------

        Net cash used in investing activities                                    (5,962)    (35,439)    (60,750)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in time deposits                                                  30,548      18,304       3,854
  Net increase (decrease) in other deposits                                     (21,246)     (4,778)     56,290
  Net increase (decrease) in short-term borrowings                               (3,565)     20,440      (2,420)
  Principal payments on long-term debt                                           (5,000)         --          --
  Purchase of common stock to be held in trust                                       --        (230)         --
  Cash dividends                                                                 (2,183)     (2,133)     (1,991)
                                                                               --------    --------    --------

        Net cash provided by (used in) financing activities                      (1,446)     31,603      55,733
                                                                               --------    --------    --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              1,689      (1,992)        (55)

CASH AND CASH EQUIVALENTS - Beginning of year                                    12,261      14,253      14,308
                                                                               --------    --------    --------

CASH AND CASH EQUIVALENTS - End of year                                        $ 13,950    $ 12,261    $ 14,253
                                                                               ========    ========    ========

SUPPLEMENTAL INFORMATION - Cash paid for
  Interest                                                                     $ 13,052    $  9,322    $  5,809
  Income taxes                                                                      880       2,640       1,190

See Notes to Consolidated
    Financial Statements.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

      NATURE OF OPERATIONS - The Corporation provides full-service banking through 13 branch offices and six loan origination offices to the Michigan communities of Wayne, Oakland, Macomb, and Genesee counties.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method. As of December 31, 2006, the outstanding stock options would have an anti-dilutive effect and therefore have not been included in the calculation of diluted earnings per share.

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

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      The components of accumulated other comprehensive income and related tax effects are as follows (000s omitted):

                                                     2006       2005       2004
                                                   -------    -------    -------
Unrealized holding gains(losses) on
  available-for-sale securities                    $  (842)   $(1,232)   $   137

Tax effect                                            (286)      (419)        47
                                                   -------    -------    -------

Accumulated other comprehensive
  income                                           $  (556)   $  (813)   $    90
                                                   =======    =======    =======

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

      FASB INTERPRETATION NO. 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES -- AN INTERPRETATION OF FASB STATEMENT NO. 109 (FIN 48)

      In July 2006, the Financial Accounting Standards Board (FASB) issued this interpretation to clarify the accounting for uncertainty in tax positions. FIN 48 requires, among other matters, that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Company's 2007 fiscal year, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on the financial statements.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      FINANCIAL ACCOUNTING STANDARD NUMBER 157 FAIR VALUE MEASUREMENTS

      This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not determined the impact the adoption of SFAS 157 will have on the financial statements.

      STOCK OPTION PLAN AND ADOPTION OF SFAS 123R - In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), "Share-based Payment" ("SFAS 123R"), a revision to Statement No. 123, "Accounting for Stock-based Compensation." This standard required the Company to measure the cost of employee services received in exchange for equity awards, including stock options based on the grant date fair (calculated) value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards.

      The Company adopted the provisions of SFAS 123R as of January 1, 2006. The standard provides for a modified prospective application. Under this method, the Company began recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption. In addition, the Company is recognizing the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes. Prior periods have not been restated.

      Prior to January 1, 2006, the Company used the intrinsic value method under APB 25 to account for its stock option plans. No compensation cost was recognized for the Company's plans for 2005 as all options granted under those plans had an exercise price above the market value of the underlying stock on the grant date.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      The effect of adoption of SFAS 123R in 2006 was a decrease in income from operations and income before income taxes of $78,000 and a decrease in net income of $51,000.

      The following table shows the effects on net income in 2006 and 2005 had compensation cost been measured using the fair value method previously calculated for disclosure purposes:

                                                                    2006        2005        2004
                                                                 ---------   ---------   ---------
Net Income, as reported                                          $   2,888   $   4,005   $   4,218
  Add: Compensation costs included in net income                        27          --          --
  Less compensation costs based on the fair value method                27           5          --
                                                                 ---------   ---------   ---------

    Pro forma net income                                         $   2,888   $   4,000   $   4,218
                                                                 =========   =========   =========

As reported earnings per share                                   $    0.95   $    1.32   $    1.39
Proforma earnings per share                                      $    0.95   $    1.32   $    1.39
As reported earnings per diluted share                           $    0.95   $    1.32   $    1.39
Pro forma earnings per diluted share                             $    0.95   $    1.32   $    1.39

The fair value of each option award is estimated on the date of grant using a Black Scholes option valuation model that uses the weighted average assumptions noted in the following table. Expected volatilities are based on the monthly changes in the Company's stock price over a three year period. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

                                                             2006        2005
                                                            -------     -------
Dividend yield                                                 3.67%       3.50%
Expected average life (years)                                  7.00        7.00
Volatility                                                    15.11%      16.21%
Risk-free interest rate                                        5.09%       4.12%

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 2 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

      The Corporation is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2006 and 2005, these reserve balances amounted to $3,376,000 and $2,986,000, respectively.

NOTE 3 - SECURITIES

      The amortized cost and estimated market value of securities are as follows

      (000s omitted):

                                                                                   2006
                                                            --------------------------------------------------
                                                                          Gross        Gross
                                                            Amortized   Unrealized   Unrealized    Estimated
                                                              Cost        Gains        Losses     Market Value
                                                            ---------   ----------   ----------   ------------
Available-for-sale securities:
   U.S. Treasury securities and obligations of U.S.
     government corporations and agencies                   $  34,203   $       13   $     (643)  $     33,573
   Obligations of state and political
     subdivisions                                              27,855           68         (255)        27,668
   Corporate debt securities                                    1,000           --          (25)           975
   Other                                                        1,532           --           --          1,532
                                                            ---------   ----------   ----------   ------------
             Total available-for-sale securities            $  64,590   $       81   $     (923)  $     63,748
                                                            =========   ==========   ==========   ============

                                                                                   2005
                                                            --------------------------------------------------
                                                                          Gross        Gross
                                                            Amortized   Unrealized   Unrealized    Estimated
                                                              Cost        Gains        Losses     Market Value
                                                            ---------   ----------   ----------   ------------
Available-for-sale securities:
   U.S. Treasury securities and obligations of U.S.
     government corporations and agencies                   $  60,428   $        3   $   (1,186)  $     59,245
   Obligations of state and political
     subdivisions                                              31,714           96         (130)        31,680
   Corporate debt securities                                    1,000           --          (15)           985
   Other                                                        1,735           --           --          1,735
                                                            ---------   ----------   ----------   ------------
             Total available-for-sale securities            $  94,877   $       99   $   (1,331)  $     93,645
                                                            =========   ==========   ==========   ============

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and estimated market value of securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

                                                            Available for Sale
                                                           ---------------------
                                                           Amortized      Market
                                                           Cost           Value
                                                           ---------     -------
Due in one year or less                                    $     430     $   431
Due in one through five years                                 17,703      17,430
Due after five years through ten years                        18,121      18,013
Due after ten years                                            7,589       7,499
                                                           ---------     -------
               Total                                          43,843      43,373

Federal agency pools                                          19,215      18,843
Other                                                          1,532       1,532
                                                           ---------     -------
               Total                                       $  64,590     $63,748
                                                           =========     =======

      Proceeds from the sale of available-for-sale securities during 2006, 2005, and 2004 were $22,951,000, $20,644,000, and $446,000, respectively.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 3 - SECURITIES (CONTINUED)

Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (000s omitted):

                                                                    2006
                                             -------------------------------------------------
                                             Less Than Twelve Months      Over Twelve Months
                                             -----------------------   -----------------------
                                               Gross                     Gross
                                             Unrealized                Unrealized
                                               Losses     Fair Value     Losses     Fair Value
                                             ----------   ----------   ----------   ----------
Available-for-sale securities:
  U.S. Treasury securities and obligations
    of U.S. government corporations
    and agencies                             $       48   $    3,560   $      595   $   26,520

  Obligations of state and political
    subdivisions                                     75        5,478          180       13,016

  Corporate debt securities                          25          975           --           --

  Other                                              --           --           --           --
                                             ----------   ----------   ----------   ----------
    Total available-for-sale
      securities                             $      148   $   10,013   $      775   $   39,536
                                             ==========   ==========   ==========   ==========

                                                                    2005
                                             -------------------------------------------------
                                             Less Than Twelve Months      Over Twelve Months
                                             -----------------------   -----------------------
                                               Gross                     Gross
                                             Unrealized                Unrealized
                                               Losses     Fair Value     Losses     Fair Value
                                             ----------   ----------   ----------   ----------
Available-for-sale securities:
  U.S. Treasury securities and obligations
    of U.S. government corporations and
    agencies                                 $      446   $   23,032   $      740   $   35,713

  Obligations of state and political
    subdivisions                                    130       14,379           --           --

  Corporate debt securities                          15          985           --           --

  Other                                              --           --           --           --
                                             ----------   ----------   ----------   ----------

    Total available-for-sale
      securities                             $      591   $   38,396   $      740   $   35,713
                                             ==========   ==========   ==========   ==========

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 3 - SECURITIES (CONTINUED)

      At December 31, 2006 and 2005, securities having a carrying value of $5,007,093 and $2,500,000 (market value of $4,877,350 and $2,418,750), respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.

NOTE 4 - LOANS

      A summary of the balances of loans at December 31, 2006 and 2005 is as follows (000s omitted):

                                                        2006             2005
                                                     ---------        ---------
Mortgage loans on real estate:
  Residential 1-4 family                             $  82,165        $  88,733
  Commercial                                           198,001          170,445
  Construction                                          34,544           26,611
  Second mortgages                                       9,282            8,920
  Equity lines of credit                                12,302           12,380
                                                     ---------        ---------
    Total mortgage loans                               336,294          307,089

Commercial loans                                        51,949           46,409

Consumer installment loans                              10,709           12,213
                                                     ---------        ---------
    Subtotal                                           398,952          365,711

Less allowances for loan losses                         (4,257)          (3,670)
Net deferred loan fees                                    (608)            (618)
                                                     ---------        ---------
    Loans - Net                                      $ 394,087        $ 361,423
                                                     =========        =========

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 4 - LOANS (CONTINUED)

An analysis of the allowance for loan losses is as follows (000s omitted):

                                              2006          2005          2004
                                            -------       -------       -------
Balance - Beginning of year                 $ 3,670       $ 3,394       $ 3,887
Loan loss provision                           1,839         1,554         1,200
Loan losses                                  (1,716)       (1,880)       (2,318)
Loan loss recoveries                            464           602           625
                                            -------       -------       -------
Balance - End of year                       $ 4,257       $ 3,670       $ 3,394
                                            =======       =======       =======
As a percentage of total loans                 1.07          1.01          1.00
                                            =======       =======       =======

      The following is a summary of information pertaining to impaired loans (000s omitted):

                                                                 2006      2005
                                                                ------    ------
Impaired loans without a valuation allowance                    $  645    $  449

Impaired loans with a valuation allowance                        4,343     3,953
                                                                ------    ------
  Total impaired loans                                          $4,988    $4,402
                                                                ======    ======
Valuation allowance related to impaired loans                   $  763    $  556
                                                                ======    ======
Total non-accrual loans                                         $3,069    $1,651
                                                                ======    ======
Total loans past due 90 days or more and still accruing         $4,148    $2,044
                                                                ======    ======

                                                        2006     2005      2004
                                                       ------   ------    ------
Average investment in impaired loans                   $3,375   $1,945    $1,363
                                                       ======   ======    ======
Interest income recognized on impaired loans           $  305   $  218    $   11
                                                       ======   ======    ======
Interest income recognized on a cash basis on
  impaired loans                                       $  167   $  201    $   13
                                                       ======   ======    ======

      No additional funds are committed to be advanced in connection with impaired loans.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 5 - BANK PREMISES AND EQUIPMENT

      Bank premises and equipment at December 31, 2006 and 2005 consisted of the following (000s omitted):

                                                               2006        2005
                                                             -------     -------
Land                                                         $ 2,129     $ 2,323
Buildings and improvements                                    10,030      10,819
Construction in process                                        1,906         105
Furniture, fixtures, and equipment                            10,865      10,679
                                                             -------     -------
  Total bank premises and equipment                           24,930      23,926
Less accumulated depreciation and amortization                12,199      11,263
                                                             -------     -------
  Net carrying amount                                        $12,731     $12,663
                                                             =======     =======

      Depreciation expense totaled $1,392,000, $1,320,000, and $1,238,000 during 2006, 2005, and 2004, respectively.

      Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2006 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows (000s omitted):

2007                                                                      $  702
2008                                                                         525
2009                                                                         526
2010                                                                         439
2011                                                                         425
Thereafter                                                                 1,498
                                                                          ------
  Total                                                                   $4,115
                                                                          ======

      Total rent expense for the years ended December 31, 2006, 2005, and 2004 amounted to $771,000, $556,000, and $450,000, respectively.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 6 - DEPOSITS

      Interest-bearing deposits at December 31, 2006 and 2005 consisted of the following (000s omitted):

                                                         2006             2005
                                                       --------         --------
NOW accounts                                           $ 35,872         $ 33,143
Savings                                                 124,676          145,753
Money market demand                                      26,300           34,073
Time:
 $100,000 and over                                       89,834           66,918
 Under $100,000                                          97,958           90,326
                                                       --------         --------
Total interest-bearing deposits                        $374,640         $370,213
                                                       ========         ========

      The remaining maturities of certificates of deposit outstanding at December 31, 2006 are as follows (000s omitted):

                                                     Under             $100,000
                                                   $100,000             and Over
                                                   --------             --------
2007                                               $ 78,676             $ 79,599
2008                                                 10,169                4,673
2009                                                  3,042                3,056
2010                                                  2,997                  344
2011                                                  1,367                  743
Thereafter                                            1,707                1,419
                                                   --------             --------
   Total                                           $ 97,958             $ 89,834
                                                   ========             ========

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 7 - BORROWING ARRANGEMENTS

      The Corporation has an agreement with the Federal Home Loan Bank of Indianapolis under which the Corporation may obtain advances up to an aggregate amount of $26,000,000. The interest rates on outstanding advances as of December 31, 2005 ranged from 4.38% to 4.59%. The Corporation has provided a blanket pledge of all of the Corporation's residential mortgage loans as collateral on advances under this agreement. The Corporation also borrows Federal Funds on an overnight basis to meet short-term liquidity needs. Short-term borrowings outstanding as of December 31 are as follows (000s omitted):

                                                         2006              2005
                                                       -------           -------
Short-term FHLB advances                               $    --           $12,500
Federal Funds Purchased                                 16,875             7,940
                                                       -------           -------
  Total                                                $16,875           $20,440

NOTE 8 - BENEFIT PLANS

      The Corporation has a defined contribution 401(k), employee profit-sharing, and Employee Stock Ownership (ESOP) plan covering substantially all employees. Employer matching contributions are discretionary. The Corporation typically matches 100 percent of the first 3 percent of employee contributions and 50 percent of the next 3 percent of employee contributions to the 401(k) plan. Employer 401(k) matching contributions and profit-sharing contributions are at the discretion of the Corporation's Board of Directors. Employer 401(k) matching contributions to the plan were approximately $218,000, $217,000, and $224,000 during 2006, 2005, and 2004, respectively. Employer profit-sharing contributions made to the ESOP were approximately $175,000, $100,000, and $100,000 during 2006, 2005, and 2004, respectively.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 8 - BENEFIT PLANS (CONTINUED)

      The ESOP has entered into a 6 year note payable with an outside financial institution. The terms of the note include a variable rate payable, due in annual installments to 2011, floating at LIBOR plus 1.75 which was 7.10% at December 31, 2006. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in stockholders' equity.

      As of December 31, 2006, scheduled maturities of the ESOP note payable are as follows (000s omitted):

2007                                                                        $154
2008                                                                         154
2009                                                                         154
2010                                                                         154
2011                                                                         128
                                                                            ----
  Total                                                                     $744
                                                                            ====

      The shares held by the ESOP are held in a suspense account for allocation to the participants as the loan is repaid. Shares held by the ESOP include the following at December 31, 2006 and had a fair value of approximately $1,333,000:

Allocated                                                                 41,318
Committed to be allocated                                                     --
Unallocated                                                               38,501
                                                                          ------
    Total                                                                 79,819

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 8 - BENEFIT PLANS (CONTINUED)

      The Corporation also has entered into deferred compensation arrangements with certain of its directors. Amounts deferred under the arrangements are invested in Corporation common stock and are maintained in a rabbi trust. The Corporation has 11,499 shares of common stock reserved for the various plans with a related obligation of $230,000 established within stockholders' equity as of December 31, 2006. The arrangements are accounted for in accordance with EITF Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested. Assets of the rabbi trust are consolidated with the Corporation, and the value of the Corporation's stock held in the rabbi trust is classified in stockholders' equity and generally accounted for in a manner similar to treasury stock.

      The Corporation recognizes the original amount of deferred compensation as the basis for recognition in the rabbi trust. Changes in fair value owed to directors are not recognized as the arrangements do not permit diversification and must be settled by the delivery of a fixed number of shares of the Corporation's common stock. The Rabbi Trust purchased 11,499 shares as of December 31, 2006. The shares were purchased at a price of $20 per share. There were no transactions involving the rabbi trust prior to the year ended December 31, 2005. During 2006, the Rabbi Trust collected $8,279 in dividends on the 11,499 shares held.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 9 - FEDERAL INCOME TAXES

      The provision for federal income taxes reflected in the consolidated statement of operations for the years ended December 31, 2006, 2005, and 2004 consisted of the following (000s omitted):

                                                2006          2005         2004
                                               ------        ------       ------
Current expense                                $  947        $1,406       $1,563
Deferred (benefit) expense                        (53)          101           --
                                               ------        ------       ------
  Total income tax expense                     $  894        $1,507       $1,563
                                               ======        ======       ======

      A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes follows:

                                                       Percent of Pretax Income
                                                     ---------------------------
                                                     2006       2005       2004
                                                     ----       ----       ----
Amount computed at statutory rates                     34         34         34
Decrease resulting from:
  Tax-exempt municipal interest                       (11)        (5)        (9)
  Other                                                 1         (2)         2
                                                     ----       ----       ----

    Reported tax expense                               24         27         27
                                                     ====       ====       ====

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 9 - FEDERAL INCOME TAXES (CONTINUED)

      The details of the net deferred tax asset (liability) at December 31, 2006 and 2005 are as follows (000s omitted):

                                                                 2006      2005
                                                                ------    ------
Deferred tax assets:
  Provision for loan losses                                     $  860    $  737
  Net deferred loan fees                                           200       204
  Accrued employee benefits                                         32        46
  Deferred compensation                                            234       196
  Unrealized losses on investment securities
    available for sale                                             286       419
  Other                                                             36        35
                                                                ------    ------
    Total deferred tax assets                                    1,648     1,637


Deferred tax liabilities:
  Property and equipment                                           625       674
  Original issue discount                                          467       351
  Unrealized gains on investment securities
    available for sale                                              --        --
  Other                                                            184       160
                                                                ------    ------

    Total deferred tax liabilities                               1,276     1,185
                                                                ------    ------

    Net deferred tax asset                                      $  372    $  452
                                                                ======    ======

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 10 - STOCK TRANSACTIONS

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

      In addition to the stock options granted, there were stock awards of 5,000 shares granted in 2006. The awards were valued at $18 per share at the grant date. One half of the shares (2,500) vested in 2006, with 1,250 of the remaining shares to vest in 2008 and 1,250 in 2010. Total share-based compensation cost for both the stock options and awards that has been charged against income was $78,000 and $0 for 2006 and 2005, respectively. Total income tax benefit recognized in the income statement for share-based compensation was $27,000 and $0 for 2006 and 2005 respectively.

      The weighted-average grant-date fair value of options granted during the years 2006 and 2005 was $73,800 and $49,500, respectively. As of December 31, 2006, there was approximately $72,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 4.5 years.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 11 - STOCK-BASED COMPENSATION (CONTINUED)

A summary of the Corporation's option activity for the year ended December 31, 2006 is as follows:

                                   2005                              2006
                             -----------------   --------------------------------------------
                                                                      Weighted
                                                                      Average
                                      Weighted            Weighted   Remaining
                             Number    Average   Number    Average   Contractual   Aggregate
                               of     Exercise     of     Exercise    Term (in     Instrinsic
                             Shares     Price    Shares     Price      years)        Value
                             ------   --------   ------   --------   -----------   ----------
Options outstanding -
  Beginning of year              --   $     --   31,100   $  24.42           8.5           --
Options granted              31,100      24.42   32,000      18.00           9.5           --
Options exercised                --         --       --         --            --           --
Options forfeited                --         --    1,000      24.42           8.5           --
                             ------              ------              -----------
Options outstanding -
  End of year                31,100   $  24.42   62,100   $  21.11           9.0           --
                             ======              ======              ===========
Exercisable at end of year       --   $     --   10,024   $  24.42           8.5           --

      Information pertaining to options outstanding at December 31, 2006 is as follows:

                                                                       Options
                                      Options Outstanding            Exercisable
                               ---------------------------------     -----------
                                                     Weighted
                                                     Average
Exercise                          Number            Remaining           Number
 Price                         Outstanding      Contractual Life     Outstanding
--------                       -----------      ----------------     -----------
$  24.42                            31,100                   8.5          10,024
$  18.00                            32,000                   9.5              --

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

      At December 31, 2006 and 2005, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

                                                       2006            2005
                                                       ----            ----
Commitments to grant loans                       $   38,177      $   19,389
Unfunded commitments under lines of credit           40,735          47,206
Commercial and standby letters of credit              5,377           3,064

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

      At December 31, 2006, the Bank's retained earnings available for the payment of dividends was $13,857,000. Accordingly, $30,571,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2006. Funds available for loans or advances by the Bank to the Corporation amounted to $4,478,000.

      In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

NOTE 15 - RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Corporation has granted loans to principal officers and directors and their affiliates amounting to $2,117,000 at December 31, 2006 and $1,317,000 at December 31, 2005.
      During the year ended December 31, 2006, total principal additions were $911,000 and total principal payments were $112,000.

      Deposits from related parties held by the Corporation at December 31, 2006 and 2005 amounted to $1,985,000 and $1,702,000, respectively.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

      The estimated fair values and related carrying or notional amounts of the Corporation's financial instruments are as follows (000s omitted):

                                            2006                       2005
                                    ------------------------    ----------------------
                                     Carrying     Estimated     Carrying    Estimated
                                       Amount     Fair Value     Amount     Fair Value
                                    ---------     ----------    --------    ----------
Assets:
    Cash and short-term
      investments                    $ 13,950      $ 13,950     $ 12,261     $ 12,261
    Securities                         63,748        63,748       93,645       93,645
    Loans                             394,087       393,230      361,423      361,140
    Loans held for sale                 3,693         3,693        6,235        6,235
    Accrued interest receivable         2,776         2,776        2,406        2,406

Liabilities:
    Noninterest-bearing deposits       59,320        59,320       54,445       54,445
    Interest-bearing deposits         374,640       362,020      370,213      370,030
    Short-term borrowings              16,875        16,875       20,440       20,440
    Long-term debt                        744           744        5,770        5,689
    Accrued interest payable              433           433          296          296

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

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

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 17 - REGULATORY MATTERS (CONTINUED)

      As of December 31, 2006, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier I risked-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2006 and 2005 are also presented in the table.

                                                                          For Capital                To Be Well-
                                                Actual                 Adequacy Purposes             capitalized
                                          ------------------         --------------------      -----------------------
                                          Amount       Ratio         Amount          Ratio     Amount            Ratio
                                          ------       -----         ------          -----     ------            -----
As of December 31, 2006:
  Total capital
    (to risk-weighted assets)
      PSB Group, Inc.                    $ 44,346      11.22%      $ 31,600    >      8.0%        N/A      >      N/A
                                                                              ---                         ---
      Peoples State Bank                 $ 44,758      11.32%      $ 31,600    >      8.0%     $ 39,500    >     10.0%
                                                                              ---                         ---
  Tier I capital
    (to risk-weighted assets)
      PSB Group, Inc.                    $ 40,089      10.14%      $ 15,800    >      4.0%        N/A      >      N/A
                                                                              ---                         ---
      Peoples State Bank                 $ 40,501      10.25%      $ 15,800    >      4.0%     $ 23,700    >      6.0%
                                                                              ---                         ---
  Tier I capital
    (to average assets)
      PSB Group, Inc.                    $ 40,089       8.21%      $ 19,500    >      4.0%        N/A      >      N/A
                                                                              ---                         ---
      Peoples State Bank                 $ 40,501       8.30%      $ 19,500    >      4.0%     $ 24,400    >      5.0%
                                                                              ---                         ---

As of December 31, 2005:
  Total capital
    (to risk-weighted assets)
      PSB Group, Inc.                    $ 43,001      11.74%      $ 29,300    >      8.0%        N/A      >      N/A
                                                                              ---                         ---
      Peoples State Bank                 $ 43,259      11.81%      $ 29,300    >      8.0%     $ 36,600    >     10.0%
                                                                              ---                         ---
  Tier I capital
    (to risk-weighted assets)
      PSB Group, Inc.                    $ 39,305      10.73%      $ 14,700    >      4.0%        N/A      >      N/A
                                                                              ---                         ---
      Peoples State Bank                 $ 39,563      10.80%      $ 14,700    >      4.0%     $ 22,000    >      6.0%
                                                                              ---                         ---
  Tier I capital
    (to average assets)
      PSB Group, Inc.                    $ 39,305       8.07%      $ 19,500    >      4.0%        N/A      >      N/A
                                                                              ---                         ---
      Peoples State Bank                 $ 39,563       8.13%      $ 19,500    >      4.0%     $ 24,300    >      5.0%
                                                                              ---                         ---

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

      The following represents the condensed financial statements of PSB Group, Inc. (the "Parent") only. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

      The condensed balance sheet at December 31 is as follows (000s omitted):

                                                           2006           2005
                                                           ----           ----
ASSETS
     Cash at subsidiary bank                           $     673      $     816
     Investment in subsidiaries                           44,478         43,258
     Other                                                   296            222
                                                         -------        -------

                    Total assets                         $45,447        $44,296
                                                         =======        =======

LIABILITIES
     Borrowings - ESOP                                 $     744      $     770
     Deferred Compensation                                   457            346
                                                         -------        -------

                    Total liabilities                   $  1,201       $  1,116

STOCKHOLDERS' EQUITY                                     $44,246        $43,180
                                                         -------        -------

LIABILITIES AND STOCKHOLDERS' EQUITY                     $45,447        $44,296
                                                         =======        =======

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

The condensed statement of operations for the years ended December 31, 2006, 2005 and 2004 is as follows (000s omitted):

                                                              2006        2005       2004
                                                              ----        ----       ----
Operating income - dividends from subsidiaries             $  2,150    $  2,300   $  1,050
Operating expense                                             (223)       (230)      (234)
                                                           --------    --------   --------

         Income - Before income taxes and equity in
              undistributed income of subsidiaries            1,927       2,070        816

Income tax benefit                                               76          78         80
                                                           --------    --------   --------

         Income - Before equity in undistibuted
               income of subsidiaries                         2,003       2,148        896

Equity in undistributed income of subsidiaries                  885       1,857      3,322
                                                           --------    --------   --------

                  Net income                               $  2,888    $  4,005   $  4,218
                                                           ========    ========   ========

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004


NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

      The condensed statement of cash flows for the years ended December 31, 2006, 2005 and 2004 is as follows (000s omitted):

                                                      2006       2005       2004
                                                    -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $ 2,888    $ 4,005    $ 4,218
  Adjustments to reconcile net income to net cash
    from operating activities:
      Depreciation and amortization                      --          2         --
      Equity in undistributed income
        of subsidiaries                                (885)    (1,857)    (3,323)
      Net change in other assets                        (74)       (77)       (78)
      Net change in other liabilities                   111        346         --
                                                    -------    -------    -------

          Net cash provided by
            operating activities                      2,040      2,419        817

CASH FLOWS FROM INVESTING ACTIVITIES -
  Investment in subsidiaries                             --        (50)        --

CASH FLOWS FROM FINANCING ACTIVITIES -
  Cash dividends                                     (2,183)    (2,133)    (1,991)
                                                    -------    -------    -------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                     (143)       236     (1,174)

CASH AND CASH EQUIVALENTS - Beginning of year           816        580      1,754
                                                    -------    -------    -------

CASH AND CASH EQUIVALENTS - End of year             $   673    $   816    $   580
                                                    =======    =======    =======

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 19 -- SUMMARY OF QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)

The following quarterly financial information is unaudited, however, in the opinion of management, the information reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.


                                                       YEAR ENDED DECEMBER 31, 2006
                                            ---------------------------------------------------
                                             1ST QTR      2ND QTR       3RD QTR       4TH QTR
                                            ---------    ---------     ---------     ---------
 Interest income                           $   7,603    $    7,923    $    8,253    $    8,280
 Interest expense                              3,019         3,267         3,469         3,436
                                            ---------    ----------    ----------    ----------

 Net interest income                           4,584         4,656         4,784         4,844
 Provision for loan losses                       188           291           605           755
                                            ---------    ----------    ----------    ----------

 Net interest income after
      provision for loan losses                4,396         4,365         4,179         4,089

 Non-interest income                           1,322         1,351         1,296         1,034
 Non-interest expense                          4,765         4,454         4,478         4,553
                                            ---------    ----------    ----------    ----------

 Income before income taxes                      953         1,262           997           570
 Income Tax                                      218           324           245           107
                                            ---------    ----------    ----------    ----------

 Net Income                                $     735    $      938    $      752    $      463
                                            =========    ==========    ==========    ==========

 Earnings per share:
                 Basic                     $    0.24    $     0.31    $     0.25    $     0.15
                Diluted                    $    0.24    $     0.31    $     0.25    $     0.15

 Cash dividends declared per share         $    0.18    $     0.18    $     0.18    $     0.18

PSB GROUP, INC.
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2006, 2005, AND 2004

NOTE 19 -- SUMMARY OF QUARTERLY FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                                                       YEAR ENDED DECEMBER 31, 2005
                                            ---------------------------------------------------
                                             1ST QTR      2ND QTR       3RD QTR       4TH QTR
                                            ---------    ---------     ---------     ---------
 Interest income                           $   6,292    $    6,680    $    7,106    $    7,440
 Interest expense                              1,901         2,185         2,488         2,795
                                            ---------    ----------    ----------    ----------

 Net interest income                           4,391         4,495         4,618         4,645
 Provision for loan losses                       404           145           644           361
                                            ---------    ----------    ----------    ----------

 Net interest income after
      provision for loan losses                3,987         4,350         3,974         4,284

 Non-interest income                           1,449         1,612         1,692         1,536
 Non-interest expense                          4,186         4,120         4,200         4,866
                                            ---------    ----------    ----------    ----------

 Income before income taxes                    1,250         1,842         1,466           954
 Income Tax                                      363           560           420           164
                                            ---------    ----------    ----------    ----------

 Net Income                                $     887    $    1,282    $    1,046    $      790
                                            =========    ==========    ==========    ==========

 Earnings per share:
                 Basic                     $    0.29    $     0.42    $     0.35    $     0.26
                Diluted                    $    0.29    $     0.42    $     0.35    $     0.26

 Cash dividends declared per share         $    0.17    $     0.17    $     0.18    $     0.18

                                PSB GROUP, INC.

                           ---------------------------

                           MANAGEMENT FINANCIAL REPORT

                                DECEMBER 31, 2006


TABLE OF CONTENTS

Selected Financial Information ..........................................     43
Management's Discussion and Analysis ....................................  44-45
Market Information ......................................................     56
Performance Graph .......................................................     57

               INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

      Statements contained in this report which are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve important known and unknown risks, uncertainties and other factors and can be identified by phrases using "estimate," "anticipate," "believe," "project," "expect," "intend," "predict," "potential," "future," "may," "should" and similar expressions or words. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include potential changes in interest rates, competitive factors in the financial services industry, general economic conditions, the effect of new legislation and other risks detailed in documents file by the Company with the Securities and Exchange Commission from time to time.

PSB GROUP, INC.
================================================================================
                                                  SELECTED FINANCIAL INFORMATION

                                                                    FOR THE YEARS ENDED DECEMBER 31
                                                   --------------------------------------------------------------
                                                                          (Dollars in Thousands)
                                                         2006         2005         2004         2003         2002
                                                   ----------   ----------   ----------   ----------   ----------
SUMMARY OF INCOME
     Interest income                                   32,059       27,518       22,633       22,096       24,421
     Interest expense                                  13,191        9,369        5,831        5,463        6,816
                                                   ----------   ----------   ----------   ----------   ----------
          Net Interest income                          18,868       18,149       16,802       16,633       17,605
     Provision (credit) for possible loan losses        1,839        1,554        1,200           --         (800)
                                                   ----------   ----------   ----------   ----------   ----------
     Net interest income after provision for
          possible loan losses                         17,029       16,595       15,602       16,633       18,405
     Non-interest income                                5,003        6,289        5,826        6,035        4,668
     Non-interest expense                              18,250       17,372       15,647       16,998       15,734
                                                   ----------   ----------   ----------   ----------   ----------
     Income before income tax expense                   3,782        5,512        5,781        5,670        7,339
     Income tax expense                                   894        1,507        1,563        1,457        2,050
                                                   ----------   ----------   ----------   ----------   ----------
     Net income                                         2,888        4,005        4,218        4,213        5,289
                                                   ==========   ==========   ==========   ==========   ==========

PER SHARE DATA
     Basic earnings per common share                     0.95         1.32         1.39         1.29         1.60
     Diluted earnings per common share                   0.95         1.32         1.39         1.29         1.60
     Cash dividends                                      0.72         0.70         0.66         0.61         0.67
     Period end book value per common share             14.58        14.25        14.19        13.54        13.75
     Weighted average number of common
          shares outstanding                        3,031,618    3,025,727    3,029,152    3,258,672    3,305,601

SELECTED BALANCES (AT PERIOD END)
     Securities                                        63,748       93,645       91,125       47,619       87,498
     Loans, net                                       394,087      361,423      335,280      322,375      280,970
     Total assets                                     497,234      495,011      461,342      401,511      402,589
     Total deposits                                   433,960      424,658      411,132      350,988      340,780
     Borrowings                                        17,619       26,210        5,000        7,420       14,210
     Total stockholders' equity                        44,246       42,950       42,981       41,011       45,473

SELECTED RATIOS
     Return on average assets                            0.58%        0.83%        0.99%        1.04%        1.33%
     Return on average total stockholders' equity        6.65%        9.22%       10.08%        9.30%       12.06%
     Average equity to average assets                    8.74%        8.97%        9.79%       11.23%       11.05%
     Net interest margin (1)                             4.04%        3.99%        4.19%        4.41%        4.74%
     Efficiency ratio (2)                               76.45%       71.09%       69.15%       74.99%       70.64%
     Dividend payout ratio (3)                             76%          53%          47%          47%          41%

ASSET QUALITY RATIOS
     Allowance for possible loan losses to:
          Ending total loans                             1.07%        1.00%        1.00%        1.19%        1.62%
          Non-performing assets                         53.03%       81.27%       84.62%       87.11%      110.73%
     Non-performing assets to ending total loans         2.02%        1.24%        1.18%        1.37%        1.46%
     Net loan charge-offs to average loans               0.33%        0.36%        0.49%        0.24%        0.06%

CAPITAL RATIOS
     Total capital to risk-weighted assets              11.22%       11.74%       12.54%       13.27%       15.58%
     Tier 1 capital to risk-weighted assets             10.14%       10.73%       11.54%       12.02%       14.32%
     Tier 1 capital to average assets                    8.21%        8.07%        8.62%        9.13%       10.20%

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

      The consolidated financial statements include the accounts of PSB Group, Inc. and its wholly owned subsidiaries, Peoples State Bank and PSB Capital, Inc. PSB Insurance Agency, Inc. and Universal Mortgage Company are wholly owned subsidiaries of Peoples State Bank. PSB Capital, Inc. was formed in October, 2004. Through December 31, 2006, there had been no business transacted by PSB Capital, Inc. All significant inter-company transactions are eliminated in consolidation.

      Net income is derived primarily from net interest income, which is the difference between interest earned on the Bank's loan and investment portfolios and its cost of funds, primarily interest paid on deposits and borrowings. The volume of, and yields earned, on loans and investments and the volume of, and rates paid, on deposits and borrowings, determine net interest income.

      FINANCIAL CONDITION. Assets consist of loans, investment securities, bank premises and equipment, cash and other operating assets. At December 31, 2006, the Corporation had assets totaling $497.2 million compared to $495 million at December 31, 2005. Total assets increased $2.2 million, or .4% during 2006. Net loans increased $32.7 million in 2006. Most of this increase was funded by a $29.9 million decrease in our investment portfolio as we redeployed funds to higher yielding loans. Loans held for sale decreased $2.5 million compared to December 31, 2005, as our mortgage origination activities slowed at the end of 2006. We were able to increase total deposits over the year by $9.3 million. We used this growth in deposits to pay-down our long-term debt by $5 million and our short-term borrowings by $3.6 million. Non-interest bearing deposits increased $4.9 million, certificates of deposit increased $30.5 million and Now balances increased $2.7 million. The increase in these deposit products was partially offset by a $21.1 million decrease in savings balances and a $7.8 million decrease in money market demand balances as customers traded the liquidity of savings and money market demand balances for the higher rates of certificates of deposit.

      Loans -- Loans consist primarily of commercial, residential mortgage, and consumer products offered in the communities served by the Bank. Total loans, net of the allowance for loan losses, at December 31, 2006, increased to $394.1 million, up $32.7 million, or 9% for the year. Over the last four years, total loans have grown at an average of approximately 9% per year. We expect this growth to continue in the foreseeable future.

      Commercial and construction loans increased from $243.5 million to $284.5 million, an increase of $41 million or 16.8% during 2006. During 2005, commercial and construction loans increased $36 million or 17.3% from $207.5 million at December 31, 2004. The continued increase in 2006 was primarily the result of aggressive marketing, the continued presence of the Bank in its market areas and the desire of customers to deal with a community bank.

      1-4 family residential mortgage loan balances totaled $82.2 and $88.7 million as of December 31, 2006 and 2005, respectively. Residential mortgage loan balances decreased $6.6 million or 7.4% during 2006. 1-4 family residential loans decreased $6.2 million or 6.5% during 2005. The decrease over the past two years was primarily the result of management's decision to allow fixed rate mortgages to run-off and replace them with adjustable rate loans, as well as the slowing demand in our markets.

      Consumer loans decreased $1.5 million or 12.3% in 2006 from $12.2 million to $10.7 million. This decrease was partly the result of management's decision to let our indirect loan portfolio continue to run off during 2006.

      The following table shows the details of the Bank's loan portfolio as of the dates indicated. Mortgages on real estate include 1-4 family residential, commercial real estate, construction loans, second mortgages and equity lines of credit (see Note 4 to the financial statements). Loan balances are shown net of unearned income.

                                                  December 31,
                            --------------------------------------------------------
                              2006        2005        2004        2003        2002
                            --------    --------    --------    --------    --------
                                                 (in thousands)
Mortgages on real estate    $335,809    $306,586    $272,756    $245,520    $197,540
Commercial                  51,827      46,294      47,608      53,725      63,330
Consumer                    10,708      12,213      18,310      27,017      24,732
                            --------    --------    --------    --------    --------
  Total Loans               $398,344    $365,093    $338,674    $326,262    $285,602
                            ========    ========    ========    ========    ========

      The following table shows the loans by category as of December 31, 2006 and the period in which they mature. Loan balances are shown net of unearned income.

                                                                               Loans maturing
                                        One year     After                   More than one year
                            One year     to five     five                   --------------------
                            or less      years       years       Total        Fixed     Variable
                            --------    --------    --------    --------    --------    --------
                                                          (in thousands)
Mortgages on real estate    $ 59,053    $216,636    $ 60,120    $335,809    $190,181    $ 86,575
Commercial                  14,224      29,834       7,769      51,827      24,278      13,324
Consumer                    577       6,239       3,892      10,708       9,897         235
                            --------    --------    --------    --------    --------    --------
  Total Loans               $ 73,854    $252,709    $ 71,781    $398,344    $224,356    $100,134
                            ========    ========    ========    ========    ========    ========

      In 2006, as the result of a $33.3 million increase in total loans and net charge-offs of $1.3 million, management recorded a $1.8 million loan loss provision in order to keep the allowance at an appropriate level. This compares to a $26.4 million increase in loans, $1.3 million in net charge-offs and a $1.6 million provision in 2005. The Bank's investment in impaired loans was $4.9 million at December 31, 2006 compared to $4.4 million at December 31, 2005. The Bank's allowance for possible loan losses to impaired loans was at a ratio of 87% and 83% as of December 31, 2006 and 2005, respectively. At December 31, 2006, the allowance for possible loan losses totaled $4.3 million, or 1.07% of total outstanding loans. This compares to a $3.7 million allowance at December 31, 2005 that was 1.0% of total outstanding loans.

The following table shows the detail of non-performing loans as of the dates indicated.

                                                2006       2005       2004       2003       2002
                                               ------     ------     ------     ------     ------
                                                                 (in thousands)
Nonaccrual loans                               $3,069     $1,651     $2,297     $1,496     $2,746
Loans past due 90 or more days                  4,148      2,044        717      1,189        306
Renegotiated loans                                486        515        586        808        907
                                               ------     ------     ------     ------     ------
Total non-performing loans                      7,703      4,210      3,600      3,493      3,959
Other real estate owned                           325        306        411        969        224
                                               ------     ------     ------     ------     ------
  Total non-performing assets                  $8,028     $4,516     $4,011     $4,462     $4,183
                                               ======     ======     ======     ======     ======

Total non-performing loans to total loans        1.93%      1.15%      1.06%      1.07%      1.39%
Total non-performing assets to total assets      1.61%      0.91%      0.87%      1.11%      1.03%

      The Bank places loans in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. The Bank has no foreign loans. Management knows of no loans which have not been disclosed above which cause it to have doubts as to the ability of such borrowers to comply with the contractual loan terms, or which may have a material effect on the Bank's balance sheet or results from operations. Total non-performing loans increased $3.5 million in 2006 to $7.7 million. We believe this increase is due mainly to the poor overall economic conditions in the state of Michigan. Other real estate increased $19 thousand in 2006. As of December 31, 2006, other real estate consists of four properties. Other real estate is carried on the books at the lower of, fair value less the estimated cost to sell, or, the carrying amount of the loan at the date of foreclosure.

      The following table shows the allocation of the allowance for loan losses by specific category as of the dates indicated.

                                                                     December 31,
                   -----------------------------------------------------------------------------------------------------------------
                           2006                   2005                   2004                   2003                     2002
                   ---------------------  ---------------------  ---------------------  ---------------------  ---------------------
                                                                    (in thousands)
                              Percent of             Percent of             Percent of             Percent of             Percent of
                               Loans in               Loans in               Loans in               Loans in               Loans in
                                 Each                   Each                   Each                   Each                   Each
                               Category               Category               Category               Category               Category
                   Allocated   to Total   Allocated   to Total   Allocated   to Total   Allocated   to Total   Allocated   to Total
                    Amount       Loans     Amount       Loans     Amount       Loans     Amount       Loans     Amount       Loans
                   ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------
Mortgages               $716      84.30%       $609      84.09%       $839      80.50%       $121      75.30%       $396      69.60%
Commercial             2,895      13.01%      2,221      12.56%      1,478      14.10%      1,971      16.50%      2,476      21.90%
Consumer                 528       2.69%        690       3.35%        551       5.40%      1,134       8.20%      1,345       8.50%
Unallocated              118        n/a         150        n/a         526        n/a         661        n/a         415        n/a
                   ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------
  Total               $4,257     100.00%     $3,670     100.00%     $3,394     100.00%     $3,887     100.00%     $4,632     100.00%

      Investment securities -- Investment securities totaled $63.7 million as of December 31, 2006 versus $93.6 million as of December 31, 2005, a decrease of $29.9 million. Each of these figures includes adjustments for fluctuations in market values on available for sale securities (see Note 3 to the financial statements). During 2006, the Bank sold certain securities that generated $221 thousand in securities losses. This compares to $16 thousand lost on the sale of securities in 2005.

      The following table shows the amortized cost and the fair market value of the Bank's security portfolio as of the dates indicated.

                                                    December 31,
                                  -----------------------------------------------
                                           2006                       2005
                                  ---------------------     ---------------------
                                  Amortized      Fair       Amortized       Fair
                                     Cost        Value         Cost        Value
                                  ---------     -------     ---------     -------
Available-for-sale securities:                    (in thousands)
U. S. treasury securities and
  obligations of other U.S.
  government agencies              $34,203      $33,573      $60,428      $59,245
Obligations of states and
  political subdivisions            27,855       27,668       31,714       31,680
Mortgage-backed securities              --           --           --           --
Corporate debt securities            1,000          975        1,000          985
Equities                             1,532        1,532        1,735        1,735
                                   -------      -------      -------      -------
  Total available-for-sale
    securities                      64,590       63,748       94,877       93,645
                                   =======      =======      =======      =======

      Maturity of the investment securities (at par value) and the weighted average yield for each range of maturities as of December 31, 2006 are shown in the table below. The yields on municipal securities are on a tax equivalent. basis.

                                         From one to       From five to        After ten
                    One year or less     five years         ten years            years              Equity              Total
                    ----------------   ----------------   ----------------   ----------------   ----------------   ----------------
                     Dollar   Yield     Dollar   Yield     Dollar   Yield    Dollar    Yield     Dollar   Yield     Dollar   Yield
                    -------  -------   -------  -------   -------  -------   -------  -------   -------  -------   -------  -------
                                                                     (in thousands)
Obligations
  of U.S.
  government
  agencies          $    --     0.00%  $28,147     4.18%  $ 6,104     5.30%  $    --       --   $    --       --   $34,251     4.38%
Obligations
  of states
  and political
  subdivisions          430     6.71%    2,670     5.59%   17,835     5.55%    6,795     5.74%       --       --    27,730     5.62%
Mortgage-backed
  securities             --       --        --       --        --       --        --       --        --       --        --       --
Corporate
  debt
  securities             --       --        --       --        --       --     1,000     8.59%       --       --     1,000     8.59%
Equity
  securities
  & others               --       --        --       --        --       --        --       --     1,532     4.86%    1,532     4.86%
                    -------  -------   -------  -------   -------  -------   -------  -------   -------  -------   -------  -------
  Total             $   430     6.71%  $30,817     4.30%  $23,939     5.49%  $ 7,795     6.11%  $ 1,532     4.86%  $64,513     4.99%
                    =======  =======   =======  =======   =======  =======   =======  =======   =======  =======   =======  =======

      Deposits -- The Bank depends primarily upon customer deposits and short-term borrowing for funds with which to conduct its business. Bank deposits consist primarily of retail deposit products including checking and savings accounts from individuals and businesses, NOW accounts, money market demand accounts and time deposit accounts (CDs). Deposits totaled $434.0 million and $424.7 million at December 31, 2006 and 2005, respectively, an increase of $9.3 million, or 2.2%. Certificates of deposit increased the most ($30.5 million) in 2006 followed by non-interest bearing demand ($4.9 million) and NOW accounts ($2.7 million). These increases were partially offset by a $21.1 million decrease in savings balances and a $7.8 million decrease in money market balances. Savings deposits increased the most ($22.8 million) in 2005 followed by certificates of deposit ($18.3 million). These increases were partially offset by a $22.8 million decrease in money market balances, a $3 million decrease in non-interest bearing demand and a $1.7 million decrease in NOW balances.

      Management relies on lower-interest bearing demand and savings deposit accounts to fund a significant portion of the Bank's operations. These accounts greatly improve net interest margins because of the lower interest rates expected by the customers. Non-interest bearing demand deposits plus the lower rate savings balances (excludes Prime Savings Plus) totaled $105.5 million at December 31, 2006.

      The following table shows the details of the Bank's deposit balances as of the dates indicated.

                                     December 31,
                         ------------------------------------
                           2006          2005          2004
                         --------      --------      --------
(in thousands)
Noninterest bearing
   demand deposits       $ 59,320      $ 54,445      $ 57,479
NOW accounts               35,872        33,143        34,868
Savings                   124,676       145,753       122,947
Money market demand        26,300        34,073        56,898
Time under $100,000        97,958        90,326        75,081
Time over $100,000         89,834        66,918        63,859
                         --------      --------      --------
   Total deposits        $433,960      $424,658      $411,132
                         ========      ========      ========

      The following table shows the maturity breakdown of the Bank's time deposits over $100,000 as of December 31, 2006.

                                 December 31, 2006
                                 -----------------
Time Deposits Over $100,000        (in thousands)
  Maturing in:
Less than three months           $          45,428
Three through six months                    13,849
Six months through one year                 20,322
Over one year                               10,235
                                 -----------------
   Total deposits                $          89,834
                                 =================

      Borrowings -- The Bank had overnight federal funds borrowings of $16,875,000 and $744,000 in ESOP notes payable outstanding as of December 31, 2006. This compares to $5,000,000 in long-term FHLB advances, $770,000 in ESOP notes payable and $20,440,000 in short-term borrowings outstanding at December 31, 2005.

      The following table shows the balance, term and interest rate of the Bank's borrowings:

                                                Outstanding as of
                                       ----------------------------------
                                          12/31/2006         12/31/2005
                                       ----------------   ---------------
                             Year             (dollars in thousands)
          Type              Matures     Dollar    Yield    Dollar   Yield
------------------------   ---------   --------   -----   -------   -----
 Federal Funds Purchased   overnight   $ 16,875   5.27%   $ 7,940   4.25%
FHLB Advance               1/30/2006   $     --   0.00%   $ 5,000   4.38%
FHLB Advance               2/28/2006   $     --   0.00%   $ 5,000   4.52%
FHLB Advance               3/30/2006   $     --   0.00%   $ 2,500   4.59%
                                       --------           -------
     Total Short-term                  $ 16,875           $20,440
                                       ========           =======

FHLB Advance                    2011   $     --   0.00%   $ 5,000   4.43%
ESOP Note Payable               2011   $    744   7.10%   $   770   6.20%
                                       --------           -------
  Total long-term                      $    744           $ 5,770
                                       ========           =======

      Contractual Obligations - The Corporation is party to certain contractual financial obligations, including the repayment of debt and operating lease payments. These future financial obligations are presented below:

                               Payments due - as of December 31, 2006
                       ---------------------------------------------------------
                                         (in thousands)
                        0-12         1-3         4-5        After
                       Months       Years       Years       5 Years      Total
                       -------      ------      ------      ------      -------
Operating Leases       $   702      $1,051      $  864      $1,498      $ 4,115
Federal Funds          $16,875      $   --      $   --      $   --      $16,875
ESOP Note Payable      $   154      $  308      $  282      $   --      $   744
FHLB Advances          $    --      $   --      $   --      $   --      $    --
                       -------      ------      ------      ------      -------
     Total             $17,731      $1,359      $1,146      $1,498      $21,734
                       =======      ======      ======      ======      =======

      Off Balance Sheet Obligations -- At December 31, 2006, the Corporation had commitments to extend credit of $78.9 million and a $5.4 million obligation under a stand-by letter of credit.

      RESULTS OF OPERATIONS. Net income for the year ended December 31, 2006 was $2.9 million, compared to $4.0 million earned in 2005. Net interest income increased $719 thousand in 2006 and non-interest income decreased $1.3 million. The $1.8 million provision for loan losses compares to a $1.6 million provision in 2005. In addition to the increased provision and drop in non-interest income, 2006 net income was hurt by an $878 thousand increase in non-interest expense.

      Interest and fee income on loans increased approximately $4.7 million in 2006. This increase was the result of a $32.1 million increase in average loans in 2006, plus a higher interest rate environment.

      Interest income on investments decreased $120 thousand in 2006. This decrease was due to a large extent to a $17.4 million decrease in average investments in 2006. Higher yields on the portfolio in 2006 allowed us to mitigate the drop in investment income. During 2006 we allowed our investment portfolio to pay-down as we redeployed some of these funds to higher yielding loans. In addition, we restructured the portfolio to increase our average investment in tax-free municipal securities and help reduce our overall income tax expense.

44

         Interest expense increased $3.8 million in 2006. Of this increase, approximately $3.1 million is due to increased balances and rising rates on our certificates of deposit. Average CD balances in 2006 were $40.1 million higher than the 2005 average. Interest expense on our Prime Savings Plus product was $929 thousand higher in 2006 than 2005. This increase was due in part to higher average balances in 2006, but mainly to higher rates paid in 2006. These increases were partially offset by a drop in interest expense on our money market balances. Our average money market balances decreased $12.5 million from the 2005 average as customers seemed willing to trade in the liquidity of money market accounts for the higher rates on the certificates of deposit. Interest expense on our borrowings dropped in 2006. Interest on our short-term debt decreased $107 thousand due mainly to lower average federal funds borrowings in 2006. Interest on our long-term debt dropped $154 thousand due to the fact that we paid our $5,000,000 long-term advance from the Federal Home Loan Bank in April 2006.

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

                                                                      Year ended December 31,
                              ----------------------------------------------------------------------------------------------------
                                       2006                              2005                               2004
                                       ----                              ----                               ----
                               Average                            Average                            Average
                               Balance     Interest    Rate       Balance     Interest    Rate       Balance     Interest    Rate
                               -------     --------    ----       -------     --------    ----       -------     --------    ----
                                                                    (dollars in thousands)



Federal funds sold            $  1,311     $    63     4.81%     $  1,107     $    28     2.53%     $  2,845     $    51     1.79%
Investment securities
- taxable                     $ 52,846     $ 2,159     4.09%     $ 78,193     $ 2,676     3.42%     $ 37,955     $ 1,183     3.12%
Investment securities
- tax-exempt                  $ 31,063     $ 1,234     3.97%     $ 23,319     $   872     3.74%     $ 17,866     $   619     3.46%
Loans, net of unearned
income                        $381,569     $28,603     7.50%     $352,643     $23,942     6.79%     $342,809     $20,780     6.06%
                              --------     -------               --------     -------               --------     -------

Total earning assets          $466,789     $32,059     6.87%     $455,262     $27,518     6.04%     $401,475     $22,633     5.64%
                              ========     =======               ========     =======               ========     =======

Interest bearing deposits     $385,217     $12,860     3.34%     $363,812     $ 8,777     2.41%     $314,120     $ 5,546     1.77%
Funds borrowed                $  7,384     $   331     4.48%     $ 14,346     $   592     4.13%     $  9,503     $   285     3.00%
                              --------     -------               --------     -------               --------     -------
Total interest bearing
liabilities                   $392,601     $13,191     3.36%     $378,158     $ 9,369     2.48%     $323,623     $ 5,831     1.80%
                              ========     -------               ========     -------               ========     -------
Net interest income                        $18,868                            $18,149                            $16,802
                                           =======                            =======                            =======
Net interest spread                                    3.51%                              3.56%                              3.84%
Net interest margin                                    4.04%                              3.99%                              4.19%

         The following table shows the dollar amount of changes in interest income for each major category of interest earning asset, interest expense for each major category of interest bearing liability and the amount of the change attributable to changes in average balances (volume) or average interest rates for the periods shown.

                                                  2006 compared to 2005                            2005 compared to 2004
                                       -------------------------------------------      -------------------------------------------
                                       Change       Change       Change                   Change     Change     Change
                                       due to       due to       due to     Total         due to     due to     due to       Total
                                       Rate         Volume        Mix       Change        Rate       Volume      Mix         Change
                                       ----         ------        ---       ------        ----       ------      ---         ------
                                                                           (in thousands)
Federal funds sold                     $    25      $     5      $   5      $    35      $   21     $   (31)     $ (13)     $   (23)
Investment securities - taxable        $   524      $  (867)     $(174)     $  (517)     $  113     $ 1,255      $ 125      $ 1,493
Investment securities - tax-exempt     $    54      $   290      $  18      $   362      $   50     $   189      $  14      $   253
Loans, net of unearned income          $ 2,504      $ 1,964      $ 193      $ 4,661      $2,503     $   596      $  63      $ 3,162
                                       -------      -------      -----      -------      ------     -------      -----      -------

Total interest income                  $ 3,107      $ 1,392      $  42      $ 4,541      $2,687     $ 2,009      $ 189      $ 4,885
                                       -------      -------      -----      -------      ------     -------      -----      -------
Interest bearing deposits              $ 3,374      $   516      $ 193      $ 4,083      $2,010     $   880      $ 341      $ 3,231
Funds borrowed                         $    50      $  (288)     $ (23)     $  (261)     $  107     $   145      $  55      $   307
                                       -------      -------      -----      -------      ------     -------      -----      -------
Total interest expense                 $ 3,424      $   228      $ 170      $ 3,822      $2,117     $ 1,025      $ 396      $ 3,538
                                       -------      -------      -----      -------      ------     -------      -----      -------
Net interest income                    $  (317)     $ 1,164      $(128)     $   719      $  570     $   984      $(207)     $ 1,347
                                       =======      =======      =====      =======      ======     =======      =====      =======

         Management expects market interest rates to remain relatively flat for the first six months of 2007, then drop slightly during the second half of the year. A change in interest rates, either rising or falling, is not expected to have a significant impact on the Bank's net interest income. The Bank's Asset/Liability Committee meets regularly to, among other things, monitor interest rate fluctuations and to change product mix and pricing in an effort to provide steady growth in net interest income.

The following table presents the changes in the allowance for loan losses during the periods indicated.

                                                                        December 31,
                                                  -------------------------------------------------------
                                                  2006          2005        2004         2003        2002
                                                  ----          ----        ----         ----        ----
                                                                              (in thousands)
Balance - Beginning of year                     $ 3,670      $ 3,394      $ 3,887      $ 4,632      $ 5,585

Loans charged off:
Mortgages on real estate                           (205)        (536)        (287)        (175)         (32)
Commercial                                       (1,229)        (702)      (1,089)        (145)        (782)
Consumer                                           (282)        (642)        (942)      (1,233)      (1,348)
                                                -------      -------      -------      -------      -------
  Total Charge offs                              (1,716)      (1,880)      (2,318)      (1,553)      (2,162)

Recoveries on loans previously charged off:
Mortgages on real estate                             --           80            1            5           --
Commercial                                          241          225          315          474        1,541
Consumer                                            223          297          309          329          468
                                                -------      -------      -------      -------      -------
  Total Recoveries                                  464          602          625          808        2,009
Provision for loan losses                         1,839        1,554        1,200           --         (800)
                                                -------      -------      -------      -------      -------
Balance - End of year                           $ 4,257      $ 3,670      $ 3,394      $ 3,887      $ 4,632
                                                =======      =======      =======      =======      =======

         Non-performing loans increased $3.5 million to $7.7 million at December 31, 2006 (see page 41). Of this $3.5 million increase in non-performing loans, $2.0 million is commercial loans and $1.4 million is residential real estate. We attribute this growth in non-performing loans to the generally poor economic conditions in the state of Michigan. Net charge-offs remained flat in 2006 at $1.3 million. After analysis of the allowance for loan losses, management determined that a $1.8 million provision was necessary to keep the allowance for loan losses at an adequate level. This compares to a $1.6 million provision in 2005 and a $1.2 million provision in 2004.

         Non-interest income, which consists of service charges and other fees of $5,003,000, $6,289,000 and $5,826,000, was recorded for the years ended December 31, 2006, 2005 and 2004, respectively. This represents a 20% decrease in non-interest income in 2006 compared to an 8% increase in 2005. We realized an $104 thousand decrease in deposit service charges in 2006. We also realized a $370 thousand drop in the gains on the sale of mortgages as our mortgage activity slowed in 2006. We realized a $205 thousand increase in the losses on the sale of securities in 2006 as we sold certain low yielding investments and re-invested in higher yielding securities or loans. We also realized a $607 thousand drop in other operating income. This included a $680 thousand drop in loan related fee income. Approximately $400 thousand of this was due to an increase in deferred commercial loan fee income. In addition, we experienced a $151 thousand drop in commercial loan broker fees. We also realized a $160 thousand drop in mortgage related fees as our mortgage activity slowed in 2006. The increase in non-interest income in 2005 was due primarily to a $195 thousand increase in the gain on the sale of mortgages and a $245 thousand increase in commercial loan broker fees, which is included in other income. The increase in the gain on the sale of mortgage loans was partly due to the acquisition of three new mortgage origination offices by Universal Mortgage Company when it acquired Nations One, an independent mortgage originator in June, 2005.

         Non-interest expense, which includes salaries and benefits, occupancy and other operating expenses, increased to $18.3 million in 2006 from $17.4 million in 2005, an increase of $878 thousand or 5.1%. Salary and benefits expense increased $137 thousand in 2006. Salaries increased $226, thousand partially due to a slight increase in FTE in 2006, but also because we had two presidents on the payroll for approximately six months as we transitioned from the retiring president, Robert L. Cole, to his replacement, Michael J. Tierney. In addition, incentives expense, including stock options and stock grants, increased $196 thousand in 2006 and the cost of hospitalization and dental insurance increased $96 thousand. These increases in salaries and benefits were partially offset by a $138 thousand decrease in mortgage commissions, a $31 thousand decrease in overtime and a $265 thousand decrease in commercial loan related compensation as we deferred this expense and will recognize it over the life of the related loans.

         Occupancy costs increased $520 thousand in 2006. Of this, $339 thousand was due to our three newest branches. Two of the three operated for a full year in 2006 versus a partial year in 2005 and the third is our newest branch that opened in January 2007. In addition, we realized $116 thousand in losses in writing down the value of a bank branch and two mortgage offices that will be closed in the near future. We also realized a $21 thousand loss on the write-off of certain mortgage origination software that is no longer in use. We took these write-downs/write-offs in order to better position the Corporation for the future.

         Legal and professional fees increased $70 thousand in 2006. We were able to reduce legal expenses by approximately $80 thousand in 2006 but this was more than offset by increased accounting/auditing expenses as we were subject to examinations in 2006 that we were not subject to in the past, such as a Bank Secrecy Act review.

         Other operating expenses increased in $151 thousand in 2006. Of this, advertising and marketing expenses increased $205 thousand and telephone expense increased $75 thousand. These increases were partially offset by a $90 thousand drop in mortgage loan expenses and a $43 thousand drop in miscellaneous losses.

         Total other operating expense increased $1.8 million in 2005 over 2004. This increase was mainly due to increased staffing brought about by the opening of two new bank branches and the acquisition of the three new mortgage loan production offices in 2005. A portion of this increase was also due to the increased cost of employee benefits. Occupancy expense increased $515 thousand in 2005, due mainly to the opening of the two new bank branches and the acquisition of the three new mortgage production offices. The new offices accounted for approximately $400 thousand of this increase. Another $114 thousand was the result of the write-down in the value of a branch facility that is no longer in use, and in the process of being sold. Legal and professional fees decreased $109 thousand during 2005 as accounting fees dropped $48 thousand and consulting fees were reduced by $65 thousand. Other operating expenses increased $310 thousand during 2005. This increase includes a $45 thousand increase in stationery and supplies, a $43 thousand increase in telephone expense, an $84 thousand increase in Michigan Single Business Tax and a $73 thousand increase in miscellaneous losses.

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

         Net income and depreciation and amortization continue to be the primary sources of cash from operating activities. During 2006, net income provided $2.9 million of cash compared to $4.0 million during 2005 and $4.2 million during 2004. Depreciation and amortization was a non-cash expense totaling $1.4 million for the year ended December 31, 2006, $1.3 million in 2005 and $1.2 million in 2004. These non-cash items had been included in net income for purposes of calculating the results of operations during the respective years, and therefore are added to or subtracted from net income in determining cash flow from operating activities.

         The primary uses of cash for the Bank are the funding of customer loans, purchase of investment securities and the repayment of customer deposits. The Bank's primary sources of cash are customer deposits, proceeds from the maturity or sale of investment securities, repayment of loans, and advances on borrowings from the Federal Home Loan Bank, of which the Bank cannot exceed $26 million. During 2006, the Bank had a net cash outlay of $34.5 million from the increase in the loan portfolio. This compares to a net cash outlay of $27.7 million in 2005 and $14.1 million in 2004.

         The Bank purchased $9 million, $50 million and $74 million in securities during 2006, 2005, and 2004, respectively. Securities sales or maturities totaled $39.3 million, $45.7 million and $29.6 million respectively, for each of those periods.

         The Bank experienced a net increase in deposits of $9.3 million in 2006 compared to a net increase in customer deposits of $13.5 million in 2005 and a net increase of $60.1 million in 2004. The Bank realized a net decrease in cash of $8.6 million from the pay-down of debt in 2006, compared to generating $20.4 million through increased borrowings in 2005 and a $2.4 million net pay-down of debt in 2004.

         The Corporation had capital of $44.2 million at December 31, 2006 and $43.2 million at December 31, 2005. Our $2.9 million in net income in 2006 was offset by $2.2 million in cash dividends and a $257 thousand increase in the unrealized gains/losses on available for sale securities. During 2005, capital remained relatively flat at approximately $43 million. The $4 million in net income in 2005 was offset by $2.1 million in cash dividends, a $900 thousand decrease in unrealized gains/losses on available for sale securities and a $1 million repurchase of common stock. At December 31, 2006, the ratio of stockholders' equity to total assets was 8.9% compared to 8.7% at December 31, 2005. The capital levels of the Bank and the Corporation exceed the minimum guidelines for being considered well capitalized (see note 17 to the financial statements). Management believes the capital levels will be adequate to, among other things, fund banking activities for the foreseeable future.

         At December 31, 2006, the Bank held cash and cash equivalents of approximately $14 million and the entire investment portfolio of $63.7 million was classified as available-for-sale. The amortized cost of the available-for-sale securities exceeded the estimated market value by approximately $800 thousand at December 31, 2006.
         .
         The primary impact of inflation on the Corporation's operations is increased asset yields, deposit costs and operating overhead. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and if significant, require that equity capital increase at a faster rate than would otherwise be necessary.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         To a great extent, the Corporation's operating strategies focus on asset/liability management. The purpose of its Asset/Liability Management Policy is to provide stable net interest income growth while both maintaining adequate liquidity and protecting the Bank's earnings from undue interest rate risk. The Bank follows its Asset/Liability Management Policy for controlling exposure to interest rate risk. The Asset/Liability Management Policy is established by Management and is approved by the Board of Directors. Because of loan repayments, the investment securities due to mature in 2007 and available lines of credit, management believes the Bank is sufficiently liquid.

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

         The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 2006 and the cumulative interest sensitivity gap at December 31, 2006. The amounts in the table are derived from internal data of the Bank and could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

                                                           Estimated Maturity or Re-pricing at December 31, 2004
                                                           -----------------------------------------------------
                                                                Three months to
                                                Less than        less than one     One to five     Due after
                                               three months          year             years        five years        Total
                                               ------------          ----             -----        ----------        -----
Interest earning assets:
  Securities (1) (2)                           $   1,758         $     883         $  16,962         $ 44,145      $ 63,748
  Loans                                          119,260            22,529           193,230           63,325       398,344
                                               ---------         ---------         ---------         --------      --------

     Total interest earning assets             $ 121,018         $  23,412         $ 210,192         $107,470      $462,092
                                               =========         =========         =========         ========      ========
Interest bearing liabilities:
  Savings and interest bearing
    demand deposits                            $ 186,848         $      --         $      --         $     --      $186,848
  Time deposits                                   70,142            88,336            29,314               --       187,792
  Short term borrowings                           16,875                --                --               --        16,875
  Long term borrowings                               154                --               590               --           744
                                               ---------         ---------         ---------         --------      --------
     Total interest bearing liabilites         $ 274,019         $  88,336         $  29,904               $-      $392,259
                                               =========         =========         =========         ========      ========

Interest rate sensitivity gap - current        $(153,001)        $ (64,924)        $ 180,288         $107,470      $ 69,833
                                               =========         =========         =========         ========      ========
Interest rate sensitivity gap - cumulative     $(153,001)        $(217,925)        $ (37,637)        $ 69,833
                                               =========         =========         =========         ========
Cumulative interest rate sensitivity
  gap as a percent of total assets                -30.77%           -43.83%            -7.57%           14.04%
                                               =========         =========         =========         ========

----------
(1)   Equity investments have been placed in the 0-3 month category.

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

         According to the traditional banking industry static gap table set forth above, the Bank was liability sensitive with a negative cumulative one-year gap of $217.9 million or 47% of interest-earning assets at December 31, 2006. In general, based upon this analysis, and the Bank's mix of deposits, loan and investments, increases in interest rates would be expected to result in a decrease in the Bank's net interest margin. However, a different tool, an interest sensitivity model, is the primary tool used in assessing interest rate risk, by estimating the effect that specific upward and downward changes in interest rates would have on pre-tax net interest income. Key assumptions used in the model include prepayment speeds on mortgage related assets; changes in market conditions, loan volumes and pricing; and management's determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the model can not precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in other market conditions.

         Based on the December 31, 2006 simulation, the Company is in a neutral position relative to interest rate changes. Based on the position of the balance sheet and management's assumptions concerning core deposit sensitivity and other assumptions, net interest income will not be significantly impacted whether rates rise or fall.

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

         ACCOUNTING FOR GOODWILL -- Effective January 1, 2002, the Corporation adopted Statement of Financial Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), which changes the Corporation's accounting for goodwill and other intangible assets. Generally, intangible assets that meet certain criteria are recognized and subsequently amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives are not amortized. However, such assets are tested for impairment at adoption of SFAS 142 and at least annually thereafter. No impairment loss was recorded upon the adoption of SFAS 142 in 2002, nor has any impairment loss been recorded since.

56



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

    2006                      HIGH                  LOW             DIVIDEND DECLARED
    ----                      ----                  ---             -----------------
FIRST QUARTER                $17.70                $17.00                $0.18
SECOND QUARTER               $17.30                $15.70                $0.18
THIRD QUARTER                $16.85                $15.50                $0.18
FOURTH QUARTER               $19.00                $16.10                $0.18

    2005                      HIGH                  LOW             DIVIDEND DECLARED
    ----                      ----                  ---             -----------------
FIRST QUARTER                $23.02                $21.50                $0.17
SECOND QUARTER               $22.50                $18.52                $0.17
THIRD QUARTER                $19.83                $18.56                $0.18
FOURTH QUARTER               $19.15                $17.25                $0.18

On December 31, 2006, PSB Group, Inc. had 418 holders of record of its common stock. The stock is quoted on the OTC Bulletin Board under the symbol "PSBG.OB". Howe Barnes Investments, Inc. and Monroe Securities, Inc. are market makers in the stock.

Contact Information:
-------------------

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
www.howebarnes.com                               www.monroesecurities.com

         ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING OF THE SHAREHOLDERS OF PSB GROUP, INC. WILL BE HELD AT 2:00 PM, TUESDAY, APRIL 24, 2007 AT THE FOLLOWING LOCATION:

UKRAINIAN CULTURAL CENTER
26601 RYAN ROAD
WARREN, MI  48091

SHAREHOLDERS ARE INVITED TO ATTEND.

                                PERFORMANCE GRAPH


     The following graph compares the cumulative total shareholder return on the Company's common stock ("PSBG"), with the cumulative return for the NASDAQ Index, the $100 - $500 OTC-BB and Pink Banks and the Midwest Quadrant OTC-BB and Pink Banks Index over the same period, assuming the investment of $100 on December 31, 2000, and reinvestment of all dividends.

                                 PSB GROUP, INC.

                               (PERFORMANCE GRAPH)

                                                                                 PERIOD ENDING
                                              -------------------------------------------------------------------------------------
INDEX                                         12/31/01         12/31/02        12/31/03       12/31/04       12/31/05     12/31/06
-----------------------------------------------------------------------------------------------------------------------------------
PSB Group, Inc.                                 100.00           134.85          195.36         186.86         165.54       164.85
NASDAQ Composite                                100.00            68.76          103.67         113.16         115.57       127.58
SNL $100M-$500M OTC-BB & Pink Banks             100.00           119.95          162.94         196.93         218.70       239.40
SNL Midwest OTC-BB & Pink Banks                 100.00           128.26          161.90         192.90         200.83       211.50

SOURCE : SNL FINANCIAL LC, CHARLOTTESVILLE, VA                    (434) 977-1600
(C) 2007                                                             www.snl.com