Form 10-K, Exhibit 13
period 2007-12-31
PSB GROUP INC
filed 2008-03-24
CIK 1235091

                                                                      EXHIBIT 13

                                PSB GROUP, INC.

                                   ----------

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 2007

PSB GROUP, INC.

                                                                        CONTENTS
                                                                        --------
REPORT LETTER                                                                1
CONSOLIDATED FINANCIAL STATEMENTS
   Balance Sheet                                                             2
   Statement of Operations                                                   3
   Statement of Stockholders' Equity                                         4
   Statement of Cash Flows                                                   5
   Notes to Consolidated Financial Statements                             6-33

(PLANTE & MORAN LOGO)                                       PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
                                                           Aubum Hills, MI 48326
                                                               Tel: 248.375.7100
                                                               Fax: 248.375.7101
                                                                 plantemoran.com

            Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
PSB Group, Inc.

We have audited the accompanying consolidated balance sheet of PSB Group, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders' equity, and cash flows for each year in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Group, Inc. as of December 31, 2007 and 2006 and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 18, 2008

                                                                  (PRAXITY LOGO)

PSB GROUP, INC.

                                                      CONSOLIDATED BALANCE SHEET
                                           (000s OMITTED, EXCEPT PER SHARE DATA)

                                          December 31
                                      -------------------
                                        2007       2006
                                      --------   --------
                           ASSETS
Cash and due from banks               $ 11,141   $ 13,950
Federal funds sold                       1,621         --
Securities - Available for sale
   (Note 3)                             64,115     63,748
Loans (Note 4)                         389,312    398,344
Less allowance for possible loan
   losses (Note 4)                      (5,184)    (4,257)
                                      --------   --------
         Net loans                     384,128    394,087
Loans held for sale                        882      3,693
Bank premises and equipment
   (Note 5)                             13,358     12,731
Accrued interest receivable              2,344      2,776
Goodwill (Note 1)                        4,458      4,458
Other assets (Note 9)                   10,224      1,791
                                      --------   --------
         Total assets                 $492,271   $497,234
                                      ========   ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Deposits:
      Noninterest-bearing             $ 59,028   $ 59,320
      Interest-bearing (Note 6)        379,482    374,640
                                      --------   --------
         Total deposits                438,510    433,960
   Short-term borrowings (Note 7)       10,000     16,875
   Long-term debt (Note 8)                 590        744
   Accrued taxes, interest, and
      other liabilities (Note 9)         2,980      1,409
                                      --------   --------
         Total liabilities             452,080    452,988

STOCKHOLDERS' EQUITY (Notes 8,
   10, 11, 14, and 17)
   Common stock:
      Authorized - 5,000,000
         shares, no par value Issued
         and outstanding - 3,072,002
         shares in 2007 and 3,034,152
         shares in 2006                 21,177     20,496
   Unearned ESOP benefits (Note 8)        (590)      (744)
   Common stock held in trust
      (Note 8)                            (230)      (230)
   Deferred compensation obligation
      (Note 8)                             230        230
   Additional paid in capital -
      stock options/awards                (441)       (12)
   Retained earnings                    20,113     25,062
   Accumulated other comprehensive
      loss (Note 1)                        (68)      (556)
                                      --------   --------
         Total stockholders'
            equity                      40,191     44,246
                                      --------   --------
         Total liabilities and
            stockholders' equity      $492,271   $497,234
                                      ========   ========

See Notes to Consolidated Financial Statements.

PSB GROUP, INC.

                                            CONSOLIDATED STATEMENT OF OPERATIONS
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                 Year Ended December 31
                                          ------------------------------------
                                             2007         2006         2005
                                          ----------   ----------   ----------
INTEREST INCOME
   Loans, including fees                  $   29,960   $   28,603   $   23,942
   Securities:
      Taxable                                  1,649        2,159        2,676
      Tax-exempt                                 945        1,234          872
   Federal funds sold                             28           63           28
                                          ----------   ----------   ----------
         Total interest income                32,582       32,059       27,518

INTEREST EXPENSE
   Deposits                                   14,205       12,860        8,777
   Short-term borrowings                         614          261          368
   Long-term debt                                 --           70          224
                                          ----------   ----------   ----------
         Total interest expense               14,819       13,191        9,369
                                          ----------   ----------   ----------
NET INTEREST INCOME - Before provision
   for loan losses                            17,763       18,868       18,149

PROVISION FOR LOAN LOSSES (Note 4)             7,663        1,839        1,554
                                          ----------   ----------   ----------

NET INTEREST INCOME - After provision
   for loan losses                            10,100       17,029       16,595

OTHER OPERATING INCOME
   Service charges on deposit accounts         2,350        2,295        2,399
   Gain on sale of mortgages                     655        1,041        1,411
   Gain (loss) on sale of
      available-for-sale securities              (41)        (221)         (16)
   Other income                                1,537        1,888        2,495
                                          ----------   ----------   ----------
         Total other operating income          4,501        5,003        6,289

OTHER OPERATING EXPENSES
   Salaries and employee benefits
      (Note 8)                                 9,930        9,413        9,276
   Occupancy costs (Note 5)                    3,981        4,100        3,580
   Legal and professional                      1,429        1,106        1,036
   Other operating expenses                    3,860        3,631        3,480
                                          ----------   ----------   ----------
         Total other operating expenses       19,200       18,250       17,372
                                          ----------   ----------   ----------

INCOME (LOSS) - Before federal income
   tax expense (benefit)                      (4,599)       3,782        5,512

FEDERAL INCOME TAX EXPENSE (BENEFIT)
   (Note 9)                                   (1,857)         894        1,507
                                          ----------   ----------   ----------
NET INCOME (LOSS)                         $   (2,742)  $    2,888   $    4,005
                                          ==========   ==========   ==========

PER SHARE DATA
Weighted average shares outstanding        3,064,829    3,031,618    3,025,727
Basic earnings (loss)                     $    (0.89)  $     0.95   $     1.32

See Notes to Consolidated Financial Statements.

PSB GROUP, INC.

                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                           (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                         Additional
                                                                          Paid in
                                                                         Capital -     Common
                                                             Unearned      Stock       Stock
                                         Number     Common     ESOP     Options and   Held in
                                       of Shares    Stock    Benefits      Awards      Trust
                                       ---------   -------   --------   -----------   -------
BALANCE - January 1, 2005              2,885,073   $17,560    $  --       $  --        $  --
Comprehensive income (Note 1):
   Net income
   Change in unrealized gain on
      securities available for sale,
      net of tax

         Total comprehensive income
Stock dividend (5%) Note 10)             144,079     2,846
Cash dividends - $0.70 pershare
Establish unearned ESOP benefit
   (Note 8)                                                    (770)
Purchase of common stock by trust
   (Note 8)                                                                             (230)
Deferred compensation (Note 8)
                                       ---------   -------    -----       -----        -----
BALANCE - December 31, 2005            3,029,152    20,406     (770)         --         (230)

Comprehensive income (Note 1):
   Net income
   Change in unrealized gain on
      securities available for sale,
      net of tax

         Total comprehensive income
Stock awards                               5,000        90
Additional paid in capital - stock
   options                                                                  (12)
Cash dividends - $0.72 per share
Earned ESOP benefit                                              26
                                       ---------   -------    -----       -----        -----
BALANCE - December 31, 2006            3,034,152    20,496     (744)        (12)        (230)

Comprehensive income (Note 1):
   Net income
   Change in unrealized gain on
      securities available for sale,
      net of tax

         Total comprehensive income
Stock awards                              37,850       681
Additional paid in capital - stock
   options                                                                 (429)
Cash dividends - $0.72 per share
Earned ESOP benefit                                             154
                                       ---------   -------    -----       -----        -----
BALANCE - December 31, 2007            3,072,002   $21,177    $(590)      $(441)       $(230)
                                       =========   =======    =====       =====        =====

                                                                  Accumulated
                                         Deferred                    Other           Total
                                       Compensation   Retained   Comprehensive   Stockholders'
                                        Obligation    Earnings   Income (Loss)       Equity
                                       ------------   --------   -------------   -------------
BALANCE - January 1, 2005                  $ --       $25,331       $  90           $42,981
Comprehensive income (Note 1):
   Net income                                           4,005                         4,005
   Change in unrealized gain on
      securities available for sale,
      net of tax                                                     (903)             (903)
                                                                                    -------
         Total comprehensive income                                                   3,102
Stock dividend (5%) Note 10)                           (2,846)
Cash dividends - $0.70 pershare                        (2,133)                       (2,133)
Establish unearned ESOP benefit
   (Note 8)                                                                            (770)
Purchase of common stock by trust
   (Note 8)                                                                            (230)
Deferred compensation (Note 8)              230                                         230
                                           ----       -------       -----           -------
BALANCE - December 31, 2005                 230        24,357        (813)           43,180

Comprehensive income (Note 1):
   Net income                                           2,888                         2,888
   Change in unrealized gain on
      securities available for sale,
      net of tax                                                      257               257
                                                                                    -------
         Total comprehensive income                                                   3,145
Stock awards                                                                             90
Additional paid in capital - stock
   options                                                 --                           (12)
Cash dividends - $0.72 per share                       (2,183)                       (2,183)
Earned ESOP benefit                                                                      26
                                           ----       -------       -----           -------
BALANCE - December 31, 2006                 230        25,062        (556)           44,246

Comprehensive income (Note 1):
   Net income                                          (2,742)                       (2,742)
   Change in unrealized gain on
      securities available for sale,
      net of tax                                                      488               488
                                                                                    -------
         Total comprehensive income                                                  (2,254)
Stock awards                                                                            681
Additional paid in capital - stock
   options                                                                             (429)
Cash dividends - $0.72 per share                       (2,207)                       (2,207)
Earned ESOP benefit                                                                     154
                                           ----       -------       -----           -------
BALANCE - December 31, 2007                $230       $20,113       $ (68)          $40,191
                                           ====       =======       =====           =======

Book value per share is $13.38, $14.58 and $14.25 at December 31, 2007, 2006, and 2005, respectively.

See Notes to Consolidated Financial Statements.

PSB GROUP, INC.

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                  (000S OMITTED)

                                                      Year Ended December 31
                                                  ------------------------------
                                                    2007       2006       2005
                                                  --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                              $ (2,742)  $  2,888   $  4,005
   Adjustments to reconcile net income (loss)
      to net cash from operating activities:
      Depreciation and amortization                  1,379      1,392      1,320
      Provision for loan loss                        7,663      1,839      1,554
      Non-cash stock options/awards expense            252         78         --
      Accretion and amortization of securities          20         65        358
      Deferred income taxes                           (802)       (53)       101
      (Gain) loss on sale of available-for-
      sale securities                                   41        221         16
      Origination and purchase of loans held
         for sale                                  (43,789)   (83,276)   (75,474)
      Sale of loans held for sale                   46,600     85,818     71,627
      (Increase) decrease in accrued
         interest receivable                           432       (370)      (262)
      (Increase) decrease in other assets           (7,883)        49       (579)
      Increase (decrease) in accrued interest
         payable and other liabilities               1,571        446       (822)
                                                  --------   --------   --------
         Net cash provided by operating
            activities                               2,742      9,097      1,844
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of securities available for sale       (18,519)    (9,338)   (50,011)
   Proceeds from maturities of securities
      available for sale                             4,011     16,388     25,104
   Proceeds from sale of securities available
      for sale                                      14,820     22,951     20,644
   Net (increase) decrease in loans                  2,296    (34,503)   (27,697)
   Capital expenditures                             (2,006)    (1,460)    (3,479)
                                                  --------   --------   --------
         Net cash provided by (used in)
            investing activities                       602     (5,962)   (35,439)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in time deposits                     7,322     30,548     18,304
   Net decrease in other deposits                   (2,772)   (21,246)    (4,778)
   Net increase (decrease) in short-term
      borrowings                                    (6,875)    (3,565)    20,440
   Principal payments on long-term debt                 --     (5,000)        --
   Purchase of common stock to be held in trust         --         --       (230)
   Cash dividends                                   (2,207)    (2,183)    (2,133)
                                                  --------   --------   --------
         Net cash provided by (used in)
            financing activities                    (4,532)    (1,446)    31,603
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                 (1,188)     1,689     (1,992)
CASH AND CASH EQUIVALENTS - Beginning of year       13,950     12,261     14,253
                                                  --------   --------   --------
CASH AND CASH EQUIVALENTS - End of year           $ 12,762   $ 13,950   $ 12,261
                                                  ========   ========   ========
SUPPLEMENTAL INFORMATION - Cash paid for
   Interest                                       $ 14,794   $ 13,052   $  9,322
   Income taxes                                   $    400   $    880   $  2,640

See Notes to Consolidated Financial Statements.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

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

          NATURE OF OPERATIONS - The Corporation provides full-service banking through 11 branch offices and three loan origination offices to the Michigan communities of Wayne, Oakland, Macomb, and Genesee counties.

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and stock awards, and are determined using the treasury stock method. As of December 31, 2007, the outstanding stock options and awards would have an anti-dilutive effect and therefore have not been included in the calculation of diluted earnings per share.

          EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - Compensation expense is recognized as ESOP shares are committed to be released. Allocated and committed to be released ESOP shares are considered outstanding for earnings per share calculation based on debt service payments. Other ESOP shares are excluded from earnings per share calculation. Dividends declared on allocated ESOP shares are charged to retained earnings. Dividends declared on unallocated ESOP shares are used to satisfy debt service. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders' equity.

          COMPREHENSIVE INCOME (LOSS) - Accounting principles generally require that revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

          The components of accumulated other comprehensive income (loss) and related tax effects are as follows (000s omitted):

                                        2007    2006     2005
                                       -----   -----   -------
Unrealized holding gains (losses) on
   available-for-sale securities       $(103)  $(842)  $(1,232)
Tax effect                               (35)   (286)     (419)
                                       -----   -----   -------
Accumulated other comprehensive
   income                              $ (68)  $(556)  $  (813)
                                       =====   =====   =======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                 2007    2006
                                -----   -----
Dividend yield                   3.95%   3.67%
Expected average life (years)    7.00    7.00
Volatility                      14.87%  15.11%
Risk-free interest rate          4.51%   5.09%

          FINANCIAL ACCOUNTING STANDARD NUMBER 157 FAIR VALUE MEASUREMENTS - This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not determined the impact the adoption of SFAS 157 will have on the financial statements.

NOTE 2 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

          The Corporation is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2007 and 2006, these reserve balances amounted to $3,398,000 and $3,376,000, respectively.

NOTE 3 - SECURITIES

          The amortized cost and estimated market value of securities are as follows (000s omitted):

                                                                        2007
                                                  -----------------------------------------------
                                                                Gross        Gross      Estimated
                                                  Amortized   Unrealized   Unrealized     Market
                                                    Cost        Gains        Losses       Value
                                                  ---------   ----------   ----------   ---------
Available-for-sale securities:
   U.S. Treasury securities and obligations of
       U.S.government corporations and agencies    $48,147        $167       $(161)      $48,153
   Obligations of state and political
      subdivisions                                  14,039          12        (111)       13,940
   Corporate debt securities                           500                     (10)          490
   Other                                             1,532          --          --         1,532
                                                   -------        ----       -----       -------
        Total available-for-sale securities        $64,218        $179       $(282)      $64,115
                                                   =======        ====       =====       =======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 3 - SECURITIES (CONTINUED)

                                                                       2006
                                                  -----------------------------------------------
                                                                 Gross        Gross     Estimated
                                                  Amortized    Unrealized  Unrealized     Market
                                                     Cost        Gains        Losses      Value
                                                  ---------    ----------  ----------   ---------
Available-for-sale securities:
   U.S. Treasury securities and obligations of
      U.S. government corporations and agencies    $34,203        $13        $(643)      $33,573
   Obligations of state and political
      subdivisions                                  27,855         68         (255)       27,668
   Corporate debt securities                         1,000         --          (25)          975
   Other                                             1,532         --           --         1,532
                                                   -------        ---        -----       -------
         Total available-for-sale securities       $64,590        $81        $(923)      $63,748
                                                   =======        ===        =====       =======

          The amortized cost and estimated market value of securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

                                          Available for Sale
                                         -------------------
                                         Amortized    Market
                                           Cost        Value
                                         ---------   -------
Due in one year or less                   $11,582    $11,553
Due in one through five years               4,588      4,622
Due after five years through ten years      5,079      5,111
Due after ten years                        10,511     10,397
                                          -------    -------
         Total                             31,760     31,683
Federal agency pools                       30,926     30,900
Other                                       1,532      1,532
                                          -------    -------
         Total                            $64,218    $64,115
                                          =======    =======

          Proceeds from the sale of available-for-sale securities during 2007, 2006, and 2005 were $14,785,000, $22,951,000, and $20,644,000, respectively. Gross realized gains amounted to $22,200, $0 and $99,000, respectively. Gross realized losses amounted to $63,100, $221,000 and $115,400, respectively. The tax provision applicable to these net realized gains and losses amounted to ($13,900), ($75,100) and ($5,600), respectively.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 3 - SECURITIES (CONTINUED)

          Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (000s omitted):

                                                                      2007
                                              --------------------------------------------------
                                               Less Than Twelve Months     Over Twelve Months
                                              ------------------------   -----------------------
                                                 Gross                     Gross
                                              Unrealized                 Unrealized
                                                Losses     Fair Value      Losses     Fair Value
                                              ----------   ----------    ----------   ----------
Available-for-sale securities:
   U.S. Treasury securities and obligations
      of U.S. government corporations
      and agencies                                $18         $1,841        $143       $20,672
   Obligations of state and political
      subdivisions                                 20          1,432          91         9,927
   Corporate debt securities                       --                         10           490
   Other                                           --             --          --            --
                                                  ---         ------        ----       -------
         Total available-for-sale
            securities                            $38         $3,273        $244       $31,089
                                                  ===         ======        ====       =======

                                                                      2006
                                              --------------------------------------------------
                                               Less Than Twelve Months      Over Twelve Months
                                              ------------------------   -----------------------
                                                 Gross                     Gross
                                              Unrealized                 Unrealized
                                                Losses     Fair Value      Losses     Fair Value
                                              ----------   ----------    ----------   ----------
Available-for-sale securities:
   U.S. Treasury securities and obligations
      of U.S. government corporations and
      agencies                                   $ 48        $ 3,560        $595        $26,520
   Obligations of state and political
      subdivisions                                 75          5,478         180         13,016
   Corporate debt securities                       25            975          --             --
   Other                                           --             --          --             --
         Total available-for-sale                ----        -------        ----        -------
            securities                           $148        $10,013        $775        $39,536
                                                 ====        =======        ====        =======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 3 - SECURITIES (CONTINUED)

          At December 31, 2007 and 2006, securities having a carrying value of $16,526,680 and $5,007,093 (market value of $16,472,363 and
          $4,877,350), respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.

NOTE 4 - LOANS

          A summary of the balances of loans at December 31, 2007 and 2006 is as follows (000s omitted):

                                    2007       2006
                                  --------   --------
Mortgage loans on real estate:
   Residential 1-4 family         $ 56,176   $ 82,165
   Commercial                      213,775    198,001
   Construction                     29,040     34,544
   Second mortgages                  8,487      9,282
   Equity lines of credit           13,611     12,302
                                  --------   --------
      Total mortgage loans         321,089    336,294
Commercial loans                    60,064     51,949
Consumer installment loans           8,727     10,709
                                  --------   --------
      Subtotal                     389,880    398,952
Less allowances for loan losses     (5,184)    (4,257)
Net deferred loan fees                (568)      (608)
                                  --------   --------
      Loans - Net                 $384,128   $394,087
                                  ========   ========

          An analysis of the allowance for loan losses is as follows (000s omitted):

                                   2007      2006      2005
                                 -------   -------   -------
Balance - Beginning of year      $ 4,257   $ 3,670   $ 3,394
Loan loss provision                7,663     1,839     1,554
Loan losses                       (7,185)   (1,716)   (1,880)
Loan loss recoveries                 449       464       602
                                 -------   -------   -------
Balance - End of year            $ 5,184   $ 4,257   $ 3,670
                                 =======   =======   =======
As a percentage of total loans      1.33      1.07      1.01
                                 =======   =======   =======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 4 - LOANS (CONTINUED)

          The following is a summary of information pertaining to impaired loans (000s omitted):

                                                            2007     2006
                                                          -------   ------
Impaired loans without a valuation allowance              $ 6,134   $  645
Impaired loans with a valuation allowance                   9,677    4,343
                                                          -------   ------
   Total impaired loans                                   $15,811   $4,988
                                                          =======   ======
Valuation allowance related to impaired loans             $ 1,632   $  763
                                                          =======   ======
Total non-accrual loans                                   $18,245   $3,069
                                                          =======   ======
Total loans past due 90 days or more and still accruing   $ 1,280   $4,148
                                                          =======   ======

                                                  2007     2006     2005
                                                -------   ------   ------
Average investment in impaired loans            $12,809   $3,375   $1,945
                                                =======   ======   ======
Interest income recognized on impaired loans    $   637   $  305   $  218
                                                =======   ======   ======
Interest income recognized on a cash basis on
   impaired loans                               $   637   $  167   $  201
                                                =======   ======   ======

          No additional funds are committed to be advanced in connection with impaired loans.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 5 - BANK PREMISES AND EQUIPMENT

          Bank premises and equipment at December 31, 2007 and 2006 consisted of the following (000s omitted):

                                                   2007      2006
                                                 -------   -------
Land                                             $ 1,879   $ 2,129
Buildings and improvements                        12,569    10,030
Construction in process                              152     1,906
Furniture, fixtures, and equipment                11,528    10,865
                                                 -------   -------
   Total bank premises and equipment              26,128    24,930
Less accumulated depreciation and amortization    12,770    12,199
                                                 -------   -------
   Net carrying amount                           $13,358   $12,731
                                                 =======   =======

          Depreciation expense totaled $1,379,000, $1,392,000, and $1,320,000 during 2007, 2006, and 2005, respectively.

          Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2007 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows (000s omitted):

2008         $  566
2009            568
2010            567
2011            510
2012            375
Thereafter    1,130
              -----
   Total     $3,716
             ======

          Total rent expense for the years ended December 31, 2007, 2006, and 2005 amounted to $778,000, $771,000, and $556,000, respectively.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 6 - DEPOSITS

          Interest-bearing deposits at December 31, 2007 and 2006 consisted of the following (000s omitted):

                                          2007       2006
                                        --------   --------
NOW accounts                            $ 33,750   $ 35,872
Savings                                  132,588    124,676
Money market demand                       18,030     26,300
Time:
   $100,000 and over                     113,668     89,834
   Under $100,000                         81,446     97,958
                                        --------   --------
      Total interest-bearing deposits   $379,482   $374,640
                                        ========   ========

          The remaining maturities of certificates of time deposit outstanding at December 31, 2007 are as follows (000s omitted):

               Under    $100,000
             $100,000   and Over
             --------   --------
2008          $65,260   $104,709
2009            7,740      5,899
2010            4,531        353
2011            1,492      1,032
2012              736        232
Thereafter      1,687      1,443
              -------   --------
   Total      $81,446   $113,668
              =======   ========

NOTE 7 - BORROWING ARRANGEMENTS

          The Corporation has an agreement with the Federal Home Loan Bank of Indianapolis under which the Corporation may obtain advances up to an aggregate amount of $26,000,000. As of December 31, 2007, the Corporation had a $10,000,000 short-term advance outstanding which matures on March 25, 2008, at an interest rate of 4.68%. The Corporation has provided a blanket pledge of all of the Corporation's residential mortgage loans as collateral on advances under this agreement. The Corporation also borrows Federal Funds on an overnight basis to meet short-term liquidity needs.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 8 - BENEFIT PLANS

          The Corporation has a defined contribution 401(k), employee profit-sharing, and Employee Stock Ownership (ESOP) plan covering substantially all employees. Employer matching contributions are discretionary. The Corporation typically matches 100 percent of the first 3 percent of employee contributions and 50 percent of the next 3 percent of employee contributions to the 401(k) plan. Employer 401(k) matching contributions and profit-sharing contributions are at the discretion of the Corporation's Board of Directors. Employer 401(k) matching contributions to the plan were approximately $196,000, $218,000, and $217,000 during 2007, 2006, and 2005, respectively.
          Employer profit-sharing contributions made to the ESOP were approximately $200,000, $175,000, and $100,000 during 2007, 2006, and
          2005, respectively.

          The ESOP has entered into a 6 year note payable with an outside financial institution. The terms of the note include a variable rate payable, due in annual installments to 2011, floating at LIBOR plus
          1.75 which was 6.90% at December 31, 2007. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in stockholders' equity.

          As of December 31, 2007, scheduled maturities of the ESOP note payable are as follows (000s omitted):

2008      $154
2009       154
2010       154
2011       128
          ----
   Total  $590
          ====

          The shares held by the ESOP are held in a suspense account for allocation to the participants as the loan is repaid. Shares held by the ESOP include the following at December 31, 2007 and had a fair value of approximately $815,000:

Allocated                   48,102
Committed to be allocated       --
Unallocated                 29,517
                            ------
   Total                    77,619
                            ======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 8 - BENEFIT PLANS (CONTINUED)

          The Corporation also has entered into deferred compensation arrangements with certain of its directors. Amounts deferred under the arrangements are invested in Corporation common stock and are maintained in a rabbi trust. The Corporation has 11,499 shares of common stock reserved for the various plans with a related obligation of $230,000 established within stockholders' equity as of December 31, 2007. The arrangements are accounted for in accordance with EITF Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested. Assets of the rabbi trust are consolidated with the Corporation, and the value of the Corporation's stock held in the rabbi trust is classified in stockholders' equity and generally accounted for in a manner similar to treasury stock.

          The Corporation recognizes the original amount of deferred compensation as the basis for recognition in the rabbi trust. Changes in fair value owed to directors are not recognized as the arrangements do not permit diversification and must be settled by the delivery of a fixed number of shares of the Corporation's common stock. The Rabbi Trust purchased 11,499 shares as of December 31, 2007. The shares were purchased at a price of $20 per share. There were no transactions involving the rabbi trust prior to the year ended December 31, 2005. During 2007, the Rabbi Trust collected $8,279 in dividends on the 11,499 shares held.

NOTE 9 - FEDERAL INCOME TAXES

          The provision for federal income taxes reflected in the consolidated statement of operations for the years ended December 31, 2007, 2006, and 2005 consisted of the following (000s omitted):

                                2007     2006     2005
                              -------   ------   ------
Current (benefit) expense     $(1,055)   $947    $1,406
Deferred (benefit) expense       (802)    (53)      101
                              -------    ----    ------
   Total income tax expense   $(1,857)   $894    $1,507
                              =======    ====    ======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 9 - FEDERAL INCOME TAXES (CONTINUED)

          A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes follows:

                                     Percent of Pretax Income
                                     ------------------------
                                        2007   2006   2005
                                        ----   ----   ----
Amount computed at statutory rates      (34)    34     34
Decrease resulting from:
   Tax-exempt municipal interest         (6)   (11)    (5)
   Other                                 --      1     (2)
                                        ---    ---    ---
      Effective tax rate                (40)    24     27
                                        ===    ===    ===

          The details of the net deferred tax asset (liability) at December 31, 2007 and 2006 are as follows (000s omitted):

                                                 2007     2006
                                                ------   ------
Deferred tax assets:
   Provision for loan losses                    $1,234   $  860
   Net deferred loan fees                          190      200
   Accrued employee benefits                        35       32
   Deferred compensation                           271      234
   Unrealized losses on investment securities
      available for sale                            35      286
   Other real estate owned                         306       --
   Other                                           181       36
                                                ------   ------
         Total deferred tax assets               2,252    1,648
Deferred tax liabilities:
   Property and equipment                          504      625
   Original issue discount                         525      467
   Other                                           300      184
                                                ------   ------
         Total deferred tax liabilities          1,329    1,276
                                                ------   ------
         Net deferred tax asset                 $  923   $  372
                                                ======   ======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 10 - STOCK-BASED COMPENSATION

          During 2004, the Corporation adopted the PSB Group, Inc. 2004 Stock Compensation Plan and has reserved 450,000 shares of common stock for issuance under the plan. For stock options granted, vesting is to be specified at the time of grant and options will expire 10 years after the grant date. The exercise price of each option granted will not be below the fair market value of the Corporation's common stock on the date of the grant.

          The weighted-average grant-date fair value of options granted during the years 2007 and 2006 was $63,200 and $73,900, respectively. As of December 31, 2007, there was approximately $615,000 of total unrecognized share based compensation cost related to awards granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.2 years.

          A summary of the Corporation's option activity for the year ended December 31, 2007 is as follows:

                                                       2007
                                    ---------------------------------------------
                                                          Weighted
                                                           Average
                                              Weighted    Remaining
                                     Number    Average   Contractual   Aggregate
                                       of     Exercise    Term (in     Instrinsic
                                     Shares    Price        years)       Value
                                    -------   --------   -----------   ----------
Options outstanding - Beginning
   of year                           62,100    $21.11         9.0           --
Options granted                      44,793     18.00         9.5           --
Options exercised                        --        --                       --
Options forfeited                     6,000     21.21         8.5           --
                                    -------                   ---
Options outstanding - End of year   100,893    $19.72         8.5           --
                                    =======                   ===
Exercisable at end of year           27,734    $22.18         7.5           --

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 10 - STOCK-BASED COMPENSATION (CONTINUED)

          Information pertaining to options outstanding at December 31, 2007 is as follows:

                                                    Options
                      Options Outstanding         Exercisable
                 ------------------------------   -----------
                                   Weighted
                                    Average
                    Number         Remaining         Number
Exercise Price   Outstanding   Contractual Life   Outstanding
--------------   -----------   ----------------   -----------
   $24.42          27,100             7.5           18,067
   $18.00          73,793             9.1            9,667

          In addition to the stock options granted, there were stock awards of 40,150 shares granted in 2007 and 5,000 shares awarded in 2006. The following table summarizes the activity of restricted stock awards:

                              Years Ended
                              December 31,
                            --------------
                             2007     2006
                            ------   -----
Beginning of period          2,500      --
Granted                     40,150   5,000
Vested                         700   2,500
Forfeited                    2,300      --
                            ------   -----
Non-vested, end of period   39,650   2,500
                            ======   =====

          Total share-based compensation cost for both the stock options and awards that has been charged against income was $253,000 and $78,000 for 2007 and 2006, respectively. Total income tax benefit recognized in the income statement for share-based compensation was $86,000 and $27,000 for 2007 and 2006 respectively.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 11 - OFF-BALANCE-SHEET ACTIVITIES

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

          At December 31, 2007 and 2006, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

                                               2007      2006
                                             -------   -------
Commitments to grant loans                   $10,064   $38,177
Unfunded commitments under lines of credit    42,562    40,735
Commercial and standby letters of credit       2,021     5,377

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 11 - OFF-BALANCE-SHEET ACTIVITIES (CONTINUED)

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

NOTE 12 - LEGAL CONTINGENCIES

          Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation's consolidated financial statements.

NOTE 13 - RESTRICTIONS ON DIVIDENDS, LOANS, AND ADVANCES

          Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

          At December 31, 2007, the Bank's retained earnings available for the payment of dividends was $7,577,000. Accordingly, $33,522,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2007. Funds available for loans or advances by the Bank to the Corporation amounted to $4,189,000.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 13 - RESTRICTIONS ON DIVIDENDS, LOANS, AND ADVANCES (CONTINUED)

          As of February 4, 2008, the Bank entered into a Memorandum of Understanding with the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Services, which sets forth certain actions required to be taken by management of the Bank. A Memorandum of Understanding is characterized by regulatory authorities as an informal action that is neither published nor made publicly available by agencies and is used when circumstances warrant a milder form of action than a formal cease and desist order. Under the terms of the Memorandum of Understanding, the Bank may not declare or pay dividends without prior written approval of the FDIC and the Office of Financial and Insurance Services of Michigan. The Company may be restricted in its ability to pay dividends to shareholders since its sole source of income is dividends from the Bank.

          In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. The Memorandum of Understanding calls for an 8% minimum capital minus goodwill to total assets ratio while the Memorandum is in force.

NOTE 14 - RELATED PARTY TRANSACTIONS

          In the ordinary course of business, the Corporation has granted loans to principal officers and directors and their affiliates amounting to $2,142,000 at December 31, 2007 and $2,117,000 at December 31, 2006.
          During the year ended December 31, 2007, total principal additions were $436,000 and total principal payments were $411,000.

          Deposits from related parties held by the Corporation at December 31, 2007 and 2006 amounted to $1,466,000 and $1,985,000, respectively.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          The estimated fair values and related carrying or notional amounts of the Corporation's financial instruments are as follows (000s omitted):

                                          2007                    2006
                                  ---------------------   ---------------------
                                  Carrying    Estimated   Carrying   Estimated
                                   Amount    Fair Value    Amount    Fair Value
                                  --------   ----------   --------   ----------
Assets:
   Cash and short-term
      investments                 $ 12,762    $ 12,762    $ 13,950    $ 13,950
   Securities                       64,115      64,115      63,748      63,748
   Loans                           384,128     384,833     394,087     393,230
   Loans held for sale                 882         894       3,693       3,693
   Accrued interest receivable       2,344       2,344       2,776       2,776
Liabilities:
   Noninterest-bearing deposits     59,028      59,028      59,320      59,320
   Interest-bearing deposits       379,482     379,802     374,640     362,020
   Short-term borrowings            10,000      10,096      16,875      16,875
   Long-term debt                      590         590         744         744
   Accrued interest payable            458         458         433         433

NOTE 16 - REGULATORY MATTERS

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

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 16 - REGULATORY MATTERS (CONTINUED)

          As of December 31, 2007, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier I risked-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2007 and 2006 are also presented in the table.

                                                          For Capital             To Be Well-
                                         Actual        Adequacy Purposes         capitalized
                                    ---------------   --------------------   --------------------
                                     Amount   Ratio    Amount        Ratio   Amount         Ratio
                                    -------   -----   -------        -----   -------        -----
As of December 31, 2007:
   Total capital
      (to risk-weighted assets)
         PSB Group, Inc.            $40,520   10.24%  $31,700   >=    8.0%       N/A   >=    N/A
         Peoples State Bank, Inc.   $41,658   10.53%  $31,700   >=    8.0%   $39,600   >=   10.0%
   Tier I capital
      (to risk-weighted assets)
         PSB Group, Inc.            $35,570    8.99%  $15,800   >=    4.0%       N/A   >=    N/A
         Peoples State Bank, Inc.   $36,709    9.28%  $15,800   >=    4.0%   $23,700   >=    6.0%
   Tier I capital
      (to average assets)
         PSB Group, Inc.            $35,570    7.13%  $19,900   >=    4.0%       N/A   >=    N/A
         Peoples State Bank, Inc.   $36,709    7.36%  $19,900   >=    4.0%   $24,900   >=    5.0%
As of December 31, 2006:
   Total capital
      (to risk-weighted assets)
         PSB Group, Inc.            $44,346   11.22%  $31,600   >=    8.0%       N/A   >=    N/A
         Peoples State Bank, Inc.   $44,758   11.32%  $31,600   >=    8.0%   $39,500   >=   10.0%
   Tier I capital
      (to risk-weighted assets)
         PSB Group, Inc.            $40,089   10.14%  $15,800   >=    4.0%       N/A   >=    N/A
         Peoples State Bank, Inc.   $40,501   10.25%  $15,800   >=    4.0%   $23,700   >=    6.0%
   Tier I capital
      (to average assets)
         PSB Group, Inc.            $40,089    8.21%  $19,500   >=    4.0%       N/A   >=    N/A
         Peoples State Bank, Inc.   $40,501    8.30%  $19,500   >=    4.0%   $24,400   >=    5.0%

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 17 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

          The following represents the condensed financial statements of PSB Group, Inc. (the "Parent") only. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

          The condensed balance sheet at December 31 is as follows (000s omitted):

                                         2007      2006
                                       -------   -------
 ASSETS
   Cash at subsidiary bank             $   137   $   673
   Investment in subsidiaries           41,148    44,478
   Other                                    64       296
                                       -------   -------
      Total assets                     $41,349   $45,447
                                       =======   =======
LIABILITIES
   Borrowings - ESOP                   $   590   $   744
   Deferred Compensation                   568       457
                                       -------   -------
      Total liabilities                  1,158     1,201
STOCKHOLDERS' EQUITY                    40,191    44,246
                                       -------   -------
LIABILITIES AND STOCKHOLDERS' EQUITY   $41,349   $45,447
                                       =======   =======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 17 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

          The condensed statement of operations for the years ended December 31, 2007, 2006 and 2005 is as follows (000s omitted):

                                                   2007     2006     2005
                                                 -------   ------   ------
OPERATING INCOME - Dividends from subsidiaries   $ 1,560   $2,150   $2,300
OPERATING EXPENSE                                   (352)    (223)    (230)
                                                 -------   ------   ------
INCOME - Before income taxes and equity in
   undistributed income of subsidiaries            1,208    1,927    2,070
INCOME TAX BENEFIT                                   120       76       78
                                                 -------   ------   ------
INCOME - Before equity in undistibuted
   income of subsidiaries                          1,328    2,003    2,148
EQUITY IN UNDISTRIBUTED INCOME (LOSS)
   OF SUBSIDIARIES                                (4,070)     885    1,857
                                                 -------   ------   ------
NET INCOME (LOSS)                                $(2,742)  $2,888   $4,005
                                                 =======   ======   ======

PSB GROUP, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2007, 2006, AND 2005

NOTE 17 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

          The condensed statement of cash flows for the years ended December 31, 2007, 2006 and 2005 is as follows (000s omitted):


                                                       2007      2006      2005
                                                     -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                 $(2,742)  $ 2,888   $ 4,005
   Adjustments to reconcile net income to net cash
      from operating activities:
         Depreciation and amortization                    --        --         2
         Equity in income of subsidiaries              2,510    (3,035)   (4,157)
         Net change in other assets                      232       (74)      (77)
         Net change in other liabilities                 111       111     1,346
                                                     -------   -------   -------
            Net cash (used in) provided
               by operating activities                   111      (110)    1,119
CASH FLOWS FROM INVESTING ACTIVITIES -
   Dividend from subsidiaries                          1,560     2,150     2,300
   Investment in subsidiaries                             --        --       (50)
                                                     -------   -------   -------
            Net cash provided by
               operating activities                    1,560     2,150     2,250
CASH FLOWS FROM FINANCING ACTIVITIES
   Repurchase of common stock                             --        --    (1,000)
   Cash dividends                                     (2,207)   (2,183)   (2,133)
                                                     -------   -------   -------
            Net cash used in financing activities     (2,207)   (2,183)   (3,133)
                                                     -------   -------   -------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                     (536)     (143)      236
CASH AND CASH EQUIVALENTS - Beginning of year            673       816       580
                                                     -------   -------   -------
CASH AND CASH EQUIVALENTS - End of year              $   137   $   673   $   816
                                                     =======   =======   =======

                                 PSB GROUP, INC.

                                   ----------

                          MANAGEMENT FINANCIAL REPORT

                                DECEMBER 31, 2007

TABLE OF CONTENTS

Quarterly Results of Operations ........................................      35
Selected Financial Information .........................................      36
Management's Discussion and Analysis ...................................   37-49
Market Information .....................................................      50
Performance Graph ......................................................      51

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

PSB GROUP, INC.

                                                 QUARTERLY RESULTS OF OPERATIONS
                                                                     (UNAUDITED)

The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                         YEAR ENDED DECEMBER 31, 2007
                                    -------------------------------------
                                    1ST QTR   2ND QTR   3RD QTR   4TH QTR
                                    -------   -------   -------   -------
Interest income                      $8,280    $8,320   $ 7,948   $ 8,034
Interest expense                      3,531     3,694     3,821     3,773
                                     ------    ------   -------   -------
Net interest income                   4,749     4,626     4,127     4,261
Provision for loan losses               120     1,840     2,525     3,178
                                     ------    ------   -------   -------
Net interest income after
provision for loan losses             4,629     2,786     1,602     1,083
Non-interest income                   1,255     1,167       862     1,217
Non-interest expense                  4,657     4,596     4,812     5,135
                                     ------    ------   -------   -------
Income(loss) before income tax
   expense(benefit)                   1,227      (643)   (2,348)   (2,835)
Income tax expense(benefit)             325      (304)     (874)   (1,004)
                                     ------    ------   -------   -------
Net income(loss)                     $  902    $ (339)  $(1,474)  $(1,831)
                                     ======    ======   =======   =======
Earnings(loss) per share:
      Basic                          $ 0.30    $(0.11)  $ (0.48)  $ (0.60)
      Diluted                        $ 0.30    $(0.11)  $ (0.48)  $ (0.60)
Cash dividends declared per share    $ 0.18    $ 0.18   $  0.18   $  0.18

                                         YEAR ENDED DECEMBER 31, 2006
                                    -------------------------------------
                                    1ST QTR   2ND QTR   3RD QTR   4TH QTR
                                    -------   -------   -------   -------
Interest income                      $7,603    $7,923    $8,253    $8,280
Interest expense                      3,019     3,267     3,469     3,436
                                     ------    ------    ------    ------
Net interest income                   4,584     4,656     4,784     4,844
Provision for loan losses               188       291       605       755
                                     ------    ------    ------    ------
Net interest income after
   provision for loan losses          4,396     4,365     4,179     4,089
Non-interest income                   1,322     1,351     1,296     1,034
Non-interest expense                  4,765     4,454     4,478     4,553
                                     ------    ------    ------    ------
Income before income taxes              953     1,262       997       570
Income tax                              218       324       245       107
                                     ------    ------    ------    ------
Net income                           $  735    $  938    $  752    $  463
                                     ======    ======    ======    ======
Earnings per share:
      Basic                          $ 0.24    $ 0.31    $ 0.25    $ 0.15
      Diluted                        $ 0.24    $ 0.31    $ 0.25    $ 0.15
Cash dividends declared per share    $ 0.18    $ 0.18    $ 0.18    $ 0.18

PSB GROUP, INC.

                                                  SELECTED FINANCIAL INFORMATION

                                                               FOR THE YEARS ENDED DECEMBER 31
                                                  ---------------------------------------------------------
                                                                    (Dollars in Thousands)
                                                     2007        2006        2005        2004        2003
                                                  ---------   ---------   ---------   ---------   ---------
SUMMARY OF INCOME
   Interest income                                   32,582      32,059      27,518      22,633      22,096
   Interest expense                                  14,819      13,191       9,369       5,831       5,463
                                                  ---------   ---------   ---------   ---------   ---------
      Net Interest income                            17,763      18,868      18,149      16,802      16,633
   Provision (credit) for possible loan losses        7,663       1,839       1,554       1,200          --
                                                  ---------   ---------   ---------   ---------   ---------
   Net interest income after provision for
      possible loan losses                           10,100      17,029      16,595      15,602      16,633
   Non-interest income                                4,501       5,003       6,289       5,826       6,035
   Non-interest expense                              19,200      18,250      17,372      15,647      16,998
                                                  ---------   ---------   ---------   ---------   ---------
   Income before income tax expense                  (4,599)      3,782       5,512       5,781       5,670
   Income tax expense                                (1,857)        894       1,507       1,563       1,457
                                                  ---------   ---------   ---------   ---------   ---------
   Net income                                        (2,742)      2,888       4,005       4,218       4,213
                                                  =========   =========   =========   =========   =========

PER SHARE DATA
   Basic earnings per common share                    (0.89)       0.95        1.32        1.39        1.29
   Diluted earnings per common share                  (0.89)       0.95        1.32        1.39        1.29
   Cash dividends                                      0.72        0.72        0.70        0.66        0.61
   Period end book value per common share             13.08       14.58       14.25       14.19       13.54
   Weighted average number of common
      shares outstanding                          3,064,829   3,031,618   3,025,727   3,029,152   3,258,672

SELECTED BALANCES (AT PERIOD END)

   Securities                                        64,115      63,748      93,645      91,125      47,619
   Loans, net                                       384,128     394,087     361,423     335,280     322,375
   Total assets                                     492,271     497,234     495,011     461,342     401,511
   Total deposits                                   438,510     433,960     424,658     411,132     350,988
   Borrowings                                        10,590      17,619      26,210       5,000       7,420
   Total stockholders' equity                        40,191      44,246      42,950      42,981      41,011

SELECTED RATIOS
   Return on average assets                           (0.54)       0.58%       0.83%       0.99%       1.04%
   Return on average total stockholders' equity       (6.30)       6.65%       9.22%      10.08%       9.30%
   Average equity to average assets                    8.63%       8.74%       8.97%       9.79%      11.23%
   Net interest margin (1)                             3.76%       4.04%       3.99%       4.19%       4.41%
   Efficiency ratio (2)                               86.24%      76.45%      71.09%      69.15%      74.99%
   Dividend payout ratio (3)                         (80.49)         76%         53%         47%         47%

ASSET QUALITY RATIOS
   Allowance for possible loan losses to:
      Ending total loans                               1.33%       1.07%       1.00%       1.00%       1.19%
      Non-performing assets                           19.29%      53.03%      81.27%      84.62%      87.11%
   Non-performing assets to ending total loans         6.90%       2.02%       1.24%       1.18%       1.37%
   Net loan charge-offs to average loans               1.64%       0.33%       0.36%       0.49%       0.24%

CAPITAL RATIOS
   Total capital to risk-weighted assets              10.24%      11.22%      11.74%      12.54%      13.27%
   Tier 1 capital to risk-weighted assets              8.99%      10.14%      10.73%      11.54%      12.02%
   Tier 1 capital to average assets                    7.13%       8.21%       8.07%       8.62%       9.13%

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

     The consolidated financial statements include the accounts of PSB Group, Inc. and its wholly owned subsidiaries, Peoples State Bank and PSB Capital, Inc. PSB Insurance Agency, Inc. and Universal Mortgage Company are wholly owned subsidiaries of Peoples State Bank. PSB Capital, Inc. was formed in October, 2004. Through December 31, 2007, there had been no business transacted by PSB Capital, Inc. All significant inter-company transactions are eliminated in consolidation.

     Net income is derived primarily from net interest income, which is the difference between interest earned on the Bank's loan and investment portfolios and its cost of funds, primarily interest paid on deposits and borrowings. The volume of, and yields earned, on loans and investments and the volume of, and rates paid, on deposits and borrowings, determine net interest income.

     FINANCIAL CONDITION. Assets consist of loans, investment securities, bank premises and equipment, cash and other operating assets. At December 31, 2007, the Corporation had assets totaling $492.3 million compared to $497.2 million at December 31, 2006. Total assets decreased $4.9 million, or 1% during 2007. Net loans decreased $10 million in 2007 and loans held for sale decreased $2.8 million. In addition, cash and cash equivalents were reduced by $1.2 million during the year. The decrease in loan balances is a direct result of the poor economic conditions in the state of Michigan during 2007. We experienced significant increases in both net charge-offs and repossessions related to commercial loans to residential real estate developers. We also experienced a decline in demand for residential mortgages which explains the drop in our loans held for sale. In addition, in December 2007, we sold $13.6 million in mortgage loans to reduce our residential real estate exposure. The decrease in loan balances was partially offset by an $8.4 million increase in other assets which includes a $5.7 million increase in other real estate (repossessed properties) and a $2.8 million increase in our federal income taxes receivable.

     We were able to increase total deposits in 2007 by approximately $4.6 million. This growth in deposits, along with $1.2 million in cash and federal funds sold were used to pay down our short-term borrowings. Non-interest bearing deposits remained relatively flat at approximately $59 million. Certificates of deposit increased $7.3 million and savings balances increased $7.9 million during 2007. The increases were partially offset by decreases of $8.3 million in money market demand balances and $2.1 million in NOW balances.

     Loans - Loans consist primarily of commercial, residential mortgage, and consumer products offered in the communities served by the Bank. Total loans, net of the allowance for loan losses, at December 31, 2007, decreased to $384.1 million, from $394.1 million at December 31, 2006. Excluding the one-time sale of $13.6 million in residential mortgages in December, our net loan portfolio increased $3.6 million during 2007.

     Commercial and construction loans increased from $284.5 million to $302.9 million, an increase of $18.4 million or 6.5% during 2007. During 2006, commercial and construction loans increased $41 million or 16.8% from $243.5 million at December 31, 2005. The continued increase in 2007 was primarily the result of marketing, the continued presence of the Bank in its market areas and the desire of customers to deal with a community bank.

     The largest concentration of loans in the commercial portfolio is in the classification called "Lessors of Non-residential Buildings". This concentration represents 263% of Tier 1 Capital. It is fairly typical for a community bank to have a large concentration in this industry. An analysis was completed by our loan review group that revealed that 47% of the dollar amount outstanding is considered "owner occupied" and 50% is considered investment real estate. The 3% balance represents loans that are not secured by real estate but the borrower is classified in this industry.

     It is important to note that the Bank has taken steps to reduce its exposure in the concentration known as "residential construction and land development loans" that has been the leading contributor of problem loans for all banks in southeast Michigan. The number of loans that were identified in this category fell $7,359,000 (31%) from $24,044,000 at 12/31/06 to $16,685,000 at 12/31/07. As a percentage of Tier 1 Capital, the concentration fell from 59% to 43%. Included in the 12/31/07 balances are 37 loans totaling $7,400,000 that were deemed as impaired. The Bank evaluated those loans individually and has reserved $430,000 for losses and processed $145,000 in partial charge offs.

     1-4 family residential mortgage loan balances totaled $56.2 and $82.2 million as of December 31, 2007 and 2006, respectively. Residential mortgage loan balances decreased $26 million or 31.6% during 2007. As previously mentioned, $13.6 million of this decrease is due to a one-time sale in December. 1-4 family residential loans decreased $6.5 million or 7.3% during 2006. Aside from the December sale of mortgages, the continuing decrease in 1-4 family residential mortgages is primarily the result of management's decision to allow the fixed rate mortgages to run off, and also, the continuing weak demand for these loans in our market.

     The Bank, through its subsidiary Universal Mortgage Company, has not originated and retained subprime loans in its residential mortgage portfolio. Subprime borrowers are typically borrowers that have three common characteristics: 1) FICO scores < 620; 2) Debt to Income (DTI) > 55% and 3) Combined LTV > 90%. During 2007, the Bank sold into the secondary market to various investors all but three of its originated loans. The three retained loans had prime characteristics. During loan reviews of our mortgage portfolio in 2007, it was observed that a number of our portfolio borrowers either had one of these characteristics at the time of origination or have one or more of these characteristics now. This is not unexpected given the extreme economic difficulties of the southeast Michigan market. The Bank segregates its mortgage portfolio into four risk categories, impaired, high risk, moderate risk and low risk based in large part on a review of the payment history. As of 12/31/07, Universal Mortgage Company had a reserve of $701,000 to support a portfolio of $41,700,000. This represents 1.68% of the outstanding balances.

     Consumer loans decreased approximately $2 million or 18.7% in 2007 from $10.7 million to $8.7 million. This decrease was partly the result of management's decision to let our indirect loan portfolio continue to run off during 2007, and also lower demand.

     The following table shows the details of the Bank's loan portfolio as of the dates indicated. Mortgages on real estate include 1-4 family residential, commercial real estate, construction loans, second mortgages and equity lines of credit (see Note 4 to the financial statements). Loan balances are shown net of unearned income.

                                                December 31,
                           -----------------------------------------------------
                             2007       2006       2005       2004        2003
                           --------   --------   --------   --------   ---------
                                               (in thousands)
Mortgages on real estate   $320,641   $335,809   $306,586   $272,756   $245,520
Commercial                   59,945     51,827     46,294     47,608     53,725
Consumer                      8,726     10,708     12,213     18,310     27,017
                           --------   --------   --------   --------   --------
   Total Loans             $389,312   $398,344   $365,093   $338,674   $326,262
                           ========   ========   ========   ========   ========

     The following table shows the loans by category as of December 31, 2007 and the period in which they mature. Loan balances are shown net of unearned income.

                                                                        Loans maturing
                             One     One year    After                More than one year
                             year     to five     five               -------------------
                           or less     years     years      Total      Fixed    Variable
                           -------   --------   -------   --------   --------    -------
                                                   (in thousands)
Mortgages on real estate   $76,605   $169,708   $74,328   $320,641   $182,975    $61,061
Commercial                  17,889     32,802     9,254     59,945     27,581     14,475
Consumer                       901      4,233     3,592      8,726      7,237        588
                           -------   --------   -------   --------   --------    -------
   Total Loans             $95,395   $206,743   $87,174   $389,312   $217,793    $76,124
                           =======   ========   =======   ========   ========    =======

     In 2007, as the result of a thorough review of our loan portfolio and net charge-offs of $6.7 million, management recorded a $7.7 million loan loss provision in order to keep the allowance at an appropriate level. This compares to $1.3 million in net charge-offs and a $1.8 million provision in 2006. These increases, as well as the increase in impaired loans discussed below, are the direct result of the sustained overall weakness in the Michigan economy. The real estate market in southeast Michigan has been particularly hard hit. While we have no exposure to the sub-prime mortgage lending market, we have suffered increased losses in our commercial loan portfolio on loans to real estate developers. The Bank's portfolio of impaired loans was $18.2 million at December 31, 2007 compared to $4.9 million at December 31, 2006. The Bank's allowance for possible loan losses to impaired loans was at a ratio of 28% and 85% as of December 31, 2007 and 2006, respectively. At December 31, 2007, the allowance for possible loan losses totaled $5.2 million, or 1.33% of total outstanding loans. This compares to a $4.3 million allowance at December 31, 2006 that was 1.07% of total outstanding loans.

The following table shows the detail of non-performing loans as of the dates indicated.

                                                              December 31,
                                              -------------------------------------------
                                                2007     2006     2005     2004     2003
                                              -------   ------   ------   ------   ------
                                                             (in thousands)
Nonaccrual loans                              $18,245   $3,069   $1,651   $2,297   $1,496
Loans past due 90 or more days                  1,280    4,148    2,044      717    1,189
Renegotiated loans                              1,347      486      515      586      808
                                              -------   ------   ------   ------   ------
Total non-performing loans                     20,872    7,703    4,210    3,600    3,493
Other real estate owned                         5,996      325      306      411      969
                                              -------   ------   ------   ------   ------
   Total non-performing assets                $26,868   $8,028   $4,516   $4,011   $4,462
                                              =======   ======   ======   ======   ======
Total non-performing loans to total loans        5.36%    1.93%    1.15%    1.06%    1.07%
Total non-performing assets to total assets      5.46%    1.61%    0.91%    0.87%    1.11%

     The Bank places loans in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. The Bank has no foreign loans. Management knows of no loans which have not been disclosed above which cause it to have doubts as to the ability of such borrowers to comply with the contractual loan terms, or which may have a material effect on the Bank's balance sheet or results from operations. Total non-performing loans increased $13.2 million in 2007 to $20.9 million. We believe this increase is due mainly to the poor overall economic conditions in the state of Michigan. Other real estate increased $5.7 million in 2007. As of December 31, 2007, other real estate consists of 20 properties. Other real estate is carried on the books at the lower of, fair value less the estimated cost to sell, or, the carrying amount of the loan at the date of foreclosure.

     Of the $20.9 million in non-performing loans, $19.4 million is real estate related and $1.3 million is other commercial. We attribute this growth in non-performing loans to the continuing poor economic conditions in the state of Michigan especially the effects on the real estate market. Net charge-offs increased to $6.7 million in 2007 compared to $1.3 million in 2006. $5.4 million of the 2007 net charge-offs were related to real estate loans. After analysis of the allowance for loan losses, management determined that a $7.7 million provision was necessary to keep the allowance for loan losses at an adequate level. This compares to a $1.8 million provision in 2006 and a $1.6 million provision in 2005.

     The following table presents the changes in the allowance for loan losses during the periods indicated.

                                                2007      2006      2005      2004      2003
                                              -------   -------   -------   -------   -------
                                                               (in thousands)
Balance - Beginning of year                   $ 4,257   $ 3,670   $ 3,394   $ 3,887   $ 4,632
Loans charged off:
Mortgages on real estate                       (5,470)     (205)     (536)     (287)     (175)
Commercial                                     (1,054)   (1,229)     (702)   (1,089)     (145)
Consumer                                         (661)     (282)     (642)     (942)   (1,233)
                                              -------   -------   -------   -------   -------
   Total Charge offs                           (7,185)   (1,716)   (1,880)   (2,318)   (1,553)
Recoveries on loans previously charged off:
Mortgages on real estate                           36        --        80         1         5
Commercial                                        209       241       225       315       474
Consumer                                          204       223       297       309       329
                                              -------   -------   -------   -------   -------
   Total Recoveries                               449       464       602       625       808
Provision for loan losses                       7,663     1,839     1,554     1,200        --
                                              -------   -------   -------   -------   -------
Balance - End of year                         $ 5,184   $ 4,257   $ 3,670   $ 3,394   $ 3,887
                                              =======   =======   =======   =======   =======


     The following table shows the allocation of the allowance for loan losses by specific category as of the dates indicated.

                                                                December 31,
             -----------------------------------------------------------------------------------------------------------------
                      2007                   2006                   2005                   2004                   2003
             ---------------------  ---------------------  ---------------------  ---------------------  ---------------------
                                                               (in thousands)
                        Percent of             Percent of             Percent of             Percent of             Percent of
                         Loans in               Loans in               Loans in               Loans in               Loans in
                           Each                   Each                   Each                   Each                   Each
                         Category               Category               Category               Category               Category
             Allocated   to Total   Allocated  to Total    Allocated   to Total   Allocated   to Total   Allocated   to Total
               Amount      Loans      Amount      Loans      Amount      Loans      Amount      Loans      Amount      Loans
             ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------
Mortgages      $4,239     82.36%      $  716      84.30%     $  609      84.09%     $  839      80.50%     $  121      75.30%
Commercial        675     15.40%       2,895      13.01%      2,221      12.56%      1,478      14.10%      1,971      16.50%
Consumer          266      2.24%         528       2.69%        690       3.35%        551       5.40%      1,134       8.20%
Unallocated         4       n/a          118        n/a         150        n/a         526        n/a         661        n/a
               ------    ------       ------     ------      ------     ------      ------     ------      ------     ------
   Total       $5,184    100.00%      $4,257     100.00%     $3,670     100.00%     $3,394     100.00%     $3,887     100.00%

     Investment securities - Investment securities totaled $64.1 million as of December 31, 2007 versus $63.7 million as of December 31, 2006, an increase of $400 thousand. Each of these figures includes adjustments for fluctuations in market values on available for sale securities (see Note 3 to the financial statements). During 2007, the Bank sold certain securities that generated $41 thousand in securities losses. This compares to $221 thousand lost on the sale of securities in 2006.

     The following table shows the amortized cost and the fair market value of the Bank's securities portfolio as of the dates indicated.

                                                December 31,
                                 -----------------------------------------
                                         2007                  2006
                                 -------------------   -------------------
                                 Amortized     Fair    Amortized     Fair
                                    Cost      Value       Cost      Value
                                 ---------   -------   ---------   -------
                                               (in thousands)
Available-for-sale securities:
U. S. treasury securities and
   obligations of other U.S.
   government agencies            $48,147    $48,153    $34,203    $33,573
Obligations of states and
   political subdivisions          14,039     13,940     27,855     27,668
Mortgage-backed securities             --         --         --         --
Corporate debt securities             500        490      1,000        975
Equities                            1,532      1,532      1,532      1,532
                                  -------    -------    -------    -------
   Total available-for-sale
      securities                   64,218     64,115     64,590     63,748
                                  =======    =======    =======    =======

     Maturity of the investment securities (at par value) and the weighted average yield for each range of maturities as of December 31, 2007 are shown in the table below. The yields on municipal securities are on a tax equivalent basis.

                                One year      From one to    From five to      After ten
                                or less       five years       ten years         years         Equity          Total
                            --------------  --------------  --------------  --------------  -------------  --------------
                             Dollar  Yield   Dollar  Yield   Dollar  Yield   Dollar  Yield  Dollar  Yield   Dollar  Yield
                            -------  -----  -------  -----  -------  -----  -------  -----  ------  -----  -------  -----
                                                                     (in thousands)
Obligations of U.S.
   government agencies      $11,505   3.77% $19,260  4.65%  $17,763  5.36%  $    --    --   $   --    --   $48,528  4.70%
Obligations of states and
   political subdivisions        85   7.99%     565  7.41%    3,340  5.42%    9,950  5.61%      --    --    13,940  5.65%
Mortgage-backed securities       --     --       --    --        --    --        --    --       --    --        --    --
Corporate debt securities        --     --       --    --        --    --       500  7.32%      --    --       500  7.32%
Equity securities & others       --     --       --    --        --    --        --    --    1,532  4.59%    1,532  4.59%
                            -------   ----  -------  ----   -------  ----   -------  ----   ------  ----   -------  ----
   Total                    $11,590   3.80% $19,825  4.73%  $21,103  5.37%  $10,450  5.69%  $1,532  4.59%  $64,500  4.92%
                            -------   ----  -------  ----   -------  ----   -------  ----   ------  ----   -------  ----

     Deposits - The Bank depends primarily upon customer deposits and short-term borrowing for funds with which to conduct its business. Bank deposits consist primarily of retail deposit products including checking and savings accounts from individuals and businesses, NOW accounts, money market demand accounts and time deposit accounts (CDs). Deposits totaled $438.5 million and $434.0 million at December 31, 2007 and 2006, respectively, an increase of $4.5 million, or 1%. Savings deposits increased the most ($7.9 million) in 2007 followed by certificates of deposit ($7.3 million). These increases were partially offset by an $8.3 million decrease in money market balances, a $2.1 million decrease in NOW balances and a $300 thousand decrease in non-interest bearing balances. Certificates of deposit increased the most ($30.5 million ) in 2006 followed by non-interest bearing demand ($4.9 million) and NOW accounts ($2.7 million). The 2006 increases were partially offset by a $21.1 million decrease in savings balances and a $7.8 million decrease in money market balances.

     Management relies on lower-interest bearing demand and savings deposit accounts to fund a significant portion of the Bank's operations. These accounts greatly improve net interest margins because of the lower interest rates expected by the customers. Non-interest bearing demand deposits plus the lower rate savings balances (excludes Prime Savings Plus) totaled $96.4 million at December 31, 2007.

     The following table shows the details of the Bank's deposit balances as of the dates indicated.

                               December 31,
                      ------------------------------
                        2007       2006       2005
                      --------   --------   --------
                              (in thousands)
Noninterest bearing
   demand deposits    $ 59,028   $ 59,320   $ 54,445
NOW accounts            33,750     35,872     33,143
Savings                132,588    124,676    145,753
Money market demand     18,030     26,300     34,073
Time under $100,000     81,446     97,958     90,326
Time over $100,000     113,668     89,834     66,918
                      --------   --------   --------
   Total deposits     $438,510   $433,960   $424,658
                      ========   ========   ========

     The following table shows the maturity breakdown of the Bank's time deposits over $100,000 as of December 31, 2007.

                              December 31, 2007
                              -----------------
                                (in thousands)
Time Deposits Over $100,000
   Maturing in:
Less than three months             $ 63,537
Three through six months             34,082
Six months through one year           7,090
Over one year                         8,959
                                   --------
   Total deposits                  $113,668
                                   ========

     Borrowings - The Bank had $10,000,000 in short-term FHLB borrowings and $590,000 in ESOP notes payable as of December 31, 2007. This compares to overnight federal funds borrowings of $16,875,000 and $744,000 in ESOP notes payable outstanding as of December 31, 2006.

     The following table shows the balance, term and interest rate of the Bank's borrowings:

                                                 Outstanding as of
                                         ---------------------------------
                                           12/31/2007        12/31/2006
                                         ---------------   ---------------
                                Year            (dollars in thousands)
Type                          Matures    Dollar    Yield    Dollar   Yield
--------------------------   ---------   -------   -----   -------   -----
   Federal Funds Purchased   overnight   $    --   0.00%   $16,875   5.27%
FHLB Advance                 3/25/2008   $10,000   4.68%   $    --   0.00%
                                         -------           -------
      Total Short-term                   $10,000           $16,875
                                         =======           =======
ESOP Note Payable                 2011   $   590   6.90%   $   744   7.10%
                                         -------           -------
   Total long-term                       $   590           $   744
                                         -------           -------

     Contractual Obligations - The Corporation is party to certain contractual financial obligations, including the repayment of debt and operating lease payments. These future financial obligations are presented below:

                                   Payments due - as of December 31, 2007
                    -------------------------------------------------------------
                                             (in thousands)
                    0-12 Months   1-3 Years   4-5 Years   After 5 Years    Total
                    -----------   ---------   ---------   -------------   -------
Operating Leases      $   566       $1,135      $  885        $1,130      $ 3,716
Federal Funds         $    --       $   --      $   --        $   --      $    --
ESOP Note Payable     $   154       $  308      $  128        $   --      $   590
FHLB Advances         $10,000       $   --      $   --        $   --      $10,000
                      -------       ------      ------        ------      -------
   Total              $10,720       $1,443      $1,013        $1,130      $14,306
                      -------       ------      ------        ------      -------

     Off Balance Sheet Obligations - At December 31, 2007, the Corporation had commitments to extend credit of $52.6 million and a $2.0 million obligation under a stand-by letter of credit.

     RESULTS OF OPERATIONS. For the year ended December 31, 2007, we realized a net loss of $2.7 million compared to net income of $2.9 million in 2006. Net interest income decreased $1.1 million in 2007 and non-interest income decreased $502 thousand. The biggest difference between 2007 and 2006 was the $7.7 million provision for loan losses taken in 2007 compared to a $1.8 million provision recorded in 2006. We also realized a $1 million increase in non-interest expense in 2007 contributing to our drop in net income.

     Interest and fee income on loans increased approximately $1.4 million in 2007. This increase was mainly the result of a $30.7 million increase in average loans in 2007, partially offset by a lower interest rate environment.

     Interest income on investments decreased $834 thousand in 2007. This decrease was due to a large extent to a $24.5 million decrease in average investments in 2007. Higher yields on the portfolio in 2007 allowed us to mitigate the drop in investment income. During 2007, we allowed our investment portfolio to pay-down as we redeployed some of these funds to higher yielding loans. In addition, we restructured the portfolio, taking some short-term losses in order to increase our overall yield.

     Interest expense increased $1.6 million in 2007. Most of this increase is due to increased balances and rising rates on our certificates of deposit. Average CD balances in 2007 were $17 million higher than the 2006 average as customers continued to give up the liquidity of money market and savings balances for higher paying CDs. Interest expense on our borrowings increased $283 thousand in 2007 as our average borrowings increased approximately $5 million and the average rate increased 51 basis points over 2006 levels.

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

                                                               Year ended December31,
                                     ------------------------------------------------------------------------------------
                                               2007                         2006                          2005
                                     --------------------------   --------------------------   --------------------------
                                     Average                       Average                      Average
                                     Balance    Interest   Rate    Balance   Interest   Rate    Balance   Interest   Rate
                                     --------   --------   ----   --------   --------   ----   --------   --------   ----
                                                                   (dollars in thousands)
Federal funds sold                   $    598    $    28   4.68%  $  1,311    $    63   4.81%  $  1,107    $    28   2.53%
Investment securities - taxable      $ 36,091    $ 1,649   4.57%  $ 52,846    $ 2,159   4.09%  $ 78.193    $ 2,676   3.42%
Investment securities - tax-exempt   $ 24,073    $   945   3.93%  $ 31,063    $ 1,234   3.97%  $ 23,319    $   872   3.74%
Loans, net of unearned income        $412,274    $29,960   7.27%  $381,569    $28,603   7.50%  $352,643    $23,942   6.79%
                                     --------    -------          --------    -------          --------    -------
Total earning assets                 $473,036    $32,582   6.89%  $466,789    $32,059   6.87%  $455,262    $27,518   6.04%
                                     ========    =======          ========    =======          ========    =======
Interest bearing deposits            $385,758    $14,205   3.68%  $385,217    $12,860   3.34%  $363,812    $ 8,777   2.41%
Funds borrowed                       $ 12,334    $   614   4.98%  $  7,384    $   331   4.48%  $ 14,346    $   592   4.13%
                                     --------    -------          --------    -------          --------    -------
Total interest bearing liabilities   $398,092    $14,819   3.72%  $392,601    $13,191   3.36%  $378,158    $ 9,369   2.48%
                                     ========    -------          ========    -------          ========    -------
Net interest income                              $17,763                      $18,868                      $18,149
                                                 =======                      =======                      =======
Net interest spread                                        3.17%                        3.51%                        3.56%
Net interest margin                                        3.76%                        4.04%                        3.99%

     The following table shows the dollar amount of changes in interest income for each major category of interest earning asset, interest expense for each major category of interest bearing liability and the amount of the change attributable to changes in average balances (volume) or average interest rates for the periods shown.

                                            2007 compared to 2006                2006 compared to 2005
                                     -----------------------------------   ---------------------------------
                                      Change   Change   Change             Change   Change   Change
                                      due to   due to   due to    Total    due to   due to   due to    Total
                                       Rate    Volume     Mix    Change     Rate    Volume     Mix    Change
                                     -------   ------   ------   -------   ------   ------   ------   ------
                                                                   (in thousands)
Federal funds sold                   $    (2)  $  (34)   $   1   $   (35)  $   25   $    5   $   5    $   35
Investment securities - taxable      $   254   $ (685)   $ (79)  $  (510)  $  524   $ (867)  $(174)   $ (517)
Investment securities - tax-exempt   $   (12)  $ (278)   $   1   $  (289)  $   54   $  290   $  18    $  362
Loans, net of unearned income        $  (878)  $2,303    $ (68)  $ 1,357   $2,504   $1,964   $ 193    $4,661
                                     -------   ------    -----   -------   ------   ------   ------   ------
Total interest income                $  (638)  $1,306    $(145)  $   523   $3,107   $1,392   $  42    $4,541
                                     -------   ------    -----   -------   ------   ------   ------   ------
Interest bearing deposits            $ 1,310   $   18    $  17   $ 1,345   $3,374   $  516   $ 193    $4,083
Funds borrowed                       $    37   $  222    $  24   $   283   $   50   $ (288)  $ (23)   $ (261)
                                     -------   ------    -----   -------   ------   ------   ------   ------
Total interest expense               $ 1,347   $  240    $  41   $ 1,628   $3,424   $  228   $ 170    $3,822
                                     -------   ------    -----   -------   ------   ------   ------   ------
Net interest income                  $(1,985)  $1,066    $(186)  $(1,105)  $ (317)  $1,164   $(128)   $  719
                                     =======   ======    =====   =======   ======   ======   ======   ======

     Management expects market interest rates to fall early in 2008 then remain relatively flat rest of the year. A change in interest rates, either rising or falling, is not expected to have a significant impact on the Bank's net interest income. The Bank's Asset/Liability Committee meets regularly to, among other things, monitor interest rate fluctuations and to change product mix and pricing in an effort to provide steady growth in net interest income.

     Non-interest income, which consists of service charges and other fees of $4,501,000, $5,003,000 and $6,289,000 was recorded for the years ended December 31, 2007, 2006 and 2005, respectively. This represents a 10% decrease in non-interest income in 2007 compared to a 20% decrease in 2006. We realized a $55 thousand increase in deposit service charges in 2007 as we redesigned and re-priced many of our deposit products. We also saw a $180 thousand increase in the gains/losses on the sale of securities as we continued to sell certain lower yielding securities and reinvest in higher yielding investments. We continued to see a drop in the gain on the sale of mortgage loans ($386 thousand) as mortgage activity continued to slow in 2007. We also realized a $351 thousand decrease in other income in 2007. This includes a $105 decrease in mortgage origination fees, again, a result of the slowing mortgage market, a $90 thousand decrease in commercial loan broker fees and an $84 thousand loss on the sale of other real estate.

     Non-interest expense, which includes salaries and benefits, occupancy and other operating expenses, increased to $19.2 million in 2007 from $18.3 million in 2006, an increase of $950 thousand or 5.2%. Salary and benefits expense increased $517 thousand in 2007. Salaries increased approximately $274 thousand in 2007 due primarily to the hiring of new senior level officers. This increase was partially offset by a reduction in mortgage related salaries as mortgage operations were downsized due to a decrease in mortgage activity. In addition, bonuses and incentives, including stock options and awards, increased $455 thousand in 2007 as new senior level officers were hired and new incentive programs were put in place. The cost of providing employee benefits continued to increase in 2007. The cost of medical and life insurance benefits increased $142 thousand. Partially offsetting these increases in compensation expense was a $333 thousand decrease in mortgage related commissions.

     Occupancy costs decreased $119 thousand in 2007. We realized a $36 thousand gain on the sale of fixed assets in 2007, due primarily to a gain on the sale of a closed branch facility. This compares to $118 thousand in losses realized in 2006 on the write-down of assets related to the closing of one branch and two mortgage offices. We also experienced a $94 thousand decrease in the amortization of computer software and a $90 thousand drop in janitorial and maintenance expenses in 2007. The decreases were partially offset by a $128 thousand increase in building depreciation and property taxes related to the opening of our two newest branches, as well as a $37 thousand increase in security expenses and a $42 thousand increase in equipment and software maintenance and repairs.

     Legal and professional fees increased $323 thousand in 2007. Legal expenses increased $180 thousand in 2007. Much of this increase was related to work in connection with problem loans. Professional consulting fees also increased, growing $108 thousand in 2007, including $37 thousand for services related to the one-time sale of mortgages in December.

     Other operating expenses increased $229 thousand in 2007. Other Real Estate
(ORE) expenses increased $96 thousand, commercial loan collection expenses increased $63 thousand and other loan related expenses increased $40 thousand in 2007. Employment expense increased $70 thousand as we made greater use of outside recruiters in 2007, and ATM related expenses increased $42 thousand. These increases were partially offset by a $95 decrease in marketing expense.

     Total other operating expense increased $900 thousand in 2006 over 2005. Salaries and employee benefits increased $137 thousand in 2006. This was partly due to a slight increase in FTE, but also due to the fact that we had two presidents on the payroll during the last six months of the year as we transitioned from the retiring president, Robert L. Cole, to his replacement, Michael J. Tierney. In addition, incentives expense, including stock options and awards, increased $196 thousand in 2006 and the cost of medical benefits increased $96 thousand. These increases in salaries and benefits in 2006 were partially offset by a $138 thousand decrease in mortgage commissions, a $31 thousand decrease in overtime and a $265 thousand decrease in commercial loan related compensation as we deferred this expense and will recognize it over the lives of the related loans.

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

     Net income and depreciation and amortization continue to be the primary sources of cash from operating activities. The 2007 net loss used $2.7 million of cash, compared to $2.9 million provided by net income in 2006 and $4 million provided by net income in 2005. Depreciation and amortization was a non-cash expense totaling $1.4 million for the year ended December 31, 2007, $1.4 million in 2006 and $1.3 million in 2005. These non-cash items had been included in net income for purposes of calculating the results of operations during the respective years, and therefore are added to or subtracted from net income in determining cash flow from operating activities.

     The primary uses of cash for the Bank are the funding of customer loans, purchase of investment securities and the repayment of customer deposits. The Bank's primary sources of cash are customer deposits, proceeds from the maturity or sale of investment securities, repayment of loans, and advances on borrowings from the Federal Home Loan Bank, which cannot exceed $26 million. During 2007, the Bank had $2.3 million in net cash provided through the decrease in the loan portfolio. This compares to a net cash outlay of $34.5 million in 2006 and $27.7 million in 2005 when the loan portfolio grew.

     The Bank purchased $18 million, $9 million and $50 million in securities during 2007, 2006, and 2005, respectively. Securities sales or maturities totaled $18.8 million, $39.3 million and $45.7 million respectively, for each of those periods.

     The Bank experienced a net increase in deposits of $4.6 million in 2007 compared to a net increase in customer deposits of $9.3 million in 2006 and a net increase of $13.5 million in 2005. The Bank realized a net decrease in cash of $6.9 million from the pay-down of debt in 2007, compared to a decrease of $8.6 million in 2006 and to generating $20.4 million through increased borrowings in 2005.

     The Corporation had total equity of $40.2 million at December 31, 2007 and $44.2 million at December 31, 2006. The decrease in equity due to our $2.7 million net loss and $2.2 million in dividends was partially offset by a $488 thousand increase in the unrealized gains/losses on available for sale securities and a $406 thousand increase related to stock options and awards issued and the ESOP loan payment. During 2006, our equity increased from $43.2 million to $44.2 million as the result of $2.9 million in net income and a $257 thousand increase in unrealized gains/losses on available for sale securities, partially offset by $2.2 million in dividends paid. At December 31, 2007, the ratio of stockholders' equity to total assets was 8.2% compared to 8.9% at December 31, 2006. The capital levels of the Bank and the Corporation exceed the minimum guidelines for being considered well capitalized (see note 17 to the financial statements). Management believes the capital levels will be adequate to, among other things, fund banking activities for the foreseeable future.

     At December 31, 2007, the Bank held cash and cash equivalents of approximately $12.8 million and the entire investment portfolio of $64.1 million was classified as available-for-sale. The amortized cost of the available-for-sale securities exceeded the estimated market value by approximately $103 thousand at December 31, 2007.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     To a great extent, the Corporation's operating strategies focus on asset/liability management. The purpose of its Asset/Liability Management Policy is to provide stable net interest income growth while both maintaining adequate liquidity and protecting the Bank's earnings from undue interest rate risk. The Bank follows its Asset/Liability Management Policy for controlling exposure to interest rate risk. The Asset/Liability Management Policy is established by Management and is approved by the Board of Directors. Because of loan repayments, the investment securities due to mature in 2008 and available lines of credit, management believes the Bank is sufficiently liquid.

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

     The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 2007 and the cumulative interest sensitivity gap at December 31, 2007. The amounts in the table are derived from internal data of the Bank and could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

                                                          Estimated Maturity or Re-pricing at December 31, 2007
                                             ------------------------------------------------------------------------------
                                             Less than three     Three months to    One to five   Due after five
                                                  months       less than one year      years           years         Total
                                             ---------------   ------------------   -----------   --------------   --------
Interest earning assets:
   Securities (1) (2)                           $   6,183           $   8,099         $  5,879       $ 43,954      $ 64,115
   Loans                                          114,264              41,722          175,961         57,365       389,312
                                                ---------           ---------         --------       --------      --------
      Total interest earning assets             $ 120,447           $  49,821         $181,840       $101,319      $453,427
                                                =========           =========         ========       ========      ========
Interest bearing liabilities:
   Savings and interest bearing
      demand deposits                           $ 184,368           $      --         $     --       $     --      $184,368
   Time deposits                                   89,911              80,417           24,786             --       195,114
   Short term borrowings                           10,000                  --               --             --        10,000
   Long term borrowings                               154                  --              436             --           590
                                                ---------           ---------         --------       --------      --------
      Total interest bearing liabilites         $ 284,433           $  80,417         $ 25,222       $     --      $390,072
                                                =========           =========         ========       ========      ========
Interest rate sensitivity gap - current         $(163,986)          $ (30,596)        $156,618       $101,319      $ 63,355
                                                =========           =========         ========       ========      ========
Interest rate sensitivity gap - cumulative      $(163,986)          $(194,582)        $(37,964)      $ 63,355
                                                =========           =========         ========       ========
Cumulative interest rate sensitivity
   gap as a percent of total assets                -33.31%             -39.53%           -7.71%         12.87%
                                                =========           =========         ========       ========

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

     According to the traditional banking industry static gap table set forth above, the Bank was liability sensitive with a negative cumulative one-year gap of $194.6 million or 43% of interest-earning assets at December 31, 2007. In general, based upon this analysis, and the Bank's mix of deposits, loans and investments, increases in interest rates would be expected to result in a decrease in the Bank's net interest margin. However, a different tool, an interest sensitivity model, is the primary tool used in assessing interest rate risk, by estimating the effect that specific upward and downward changes in interest rates would have on pre-tax net interest income. Key assumptions used in the model include prepayment speeds on mortgage related assets; changes in market conditions, loan volumes and pricing; and management's determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the model can not precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in other market conditions.

     Based on the December 31, 2007 simulation, the Company is in a neutral position relative to interest rate changes. Based on the position of the balance sheet and management's assumptions concerning core deposit sensitivity and other assumptions, net interest income will not be significantly impacted whether rates rise or fall.

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

     2007         HIGH      LOW    DIVIDEND DECLARED
--------------   ------   ------   -----------------
FIRST QUARTER    $16.90   $15.20         $0.18
SECOND QUARTER   $20.00   $15.05         $0.18
THIRD QUARTER    $19.00   $18.00         $0.18
FOURTH QUARTER   $18.94   $ 8.50         $0.18

     2006         HIGH     LOW     DIVIDEND DECLARED
--------------   ------   ------   -----------------
FIRST QUARTER    $17.70   $17.00         $0.18
SECOND QUARTER   $17.30   $15.70         $0.18
THIRD QUARTER    $16.85   $15.50         $0.18
FOURTH QUARTER   $19.00   $16.10         $0.18

On December 31, 2007, PSB Group, Inc. had 419 holders of record of its common stock. The stock is quoted on the OTC Bulletin Board under the symbol "PSBG.OB". Howe, Barnes, Hoefer & Arnett, Inc. and Monroe Securities, Inc. are market makers in the stock.

Contact Information:

Matt Magee                            Steven Schroeder
Howe, Barnes, Hoefer & Arnett, Inc.   Monroe Securities, Inc.
222 Riverside Plaza - 7th Floor       100 North Riverside Plaza, Suite 1620
Chicago, IL 60606                     Chicago, IL 60606
(800) 800-4693                        (800) 766-5560
www.howebarnes.com                    www.monroesecurities.com

          ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING OF THE SHAREHOLDERS OF PSB GROUP, INC. WILL BE HELD AT 9:00 AM, TUESDAY, APRIL 22, 2008 AT THE FOLLOWING LOCATION:

UKRAINIAN CULTURAL CENTER
26601 RYAN ROAD
WARREN, MI 48091

SHAREHOLDERS ARE INVITED TO ATTEND.

                                 PSB GROUP, INC.

     The following graph compares the cumulative total shareholder return on the Company's common stock ("PSBG"), with the cumulative return for the NASDAQ Index, the $100 - $500 OTC-BB and Pink Banks and the Midwest Quadrant OTC-BB and Pink Banks Index over the same period, assuming the investment of $100 on December 31, 2002, and reinvestment of all dividends.

                              (PERFORMANCE GRAPH)

                                                                 PERIOD ENDING
                                          ---------------------------------------------------------------
INDEX                                     12/31/02   12/31/03   12/31/04   12/31/05   12/31/06   12/31/07
-----                                     --------   --------   --------   --------   --------   --------
PSB Group, Inc.                            100.00     144.87     138.57     122.76     122.25      67.01
NASDAQ Composite                           100.00     150.01     162.89     165.13     180.85     198.60
SNL Bank Pink $100M-$500M Index            100.00     135.83     164.17     182.32     199.57     178.22
SNL Midwest OTC-BB and Pink Banks Index    100.00     126.23     150.40     156.59     164.90     160.97

SOURCE: SNL FINANCIAL LC, CHARLOTTESVILLE, VA                     (434) 977-1600
(C) 2008                                                             www.snl.com