Form 10-K, Exhibit 13
period 2008-12-31
PSB GROUP INC
filed 2009-03-31
CIK 1235091

Exhibit 13
PSB Group, Inc.
The holding company for
2008 Annual Report
(Portions of)

PSB Group, Inc.

Consolidated Financial Report
December 31, 2008

PSB Group, Inc.

Contents

Report Letter	1

Consolidated Financial Statements

Balance Sheet	2

Statement of Operations	3

Statement of Stockholders’ Equity	4

Statement of Cash Flows	5

Notes to Consolidated Financial Statements	6-39

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
PSB Group, Inc.
We have audited the accompanying consolidated balance sheet of PSB Group, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Group, Inc. as of December 31, 2008 and 2007 and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
Auburn Hills, Michigan
March 20, 2009

PSB Group, Inc.

Consolidated Balance Sheet
(000s omitted, except per share data)

	December 31
	2008	2007

Assets

Cash and due from banks	$12,268	$11,141
Federal funds sold	—	1,621
Securities — Available for sale (Note 3)	52,254	64,115

Loans (Note 4)	374,809	389,312
Less allowance for possible loan losses (Note 4)	(7,116)	(5,184)

Net loans	367,693	384,128

Loans held for sale	1,082	882
Bank premises and equipment (Note 5)	14,107	13,358
Accrued interest receivable	2,159	2,344
Goodwill (Note 1)	—	4,458
Other real estate owned	8,459	5,996
Other assets (Note 9)	2,494	4,228

Total assets	$460,516	$492,271

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$49,661	$59,028
Interest-bearing (Note 6)	362,781	379,482

Total deposits	412,442	438,510

Federal Home Loan Bank advances (Note 7)	15,000	10,000
ESOP loan debt (Note 7)	436	590
Accrued taxes, interest, and other liabilities (Note 9)	2,536	2,980

Total liabilities	430,414	452,080

Stockholders’ Equity (Notes 8, 10, 11, 14, and 17)
Common stock:
Authorized — 5,000,000 shares, no par value
Issued and outstanding — 3,442,060 shares in 2008 and 3,072,002 shares in 2007	23,607	21,177
Unearned ESOP benefits (Note 8)	(436)	(590)
Common stock held in trust (Note 8)	(410)	(230)
Deferred compensation obligation (Note 8)	410	230
Additional paid in capital — stock options/awards (Note 10)	707	315
Unearned compensation (Note 10)	(976)	(756)
Retained earnings	6,191	20,113
Accumulated other comprehensive income(loss) (Note 1)	1,009	(68)

Total stockholders’ equity	30,102	40,191

Total liabilities and stockholders’ equity	$460,516	$492,271

See Notes to Consolidated
     Financial Statements.

PSB Group, Inc.

Consolidated Statement of Operations
(000s omitted, except per share data)

	Year Ended December 31
	2008	2007	2006

Interest Income
Loans, including fees	$25,730	$29,960	$28,603
Securities:
Taxable	2,418	1,649	2,159
Tax-exempt	282	945	1,234
Federal funds sold	7	28	63

Total interest income	28,437	32,582	32,059

Interest Expense
Deposits	9,799	14,205	12,860
Short-term borrowings	288	614	261
Long-term debt	347	—	70

Total interest expense	10,434	14,819	13,191

Net Interest Income — Before provision for loan losses	18,003	17,763	18,868

Provision for Loan Losses (Note 4)	9,956	7,663	1,839

Net Interest Income — After provision for loan losses	8,047	10,100	17,029

Other Operating Income
Service charges on deposit accounts	2,370	2,350	2,295
Gain on sale of mortgages	473	655	1,041
Gain (loss) on sale of available-for-sale securities	187	(41)	(221)
Other income	1,214	1,537	1,888

Total other operating income	4,244	4,501	5,003

Other Operating Expenses
Salaries and employee benefits (Note 8)	9,563	9,930	9,413
Occupancy costs (Note 5)	3,695	3,981	4,100
Legal and professional	1,353	1,429	1,106
Other real estate expense	3,983	118	22
Goodwill impairment expense	4,458	—	—
Other operating expenses	3,243	3,742	3,609

Total other operating expenses	26,295	19,200	18,250

Income(loss) — Before federal income tax expense(benefit)	(14,004)	(4,599)	3,782

Federal Income Tax Expense(Benefit) (Note 9)	(207)	(1,857)	894

Net Income(Loss)	$(13,797)	$(2,742)	$2,888

Per Share Data
Weighted average shares outstanding	3,265,564	3,064,829	3,031,618
Basic and fully diluted earnings(loss)	$(4.22)	$(0.89)	$0.95
See Notes to Consolidated
     Financial Statements.

PSB Group, Inc.

Consolidated Statement of Stockholders’ Equity
(000s omitted, except per share data)

				Additional Paid in
				Capital — Stock			Deferred		Accumulated Other	Total
			Unearned ESOP	Options and	Unearned	Common Stock	Compensation		Comprehensive Income	Stockholders’
	Number of Shares	Common Stock	Benefits	Awards	Compensation	Held in Trust	Obligation	Retained Earnings	(Loss)	Equity

Balance — January 1, 2006	3,029,152	$20,406	$(770)	$—	$—	$(230)	$230	$24,357	$(813)	$43,180

Comprehensive income (Note 1):
Net income								2,888		2,888
Change in unrealized gain on securities available for sale, net of tax									257	257

Total comprehensive income										3,145
Stock awards	5,000	90						—		90
Additional paid in capital — stock options				33	(45)					(12)
Cash dividends — $0.72 per share								(2,183)		(2,183)
Earned ESOP benefit			26							26

Balance — December 31, 2006	3,034,152	20,496	(744)	33	(45)	(230)	230	25,062	(556)	44,246

Comprehensive loss (Note 1):
Net loss								(2,742)		(2,742)
Change in unrealized gain on securities available for sale, net of tax									488	488

Total comprehensive loss										(2,254)

Stock awards	37,850	681								681
Additional paid in capital — stock options				282	(711)					(429)
Cash dividends — $0.72 per share								(2,207)		(2,207)
Earned ESOP benefit			154							154

Balance — December 31, 2007	3,072,002	21,177	(590)	315	(756)	(230)	230	20,113	(68)	40,191

Comprehensive loss (Note 1):										—
Net loss								(13,797)		(13,797)
Change in unrealized gain on securities available for sale, net of tax									1,077	1,077

Total comprehensive loss										(12,720)

Sale of stock	320,893	2,034								2,034
Stock awards	49,165	396								396
Additional paid in capital — stock options				392	(220)					172
Cash dividends — $0.04 per share								(125)		(125)
Purchase of stock by trust						(180)	180			—
Earned ESOP benefit			154							154

Balance — December 31, 2008	3,442,060	$23,607	$(436)	$707	$(976)	$(410)	$410	$6,191	$1,009	$30,102

Book value per share is $8.75, $13.38 and $14.58 at December 31, 2008, 2007, and 2006, respectively.
See Notes to Consolidated
     Financial Statements.

PSB Group, Inc.

Consolidated Statement of Cash Flows
(000s omitted)

	Year Ended December 31
	2008	2007	2006
Cash Flows from Operating Activities
Net income(loss)	$(13,797)	$(2,742)	$2,888
Adjustments to reconcile net income(loss) to net cash from operating activities:
Depreciation and amortization	1,290	1,379	1,392
Goodwill impairment	4,458	—	—
Provision for loan loss	9,956	7,663	1,839
Non-cash stock options/awards expense	568	252	78
Accretion and amortization of securities	(33)	20	65
Deferred income taxes	888	(802)	(53)
(Gain) loss on sale of available-for-sale securities	(187)	41	221
Origination and purchase of loans held for sale	(28,930)	(43,789)	(83,276)
Sale of loans held for sale	28,730	46,600	85,818
(Increase)decrease in accrued interest receivable	185	432	(370)
(Increase) decrease in other assets	(1,651)	(7,883)	49
Increase (decrease) in accrued interest payable and other liabilities	(444)	1,571	446

Net cash provided by operating activities	1,033	2,742	9,097

Cash Flows from Investing Activities
Purchase of securities available for sale	(25,841)	(18,519)	(9,338)
Proceeds from maturities of securities available for sale	14,083	4,011	16,388
Proceeds from sale of securities available for sale	24,950	14,820	22,951
Net (increase)decrease in loans	6,479	2,296	(34,503)
Capital expenditures	(2,039)	(2,006)	(1,460)

Net cash provided by (used in) investing activities	17,632	602	(5,962)

Cash Flows from Financing Activities
Net increase in time deposits	11,935	7,322	30,548
Net decrease in other deposits	(38,003)	(2,772)	(21,246)
Net increase (decrease) in short-term borrowings	(10,000)	(6,875)	(3,565)
Net increase (decrease) in long-term debt	15,000	—	—
Principal payments on long-term debt	—	—	(5,000)
Sale of common stock	2,034	—	—
Cash dividends	(125)	(2,207)	(2,183)

Net cash provided by (used in) financing activities	(19,159)	(4,532)	(1,446)

Net Increase (Decrease) in Cash and Cash Equivalents	(494)	(1,188)	1,689

Cash and Cash Equivalents — Beginning of year	12,762	13,950	12,261

Cash and Cash Equivalents — End of year	$12,268	$12,762	$13,950

Supplemental Information — Cash paid for
Interest	$10,493	$14,794	$13,052
Income taxes	$(1,803)	$400	$880
See Notes to Consolidated
     Financial Statements.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 1 — Summary of Significant Accounting Policies
Basis of Presentation and Consolidation — The consolidated financial statements include the accounts of PSB Group, Inc. (the “Corporation”) and its wholly owned subsidiaries, Peoples State Bank (the “Bank”) and PSB Capital, Inc. (Capital). PSB Title Insurance Agency, Inc. (PSB) is a wholly owned subsidiary of Peoples State Bank, Universal Mortgage Company (UMC), previously a wholly owned subsidiary of Peoples State Bank, was merged into the Bank in September 2008. All significant intercompany transactions are eliminated in consolidation.
PSB Group, Inc. was formed on February 28, 2003 as a bank holding company for the purpose of owning Peoples State Bank pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of Peoples State Bank stock held by existing stockholders of the Bank was exchanged for three shares of common stock of PSB Group, Inc.
Use of Estimates — The accounting and reporting policies of PSB Group, Inc. conform to accounting principles generally accepted in the United States of America. Management is required to make significant estimates (such as the allowance for possible loan losses, deferred taxes, foreclosed assets, valuation of intangible assets, and goodwill) and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.
Nature of Operations — The Corporation provides full-service banking through 11 branch offices and three loan origination offices to the Michigan communities of Wayne, Oakland, Macomb, and Genesee counties.
Significant Group Concentrations of Credit Risk — Most of the Corporation’s activities are with customers located within Michigan. Note 3 discusses the types of securities in which the Corporation invests. Note 4 discusses the types of lending in which the Corporation engages. The Corporation does not have any significant concentrations to any one customer, but does have a significant concentration of lending to non-residential commercial real estate entities.
Cash and Cash Equivalents — For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold, and securities purchased under agreements to resell, all of which had original maturities of 90 days or less.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 1 — Summary of Significant Accounting Policies (Continued)
Securities — Debt securities that management has the positive intent and the ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and are recorded at fair value, with unrealized gains and losses, net of related deferred income taxes, excluded from earnings and reported in other comprehensive income.
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
In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Loans — The Corporation grants mortgage, commercial, and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances, adjusted for charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are recognized as an adjustment of the related loan yield using the interest method.
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
Note 1 — Summary of Significant Accounting Policies (Continued)
Loans Held for Sale — Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Allowance for Loan Losses — The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general, and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 1 — Summary of Significant Accounting Policies (Continued)
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of homogenous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.
Off-balance-sheet Instruments — In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit.
Foreclosed Assets — Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.
Bank Premises and Equipment — Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the properties. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter.
Note 1 — Summary of Significant Accounting Policies (Continued)
Income Taxes — Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effect of the various temporary differences

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
between the book value and tax basis of the various balance sheet assets and liabilities, and gives the current recognition of changes in tax rates and laws. Valuation allowances are established when necessary, to reduce deferred tax assets to the amount expected to be realized.
Earnings Per Common Share — Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and stock awards, and are determined using the treasury stock method. As of December 31, 2008 and 2007, the outstanding stock options and awards would have an anti-dilutive effect and therefore have not been included in the calculation of diluted earnings per share.
Employee Stock Ownership Plan (ESOP) — Compensation expense is recognized as ESOP shares are committed to be released. Allocated and committed to be released ESOP shares are considered outstanding for earnings per share calculation based on debt service payments. Other ESOP shares are excluded from earnings per share calculation. Dividends declared on allocated ESOP shares are charged to retained earnings. Dividends declared on unallocated ESOP shares are used to satisfy debt service. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders’ equity.
Comprehensive Income (Loss) — Accounting principles generally require that revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.
The components of accumulated other comprehensive income (loss) and related tax effects are as follows (000s omitted):
Note 1 — Summary of Significant Accounting Policies (Continued)

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006

	2008	2007	2006

Unrealized holding gains(losses) on available-for-sale securities	$1,111	$(103)	$(842)
Reversal of tax effect	(102)

Tax effect	—	(35)	(286)

Accumulated other comprehensive income	$1,009	$(68)	$(556)

Reclassification — Certain amounts appearing in the prior year’s financial statements have been reclassified to conform to the current year’s financial statements.
Goodwill — Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is not amortized but it is assessed at least annually for impairment, and any such impairment will be recognized in the period identified. During 2008, it was determined that Goodwill was indeed impaired. Accordingly, 100% of our Goodwill, or $4,458,000 was written-off in the 4th quarter of 2008.
Stock Compensation Plans — Under the Corporation’s stock-based incentive plans, the Corporation may grant restricted stock awards or options to its directors, officers, and employees for up to 450,000 shares of common stock. The Corporation accounts for stock based compensation under the provisions of Statement of Financial Standards (SFAS) No. 123 (R), Share Based Payment. SFAS No. 123(R) establishes fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. The Corporation recognizes compensation expense related to options and restricted stock awards over the period the services are performed. In 2008, 61,400 options and 20,950 restricted shares were granted compared to 44,793 options and 39,450 restricted shares that were granted in 2007.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 1 — Summary of Significant Accounting Policies (Continued)

	2008	2007
Dividend yield	3.47%	3.95%
Expected average life (years)	7.00	7.00
Volatility	40.80%	14.87%
Risk-free interest rate	3.78%	4.51%
Fair Value Measurements — In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value and expands disclosure about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The provisions of SFAS 157 are effective for financial assets and liabilities for fiscal years beginning after November 15, 2007. In February 2008, the FAS issued FASB Staff Position (FSP) FAS 157-2, which defers the effective date of SFAS 157 for one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements or on a recurring basis. See Note 17 for further description of the implementation of SFAS 157 on the Bank’s financial statements.
Note 2 — Restrictions on Cash and Amounts Due from Banks
The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2008 and 2007, these reserve balances amounted to $2,779,000 and $3,398,000, respectively.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 3 — Securities
The amortized cost and estimated market value of securities are as follows (000s omitted):

	2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$43,833	$1,318	$(5)	$45,146
Obligations of state and political subdivisions	5,380	6	(260)	5,126
Corporate debt securities	500	—	(50)	450
Federal Home Loan Bank Stock	1,532	—	—	1,532

Total available-for-sale securities	$51,245	$1,324	$(315)	$52,254

	2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$48,147	$167	$(161)	$48,153
Obligations of state and political subdivisions	14,039	12	(111)	13,940
Mortgage-backed securities				—
Corporate debt securities	500	—	(10)	490
Federal Home Loan Bank Stock	1,532	—	—	1,532

Total available-for-sale securities	$64,218	$179	$(282)	$64,115

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 3 — Securities (Continued)
The amortized cost and estimated market value of securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

	Available for Sale
	Amortized	Market
	Cost	Value

Due in one year or less	$85	$86
Due in one through five years	460	463
Due after five years through ten years	4,631	4,642
Due after ten years	3,907	3,635

Total	9,083	8,826

Federal agency pools	40,630	41,896
Federal Home Loan Bank Stock	1,532	1,532

Total	$51,245	$52,254

Proceeds from the sale of available-for-sale securities during 2008, 2007, and 2006 were $24,950,000, $14,820,000, and $22,951,000, respectively. Gross realized gains amounted to $225,000, $22,200 and $0, respectively. Gross realized losses amounted to $38,300, $63,100 and $221,000, respectively. The tax provision (benefit) applicable to these net realized gains and losses amounted to $63,500, ($13,900) and ($75,100), respectively.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 3 — Securities (Continued)
Information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (000s omitted):

	2008
	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$5	$375	$—	$—
Obligations of state and political subdivisions	242	3,653	18	396
Corporate debt securities	50	450	—	—
Federal Home Loan Bank Stock	—	—	—	—

Total available-for-sale securities	$297	$4,478	$18	$396

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 3 — Securities (Continued)

	2007
	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$18	$1,841	$143	$20,672
Obligations of state and political subdivisions	20	1,432	91	9,927
Corporate debt securities	—	—	10	490
Federal Home Loan Bank Stock	—	—	—	—

Total available-for-sale securities	$38	$3,273	$244	$31,089

At December 31, 2008 and 2007, securities having a carrying value of $43,642,734 and $16,526,680 (market value of $44,958,376 and $16,472,363), respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 4 — Loans
A summary of the balances of loans at December 31, 2008 and 2007 is as follows (000s omitted):

	2008	2007

Mortgage loans on real estate:
Residential 1-4 family	$58,399	$56,176
Commercial	234,121	213,775
Construction	14,964	29,040
Second mortgages	9,918	8,487
Equity lines of credit	13,260	13,611

Total mortgage loans	330,662	321,089

Commercial loans	37,305	60,064

Consumer installment loans	7,296	8,727

Subtotal	375,263	389,880

Less allowances for loan losses	(7,116)	(5,184)
Net deferred loan fees	(454)	(568)

Loans — Net	$367,693	$384,128

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 4 — Loans (Continued)
An analysis of the allowance for loan losses is as follows (000s omitted):

	2008	2007	2006

Balance — Beginning of year	$5,184	$4,257	$3,670
Loan loss provision	9,956	7,663	1,839
Loan losses	(8,387)	(7,185)	(1,716)
Loan loss recoveries	363	449	464

Balance — End of year	$7,116	$5,184	$4,257

As a percentage of total loans	1.90	1.33	1.07

The following is a summary of information pertaining to impaired loans (000s omitted):

	2008	2007

Impaired loans without a valuation allowance	$8,245	$6,134
Impaired loans with a valuation allowance	8,260	9,677

Total impaired loans	$16,505	$15,811

Valuation allowance related to impaired loans	$2,334	$1,632

Total non-accrual loans	$11,955	$18,245

Total loans past due 90 days or more and still accruing	$575	$1,280

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 4 — Loans (Continued)

	2008	2007	2006

Average investment in impaired loans	$13,174	$12,809	$3,375

Interest income recognized on impaired loans	$815	$637	$305

Interest income recognized on a cash basis on impaired loans	$815	$637	$167

No additional funds are committed to be advanced in connection with impaired loans.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 5 — Bank Premises and Equipment
Bank premises and equipment at December 31, 2008 and 2007 consisted of the following (000s omitted):

	2008	2007

Land	$3,480	$1,879
Buildings and improvements	12,382	12,569
Construction in process	—	152
Furniture, fixtures, and equipment	12,153	11,528

Total bank premises and equipment	28,015	26,128

Less accumulated depreciation and amortization	13,908	12,770

Net carrying amount	$14,107	$13,358

Depreciation expense totaled $1,290,000, $1,379,000 and $1,392,000 during 2008, 2007, and 2006, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2008 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows (000s omitted):

2009	$488
2010	485
2011	470
2012	375
2013	368

Thereafter	762

Total	$2,948

Total rent expense for the years ended December 31, 2008, 2007, and 2006 amounted to $928,000, $778,000 and $771,000, respectively.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 6 — Deposits
Interest-bearing deposits at December 31, 2008 and 2007 consisted of the following (000s omitted):

	2008	2007

NOW accounts	$29,128	$33,750
Savings	110,707	132,588
Money market demand	15,898	18,030
Time:
$100,000 and over	102,835	113,668
Under $100,000	104,213	81,446

Total interest-bearing deposits	$362,781	$379,482

The remaining maturities of certificates of time deposit outstanding at December 31, 2008 are as follows (000s omitted):

	Under	$100,000
	$100,000	and Over

2009	$77,939	$86,356
2010	15,221	7,548
2011	7,629	5,698
2012	1,086	1,757
Thereafter	2,338	1,476

Total	$104,213	$102,835

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 7 — Borrowing Arrangements
The Corporation has an agreement with the Federal Home Loan Bank of Indianapolis under which the Corporation may obtain advances up to an aggregate amount of $28,500,000. As of December 31, 2008, the Corporation had $15,000,000 in advances outstanding which consist of a $10,000,000 advance at 2.66% that matures on March 25, 2010 and a $5,000,000 advance at 2.97% that matures on February 1, 2010. The Corporation has provided a blanket pledge of all of the Corporation’s residential mortgage loans as collateral on advances under this agreement. The Corporation has guaranteed a loan from an outside financial institution to the Employee Stock Ownership Plan (ESOP) with the ESOP stock pledged as collateral. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in stockholders’ equity.
As of December 31, 2008, scheduled maturities of the ESOP note payable are as follows (000s omitted):

2009	$154
2010	154
2011	128

Total	$436

The Corporation also borrows Federal Funds on an overnight basis to meet short-term liquidity needs.
Note 8 — Benefit Plans
The Corporation has a defined contribution 401(k), employee profit-sharing, and Employee Stock Ownership (ESOP) plan covering substantially all employees. Employer matching contributions are discretionary. The Corporation typically matches 100 percent of the first 3 percent of employee contributions and 50 percent of the next 3 percent of employee contributions to the 401(k) plan. Employer 401(k) matching contributions and profit-sharing contributions are at the discretion of the Corporation’s Board of Directors. Employer 401(k) matching contributions to the plan were approximately $197,000, $196,000, and $218,000 during 2008, 2007, and 2006, respectively. Employer profit-sharing contributions made to the ESOP were approximately $176,000, $200,000, and $175,000 during 2008, 2007, and 2006, respectively.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 8 — Benefit Plans (Continued)
The ESOP has entered into a 6 year note payable with an outside financial institution. The terms of the note include a variable rate payable, due in annual installments to 2011, floating at LIBOR plus 1.75 which was 5.81% at December 31, 2008. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral.
The shares held by the ESOP are held in a suspense account for allocation to the participants as the loan is repaid. Shares held by the ESOP include the following at December 31, 2008 and had a fair value of approximately $388,100:

Allocated	55,802
Committed to be allocated	—
Unallocated	21,817

Total	77,619

The Corporation also has entered into deferred compensation arrangements with certain of its directors. Amounts deferred under the arrangements are invested in Corporation common stock and are maintained in a rabbi trust. The Corporation has 37,111 shares of common stock reserved for the various plans with a related obligation of $410,000 established within stockholders’ equity as of December 31, 2008. The arrangements are accounted for in accordance with EITF Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested. Assets of the rabbi trust are consolidated with the Corporation, and the value of the Corporation’s stock held in the rabbi trust is classified in stockholders’ equity and generally accounted for in a manner similar to treasury stock.
The Corporation recognizes the original amount of deferred compensation as the basis for recognition in the rabbi trust. Changes in fair value owed to directors are not recognized as the arrangements do not permit diversification and must be settled by the delivery of a fixed number of shares of the Corporation’s common stock. The Rabbi Trust purchased 37,111 shares as of December 31, 2008. Of these shares, 11,499 were purchased in December 2005 at a price of $20 per share and 25,612 shares were purchased in March 2008 at a price of $7 per share. There were no transactions involving the rabbi trust prior to the year ended December 31, 2005. During 2008, the Rabbi Trust collected $460 in dividends on the 37,111 shares purchased.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 9 — Federal Income Taxes
The provision for federal income taxes reflected in the consolidated statement of operations for the years ended December 31, 2008, 2007, and 2006 consisted of the following (000s omitted):

	2008	2007	2006

Current (benefit) expense	$(1,095)	$(1,055)	$947
Deferred (benefit) expense	(2,225)	(802)	(53)
Change in valuation allowance	3,113	—	—

Total income tax expense(benefit)	$(207)	$(1,857)	$894

A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes follows:

	Percent of Pretax Income
	2008	2007	2006

Amount computed at statutory rates	(34)	(34)	34
Decrease resulting from:
Change in valuation allowance	22	—	—
Tax-exempt municipal interest	(1)	(6)	(11)
Other	12	—	1

Effective tax rate	(1)	(40)	24

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 9 — Federal Income Taxes (Continued)
The details of the net deferred tax asset (liability) at December 31, 2008 and 2007 are as follows (000s omitted):

	2008	2007
Deferred tax assets:
Provision for loan losses	$2,008	$1,234
Net deferred loan fees	152	190
Accrued employee benefits	63	35
Deferred compensation	279	271
Unrealized losses on investment securities available for sale	—	35
Other real estate owned	1,230	306
Other	730	181

Total deferred tax assets	4,462	2,252

Deferred tax liabilities:
Property and equipment	361	504
Original issue discount	552	525
Other	436	300

Total deferred tax liabilities	1,349	1,329

Total deferred tax asset	3,113	923
Valuation allowance	(3,113)	—

Net deferred tax asset	$—	$923

Note 10 — Stock-based Compensation
During 2004, the Corporation adopted the PSB Group, Inc. 2004 Stock Compensation Plan and has reserved 450,000 shares of common stock for issuance under the plan. For stock options granted, vesting is to be specified at the time of grant and options will expire 10 years after the grant date. The exercise price of each option granted will not be below the fair market value of the Corporation’s common stock on the date of the grant.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 10 — Stock-based Compensation (Continued)
The weighted-average grant-date fair value of options granted during the years 2008 and 2007 was $90,000 and $63,200, respectively. That cost is expected to be recognized over a weighted-average period of 1.6 years.
A summary of the Corporation’s option activity for the year ended December 31, 2008 is as follows:

			Weighted
			Average
		Weighted	Remaining
	Number	Average	Contractual
	of	Exercise	Term (in
	Shares	Price	years)
2007
Options outstanding — January 1, 2007	62,100	$21.11	9.0

Options granted	44,793	18.00	9.5
Options exercised	—	—	—
Options forfeited	12,000	21.21	8.5

Options outstanding — December 31, 2007	94,893	$19.72	8.5

Exercisable at December 31, 2007	27,734	$22.18	7.5

2008
Options outstanding — January 1, 2008	94,893	$19.70	8.5

Options granted	61,400	10.50	9.5
Options exercised	—	—	—
Options forfeited	11,000	14.49	9.5

Options outstanding — December 31, 2008	145,293	$16.21	8.5

Exercisable at December 31, 2008	54,365	$20.85	7.5

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 10 — Stock-based Compensation (Continued)
Information pertaining to options outstanding at December 31, 2008 is as follows:

	Options Outstanding
		Weighted	Options
		Average	Exercisable
Exercise	Number	Remaining	Number
Price	Outstanding	Contractual Life	Outstanding
$24.42	24,100	6.5	24,100
$18.00	65,793	8.5	16,667
$10.50	55,400	9.5	13,598
In addition to the stock options granted, there were stock awards of 20,950 shares granted in 2008 and 40,150 shares awarded in 2007. The following table summarizes the activity of restricted stock awards:

	Year Ended December 31,
	2008	2007
Beginning of period	39,650	2,500
Granted	20,950	40,150
Vested	(3,686)	(700)
Forfeited	(3,150)	(2,300)

Non-vested, end of period	53,764	39,650

The stock awards were issued under the same stock based compensation plan as the options. The stock awards were valued no less than market value and the vesting period varies by issuance. Total share-based compensation cost for both the stock options and awards charged against income was $349,000 and $253,000 for 2008 and 2007, respectively. As of December 31, 2008, there was approximately $511,200 of total unrecognized share based compensation cost related to options and awards granted under the Plan

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 11 — Off-balance-sheet Activities
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
The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
At December 31, 2008 and 2007, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

	2008	2007

Commitments to grant loans	$3,139	$10,064
Unfunded commitments under lines of credit	32,541	42,562
Commercial and standby letters of credit	2,606	2,021
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.
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
Note 11 — Off-balance-sheet Activities (Continued)
Almost all of the standby letters of credit are secured and, in the event of nonperformance by the customers, the Corporation has rights to the underlying

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
collateral provided including commercial real estate, physical plant and property, inventory, receivables, cash, and marketable securities.
Collateral Requirements — To reduce credit risk related to the use of credit-related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Bank’s credit evaluation of the customer. Collateral held varies, but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and real estate.
Note 12 — Legal Contingencies
Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation’s consolidated financial statements.
Note 13 — Restrictions on Dividends, Loans, and Advances
Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s capital stock and surplus on a secured basis.
At December 31, 2008, the Bank had no retained earnings available for the payment of dividends. Accordingly, all $30,527,000 of the Corporation’s equity in the net assets of the Bank was restricted at December 31, 2008. Funds available for loans or advances by the Bank to the Corporation amounted to $3,663,000.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 13 — Restrictions on Dividends, Loans, and Advances (Continued)
As of February 4, 2008, the Bank entered into a Memorandum of Understanding with the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Regulation, which sets forth certain actions required to be taken by management of the Bank. A Memorandum of Understanding is characterized by regulatory authorities as an informal action that is neither published nor made publicly available by agencies and is used when circumstances warrant a milder form of action than a formal cease and desist order. Under the terms of the Memorandum of Understanding, the Bank may not declare or pay dividends without prior written approval of the FDIC and the Office of Financial and Insurance Regulation of Michigan. The Company may be restricted in its ability to pay dividends to shareholders since its sole source of income is dividends from the Bank.
In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. The Memorandum of Understanding calls for an 8% minimum capital minus goodwill to total assets ratio while the Memorandum is in force. As of December 31, 2008, the Bank’s relevant capital ratio was 6.29%.
Note 14 — Related Party Transactions
In the ordinary course of business, the Corporation has granted loans to principal officers and directors and their affiliates amounting to $1,975,000 at December 31, 2008 and $2,142,000 at December 31, 2007. During the year ended December 31, 2008, total principal additions were $0 and total principal payments were $167,000.
Deposits from related parties held by the Corporation at December 31, 2008 and 2007 amounted to $769,000 and $1,466,000, respectively.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 15 — Fair Value of Financial Instruments
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.
The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents — The carrying amounts of cash and short-term instruments approximate fair values.
Securities — Fair values for securities are based on quoted market prices.
Loans Held for Sale — Fair values for loans held for sale are based on commitments on hand from investors or prevailing market prices.
Loans Receivable — For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one- to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial, and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 15 — Fair Value of Financial Instruments (Continued)
Deposit Liabilities — The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
Long-term Borrowings — The fair values of the Corporation’s long-term borrowings are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.
Short-term Borrowings — The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.
Accrued Interest — The carrying amounts of accrued interest approximate fair value.
Other Instruments — The fair values of other financial instruments, including loan commitments and unfunded letters of credit, based on a discounted cash flow analyses, are not material.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 15 — Fair Value of Financial Instruments (Continued)
The estimated fair values and related carrying or notional amounts of the Corporation’s financial instruments are as follows (000s omitted):

	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and short-term investments	$12,268	$12,268	$12,762	$12,762
Securities	52,254	52,254	64,115	64,115
Loans	367,693	380,415	384,128	384,833
Loans held for sale	1,082	1,100	882	894
Accrued interest receivable	2,159	2,159	2,344	2,344

Liabilities:
Noninterest-bearing deposits	49,661	49,661	59,028	59,028
Interest-bearing deposits	362,781	366,465	379,482	379,802
Short-term borrowings	—	—	10,000	10,096
Long-term debt	15,436	15,924	590	590
Accrued interest payable	398	398	458	458
Note 16 — Regulatory Matters
The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Corporation’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008 and

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 16 — Regulatory Matters (Continued)
2007, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.
As of December 31, 2008, the most recent notification from the Bank’s primary regulator categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier I risked-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2008 and 2007 are also presented in the table.

			For Capital			To Be Well-
	Actual		Adequacy Purposes			capitalized
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2008:
Total capital
(to risk-weighted assets)
PSB Group, Inc.	$33,812	9.01%	$30,300	>	8.0%	N/A	>	N/A
Peoples State Bank	$34,236	9.13%	$30,300	>	8.0%	$37,900	>	10.0%

Tier I capital
(to risk-weighted assets)
PSB Group, Inc.	$29,093	7.76%	$15,100	>	4.0%	N/A	>	N/A
Peoples State Bank	$29,518	7.87%	$15,100	>	4.0%	$22,700	>	6.0%

Tier I capital
(to average assets)
PSB Group, Inc.	$29,093	6.19%	$18,700	>	4.0%	N/A	>	N/A
Peoples State Bank	$29,518	6.29%	$18,700	>	4.0%	$23,300	>	5.0%

As of December 31, 2007:
Total capital
(to risk-weighted assets)
PSB Group, Inc.	$40,520	10.24%	$31,700	>	8.0%	N/A	>	N/A

Peoples State Bank	$41,658	10.53%	$31,700	>	8.0%	$39,600	>	10.0%
Tier I capital
(to risk-weighted assets)
PSB Group, Inc.	$35,570	8.99%	$15,800	>	4.0%	N/A	>	N/A

Peoples State Bank	$36,709	9.28%	$15,800	>	4.0%	$23,700	>	6.0%
Tier I capital
(to average assets)
PSB Group, Inc.	$35,570	7.13%	$19,900	>	4.0%	N/A	>	N/A

Peoples State Bank	$36,709	7.36%	$19,900	>	4.0%	$24,900	>	5.0%

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 17 — Fair Value Measurement
The following table’s present information about the Corporation’s assets measured at fair value on a recurring basis at December 31, 2008, and the valuation techniques used by the Corporation to determine those fair values.
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008
(dollars in thousands)

Quoted Prices in
	Active Markets	Signifcant Other	Significant
	for Identical Assets	Observable Inputs	Unobservable Inputs	Balance at
	(Level 1)	(Level 2)	(Level 3)	December 31, 2008
Assets
Investment securities — available for sale	$—	$51,524	$730	$52,254

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Company has the ability to access.
Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 17 — Fair Value Measurement (Continued)
Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis
(dollars in thousands)

Investment Securities —
available for sale
Balance at December 31, 2007	$795
Total realized and unrealized gains (losses) included in income	—
Total unrealized gains (losses) included in other comprehensive income	(40)
Net purchases, sales, calls, and maturities	(25)
Net transfers in/out of Level 3	—

Balance at December 31, 2008	$730

Of the Level 3 assets that were held by the Corporation at December 31, 2008, the unrealized loss for the year was $50,000, which is recognized in other comprehensive income in the consolidated statements of financial condition. The
Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets. As a result, the unrealized gains and losses for these assets presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.
The Company also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include held to maturity investments and loans. The Company estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.
Assets Measured at Fair Value on a Recurring Basis at December 31, 2008
(dollars in thousands)

		Quoted Prices in			Total Losses
		Active Markets	Signifcant Other	Significant	for the period
	Balance at	for Identical Assets	Observable Inputs	Unobservable Inputs	ended
	December 31, 2008	(Level 1)	(Level 2)	(Level 3)	December 31, 2008
Assets
Impaired loans accounted for under
FAS 114	$8,260	$—	$—	$8,260	$3,551

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 17 — Fair Value Measurement (Continued)
Impaired loans accounted for under FAS 114 categorized as Level 3 assets consist of non-homogenous loans that are considered impaired. The Corporation estimates the fair value of the loans based on the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).
Note 18 — Condensed Financial Statements of Parent Company
The following represents the condensed financial statements of PSB Group, Inc. (the “Parent”) only. The Parent-only financial information should be read in conjunction with the Corporation’s consolidated financial statements.
The condensed balance sheet at December 31 is as follows (000s omitted):

	2008	2007

Assets
Cash at subsidiary bank	$308	$137
Investment in subsidiaries	30,528	41,148
Other	111	64

Total assets	$30,947	$41,349

Liabilities
Borrowings — ESOP	$436	$590
Deferred Compensation	409	568

Total liabilities	845	1,158

Stockholders’ Equity	30,102	40,191

Liabilities and Stockholders’ Equity	$30,947	$41,349

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 18 — Condensed Financial Statements of Parent Company (Continued)
The condensed statement of operations for the years ended December 31, 2008, 2007 and 2006 is as follows (000s omitted):

	2008	2007	2006

Operating income — dividends from subsidiaries	$—	$1,560	$2,150
Operating expense	(300)	(352)	(223)

Income — Before income taxes and equity in undistributed income of subsidiaries	(300)	1,208	1,927

Income tax benefit	102	120	76

Income — Before equity in undistibuted income of subsidiaries	(198)	1,328	2,003

Equity in undistributed income(loss) of subsidiaries	(13,599)	(4,070)	885

Net income(loss)	$(13,797)	$(2,742)	$2,888

PSB Group, Inc.

Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Note 18 — Condensed Financial Statements of Parent Company (Continued)
     The condensed statement of cash flows for the years ended December 31, 2008, 2007 and 2006 is as follows (000s omitted):

	2008	2007	2006
Cash Flows from Operating Activities
Net income(loss)	$(13,797)	$(2,742)	$2,888
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	—	—	—
Equity in income of subsidiaries	13,599	2,510	(3,035)
Net change in other assets	(47)	232	(74)
Net change in other liabilities	(159)	111	111

Net cash (used in) provided by operating activities	(404)	111	(110)

Cash Flows from Investing Activities —
Dividend from subsidiaries	—	1,560	2,150
Investment in subsidiaries	(1,334)	—	—

Net cash (used in) provided by investing activities	(1,334)	1,560	2,150

Cash Flows from Financing Activities
Sale of common stock	2,070	—	—
Repurchase of common stock	(36)	—	—
Cash dividends	(125)	(2,207)	(2,183)

Net cash (used in) provided by financing activities	1,909	(2,207)	(2,183)

Net Increase (Decrease) in Cash and Cash Equivalents	171	(536)	(143)

Cash and Cash Equivalents — Beginning of year	137	673	816

Cash and Cash Equivalents — End of year	$308	$137	$673

PSB Group, Inc.

Management Financial Report
December 31, 2008

Table of Contents

Quarterly Results of Operations	41

Selected Financial Information	42

Management’s Discussion and Analysis	43-54

Market Information	55

Performance Graph	56
Information Concerning Forward-Looking Statements
     Statements contained in this report which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve important known and unknown risks, uncertainties and other factors and can be identified by phrases using “estimate,” “anticipate,” “believe,” “project,” “expect,” “intend,” “predict,” “potential,” “future,” “may,” “should” and similar expressions or words. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include potential changes in interest rates, competitive factors in the financial services industry, general economic conditions, the effect of new legislation and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time.

PSB Group, Inc.

Quarterly Results of Operations
(unaudited)
The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

	Year Ended December 31, 2008
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$7,467	$7,193	$6,985	$6,792
Interest expense	3,129	2,473	2,346	2,486

Net interest income	4,338	4,720	4,639	4,306
Provision for loan losses	2,063	1,553	2,350	3,990

Net interest income after provision for loan losses	2,275	3,167	2,289	316

Non-interest income	1,315	1,073	919	937
Non-interest expense	5,909	5,244	6,306	8,836

Income(loss) before income tax expense(benefit)	(2,319)	(1,004)	(3,098)	(7,583)
Income tax expense(benefit)	(816)	(359)	(1,068)	2,036

Net income(loss)	$(1,503)	$(645)	$(2,030)	$(9,619)

Earnings(loss) per share:
Basic	$(0.49)	$(0.20)	$(0.61)	$(2.92)
Diluted	$(0.49)	$(0.20)	$(0.61)	$(2.92)

Cash dividends declared per share	$0.04	$0.00	$0.00	$0.00

	Year Ended December 31, 2007
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest income	$8,280	$8,320	$7,948	$8,034
Interest expense	3,531	3,694	3,821	3,773

Net interest income	4,749	4,626	4,127	4,261
Provision for loan losses	120	1,840	2,525	3,178

Net interest income after provision for loan losses	4,629	2,786	1,602	1,083

Non-interest income	1,255	1,167	862	1,217
Non-interest expense	4,657	4,596	4,812	5,135

Income before income taxes	1,227	(643)	(2,348)	(2,835)
Income tax	325	(304)	(874)	(1,004)

Net income	$902	$(339)	$(1,474)	$(1,831)

Earnings per share:
Basic	$0.30	$(0.11)	$(0.48)	$(0.60)
Diluted	$0.30	$(0.11)	$(0.48)	$(0.60)

Cash dividends declared per share	$0.18	$0.18	$0.18	$0.18

PSB Group, Inc.

Selected Financial Information

	For the years ended December 31
	(Dollars in Thousands)
	2008	2007	2006	2005	2004

Summary of Income
Interest income	28,437	32,582	32,059	27,518	22,633
Interest expense	10,434	14,819	13,191	9,369	5,831

Net Interest income	18,003	17,763	18,868	18,149	16,802
Provision (credit) for possible loan losses	9,956	7,663	1,839	1,554	1,200

Net interest income after provision for possible loan losses	8,047	10,100	17,029	16,595	15,602
Non-interest income	4,244	4,501	5,003	6,289	5,826
Non-interest expense	26,295	19,200	18,250	17,372	15,647

Income before income tax expense	(14,004)	(4,599)	3,782	5,512	5,781
Income tax expense	(207)	(1,857)	894	1,507	1,563

Net income	(13,797)	(2,742)	2,888	4,005	4,218

Per Share Data
Basic earnings per common share	(4.22)	(0.89)	0.95	1.32	1.39
Diluted earnings per common share	(4.22)	(0.89)	0.95	1.32	1.39
Cash dividends	0.04	0.72	0.72	0.70	0.66
Period end book value per common share	8.75	13.08	14.58	14.25	14.19
Weighted average number of common shares outstanding	3,265,564	3,064,829	3,031,618	3,025,727	3,029,152

Selected Balances (at period end)
Securities	52,254	64,115	63,748	93,645	91,125
Loans, net	367,693	384,128	394,087	361,423	335,280
Total assets	460,516	492,271	497,234	495,011	461,342
Total deposits	412,442	438,510	433,960	424,658	411,132
Borrowings	15,436	10,590	17,619	26,210	5,000
Total stockholders’ equity	30,102	40,191	44,246	42,950	42,981

Selected Ratios
Return on average assets	(2.88)	(0.54)	0.58%	0.83%	0.99%
Return on average total stockholders’ equity	(35.23)	(6.30)	6.65%	9.22%	10.08%
Average equity to average assets	8.18%	8.63%	8.74%	8.97%	9.79%
Net interest margin (1)	4.08%	3.76%	4.04%	3.99%	4.19%
Efficiency ratio (2)	118.20%	86.24%	76.45%	71.09%	69.15%
Dividend payout ratio (3)	(0.91)	(80.49)	76%	53%	47%

Asset Quality Ratios
Allowance for possible loan losses to:
Ending total loans	1.90%	1.33%	1.07%	1.00%	1.00%
Non-performing assets	24.63%	19.29%	53.03%	81.27%	84.62%
Non-performing assets to ending total loans	7.71%	6.90%	2.02%	1.24%	1.18%
Net loan charge-offs to average loans	2.09%	1.64%	0.33%	0.36%	0.49%

Capital Ratios
Total capital to risk-weighted assets	9.01%	10.24%	11.22%	11.74%	12.54%
Tier 1 capital to risk-weighted assets	7.76%	8.99%	10.14%	10.73%	11.54%
Tier 1 capital to average assets	6.19%	7.13%	8.21%	8.07%	8.62%

(1)	Net interest margin is net interest income divided by average earning assets.

(2)	Efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income plus non-interest income.

(3)	Dividend payout ratio is calculated by dividing dividends paid during the period by net income for the period.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
     Overview. PSB Group, Inc. (the “Corporation”) was formed on February 28, 2003 as a bank holding company for the purpose of owning Peoples State Bank (the “Bank”) pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of Peoples State Bank stock held by existing stockholders of the Bank was exchanged for three shares of common stock of PSB Group, Inc.
     The consolidated financial statements include the accounts of PSB Group, Inc. and its wholly owned subsidiaries, Peoples State Bank and PSB Capital, Inc. PSB Insurance Agency, Inc. is a wholly owned subsidiary of Peoples State Bank. Universal Mortgage Company, previously a wholly owned subsidiary of the Bank was merged directly into the Bank on September 1, 2008. PSB Capital, Inc. was formed in October, 2004. Through December 31, 2008, there had been no business transacted by PSB Capital, Inc. All significant inter-company transactions are eliminated in consolidation.
     Net income is derived primarily from net interest income, which is the difference between interest earned on the Bank’s loan and investment portfolios and its cost of funds, primarily interest paid on deposits and borrowings. The volume of, and yields earned, on loans and investments and the volume of, and rates paid, on deposits and borrowings, determine net interest income.
     Financial Condition. Assets consist of loans, investment securities, bank premises and equipment, cash and other operating assets. At December 31, 2008, the Corporation had assets totaling $460.5 million compared to $492.3 million at December 31, 2007. Total assets decreased $31.8 million, or 6.5% during 2008. Net loans decreased $16.4 million in 2008. In addition, investment securities were reduced by $11.9 million during the year. The decrease in loan balances is a direct result of the continued poor economic conditions in the state of Michigan during 2008. As we did in 2007, we experienced increases in both net charge-offs and repossessions in 2008. We also experienced a decline in demand for residential mortgages in 2008. During 2008, we reduced our investment portfolio by approximately $11.9 million. We used the proceeds from the pay-down of the portfolio to partially offset the decrease in deposits. The decreases in loans and investments were partially offset by a $2.5 million increase in other real estate (repossessed properties) and a $749 thousand increase in our premises and equipment. The increase in premises and equipment represents land that was purchased for a future branch site. In addition to the changes mentioned above, in the fourth quarter of 2008, the Company took two one-time charges that reduced total assets. We wrote off $4.5 million in goodwill and $3.1 million in deferred tax assets. These were both non-cash write-offs that are consistent with similar actions taken recently by banks around the country.
     Total deposits decreased in 2008 by approximately $26.1 million. Non-interest bearing deposits decreased $9.4 million, interest bearing demand deposits decreased $6.7 million and savings balances decreased $21.9 million. The decreases were partially offset by an $11.9 million increase in our certificates of deposits. While total certificates of deposit increased, our higher cost large certificates ($100,000 and over) actually decreased by $10.8 million while we increased our smaller certificates (less than $100,000) by $22.7 million. This decrease in deposits was partially offset by a $4.8 million increase in borrowings as we were able to take advantage of some relatively low rate advances from the FHLB. In addition, we used the proceeds from an $11.9 million pay-down in our investment portfolio to help fund the Bank’s operations.
     Loans — Loans consist primarily of commercial, residential mortgage, and consumer products offered in the communities served by the Bank. Total loans, net of the allowance for loan losses, at December 31, 2008, decreased to $367.7 million, from $384.1 million at December 31, 2007, a decrease of $16.4 million during 2008.
     Commercial and construction loans decreased from $302.9 million to $286.4 million, a decrease of $16.5 million or 5.4% during 2008. During 2007, commercial and construction loans increased $18.4 million or 6.5% from $284.5 million at December 31, 2006. The decrease in 2008 was primarily the result of the deteriorating economic conditions in the Michigan market.
     1-4 family residential mortgage loan balances totaled $58.4 and $56.2 million as of December 31, 2008 and 2007, respectively. Residential mortgage loan balances increased $2.2 million or 4.0% during 2008. 1-4 family residential loans decreased $26 million or 31.6% during 2007. As of December 31, 2008, there continues to be very weak demand for residential mortgage loans in our market. The Bank has not originated and retained subprime loans in its residential mortgage portfolio. Subprime borrowers are typically borrowers that have three common characteristics: 1) FICO scores < 620; 2) Debt to Income (DTI) > 55% and 3) Combined LTV > 90%. During loan reviews of our mortgage portfolio in 2008, it was observed that a number of our portfolio borrowers either had one of these characteristics at the time of origination or have one or more of these characteristics now. This is not unexpected given the extreme economic difficulties of the southeast Michigan market.
     Consumer loans decreased approximately $1.4 million or 16.4% in 2008 from $8.7 million to $7.3 million. This decrease was partly the result of management’s decision to let our indirect loan portfolio continue to run off during 2008, and also to lower demand.
     The following table shows the details of the Bank’s loan portfolio as of the dates indicated. Mortgages on real estate include 1-4 family residential, commercial real estate, construction loans, second mortgages and equity lines of credit (see Note 4 to the financial statements). Loan balances are shown net of unearned income.

	December 31,
	2008	2007	2006	2005	2004
	(in thousands)

Mortgages on real estate	$330,271	$320,641	$335,809	$306,586	$272,756
Commercial	37,244	59,945	51,827	46,294	47,608
Consumer	7,294	8,726	10,708	12,213	18,310

Total Loans	$374,809	$389,312	$398,344	$365,093	$338,674

     The following table shows the loans by category as of December 31, 2008 and the period in which they mature. Loan balances are shown net of unearned income.

		One year			Loans maturing
	One year	to five	After five		More than one year
	or less	years	years	Total	Fixed	Variable
	(in thousands)
Mortgages on real estate	$81,282	$175,635	$73,354	$330,271	$188,412	$60,577
Commercial	14,985	16,963	5,296	37,244	13,036	9,222
Consumer	2,186	2,342	2,766	7,294	4,811	298

Total Loans	$98,453	$194,940	$81,416	$374,809	$206,259	$70,097

     In 2008, as the result of the continued close scrutiny of our loan portfolio and net charge-offs of $8.0 million, management recorded a $10.0 million loan loss provision in order to keep the allowance at an appropriate level. This compares to $6.7 million in net charge-offs and a $7.7 million provision in 2007. These increases, as well as the high level of impaired loans discussed below, are the direct result of the continued overall weakness in the Michigan economy. The real estate market in southeast Michigan has been particularly hard hit. While we have no exposure to the sub-prime mortgage lending market, we have suffered increased losses in our commercial loan portfolio on loans to real estate developers. The Bank’s portfolio of non-accrual loans was $12.0 million at December 31, 2008, down $6.3 million from December 31, 2007. Renegotiated loans have increased $6.6 million during the same period. Overall, our non-performing loans have decreased by approximately $439 thousand since December 31, 2007. The Bank’s allowance for possible loan losses to non-performing loans has grown to 35% at December 31, 2008 from 25% at December 31, 2007. At December 31, 2008, the allowance for possible loan losses totaled $7.1 million, or 1.90% of total outstanding loans. This compares to a $5.2 million allowance at December 31, 2007 that was 1.33% of total outstanding loans. This increase better positions us to handle the significant challenges that our customers will face in 2009.
The following table shows the detail of non-performing loans as of the dates indicated.

	2008	2007	2006	2005	2004
	(in thousands)
Nonaccrual loans	$11,955	$18,245	$3,069	$1,651	$2,297
Loans past due 90 or more days	575	1,280	4,148	2,044	717
Renegotiated loans	7,903	1,347	486	515	586

Total non-performing loans	20,433	20,872	7,703	4,210	3,600
Other real estate owned	8,459	5,996	325	306	411

Total non-p erforming assets	$28,892	$26,868	$8,028	$4,516	$4,011

Total non-performing loans to total loans	5.45%	5.36%	1.93%	1.15%	1.06%
Total non-performing assets to total assets	6.27%	5.46%	1.61%	0.91%	0.87%
     The Bank places loans in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. The Bank has no foreign loans. Management knows of no loans which have not been disclosed above which cause it to have doubts as to the ability of such borrowers to comply with the contractual loan terms, or which may have a material effect on the Bank’s balance sheet or results from operations. Other real estate increased $2.5 million in 2008. As of December 31, 2008, other real estate consists of 52 properties. Other real estate is carried on the books at the lower of, fair value less the estimated cost to sell, or, the carrying amount of the loan at the date of foreclosure.
     Of the $20.4 million in non-performing loans, $18.8 million is real estate related and $1.5 million is other commercial. We attribute this level of non-performing loans to the continuing poor economic conditions in the state of Michigan, especially the effects on the real estate market. Net charge-offs increased to $8.0 million in 2008 compared to $6.7 million in 2007. $6.7 million of the 2008 net charge-offs were related to real estate loans. After analysis of the allowance for loan losses, management determined that a $10.0 million provision was necessary to keep the allowance for loan losses at an adequate level. This compares to a $7.7 million provision in 2007 and a $1.8 million provision in 2006.

     The following table presents the changes in the allowance for loan losses during the periods indicated.

	2008	2007	2006	2005	2004
	(in thousands)
Balance — Beginning of year	$5,184	$4,257	$3,670	$3,394	$3,887

Loans charged off:
Mortgages on real estate	(6,813)	(5,470)	(205)	(536)	(287)
Commercial	(1,261)	(1,054)	(1,229)	(702)	(1,089)
Consumer	(313)	(661)	(282)	(642)	(942)

Total Charge offs	(8,387)	(7,185)	(1,716)	(1,880)	(2,318)

Recoveries on loans previously charged off:
Mortgages on real estate	109	36	—	80	1
Commercial	55	209	241	225	315
Consumer	199	204	223	297	309

Total Recoveries	363	449	464	602	625

Provision for loan losses	9,956	7,663	1,839	1,554	1,200

Balance — End of year	$7,116	$5,184	$4,257	$3,670	$3,394

     The following table shows the allocation of the allowance for loan losses by specific category as of the dates indicated.

	December 31,
	2008		2007		2006		2005		2004
	(in thousands)
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans in		Loans in		Loans in		Loans in		Loans in
		Each		Each		Each		Each		Each
		Category		Category		Category		Category		Category
	Allocated	to Total	Allocated	to Total	Allocated	to Total	Allocated	to Total	Allocated	to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans

Mortgages	$6,418	88.11%	$4,239	82.36%	$716	84.30%	$609	84.09%	$839	80.50%
Commercial	539	9.94%	675	15.40%	2,895	13.01%	2,221	12.56%	1,478	14.10%
Consumer	158	1.95%	266	2.24%	528	2.69%	690	3.35%	551	5.40%
Unallocated	1	n/a	4	n/a	118	n/a	150	n/a	526	n/a

Total	$7,116	100.00%	$5,184	100.00%	$4,257	100.00%	$3,670	100.00%	$3,394	100.00%
     Investment securities — Investment securities totaled $52.3 million as of December 31, 2008 versus $64.1 million as of December 31, 2007, a decrease of $11.8 million. Each of these figures includes adjustments for fluctuations in market values on available for sale securities (see Note 3 to the financial statements). During 2008, the Bank sold certain securities that generated $187 thousand in securities gains. This compares to $41 thousand lost on the sale of securities in 2007.

     The following table shows the amortized cost and the fair market value of the Bank’s securities portfolio as of the dates indicated.

	December 31,
	2008		2007
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(in thousands)
Available-for-sale securities:
U. S. treasury securities and obligations of other U.S. government agencies	$43,834	$45,146	$48,147	$48,153
Obligations of states and political subdivisions	5,380	5,126	14,039	13,940
Mortgage-backed securities	—	—	—	—
Corporate debt securities	500	450	500	490
Equities	1,532	1,532	1,532	1,532

Total available-for-sale securities	$51,246	$52,254	$64,218	$64,115

     Maturity of the investment securities (at par value) and the weighted average yield for each range of maturities as of December 31, 2007 are shown in the table below. The yields on municipal securities are on a tax equivalent basis.

			From one to		From five to		After ten
	One year or less		five years		ten years		years		Equity		Total
	Dollar	Yield	Dollar	Yield	Dollar	Yield	Dollar	Yield	Dollar	Yield	Dollar	Yield
						(in thousands)
Obligations of U.S. government agencies	$2	5.00%	$37,407	4.99%	$6,688	4.85%	$—	—	$—	—	$44,097	4.97%
Obligations of states and political subdivisions	85	8.03%	460	8.29%	1,425	5.59%	3,380	5.69%	—	—	5,350	5.92%
Mortgage-backed securities	—	—	—	—	—	—	—	—	—	—	—	—
Corporate debt securities	—	—	—	—	—	—	500	5.03%	—	—	500	5.03%
Equity securities & others	—	—	—	—	—	—	—	—	1,532	5.21%	1,532	5.21%

Total	$87	7.96%	$37,867	5.03%	$8,113	4.98%	$3,880	5.60%	$1,532	5.21%	$51,479	5.08%
     Deposits — The Bank depends primarily upon customer deposits and short-term borrowing for funds with which to conduct its business. Bank deposits consist primarily of retail deposit products including checking and savings accounts from individuals and businesses, NOW accounts, money market demand accounts and time deposit accounts (CDs). Deposits totaled $412.4 million and $438.5 million at December 31, 2008 and 2007, respectively, a decrease of $26.1 million, or 6%. Savings deposits decreased the most ($21.9 million) in 2008 followed by non-interest bearing balances ($9.4 million), NOW balances ($4.6 million) and money market balances ($2.1 million). These decreases were partially offset by an $11.9 increase in certificates of deposit. Total certificates of deposit increased but we did allow our higher cost, large certificates ($100,000 and over) to run-off (a $10.8 million decrease) and increased our lower cost, smaller certificates (less than $100,000) by approximately $22.7 million.
     Management relies on lower-interest bearing demand and savings deposit accounts to fund a significant portion of the Bank’s operations. These accounts greatly improve net interest margins because of the lower interest rates expected by the customers. Non-interest bearing demand deposits plus the lower rate savings balances (excludes Prime Savings Plus) totaled $85.4 million at December 31, 2008.
     The following table shows the details of the Bank’s deposit balances as of the dates indicated.

	December 31,
	2008	2007	2006
	(in thousands)

Noninterest bearing demand deposits	$49,661	$59,028	$59,320
NOW accounts	29,128	33,750	35,872
Savings	110,707	132,588	124,676
Money market demand	15,898	18,030	26,300
Time under $100,000	104,213	81,446	97,958
Time over $100,000	102,835	113,668	89,834

Total deposits	$412,442	$438,510	$433,960

     The following table shows the maturity breakdown of the Bank’s time deposits over $100,000 as of December 31, 2008.

December 31, 2008
(in thousands)
Time Deposits Over $100,000 Maturing in:
Less than three m onths	$25,528
Three through six months	21,460
Six months through one year	39,368
Over one year	16,479

Total deposits	$102,835

     Borrowings — The Bank had $15,000,000 in FHLB advances and $436,000 in ESOP notes payable as of December 31, 2008. This compares to short-term FHLB advances of $10,000,000 and $590,000 in ESOP notes payable outstanding as of December 31, 2007.
     The following table shows the balance, term and interest rate of the Bank’s borrowings:

		Outstanding as of
		12/31/2008		12/31/2007
		(dollars in thousands)
Type	Matures	Dollar	Rate	Dollar	Rate
FHLB Advance	2/1/2010	$5,000	2.97% Fixed	—	—
FHLB Advance	3/25/2010	$10,000	2.66% Fixed	$10,000	4.68% Fixed
ESOP Note Payable	2011	$436	5.81% Variable	$590	6.9% Variable

Total		$15,436		$10,590

     Contractual Obligations — The Corporation is party to certain contractual financial obligations, including the repayment of debt and operating lease payments. These future financial obligations are presented below:

	Payments due - as of December 31, 2008
	(in thousands)
	0-12 Months	1-3 Years	4-5 Years	After 5 Years	Total
Operating Leases	$488	$955	$743	$762	$2,948
Federal Funds	$—	$—	$—	$—	$—
ESOP N ote Payable	$154	$282	$—	$—	$436
FHLB Advances	$—	$15,000	$—	$—	$15,000

Total	$642	$16,237	$743	$762	$18,384

     Off Balance Sheet Obligations — At December 31, 2008, the Corporation had commitments to extend credit of $35.7 million and a $2.6 million obligation under a stand-by letter of credit.
     Results of Operations. For the year ended December 31, 2008, we realized a net loss of $13.8 million compared to a net loss of $2.7 million in 2007. The 2008 loss was greatly impacted by two one-time charges that management elected to take in the fourth quarter. The first was a non-cash charge of $4.5 million to fully write-off our goodwill. The second was the full write-down of a deferred tax asset of $3.1 million. Excluding the two one-time charges, the net loss in 2008 was $6.2 million compared to the $2.7 million lost in 2007. Net interest income increased $240 thousand in 2008 over that of 2007. Our net interest margin improved 8.5% from 3.76% in 2007 to 4.08% in 2008. The provision for loan losses was increased $2.3 million in 2008 to approximately $10 million for the year. This allowed us to build our loan loss reserve to $7.1 million, or 1.90% of total outstanding loans as of December 31, 2008. This compares to a reserve of $5.2 million, or 1.33% as of December 31, 2007. This increase better positions us to handle the significant challenges our customers will face in 2009. Non-interest income decreased $257 thousand in 2008 compared to 2007. Non-interest expense increased $7.1 million in 2008.
     Interest and fee income on loans decreased approximately $4.2 million in 2008. This decrease was mainly the result of a 59 basis point decrease in our loan yield during 2008, as interest rates continued to fall during the year. Also contributing to the decrease in interest income was a $27.1 decrease in our average loan balances in 2008.
     Interest income on investment securities increased approximately $85 thousand in 2008 even though our average investment in securities decreased $4.6 million during the year. This was possible because through some re-structuring of the portfolio, we were able to increase our investment yield by 50 basis points in 2008.
     Interest expense decreased $4.4 million in 2008. Most of this decrease is due to decreased balances and declining rates paid on our certificates of deposit. Interest expense on certificates of deposit decreased $2.5 million in 2008. Average CD balances decreased $10.8 million, but we also decreased the average rate paid on those balances by 103 basis points. Interest expense on our savings balances decreased $1.8 million as average savings balances decreased $8.7 million and we decreased our average rate on these balances by 123 basis points. Interest expanse on our interest bearing demand balances (NOW and money market accounts) decreased $178 thousand as average balances decreased $7.4 million and we decreased the average rate paid by 23 basis points. Interest expense on funds that we borrowed in 2008 increased approximately $20 thousand in 2008, but we borrowed, on average, $10.4 million more in 2008 than in 2007. In 2008, we took advantage of relatively low cost advances from the FHLB and reduced the average rate paid on borrowed funds by 219 basis points. Overall, in 2008, we were able to decrease our average cost of funds by 99 basis points.

     The following table presents the Bank’s consolidated balance of earning assets, interest bearing liabilities, the amount of interest income or interest expense attributable to each category, the average yield or rate for each category and the net interest margin for the periods indicated. Interest income is stated on a non-tax equivalent basis. Non-accrual loan balances are included in the loan totals.

	Year ended December 31,
	2008			2007			2006
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(dollars in thousands)

Federal funds sold	$306	$7	2.29%	$598	$28	4.68%	$1,311	$63	4.81%
Investment securities — taxable	$49,062	$2,418	4.93%	$36,091	$1,649	4.57%	$52,846	$2,159	4.09%
Investment securities — tax-exempt	$6,818	$282	4.14%	$24,073	$945	3.93%	$31,063	$1,234	3.97%
Loans, net of unearned income	$385,174	$25,730	6.68%	$412,274	$29,960	7.27%	$381,569	$28,603	7.50%

Total earning assets	$441,360	$28,437	6.44%	$473,036	$32,582	6.89%	$466,789	$32,059	6.87%

Interest bearing deposits	$358,920	$9,799	2.73%	$385,758	$14,205	3.68%	$385,217	$12,860	3.34%
Funds borrowed	$22,695	$635	2.80%	$12,334	$614	4.98%	$7,384	$331	4.48%

Total interest bearing liabilities	$381,615	$10,434	2.73%	$398,092	$14,819	3.72%	$392,601	$13,191	3.36%

Net interest income		$18,003			$17,763			$18,868

Net interest spread			3.71%			3.17%			3.51%
Net interest margin			4.08%			3.76%			4.04%
     The following table shows the dollar amount of changes in interest income for each major category of interest earning asset, interest expense for each major category of interest bearing liability and the amount of the change attributable to changes in average balances (volume) or average interest rates for the periods shown.

	2008 compared to 2007					2007 compared to 2006
	Change	Change		Change		Change	Change	Change
	due to	due to		due to	Total	due to	due to	due to	Total
	Rate	Volume		Mix	Change	Rate	Volume	Mix	Change
					(in thousands)

Federal funds sold	$(14)		$(14)	$7	$(21)	$(2)	$(34)	$1	$(35)
Investment securities — taxable	$129		$593	$47	$769	$254	$(685)	$(79)	$(510)
Investment securities — tax-exempt	$49	$	(678)	$(34)	$(663)	$(12)	$(278)	$1	$(289)
Loans, net of unearned income	$(2,432)		$(1,970)	$172	$(4,230)	$(878)	$2,303	$(68)	$1,357

Total interest income	$(2,268)		$(2,069)	$192	$(4,145)	$(638)	$1,306	$(145)	$523

Interest bearing deposits	$(3,664)	$	(988)	$246	$(4,406)	$1,310	$18	$17	$1,345
Funds borrowed	$(270)		$516	$ (226)	$20	$37	$222	$24	$283

Total interest expense	$(3,934)	$	(472)	$20	$(4,386)	$1,347	$240	$41	$1,628

Net interest income	$1,666		$(1,597)	$172	$241	$(1,985)	$1,066	$(186)	$(1,105)

     Management expects market interest rates to remain relatively flat in 2009. A change in interest rates, either rising or falling, is not expected to have a significant impact on the Bank’s net interest income. The Bank’s Asset/Liability Committee meets regularly to, among other things, monitor interest rate fluctuations and to change product mix and pricing in an effort to provide steady growth in net interest income.
     Non-interest income, which consists of service charges and other fees of $4,244,000, $4,501,000 and $5,003,000 was recorded for the years ended December 31, 2008, 2007 and 2006, respectively. This represents a 6% decrease in non-interest income in 2008 compared to a 10% decrease in 2007. We realized a $20 thousand increase in deposit service charges in 2008 as we continued to re-design and re-price many of our deposit products. We also saw a $228 thousand increase in the gains on the sale of securities in 2008. We continued to see a drop in the gain on the sale of mortgage loans ($182 thousand) as mortgage activity continued to slow in 2008. We also realized a $323 thousand decrease in other income in 2008. This includes a $199 thousand decrease in mortgage related fee income, again, a result of the slowing mortgage market, a $189 thousand decrease in commercial loan related fees and a $44 thousand increase in the losses on the sale of other real estate. The decreases were partially offset by a $143 thousand increase in investment referral commissions.
     Non-interest expense, which includes salaries and benefits, occupancy and other operating expenses, increased to $26.3 million in 2008 from $19.2 million in 2007. Management’s decision to write-off $4.5 million in Goodwill in the 4th quarter of 2008 was the biggest contributing factor to this increase in non-interest expense. Goodwill is not amortized, but it is assessed for impairment, and any such impairment would be recognized in the period in which it is identified. During 2008, it was determined that Goodwill was indeed impaired. Accordingly, 100% of our goodwill was written-off in the 4th quarter of 2008. The second leading cause of the increase in our non-interest expenses in 2008 was a $3.9 million increase in other real estate expense. This represents the cost of maintaining real estate that we have repossessed. In 2008, it included $3.5 million in write-downs of the value of the properties since they were repossessed.
     Salary and benefits expense decreased $367 thousand, or almost 4% in 2008 as we reduced FTE (number of full-time equivalent employees) to 146 at December 31, 2008 from 162.5 at December 31, 2007. Bonuses and incentives were reduced by $190 thousand in 2008 and the cost of medical benefits was reduced by $96 thousand.
     Occupancy costs were reduced by $286 thousand in 2008. This decrease includes a $145 thousand decrease in maintenance and repairs expenses and a $90 thousand decrease in depreciation expense.
     Legal and professional fees were reduced by $76 thousand in 2008. Legal expenses increased $126 thousand in 2008. Much of this increase was related to work with problem loans. This was more than offset by a $142 thousand reduction in professional consulting.
     Other operating expenses decreased $499 thousand in 2008. Advertising expense was reduced by $163 thousand in 2008, travel and entertainment expenses were reduced by $152 thousand and stationery and supplies expense was reduced by $85 thousand. Because of an accrual adjustment and the switch from the Michigan Single Business Tax in 2007 to the Michigan Financial Institutions Tax in 2008, our state taxes were reduced by $213 thousand in 2008. Loan related expenses were also reduced in 2008, by $85 thousand. The cost savings mentioned above were partially offset by a $273 thousand increase in the cost of FDIC insurance.
     As previously mentioned, in the 4th quarter of 2008, management elected to write-down our deferred tax assets to an amount that that is expected to be realized. The result of this write-off was a $3.1 million increase in income tax expense in 2008.
     Liquidity and Capital Resources. Liquidity is the measurement of the Bank’s ability to have adequate cash or access to cash to meet financial obligations when due, as well as to fund corporate expansion or other activities. The Bank expects to meet its liquidity requirements through a combination of working capital provided by operating activities, attracting customer deposits, advances under Federal Home Loan Bank credit facilities and through the Federal Reserve Discount Window, and possible future periodic sales of investment securities and mortgages into secondary markets. Management believes that the Bank’s cash flow will be sufficient to support its existing operations for the foreseeable future.
     The Company generated $1 million in cash through operating activities during 2008. This compares to $2.7 million provided by operating activities in 2007 and $9.1 million provided in 2006. Other sources of cash in 2008 include the proceeds from the maturity and sale of investment securities. These securities transactions, net of $25.8 million in new securities purchased, provided $13.2 million in cash in 2008. This compares to $312 thousand by net securities transactions in 2007 and $30 million provided in 2006. The

Company also generated $6.5 million in cash through the net pay-down of the loan portfolio in 2008, $5 million through a net increase in funds borrowed and $2 million through the sale of common stock. The cash increases mentioned above were used to fund a $26.1 million decrease in total deposits, $2 million in capital improvements and the $125 thousand dividend that was paid in 2008. The net result was a $494 thousand decrease in cash and cash equivalents during 2008.
     The Corporation had total equity of $30.1 million at December 31, 2008 and $40.2 million at December 31, 2007. The decrease in equity due to our $13.8 million net loss and $125 thousand in dividends was partially offset by $2 million generated by the sale of common stock, a $1.1 million increase in the unrealized gains/losses on available for sale securities and a $722 thousand increase related to stock options and awards issued and the ESOP loan payment. At December 31, 2008, the ratio of stockholders’ equity to total assets was 6.54% compared to 8.16% at December 31, 2007. The capital levels of the Bank and the Corporation exceed the minimum guidelines for being considered adequately capitalized (see note 16 to the financial statements). Management believes the capital levels will be adequate to, among other things, fund banking activities for the foreseeable future.
     At December 31, 2008, the Bank held cash and cash equivalents of approximately $12.3 million and the entire investment portfolio of $52.3 million was classified as available-for-sale. The estimated market value of the available-for-sale securities exceeded the amortized cost by approximately $1 million at December 31, 2008.
     The primary impact of inflation on the Corporation’s operations is increased asset yields, deposit costs and operating overhead. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and if significant, require that equity capital increase at a faster rate than would otherwise be necessary.
Quantitative and Qualitative Disclosures About Market Risk
     To a great extent, the Corporation’s operating strategies focus on asset/liability management. The purpose of its Asset/Liability Management Policy is to provide stable net interest income growth while both maintaining adequate liquidity and protecting the Bank’s earnings from undue interest rate risk. The Bank follows its Asset/Liability Management Policy for controlling exposure to interest rate risk. The Asset/Liability Management Policy is established by Management and is approved by the Board of Directors. Because of loan repayments, the investment securities due to mature in 2009 and available lines of credit, management believes the Bank is sufficiently liquid.
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
     The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Bank’s interest-earning assets and interest-bearing liabilities at December 31, 2008 and the cumulative interest sensitivity gap at December 31, 2008. The amounts in the table are derived from internal data of the Bank and could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

	Estimated Maturity or Re-pricing at December 31, 2008
	Less than three	Three months to	One to five	Due after five
	months	less than one year	years	years	Total

Interest earning assets :
Securities (1) (2)	$2,109	$489	$3,547	$46,109	$52,254
Loans	114,830	31,084	181,390	47,505	374,809

Total interest earning assets	$116,939	$31,573	$184,937	$93,614	$427,063

Interest bearing liabilities :
Savings and interest bearing demand deposits	$155,733	$—	$—	$—	$155,733
Time deposits	42,477	121,966	42,605	—	207,048
Short term borrowings	—	—	—	—	—
Long term borrowings	154	—	15,282	—	15,436

Total interest bearing liabilites	$198,364	$121,966	$57,887	$—	$378,217

Interest rate sensitivity gap — current	$(81,425)	$(90,393)	$127,050	$93,614	$48,846

Interest rate sensitivity gap — cumulative	$(81,425)	$(171,818)	$(44,768)	$48,846

Cumulative interest rate sensitivity gap as a percent of total assets	-17.68%	-37.31%	-9 . 72%	10.61%

(1)	Equity investments have been placed in th e 0-3 month category.

(2)	Re- pricing is based on anticipated call dates , and may vary from contractual maturities.
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
According to the traditional banking industry static gap table set forth above, the Bank was liability sensitive with a negative cumulative one-year gap of $171.8 million or 40% of interest-earning assets at December 31, 2008. In general, based upon this analysis, and the Bank’s mix of deposits, loans and investments, increases in interest rates would be expected to result in a decrease in the Bank’s net interest margin. However, a different tool, an interest sensitivity model, is the primary tool used in assessing interest rate risk, by estimating the effect that specific upward and downward changes in interest rates would have on pre-tax net interest income. Key assumptions used in the model include prepayment speeds on mortgage related assets; changes in market conditions, loan volumes and pricing; and management’s determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the model can not precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in other market conditions.
Based on the December 31, 2008 simulation, the Company is in a neutral position relative to interest rate changes. Based on the position of the balance sheet and management’s assumptions concerning core deposit sensitivity and other assumptions, net interest income will not be significantly impacted whether rates rise or fall.
Application of Critical Accounting Policies
     Allowance for Loan Losses — The allowance for loan losses is calculated with the objective of maintaining a reserve sufficient to absorb estimated probable loan losses. Loan losses are charged against the allowance when management believes loan balances are uncollectible. Subsequent recoveries, if any, are credited to the allowance. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. This evaluation is inherently subjective as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows and an estimate of the value of collateral.
     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.
     Accounting for Goodwill - Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is not amortized but it is assessed at least annually for impairment, and any such impairment will be recognized in the period identified. During 2008, it was determined the Goodwill was indeed impaired. Accordingly, 100% of our Goodwill, or $4,458,000 was written-off during the 4th quarter of 2008.

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

2008	High	Low	Dividend Declared
First Quarter	$9.75	$6.05	$0.04
Second Quarter	$8.90	$3.85	$0.00
Third Quarter	$7.50	$3.00	$0.00
Fourth Quarter	$5.15	$1.15	$0.00

2007	High	Low	Dividend Declared
First Quarter	$16.90	$15.20	$0.18
Second Quarter	$20.00	$15.05	$0.18
Third Quarter	$19.00	$18.00	$0.18
Fourth Quarter	$18.94	$8.50	$0.18
On December 31, 2008, PSB Group, Inc. had 470 holders of record of its common stock. The stock is quoted on the OTC Bulletin Board under the symbol “PSBG.OB”. Howe, Barnes, Hoefer & Arnett, Inc. and Monroe Securities, Inc. are market makers in the stock.
Contact Information:

Matt Magee	Steven Schroeder
Howe, Barnes, Hoefer & Arnett, Inc.	Monroe Securities, Inc.
222 Riverside Plaza — 7th Floor	100 North Riverside Plaza, Suite 1620
Chicago, IL 60606	Chicago, IL 60606
(800) 800-4693	(800) 766-5560
www.howebarnes.com	www.monroesecurities.com
Annual Meeting of Shareholders
The annual meeting of the shareholders of PSB Group, Inc. will be held at 9:00 am, Tuesday, April 28, 2009 at the following location:
Ukrainian Cultural Center
26601 Ryan Road
Warren, MI 48091
Shareholders are invited to attend.

PSB Group, Inc.
     The following graph compares the cumulative total shareholder return on the Company’s common stock (“PSBG”), with the cumulative return for the NASDAQ Index, the $100 — $500 OTC-BB and Pink Banks and the Midwest Quadrant OTC-BB and Pink Banks Index over the same period, assuming the investment of $100 on December 31, 2003, and reinvestment of all dividends.

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
PSB Group, Inc.	100.00	95.65	84.74	84.39	46.26	7.96
NASDAQ Composite	100.00	108.59	110.08	120.56	132.39	78.72
SNL Bank Pink $100M-$500M	100.00	120.87	134.23	146.93	131.21	93.91
SNL Midwest OTC-BB and Pink Banks	100.00	119.15	124.05	130.64	127.52	95.04

Source : SNL Financial LC, Charlottesville, VA	(434) 977-1600
© 2009	www.snl.com