Form 10-K, Exhibit 13
period 2009-12-31
PSB GROUP INC
filed 2010-03-31
CIK 1235091

EXHIBIT 13
PORTIONS OF PSB GROUP, INC.
ANNUAL REPORT TO SHAREHOLDERS

PSB Group, Inc.

Consolidated Financial Report
December 31, 2009

PSB Group, Inc.

     Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
PSB Group, Inc.
We have audited the accompanying consolidated balance sheet of PSB Group, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Group, Inc. as of December 31, 2009 and 2008 and the consolidated results of their operations and cash flows for each year in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Corporation has suffered recurring losses from operations and is significantly undercapitalized which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/S/ Plante & Moran, PLLC
Auburn Hills, Michigan
March 31, 2010

PSB Group, Inc.
Consolidated Balance Sheet
(000s omitted, except per share data)

	December 31
	2009	2008
Assets
Cash and due from banks	$8,554	$12,268
Federal funds sold	20,706	—

Total Cash and Cash Equivalents	29,260	12,268
Securities — Available for sale (Note 3)	60,031	52,254
Loans (Note 4)	354,263	374,809
Less allowance for possible loan losses (Note 4)	(9,469)	(7,116)

Net loans	344,794	367,693
Loans held for sale	774	1,082
Bank premises and equipment (Note 5)	15,937	14,107
Accrued interest receivable	2,244	2,159
Other real estate owned	6,235	8,459
Other assets (Note 9)	2,754	2,494

Total assets	$462,029	$472,784

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$54,647	$49,661
Interest-bearing (Note 6)	388,098	362,781

Total deposits	442,745	412,442

Federal Home Loan Bank advances (Note 7)	—	15,000
ESOP loan debt (Note 7)	282	436
Accrued taxes, interest, and other liabilities (Note 9)	2,284	2,536

Total liabilities	445,311	430,414

Stockholders’ Equity (Notes 8, 10, 11, 14, and 17)
Common stock:
Authorized — 5,000,000 shares, no par value
Issued and outstanding — 3,480,110 shares in 2009 and 3,442,060 shares in 2008	23,692	23,607
Unearned ESOP benefits (Note 8)	(282)	(436)
Common stock held in trust (Note 8)	(410)	(410)
Deferred compensation obligation (Note 8)	410	410
Additional paid in capital — stock options/awards	1,096	707
Unearned compensation	(1,182)	(976)
Retained earnings (Accumulated deficit)	(6,740)	6,191
Accumulated other comprehensive income (Note 1)	134	1,009

Total stockholders’ equity	16,718	30,102

Total liabilities and stockholders’ equity	$462,029	$460,516

See Notes to Consolidated
       Financial Statements

PSB Group, Inc.
Consolidated Statement of Operations
(000s omitted, except per share data)

	Year Ended December 31
	2009	2008	2007
Interest Income
Loans, including fees	$21,492	$25,730	$29,960
Securities:
Taxable	2,290	2,418	1,649
Tax-exempt	211	282	945
Federal funds sold	29	7	28

Total interest income	24,022	28,437	32,582

Interest Expense
Deposits	8,423	9,799	14,205
Short-term borrowings	9	288	614
Long-term debt	287	347	—

Total interest expense	8,719	10,434	14,819

Net Interest Income — Before provision for loan losses	15,303	18,003	17,763

Provision for Loan Losses (Note 4)	16,169	9,956	7,663

Net Interest Income — After provision for loan losses	(866)	8,047	10,100

Other Operating Income
Service charges on deposit accounts	2,502	2,370	2,350
Gain on sale of mortgages	582	473	655
Gain (loss) on sale of available-for-sale securities	2,147	187	(41)
Other income	1,127	1,214	1,537

Total other operating income	6,358	4,244	4,501
Other Operating Expenses
Salaries and employee benefits (Note 8)	8,105	9,563	9,930
Occupancy costs (Note 5)	3,192	3,695	3,981
Legal and professional	1,725	1,353	1,429
Other real estate expense	2,083	3,983	118
Goodwill impairment expense	—	4,458	—
FDIC insurance	1,451	331	59
Marketing expense	376	365	528
Other operating expenses	2,768	2,547	3,155

Total other operating expenses	19,700	26,295	19,200

Loss — Before federal income tax benefit	(14,208)	(14,004)	(4,599)
Federal Income Tax Benefit (Note 9)	(1,277)	(207)	(1,857)

Net Loss	$(12,931)	$(13,797)	$(2,742)

Per Share Data
Weighted average shares outstanding	3,476,188	3,265,564	3,064,829
Basic earnings(loss)	$(3.72)	$(4.22)	$(0.89)
Diluted earnings (loss)	$(3.72)	$(4.22)	$(0.89)
See Notes to Consolidated
       Financial Statements.

Consolidated Statement of Stockholders’ Equity
(000s omitted, except per share data)

				Additional Paid in
				Capital - Stock			Deferred		Accumulated Other	Total
			Unearned ESOP	Options and	Unearned	Common Stock	Compensation		Comprehensive Income	Stockholders’
	Number of Shares	Common Stock	Benefits	Awards	Compensation	Held in Trust	Obligation	Retained Earnings	(Loss)	Equity
Balance — January 1, 2007	3,034,152	20,496	(744)	33	(45)	(230)	230	25,062	(556)	44,246
Comprehensive loss (Note 1):
Net loss								(2,742)		(2,742)
Change in unrealized gain on securities available for sale, net of tax									488	488

Total comprehensive loss										(2,254)

Stock awards	37,850	681								681
Additional paid in capital — stock options				282	(711)					(429)
Cash dividends — $0.72 per share								(2,207)		(2,207)
Earned ESOP benefit			154							154

Balance — December 31, 2007	3,072,002	21,177	(590)	315	(756)	(230)	230	20,113	(68)	40,191
Comprehensive loss (Note 1):
Net loss								(13,797)		(13,797)
Change in unrealized gain on securities available for sale, net of tax									1,077	1,077

Total comprehensive loss										(12,720)

Sale of stock	320,893	2,034								2,034
Stock awards	49,165	396								396
Additional paid in capital — stock options				392	(220)					172
Cash dividends — $0.04 per share								(125)		(125)
Purchase of stock by trust						(180)	180			—
Earned ESOP benefit			154							154

Balance — December 31, 2008	$3,442,060	$23,607	$(436)	$707	$(976)	$(410)	$410	$6,191	$1,009	$30,102
Comprehensive loss (Note 1):
Net loss								(12,931)		(12,931)
Change in unrealized gain on securities available for sale, net of tax									(875)	(875)

Total comprehensive loss										(13,806)

Sale of stock										—
Stock awards	38,050	85								85
Additional paid in capital — stock options				389	(206)					183
Cash dividends — $0.04 per share								—		—

Purchase of stock by trust										—
Earned ESOP benefit			154							154

Balance — December 31, 2009	$3,480,110	$23,692	$(282)	$1,096	$(1,182)	$(410)	$410	$(6,740)	$134	$16,718

Book value per share is $4.80, $8.75 and $13.38 at December 31, 2009, 2008, and 2007, respectively.

PSB Group, Inc.
Consolidated Statement of Cash Flows
(000s omitted)

	Year Ended December 31
	2009	2008	2007
Cash Flows from Operating Activities
Net loss	$(12,931)	$(13,797)	$(2,742)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	1,173	1,290	1,379
Goodwill impairment (non-cash)	—	4,458	—
Provision for loan loss	16,169	9,956	7,663
Non-cash stock options/awards expense	320	568	252
Accretion and amortization of securities	496	(33)	20
Deferred income taxes	—	888	(802)
(Gain) loss on sale of available-for-sale securities	(2,147)	(187)	41
Origination and purchase of loans held for sale	(33,934)	(28,930)	(43,789)
Sale of loans held for sale	34,242	28,730	46,600
(Increase) decrease in accrued interest receivable	(85)	185	432
(Decrease) increase in accrued interest payable and other liabilities	(252)	(444)	1,571
Increase (decrease) in other assets	1,964	(1,651)	(7,883)

Net cash provided by operating activities	5,015	1,033	2,742
Cash Flows from Investing Activities
Purchase of securities available for sale	(98,436)	(25,841)	(18,519)
Proceeds from maturities of securities available for sale	10,763	14,083	4,011
Proceeds from sale of securities available for sale	80,672	24,950	14,820
Net Decrease (increase) in loans	6,730	6,479	2,296
Capital expenditures	(3,055)	(2,039)	(2,006)

Net cash provided by (used in) investing activities	(3,326)	17,632	602
Cash Flows from Financing Activities
Net (decrease) increase in time deposits	(18,389)	11,935	7,322
Net increase (decrease) in other deposits	48,692	(38,003)	(2,772)
Net (decrease) increase in short-term borrowings	—	(10,000)	(6,875)
Net (decrease) increase in long-term debt	(15,000)	15,000	—
Sale of common stock	—	2,034	—
Cash dividends	—	(125)	(2,207)

Net cash provided by (used in) financing activities	15,303	(19,159)	(4,532)
Net Increase (Decrease) in Cash and Cash Equivalents	16,992	(494)	(1,188)

Cash and Cash Equivalents — Beginning of year	12,268	12,762	13,950

Cash and Cash Equivalents — End of year	$29,260	$12,268	$12,762

Supplemental Information — Cash paid for
Interest	$8,896	$10,493	$14,794
Income taxes	$(1,218)	$(1,803)	$400

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 1 — Summary of Significant Accounting Policies
Basis of Presentation and Consolidation - The consolidated financial statements include the accounts of PSB Group, Inc. (the “Corporation”) and it’s wholly owned subsidiaries, Peoples State Bank, Inc. (the “Bank”) and PSB Capital, Inc. (Capital). PSB Title Insurance Agency, Inc. (PSB) is a wholly owned subsidiary of Peoples State Bank, Inc. Universal Mortgage Company (UMC), previously a wholly owned subsidiary of Peoples State Bank, was merged into the Bank in September 2008. All significant intercompany transactions are eliminated in consolidation.
PSB Group, Inc. was formed on February 28, 2003 as a bank holding company for the purpose of owning Peoples State Bank, Inc. pursuant to a plan of reorganization adopted by the Bank and its stockholders. Pursuant to the reorganization, each share of Peoples State Bank, Inc. stock held by existing stockholders of the Bank was exchanged for three shares of common stock of PSB Group, Inc.
Use of Estimates - The accounting and reporting policies of PSB Group, Inc. conform to accounting principles generally accepted in the United States of America. Management is required to make significant estimates (such as the allowance for possible loan losses, deferred taxes, foreclosed assets and intangible assets) and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.
Nature of Operations - The Corporation provides full-service banking through 11 branch offices and two loan origination offices to the Michigan communities of Wayne, Oakland, Macomb, and Genesee counties.
Significant Group Concentrations of Credit Risk - Most of the Corporation’s activities are with customers located within Southeastern Michigan. Note 3 discuss the types of securities in which the Corporation invests. Note 4 discusses the types of lending in which the Corporation engages. The Corporation does not have any significant concentrations to any one customer, but does have a significant concentration of lending to non-residential commercial real estate entities.
Cash and Cash Equivalents - For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold, and securities purchased under agreements to resell, all of which had original maturities of 90 days or less.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 1 — Summary of Significant Accounting Policies (Continued)
The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2009 and 2008, these reserve balances amounted to $3,116,000 and $2,779,000, respectively.
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

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 1 — Summary of Significant Accounting Policies (Continued)
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
The allowance consists of specific and general components. The specific components relate to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.
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

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 1 — Summary of Significant Accounting Policies (Continued)
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
Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effect of the various temporary differences between the book value and tax basis of the various balance sheet assets and liabilities, and gives the current recognition of changes in tax rates and laws. Valuation allowances are established when necessary, to reduce deferred tax assets to the amount expected to be realized.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 1 — Summary of Significant Accounting Policies (Continued)
Earnings Per Common Share - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and stock awards, and are determined using the treasury stock method. For the years ended December 31, 2009, 2008 and 2007, the outstanding stock options and awards would have an anti-dilutive effect and therefore have not been included in the calculation of diluted earnings per share.
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

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 1 — Summary of Significant Accounting Policies (Continued)
The components of accumulated other comprehensive income (loss) and related tax effects are as follows (000s omitted):

	2009	2008	2007
Total gains on available-for-sale securities	$2,281	$1,196	$(144)
Less: Realized gains(losses) on available-for-sale securities	2,147	187	(41)

Unrealized holding gains(losses) on available-for-sale securities	134	1,009	(103)

Tax effect	—	—	(35)

Accumulated other comprehensive income	$134	$1,009	$(68)

Reclassification - Certain amounts appearing in the prior year’s financial statements have been reclassified to conform to the current year’s financial statements.
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
Stock Compensation Plans – The Corporation applies the recognition and measurement of stock based compensation accounting rules for stock based compensation which is referred to as the fair value method. Compensation cost is based on the fair value of the equity issued to employees. The Company recognizes compensation expense related to restricted stock awards over the period the services are performed. In 2009, 44,600 restricted shares were granted compared to 20,950 restricted shares that were granted in 2008. No new stock options were granted in 2009, compared to 61,400 options that were granted in 2008.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 2 — Management’s Plan
The consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. On September 28, 2009, the Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (the “Order”) with the FDIC and the Office of Financial and Insurance Regulation for the State of Michigan (“OFIR”) that, among other things, requires us to increase and maintain our leverage capital ratio to at least 8% (see Note 16 for additional details). Failure to increase our capital ratio or further declines in our capital ratios exposes us to additional restrictions and regulatory actions, including regulatory take-over. This uncertainty as to our ability to meet existing and future regulatory requirements raises serious doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors, including regulatory action and the ability of management to achieve its recovery plan which is discussed below. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
The Company has aggressively pursued various available alternatives to improve its capital ratios, including raising capital, reducing assets, cutting operating costs and reorganizing management. While we received interest from potential private equity investors, our Board has determined that consummation of a transaction is not likely in the near term. Accordingly, our Board determined that the immediate implementation of our recovery plan, while continuing to seek new capital, is in the best interest of our stakeholders. The recovery plan is designed to improve the Company’s financial health and capital ratios by downsizing the bank and focusing on reducing our operating costs.
Key elements of the recovery plan include, but are not limited to:
•	Aggressively manage the bank’s existing loan portfolios to minimize further credit losses and to maximize recoveries,

•	Shrink the bank’s balance sheet,

•	Reduce the bank’s loan portfolio through pay-downs, restructuring and significantly reducing lending activity, and

•	Significantly lower operating costs to align with the restructured business model.
Our Board has a Strategic Planning Committee, chaired by Mr. Sydney Ross, a director of both PSB Group and the bank, to ensure implementation and successful execution of the recovery plan, monitor the progress of capital raising efforts, and to actively engage the Company’s strategic initiatives.
While implementing the above key elements will not achieve the leverage capital mandate of 8%, as required by the Cease and Desist Order, these actions are designed to reduce the capital needs of the bank by reducing its balance sheet and establishing a more streamlined and focused organization with a reduced infrastructure. However, there is no assurance that the recovery plan will be acceptable to our regulators, that we will be able to successfully implement this recovery plan or that the elements

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
contemplated by the recovery plan are sufficient to ensure that we will continue operating as a going concern.
Note 3 — Securities
The amortized cost and estimated market value of securities are as follows
(000s omitted):

	2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$39,946	$302	$(93)	$40,155
Obligations of state and political subdivisions	17,919	116	(141)	17,894
Other	2,032	—	(50)	1,982

Total available-for-sale securities	$59,897	$418	$(284)	$60,031

	2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$43,833	$1,318	$(5)	$45,146
Obligations of state and political subdivisions	5,380	6	(260)	5,126
Other	2,032	—	(50)	1,982

Total available-for-sale securities	$51,245	$1,324	$(315)	$52,254

The amortized cost and estimated market value of securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 3 — Securities (Continued)

	Available for Sale
	Amortized	Market
	Cost	Value
Due in one year or less	$22,055	$22,064
Due in one through five years	9,021	9,110
Due after five years through ten years	4,666	4,680
Due after ten years	7,282	7,162

Total	43,024	43,016

Federal agency pools	14,841	15,033
Other	2,032	1,982

Total	$59,897	$60,031

Proceeds from the sale of available-for-sale securities during 2009, 2008, and 2007 were $80,672,000, $24,950,000 and $14,820,000, respectively. Gross realized gains amounted to $2,181,400, $225,000 and $22,200, respectively. Gross realized losses amounted to $34,100, $38,300 and $63,100, respectively. The tax provision (benefit) applicable to these net realized gains and losses amounted to $0, $63,500 and ($13,900), respectively.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 3 — Securities (Continued)
Information pertaining to securities with gross unrealized losses at December 31, 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (000s omitted):

	2009
	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$93	$9,329	$—	$—

Obligations of state and political subdivisions	141	5,441	—	—

Other	—	—	50	450

Total available-for-sale securities	$234	$14,770	$50	$450

	2008
	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value
Available-for-sale securities:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$5	$375	$—	$—

Obligations of state and political subdivisions	242	3,653	18	396

Other	50	450	—	—

Total available-for-sale securities	$297	$4,478	$18	$396

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 3 — Securities (Continued)
At December 31, 2009 and 2008, securities having a carrying value of $34,456,471 and $43,642,734 (market value of $34,649,218 and $44,958,376), respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.
Note 4 — Loans
A summary of the balances of loans at December 31, 2009 and 2008 is as follows (000s omitted):

	2009	2008
Mortgage loans on real estate:
Residential 1-4 family	$63,586	$58,399
Commercial	216,860	234,121
Construction	13,109	14,964
Second mortgages	7,551	9,918
Equity lines of credit	11,108	13,260

Total mortgage loans	312,214	330,662

Commercial loans	36,314	37,305

Consumer installment loans	6,055	7,296

Subtotal	354,583	375,263

Less allowances for loan losses	(9,469)	(7,116)
Net deferred loan fees	(320)	(454)

Loans — Net	$344,794	$367,693

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 4 — Loans (Continued)
An analysis of the allowance for loan losses is as follows (000s omitted):

	2009	2008	2007
Balance — Beginning of year	$7,116	$5,184	$4,257
Loan loss provision	16,169	9,956	7,663
Loan losses	(14,270)	(8,387)	(7,185)
Loan loss recoveries	454	363	449

Balance — End of year	$9,469	$7,116	$5,184

As a percentage of total loans	2.67	1.90	1.33

The following is a summary of information pertaining to impaired loans (000s omitted):

	2009	2008
Impaired loans without a valuation allowance	$22,054	$8,245

Impaired loans with a valuation allowance	34,968	8,260

Total impaired loans	$57,022	$16,505

Valuation allowance related to impaired loans	$2,712	$2,334

Total non-accrual loans	$38,026	$11,955

Total loans past due 90 days or more and still accruing	$8	$575

	2009	2008	2007
Average investment in impaired loans	$25,296	$13,174	$12,809

Interest income recognized on impaired loans	$594	$815	$637

Interest income recognized on a cash basis on impaired loans
	$594	$815	$637

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 4 — Loans (Continued)
No additional funds are committed to be advanced in connection with impaired loans. Of the $57,022,000 in total impaired loans at December 31, 2009, $20,230,000, or 35%, is troubled restructured debt that is in compliance with the modified terms of the loans.
Note 5 — Bank Premises and Equipment
Bank premises and equipment at December 31, 2009 and 2008 consisted of the following (000s omitted):

	2009	2008
Land	$6,266	$3,480
Buildings and improvements	12,428	12,382
Furniture, fixtures, and equipment	12,306	12,153

Total bank premises and equipment	31,000	28,015

Less accumulated depreciation and amortization	15,063	13,908

Net carrying amount	$15,937	$14,107

Depreciation expense totaled $1,173,000, $1,290,000 and $1,379,000 during 2009, 2008, and 2007, respectively.
Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2009 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows (000s omitted):

2010	$350
2011	285
2012	145
2013	138
2014	138
Thereafter	115

Total	$1,171

Total rent expense for the years ended December 31, 2009, 2008, and 2007 amounted to $498,000, $928,000 and $778,000 respectively. During 2009, the Company purchased land at two branch facilities that was previously leased. The purchases will save approximately $230 thousand per year in lease expenses.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 6 — Deposits
Interest-bearing deposits at December 31, 2009 and 2008 consisted of the following (000s omitted):

	2009	2008
NOW accounts	$34,105	$29,128
Savings	33,108	110,707
Money market demand	132,226	15,898
Time:
$100,000 and over	93,356	102,835
Under $100,000	95,303	104,213

Total interest-bearing deposits	$388,098	$362,781

The remaining maturities of certificates of time deposit outstanding at December 31, 2009 are as follows (000s omitted):

	Under	$100,000
	$100,000	and Over
2010	$72,720	$73,288
2011	17,573	13,959
2012	2,010	2,260
2013	947	105
2014	1,111	2,756
Thereafter	942	988

Total	$95,303	$93,356

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 7 — Borrowing Arrangements
The Corporation has an agreement with the Federal Home Loan Bank of Indianapolis under which the Corporation may obtain advances up to an aggregate amount of $26,300,000. As of December 31, 2009, the Corporation had no advances outstanding. The Corporation has provided a blanket pledge of all of the Corporation’s residential mortgage loans as collateral on advances under this agreement.
The Corporation has guaranteed a loan from an outside financial institution to the Employee Stock Ownership Plan (ESOP) with the ESOP stock pledged as collateral. Since ESOP debt is guaranteed by the Corporation, it is reflected on the consolidated balance sheet as a liability with a related amount shown as a reduction in stockholders’ equity.
As of December 31, 2009, scheduled maturities of the ESOP note payable are as follows (000s omitted):

2010	$154

2011	128

Total	$282

The Corporation also borrows Federal Funds on an overnight basis to meet short-term liquidity needs.
Note 8 — Benefit Plans
The Corporation has a defined contribution 401(k), employee profit-sharing, and Employee Stock Ownership (ESOP) plan covering substantially all employees. Employer matching contributions are discretionary. The Corporation typically matches 100 percent of the first 3 percent of employee contributions and 50 percent of the next 3 percent of employee contributions to the 401(k) plan. Employer 401(k) matching contributions and profit-sharing contributions are at the discretion of the Corporation’s Board of Directors. The Bank ceased the matching program during 2009 and does not anticipate reinstating the program during 2010. Employer 401(k) matching contributions to the plan were approximately $67,000, $197,000 and $196,000 during 2009, 2008, and 2007, respectively. Employer profit-sharing contributions made to the ESOP were approximately $209,000, $176,000 and $200,000 during 2009, 2008, and 2007, respectively.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 8 — Benefit Plans (Continued)
The ESOP has entered into a 6 year note payable with an outside financial institution. The terms of the note include a variable rate payable, due in annual installments to 2011, floating at LIBOR plus 1.75 which was 2.03% at December 31, 2009. The Corporation has guaranteed the loan, with the ESOP stock pledged as collateral.
The shares held by the ESOP are held in a suspense account for allocation to the participants as the loan is repaid. Shares held by the ESOP include the following at December 31, 2009 and had a fair value of approximately $93,000:

Allocated	63,502
Committed to be allocated	—
Unallocated	14,117

Total	77,619

The Corporation also has entered into deferred compensation arrangements with certain of its directors. Amounts deferred under the arrangements are invested in Corporation common stock and are maintained in a rabbi trust. The Corporation has 37,111 shares of common stock reserved for the various plans with a related obligation of $410,000 established within stockholders’ equity as of December 31, 2009. Assets of the rabbi trust are consolidated with the Corporation, and the value of the Corporation’s stock held in the rabbi trust is classified in stockholders’ equity and generally accounted for in a manner similar to treasury stock.
The Corporation recognizes the original amount of deferred compensation as the basis for recognition in the rabbi trust. Changes in fair value owed to directors are not recognized as the arrangements do not permit diversification and must be settled by the delivery of a fixed number of shares of the Corporation’s common stock. The Rabbi Trust held 37,111 shares as of December 31, 2009. Of these shares, 11,499 were purchased in December 2005 at a price of $20 per share and 25,612 shares were purchased in March 2008 at a price of $7 per share. There were no transactions involving the rabbi trust prior to the year ended December 31, 2005. During 2009, no dividends were paid to the Rabbi Trust on the 37,111 shares held.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 9	- Federal Income Taxes
The provision for federal income taxes reflected in the consolidated statement of operations for the years ended December 31, 2009, 2008, and 2007 consisted of the following (000s omitted):

	2009	2008	2007
Current (benefit) expense	$(1,277)	$(1,055)	$947
Deferred (benefit) expense	—	(802)	(53)

Total income tax expense	$(1,277)	$(1,857)	$894

A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes follows:

	Percent of Pretax Income
	2009	2008	2007
Amount computed at statutory rates	(34)	(34)	34
Increase (decrease) resulting from:
Tax-exempt municipal interest	(1)	(6)	(11)
Goodwill impairment	—	32	—
Change in deferred tax asset valuation allowance	25	22	—
Other	1	(15)	1

Effective tax rate	(9)	(1)	24

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 9	- Federal Income Taxes (Continued)
The details of the net deferred tax asset (liability) at December 31, 2009 and 2008 are as follows (000s omitted):

	2009	2008
Deferred tax assets:
Provision for loan losses	$3,060	$2,008
Net deferred loan fees	106	152
Accrued employee benefits	57	63
Deferred compensation	284	279
Unrealized losses on investment securities available for sale		—
Net operating loss	2,783	500
Other real estate owned	1,229	1,230
Other	230	230

Total deferred tax assets	7,749	4,462

Less: Valuation allowance	(6,619)	(3,113)

Deferred tax liabilities:
Property and equipment	349	361
Original issue discount	382	552
Other	399	436

Total deferred tax liabilities	1,130	1,349

Net deferred tax asset	$—	$—

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 10	- Stock-based Compensation
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

The fair value of options granted during the years 2009 and 2008 was $0 and $90,000, respectively. That cost is expected to be recognized over a weighted-average period of 1.1 years.

A summary of the Corporation’s option activity for the year ended December 31, 2009 is as follows:

	2008
			Weighted
			Average
		Weighted	Remaining
	Number	Average	Contractual	Aggregate
	of	Exercise	Term (in	Instrinsic
	Shares	Price	years)	Value
Options outstanding — Beginning of year	94,893	$19.70	8.5	—
Options granted	61,400	10.50	9.5	—
Options exercised	—	—	—	—
Options forfeited	11,000	14.49	9.5	—

Options outstanding — End of year	145,293	$16.21	8.5	—

Exercisable at end of year	54,365	$20.85	7.5	—

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 10	- Stock-based Compensation (Continued)

	Shares	Price	(years)	Value
Options outstanding — Beginning of year	145,293	$16.21	8.5	—
Options granted	—	—	—	—
Options exercised	—	—	—	—
Options forfeited	14,000	16.70	7.5	—

Options outstanding — End of year	131,293	$16.26	7.5	—

Exercisable at end of year	85,762	$18.21	7.0	—

Information pertaining to options outstanding at December 31, 2009 is as follows:

			Options
	Options Outstanding		Exercisable
		Weighted
		Average
Exercise	Number	Remaining	Number
Price	Outstanding	Contractual Life	Outstanding
$24.42	22,100	5.5	22,100
$18.00	59,793	7.0	47,195
$10.50	49,400	8.5	16,467

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 10	- Stock-based Compensation (Continued)
In addition to the stock options granted, there were stock awards of 44,600 shares granted in 2009 and 20,950 shares awarded in 2008. The following table summarizes the activity of restricted stock awards:

	Year Ended December 31,
	2009	2008
Beginning of period	53,764	39,650
Granted	44,600	20,950
Vested	(844)	(3,686)
Forfeited	(6,550)	(3,150)

Non-vested, end of period	90,970	53,764

The stock awards were issued under the same stock based compensation plan as the options. The stock awards were valued no less than market value and the vesting period varies by issuance. Total share-based compensation cost for both the stock options and awards that has been charged against income was $319,000 and $349,000 for 2009 and 2008, respectively. As of December 31, 2009, there was approximately $297,600 of total unrecognized share based compensation cost related to options and awards granted under the plan.
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

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 11 — Off-balance-sheet Activities (Continued)
At December 31, 2009 and 2008, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

	2009	2008
Commitments to grant loans	$2,660	$3,139
Unfunded commitments under lines of credit	27,219	32,541
Commercial and standby letters of credit	2,488	2,606
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

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
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
At December 31, 2009, the Bank had no retained earnings available for the payment of dividends. Accordingly, all $17,388,000 of the Corporation’s equity in the net assets of the Bank was restricted at December 31, 2009. Funds available for loans or advances by the Bank to the Corporation amounted to $2,672,000.
On September 28, 2009, the Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (the “Order”) with the FDIC and the Office of Financial and Insurance Regulation for the State of Michigan (“OFIR”).
Among other restrictions, the Order states that the Bank may not declare or pay any cash dividend without prior written consent of the FDIC and OFIR. The Corporation may be restricted in its ability to pay dividends to shareholders since its sole source of income is dividends from the Bank. See Note 16 for additional restrictions.
Note 14 — Related Party Transactions
In the ordinary course of business, the Corporation has granted loans to principal officers and directors and their affiliates amounting to $1,255,000 at December 31, 2009 and $1,374,000 at December 31, 2008. During the year ended December 31, 2009, total principal additions were $28,000 and total principal payments were $147,000.
Deposits from related parties held by the Corporation at December 31, 2009 and 2008 amounted to $1,239,000 and $769,000, respectively.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 15 — Fair Value of Financial Instruments
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. This disclosure excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.
The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments approximate fair values.
Securities - Fair values for securities are based on quoted market prices. (See Note 17 for further information.)
Loans Held for Sale - Fair values for loans held for sale are based on commitments on hand from investors or prevailing market prices.
Loans Receivable - For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one- to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial, and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 15 — Fair Value of Financial Instruments (Continued)
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
Long-term Borrowings - The fair values of the Corporation’s long-term borrowings are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.
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

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 15 — Fair Value of Financial Instruments (Continued)
The estimated fair values and related carrying or notional amounts of the Corporation’s financial instruments are as follows (000s omitted):

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and short-term investments	$29,260	$29,260	$12,268	$12,268
Securities	60,031	60,031	52,254	52,254
Loans	344,794	357,800	367,693	380,415
Loans held for sale	774	794	1,082	1,100
Accrued interest receivable	2,244	2,244	2,159	2,159

Liabilities:
Noninterest-bearing deposits	54,647	54,647	49,661	49,661
Interest-bearing deposits	388,098	390,331	362,781	366,465
Long-term debt	282	282	15,436	15,924
Accrued interest payable	221	221	398	398
Note 16 — Regulatory Matters
A bank that has a risk-based capital ratio less than 8%, or a Tier 1 risk-based capital ratio less than 4%, or a leverage ratio less than 4% is considered to be “undercapitalized.” The FDIC is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization.
On September 28, 2009, the Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (the “Order”) with the FDIC and the Office of Financial and Insurance Regulation for the State of Michigan (“OFIR”).
The Order required the Bank to take action in the following areas:
•	The Bank must have and retain qualified management.
•	The board of directors was required to assume full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities.
•	Increase the Bank’s level of Tier 1 capital as a percentage of total assets to at least 8 percent.
•	Charge off any loans classified as “loss.”

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 16 — Regulatory Matters (Continued)
•	Prohibit the extension of credit to borrowers that have had loans with the Bank that were classified “substandard”, “doubtful” or “special mention” without prior Board approval.
•	Prohibit the extension of credit to borrowers that have had loans charged off or classified as “loss” in exam reports.
•	The Bank may not declare or pay any cash dividend without prior written consent of the FDIC and OFIR.
•	Prior to submission or publication of all Reports of Condition, the board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses, (“ALLL”).
•	Within 30 days of the effective date of the Order, the Bank was required to eliminate and/or correct all violations of law, rule, and regulations.
•	Within 60 days from the effective date of the Order, the Bank was required to correct all deficiencies in the loans listed for “Special Mention.”
•	Prepare and submit progress reports the FDIC and OFIR.
The Order is required to remain in effect until it is modified or terminated by the FDIC and OFIR. As of December 31, 2009, the Bank was out of compliance with the Order’s requirement that the Bank increase its level of Tier 1 capital as a percentage of total assets to at least 8 percent. Non-compliance with the Order requirements may cause the Bank to become subject to further enforcement actions by the FDIC and the OFIR.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 16 — Regulatory Matters (Continued)
The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2009 and 2008 are presented in the table.

			For Capital			To Be Well-
	Actual		Adequacy Purposes			capitalized
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2009:
Total capital (to risk-weighted assets)
PSB Group, Inc.	$21,085	5.94%	$28,400	>	8.0%	N/A	>	N/A
Peoples State Bank, Inc.	$21,755	6.13%	$28,400	>	8.0%	$35,500	>	10.0%
Tier I capital (to risk-weighted assets)
PSB Group, Inc.	$16,584	4.67%	$14,200	>	4.0%	N/A	>	N/A
Peoples State Bank, Inc.	$17,254	4.86%	$14,200	>	4.0%	$21,300	>	6.0%
Tier I capital (to average assets)
PSB Group, Inc.	$16,584	3.48%	$19,000	>	4.0%	N/A	>	N/A
Peoples State Bank, Inc.	$17,254	3.63%	$19,000	>	4.0%	$23,800	>	5.0%
As of December 31, 2008:
Total capital (to risk-weighted assets)
PSB Group, Inc.	$33,812	9.01%	$30,300	>	8.0%	N/A	>	N/A
Peoples State Bank, Inc.	$34,236	9.13%	$30,300	>	8.0%	$37,900	>	10.0%
Tier I capital (to risk-weighted assets)
PSB Group, Inc.	$29,093	7.76%	$15,100	>	4.0%	N/A	>	N/A
Peoples State Bank, Inc.	$29,518	7.87%	$15,100	>	4.0%	$22,700	>	6.0%
Tier I capital (to average assets)
PSB Group, Inc.	$29,093	6.19%	$18,700	>	4.0%	N/A	>	N/A
Peoples State Bank, Inc.	$29,518	6.29%	$18,700	>	4.0%	$23,300	>	5.0%
Note 17 — Fair Value Measurement
The following tables contain information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2009, and the valuation techniques used by the Corporation to determine those fair values.
In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 17 — Fair Value Measurement (Continued)
Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2009
(dollars in thousands)

Significant
	Quoted Prices in	Other	Significant
	Active Markets	Observable	Unobservable
	for Identical Assets	Inputs	Inputs	Balance at
	(Level 1)	(Level 2)	(Level 3)	December 31, 2009
Assets
Investment securities — AFS	$1,005	$58,576	$450	$60,031

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008
(dollars in thousands)

Significant
	Quoted Prices in	Other	Significant
	Active Markets	Observable	Unobservable
	for Identical Assets	Inputs	Inputs	Balance at
	(Level 1)	(Level 2)	(Level 3)	December 31, 2009
Assets
Investment securities — AFS	$—	$51,524	$730	$52,254

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 17 — Fair Value Measurement (Continued)
Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis
(dollars in thousands)

Investment Securities -AFS
Balance at January 1, 2008	795
Total realized and unrealized gains (losses) included in income
Total unrealized gains (losses) included in other comprehensive income	(40)
Net purchases, sales, calls and maturities	(25)
Net transfers in/out of Level 3

Balance at December 31, 2008	730

Total realized and unrealized gains (losses) included in income
Total unrealized gains (losses) included in other comprehensive income
Net purchases, sales, calls and maturities
Net transfers in/out of Level 3	$(280)

Balance at December 31, 2009	$450

Investment Securities Available for Sale. Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices for similar assets, if available. If quoted prices are not available, fair values are measured using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as yield curves, prepayment speeds, and default rates. Recurring Level 1 securities would include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets. Recurring Level 2 securities include U.S. government agency securities, U.S. government sponsored agency securities, mortgage-backed securities, collateralized mortgage obligations and municipal bonds. Where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. Changes in fair market value are recorded in other comprehensive income as the securities are available for sale.
Of the Level 3 assets that were still held by the Corporation at December 31, 2009, there was $50 thousand in unrealized losses included in other comprehensive income in the consolidated balance sheet. There were no gains or losses realized through the income statement for these assets during 2009.
Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets and liabilities. As a result, the unrealized gains and losses for these assets and liabilities presented in the tables above may include changes in the fair value that were attributable to both observable and unobservable inputs.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 17 — Fair Value Measurement (Continued)
Available-for-sale investment securities categorized as Level 3 assets consist of a trust preferred investment issued by a local area bank holding company. The Corporation estimates fair value of these investments on the present value of expected future cash flows using management’s best estimate of key assumptions.
The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets are impaired loans accounted for under FASB ASC Topic 310: Accounting by Creditors for Impairment of a Loan. The Corporation has estimated the fair value of these assets using Level 2 inputs, including discounted cash flow projections and estimated realizable value of the underlying collateral (typically based on outside appraisals).
Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2009
(dollars in thousands)

		Quoted Prices	Significant Other	Significant	Total Losses
		in Active Markets	Observable	Unobservable	for the period
	Balance at	for Identical Assets	Inpute	Inputs	ended
	December 31, 2009	(Level 1)	(Level 2)	(Level 3)	December 31, 2009
Assets
Impaired Loans accounted for under FAS 114	$42,072	$—	$—	$42,072	$5,001

Other Real Estate Owned	$6,235	$—	$6,235	$—	$1,311

Impaired Loans — The Corporation does not record loans at fair value on a recurring basis. However, on occasion, a loan is considered impaired and an allowance for loan loss is established. A loan is considered impaired when it is probable that all of the principal and interest due under the original terms of the loan may not be collected. Once a loan is identified as individually impaired, management measures impairment in accordance with FASB ASC Topic 310: Accounting by Creditors for Impairment of a Loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. In accordance with FASB ASC Topic 825: The Fair Value Option for Financial Assets and Liabilities, impaired loans where an allowance is established based on the fair value of collateral requires classification in the fair value hierarchy. When the fair value of the collateral is based on an observable

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 17 — Fair Value Measurement (Continued)
market price or a current appraised value, the Corporation records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the impaired loan as nonrecurring Level 3.
Other Real Estate - Other real estate is carried at the lower of (1) the fair value of the asset, determined by current appraisal, less the estimated costs to sell the asset or (2) the remaining balance of the related loan.
Other assets, including goodwill and other intangible assets, are also subject to periodic impairment assessments under other accounting principles generally accepted in the United States of America. These assets are not considered financial instruments. Accordingly, these assets have been omitted from the above disclosures.

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 18 — Condensed Financial Statements of Parent Company
The following represents the condensed financial statements of PSB Group, Inc. (the “Parent”) only. The Parent-only financial information should be read in conjunction with the Corporation’s consolidated financial statements.
The condensed balance sheet at December 31 is as follows (000s omitted):

	2009	2008
Assets
Cash at subsidiary bank	$18	$308
Investment in subsidiaries	17,389	30,528
Other	18	111

Total assets	$17,425	$30,947

Liabilities
Borrowings — ESOP	$282	$436
Deferred Compensation	425	409

Total liabilities	707	845

Stockholders’ Equity	16,718	30,102

Liabilities and Stockholders’ Equity	$17,425	$30,947

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 18 — Condensed Financial Statements of Parent Company (Continued)
The condensed statement of operations for the years ended December 31, 2009, 2008 and 2007 is as follows (000s omitted):

	2009	2008	2007
Operating income — dividends from subsidiaries	$—	$—	$1,560
Operating expense	(327)	(300)	(352)

Income (loss) — Before income taxes and equity in undistributed income (loss) of subsidiaries	(327)	(300)	1,208

Income tax expense(benefit)	21	(102)	(120)

Income (loss) — Before equity in undistibuted income (loss) of subsidiaries	(348)	(198)	1,328

Equity in undistributed income(loss) of subsidiaries	(12,583)	(13,599)	(4,070)

Net loss	$(12,931)	$(13,797)	$(2,742)

PSB Group, Inc.
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Note 18 — Condensed Financial Statements of Parent Company (Continued)
     The condensed statement of cash flows for the years ended December 31, 2009, 2008 and 2007 is as follows (000s omitted):

	2009	2008	2007
Cash Flows from Operating Activities
Net loss	$(12,931)	$(13,797)	$(2,742)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in loss of subsidiaries	12,584	13,599	2,510
Net change in other assets	41	(47)	232
Net change in other liabilities	16	(159)	111

Net cash (used in) provided by operating activities	(290)	(404)	111
Cash Flows from Investing Activities —
Dividend from subsidiaries	—	—	1,560
Investment in subsidiaries	—	(1,334)	—

Net cash (used in) provided by investing activities	—	(1,334)	1,560
Cash Flows from Financing Activities
Sale of common stock	—	2,034	—
Cash dividends	—	(125)	(2,207)

Net cash (used in) provided by financing activities	—	1,909	(2,207)

Net Increase (Decrease) in Cash and Cash Equivalents	(290)	171	(536)

Cash and Cash Equivalents — Beginning of year	308	137	673

Cash and Cash Equivalents — End of year	$18	$308	$137

PSB Group, Inc.

Management Financial Report
December 31, 2009

Management’s Discussion and Analysis	42-55
Market Information	56
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

Management’s Discussion and Analysis of Financial Condition and Results of Operations
     Basis of Presentation. Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements under “Part II, Item 8. Financial Statements and Supplementary Data.” The consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. We are under a Cease and Desist Order that, among other things, requires us to increase and maintain our leverage and total risk-based capital ratios to at least minimums of 8% and 12%, respectively, by November 27, 2009. Failure to increase our capital ratios or further declines in our capital ratios exposes us to additional restrictions and regulatory actions, including regulatory take-over. This uncertainty as to our ability to meet existing or future regulatory requirements raises substantial doubt about our ability to continue as a going concern. Management’s plans concerning these matters are discussed under “Liquidity and Capital Resources” below and in Note 2 to the Consolidated Financial Statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
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
     The consolidated financial statements include the accounts of PSB Group, Inc. and its wholly owned subsidiaries, Peoples State Bank and PSB Capital, Inc. PSB Insurance Agency, Inc. is a wholly owned subsidiary of Peoples State Bank. Universal Mortgage Company, previously a wholly owned subsidiary of the Bank was merged directly into the Bank on September 1, 2008. PSB Capital, Inc. was formed in October, 2004. Through December 31, 2009, there had been no business transacted by PSB Capital, Inc. All significant inter-company transactions are eliminated in consolidation.
     Net income is derived primarily from net interest income, which is the difference between interest earned on the Bank’s loan and investment portfolios and its cost of funds, primarily interest paid on deposits and borrowings. The volume of, and yields earned, on loans and investments and the volume of, and rates paid, on deposits and borrowings, determine net interest income.
     Financial Condition. Assets consist of loans, investment securities, bank premises and equipment, cash and other operating assets. At December 31, 2009, the Corporation had assets totaling $462.0 million compared to $460.5 million at December 31, 2008. Total assets increased $1.5 million during 2009. Net loans decreased $22.9 million in 2009. The economy in southeastern Michigan continued to struggle in 2009, suffering through record unemployment, a lack of consumer confidence and continued troubles in the automobile industry. As a result, quality loan opportunities were limited and asset growth was conservatively centered around our investment portfolio. We have a long-term target of holding 15% – 20% of our assets in investment securities to lower the overall risk profile of the Bank. During 2009, we continued to move toward that goal by increasing our investment portfolio by $7.8 million. We also increased our cash and cash equivalents by approximately $17.0 million, providing the necessary liquidity to increase our investment portfolio further as additional quality investment opportunities become available.
     During 2009, we also increased our bank premises and equipment by approximately $1.8 million. This was mainly the result of purchasing the land at two of our branch facilities that was previously leased. We estimate that the land purchases will save over $230 thousand in lease expenses each year. During the year we were also able to reduce our investment in other real estate owned (repossessed real property) by approximately $2.2 million, a 26% reduction.
     Total deposits increased in 2009 by approximately $30.3 million. Non-interest bearing deposits increased approximately $5.0 million. Our combined interest bearing demand deposits and savings balances increased $43.7 million. In December 2009, we made some changes to our Prime Savings product that resulted in the reclassification of the product from a savings product to a money market product (See Note

6). The increases were partially offset by an $18.4 million decrease in our higher cost certificates of deposits. This decrease in total deposits was used in part to pre-pay $15 million in FHLB advances.
     Loans – Loans consist primarily of commercial, residential mortgage, and consumer products offered in the communities served by the Bank. Total loans, net of the allowance for loan losses, at December 31, 2009, decreased to $344.8 million, from $367.7 million at December 31, 2008, a decrease of $22.9 million during 2009.
     Commercial and construction loans decreased from $286.4 million to $266.3 million, a decrease of $20.1 million or 7.0% during 2009. During 2008, commercial and construction loans decreased $16.5 million or 5.4% from $302.9 million at December 31, 2007. The decreases in 2009 and 2008 are primarily the result of the continuing unfavorable economic conditions in the southeast Michigan market.
     1-4 family residential mortgage loan balances totaled $63.6 and $58.4 million as of December 31, 2009 and 2008, respectively. Residential mortgage loan balances increased $5.2 million or 8.9% during 2009. This increase was primarily the result of the purchase of approximately $8.0 million of residential mortgage loans in 2009. During 2009, we realized a 21% increase in the number of residential mortgage loans closed and a 34% increase in the number of residential loans sold. 1-4 family residential loans increased $2.2 million or 4.0% during 2008.
     Consumer loans decreased approximately $1.2 million or 17.0% in 2009 from $7.3 million to $6.1 million. This decrease was partly the result of management’s decision to let our indirect loan portfolio continue to run off during 2009, and also due to lower demand.
     The following table shows the details of the Bank’s loan portfolio as of the dates indicated. Mortgages on real estate include 1-4 family residential, commercial real estate, construction loans, second mortgages and equity lines of credit (see Note 4 to the financial statements). Loan balances are shown net of unearned income.

	December 31,
	2009	2008	2007	2006	2005
			(in thousands)
Mortgages on real estate	$311,940	$330,271	$320,641	$335,809	$306,586
Commercial	36,268	37,244	59,945	51,827	46,294
Consumer	6,055	7,294	8,726	10,708	12,213

Total Loans	$354,263	$374,809	$389,312	$398,344	$365,093

     The following table shows the loans by category as of December 31, 2009 and the period in which they mature. Loan balances are shown net of unearned income.

		One year			Loans maturing
	One year	to five	After five		More than one year
	or less	years	years	Total	Fixed	Variable
	(in thousands)
Mortgages on real estate	$85,460	$152,255	$74,225	$311,940	$171,970	$54,510
Commercial	18,709	15,576	1,983	36,268	11,480	6,079
Consumer	1,911	1,712	2,432	6,055	4,144	—

Total Loans	$106,080	$169,543	$78,640	$354,263	$187,594	$60,589

     In 2009, as the result of the continued close scrutiny of our loan portfolio and net charge-offs of $13.8 million, management recorded a $16.2 million loan loss provision in order to build the allowance to an appropriate level. This compares to $8.0 million in net charge-offs and a $10.0 million provision in 2008. These increases, as well as the high level of impaired loans discussed below, are the direct result of the continued overall weakness in the Michigan economy. The real estate market in southeast Michigan has been particularly hard hit. While we have no exposure to the sub-prime mortgage lending market and very little exposure in residential construction and land development, we have suffered losses in our commercial loan portfolio on loans secured by real estate. Real estate values have dropped precipitously over the last few years which has directly led to charge-offs. The Bank’s portfolio of non-accrual loans was $38.0 million at December 31, 2009, up $26.1 million from December 31, 2008. Renegotiated loans have increased $17.2 million during the same period. Overall, our non-performing loans have increased by approximately $43.0 million since December 31, 2008. Troubled renegotiated debt accounts for 40% of the non-performing loans. These loans are performing as modified, and in many cases the borrowers should be able to return to the original payments in six to twelve months.
     The Bank’s allowance for possible loan losses to non-performing loans is approximately 15% at December 31, 2009 compared to 35% at December 31, 2008. At December 31, 2009, the allowance for possible loan losses totaled $9.5 million, or 2.67% of total outstanding loans. This compares to a $7.1 million allowance at December 31, 2008 that was 1.90% of total outstanding loans. This increase better positions us to handle the challenges that we will face in the future.
The following table shows the detail of non-performing loans as of the dates indicated.

	December 31,
	2009	2008	2007	2006	2005
			(in thousands)
Nonaccrual loans	$38,026	$11,955	$18,245	$3,069	$1,651
Loans past due 90 or more days	8	575	1,280	4,148	2,044
Renegotiated loans	25,118	7,903	1,347	486	515

Total non-performing loans	63,152	20,433	20,872	7,703	4,210
Other real estate owned	6,235	8,459	5,996	325	306

Total non-performing assets	$69,387	$28,892	$26,868	$8,028	$4,516

Total non-performing loans to total loans	17.83%	5.45%	5.36%	1.93%	1.15%
Total non-performing assets to total assets	15.02%	6.27%	5.46%	1.61%	0.91%
     The Bank places loans in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. The Bank has no foreign loans. Management knows of no loans which have not been disclosed above which cause it to have doubts as to the ability of such borrowers to comply with the contractual loan terms, or which may have a material effect on the Bank’s balance sheet or results from operations. Other real estate decreased $2.2 million (26%) in 2009. As of December 31, 2009, other real estate consists of 39 properties compared to 52 properties at December 31, 2008, as we were able to dispose of many properties during the year. Other real estate is carried on the books at the lower of, fair value less the estimated cost to sell, or, the carrying amount of the loan at the date of foreclosure.
     Of the $63.2 million in non-performing loans, $54.6 million is real estate related and $3.3 million is other commercial. We attribute this level of non-performing loans to the continuing poor economic conditions in the state of Michigan, especially the effects on the real estate market, including higher vacancy rates, higher unemployment and lower consumer spending. Net charge-offs increased to $13.8 million in 2009 compared to $8.0 million in 2008. $12.0 million of the 2009 net charge-offs were related to real estate loans. After analysis of the allowance for loan losses, management determined that a $16.2 million provision was necessary to build the allowance for loan losses to an adequate level. This compares to a $10.0 million provision in 2008 and a $7.7 million provision in 2007.
          The following table presents the changes in the allowance for loan losses during the periods indicated.

	December 31,
	2009	2008	2007	2006	2005
			(in thousands)
Balance — Beginning of year	$7,116	$5,184	$4,257	$3,670	$3,394
Loans charged off:
Mortgages on real estate	(12,213)	(6,813)	(5,470)	(205)	(536)
Commercial	(1,712)	(1,261)	(1,054)	(1,229)	(702)
Consumer	(345)	(313)	(661)	(282)	(642)

Total Charge offs	(14,270)	(8,387)	(7,185)	(1,716)	(1,880)

Recoveries on loans previously charged off:
Mortgages on real estate	240	109	36	—	80
Commercial	81	55	209	241	225
Consumer	133	199	204	223	297

Total Recoveries	454	363	449	464	602

Provision for loan losses	16,169	9,956	7,663	1,839	1,554

Balance — End of year	$9,469	$7,116	$5,184	$4,257	$3,670

          The following table shows the allocation of the allowance for loan losses by specific category as of the dates indicated.

	December 31,
	2009		2008		2007		2006		2005
					(in thousands)
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans in		Loans in		Loans in		Loans in		Loans in
		Each		Each		Each		Each		Each
		Category		Category		Category		Category		Category
	Allocated	to Total	Allocated	to Total	Allocated	to Total	Allocated	to Total	Allocated	to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Mortgages	$8,247	88.05%	$6,418	88.11%	$4,239	82.36%	$716	84.30%	$609	84.09%
Commercial	1,025	10.24%	539	9.94%	675	15.40%	2,895	13.01%	2,221	12.56%
Consumer	196	1.71%	158	1.95%	266	2.24%	528	2.69%	690	3.35%
Unallocated	1	n/a	1	n/a	4	n/a	118	n/a	150	n/a

Total	$9,469	100.00%	$7,116	100.00%	$5,184	100.00%	$4,257	100.00%	$3,670	100.00%

          Investment securities — Investment securities totaled $60.0 million as of December 31, 2009 versus $52.2 million as of December 31, 2008, an increase of $7.8 million. Each of these figures includes adjustments for fluctuations in market values on available for sale securities (see Note 3 to the financial statements). During 2009, the Bank sold certain securities that generated $2.1 million in securities gains. This compares to gains of $187 thousand on the sale of securities in 2008.
          The following table shows the amortized cost and the fair market value of the Bank’s securities portfolio as of the dates indicated.

	December 31,
	2009		2008
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
		(in thousands)
Available-for-sale securities:
U. S. treasury securities and obligations of other U.S. government agencies	$39,946	$40,155	$43,834	$45,146
Obligations of states and political subdivisions	17,919	17,894	5,380	5,126
Mortgage-backed securities	—	—	—	—
Corporate debt securities	500	450	500	450
Equities	1,532	1,532	1,532	1,532

Total available-for-sale securities	$59,897	$60,031	$51,246	$52,254

          Maturity of the investment securities (at par value) and the weighted average yield for each range of maturities as of December 31, 2009 are shown in the table below. The yields on municipal securities are on a tax equivalent basis.

			From one to		From five to		After ten
	One year or less		five years		ten years		years		Equity		Total
	Dollar	Yield	Dollar	Yield	Dollar	Yield	Dollar	Yield	Dollar	Yield	Dollar	Yield
						(in thousands)
Obligations of U.S. government agencies	$17,351	2.70%	$15,402	3.55%	$6,350	3.68%	$—	—	$—	—	$39,103	3.19%
Obligations of states and political subdivisions	4,405	5.30%	3,775	5.11%	2,415	5.57%	7,020	6.17%	—	—	17,615	5.64%
Mortgage-backed securities	—	—	—	—	—	—	—	—	—	—	—	—
Corporate debt securities	—	—	—	—	—	—	500	3.77%	—	—	500	3.77%
Equity securities & others	—	—	—	—	—	—	—	—	1,532	2.04%	1,532	2.04%

Total	$21,756	3.23%	$19,177	3.86%	$8,765	4.20%	$7,520	6.01%	$1,532	2.04%	$58,750	3.90%

          Deposits — The Bank depends primarily upon customer deposits and short-term borrowing for funds with which to conduct its business. Bank deposits consist primarily of retail deposit products including checking and savings accounts from individuals and businesses, NOW accounts, money market demand accounts and time deposit accounts (CDs). Deposits totaled $442.7 million and $412.4 million at December 31, 2009 and 2008, respectively, an increase of $30.3 million, or over 7%. We increased our money market demand balances the most in 2009 ($116.3 million). This increase was largely due to a reclassification of our very successful Prime Savings product. Certain changes were made to the structure of this product in December 2009 and it is now classified as a money market demand account where it had previously been classified as a savings account. As of December 31, 2009, we held $118.7 million in Prime Savings balances compared to $74.9 million at December 31, 2008. In addition, we realized a $5 million increase in our non-interest bearing demand balances and a $5 million increase in our NOW balances. The increases were partially offset by an $18.4 million decrease in CDs and a $5.1 million decrease in other savings and other money market demand balances. Overall, in 2009, we experienced very strong deposit growth. As of December 31, 2009, we held no brokered deposits.
          Management relies on lower-interest bearing demand and savings deposit accounts to fund a significant portion of the Bank’s operations. These accounts greatly improve net interest margins because of the lower interest rates paid to the customers. Non-interest bearing demand deposits plus the lower rate savings balances totaled $87.8 million at December 31, 2009.
          The following table shows the details of the Bank’s deposit balances as of the dates indicated.

	December 31,
	2009	2008	2007
	(in thousands)
Noninterest bearing demand deposits	$54,647	$49,661	$59,028
NOW accounts	34,105	29,128	33,750
Savings	33,108	110,707	132,588
Money market demand	132,226	15,898	18,030
Time under $100,000	95,303	104,213	81,446
Time over $100,000	93,356	102,835	113,668

Total deposits	$442,745	$412,442	$438,510

          The following table shows the maturity breakdown of the Bank’s time deposits over $100,000 as of December 31, 2009.

December 31, 2009
(in thousands)
Time Deposits Over $100,000 Maturing in:
Less than three months	$31,333
Three through six months	9,635
Six months through one year	32,119
Over one year	20,269

Total deposits	$93,356

          Borrowings — The Bank had no FHLB advances and $282,000 in ESOP notes payable as of December 31, 2009. This compares to short-term FHLB advances of $15,000,000 and $436,000 in ESOP notes payable outstanding as of December 31, 2008.
          The following table shows the balance, term and interest rate of the Bank’s borrowings:

		Outstanding as of
		12/31/2009		12/31/2008
			(dollars in thousands)
Type	Matures	Dollar	Rate	Dollar	Rate
FHLB Advance	—	$—	—	$5,000	2.97% Fixed
FHLB Advance	—	$—	—	$10,000	2.66% Fixed
ESOP Note Payable	2011	$282	2.03% Variable	$436	5.81% Variable

Total		$282		$15,436

          Contractual Obligations — The Corporation is party to certain contractual financial obligations, including the repayment of debt and operating lease payments. These future financial obligations are presented below:

	Payments due - as of December 31, 2009
			(in thousands)
	0-12 Months	2-3 Years	4-5 Years	After 5 Years	Total
Operating Leases	$350	$430	$276	$115	$1,171
Federal Funds	$—	$—	$—	$—	$—
ESOP Note Payable	$154	$128	$—	$—	$282
FHLB Advances	$—	$—	$—	$—	$—

Total	$504	$558	$276	$115	$1,453

          Off Balance Sheet Obligations — At December 31, 2009, the Corporation had commitments to extend credit of $29.9 million and a $2.5 million obligation under a stand-by letter of credit.
          Results of Operations. For the year ended December 31, 2009, we realized a net loss of $12.9 million compared to a net loss of $13.8 million in 2008. The 2008 loss was greatly impacted by two one-time charges that management elected to take in the fourth quarter. The first was a non-cash charge of $4.5 million to fully write-off our goodwill. The second was the full write-down of a deferred tax asset of $3.1 million. Net interest income declined $2.7 million comparing 2009 to 2008. Our net interest margin decreased to 3.38% in 2009 from 4.06% in 2008. The provision for loan losses was increased in 2009 to $16.2 million compared to $10.0 million in 2008. This increased our reserve for possible loan losses to $9.5 million, or 2.67% of total loans at December 31, 2009. This compares to a reserve of $7.1 million, or 1.90% of total loans at December 31, 2008. We feel this level of reserve is necessary given the challenges our customers continue to face and the elevated level of non-performing loans. Non-interest income increased

$2.1 million in 2009 over 2008. Non-interest expense decreased $6.6 million in 2009 compared to 2008. Due to tax law changes that allow us to carry 2008 and 2009 net operating losses back five years rather than the three years that was previously allowed, we were able to accrue a federal income tax credit of $1.3 million in 2009 compared to a credit of $207 thousand in 2008.
          Interest and fee income on loans decreased approximately $4.2 million in 2009. This decrease was mainly the result of an 85 basis points decrease in our loan yield during the year. A $43 million increase in our non-performing loans, including Troubled Debt Restructured (TDR) was a major factor in our declining interest income. Also contributing to the decrease in interest income was a $16.3 million decrease in our average loan balances in 2009.
          Interest income on investment securities decreased approximately $177 thousand in 2009 even though our average investment in securities increased $26.8 million during the year. This was the result of a 169 basis points decrease in our investment yield during the year. For liquidity purposes, we kept a higher than normal portion of our portfolio in shorter term, lower yielding investments.
          Interest expense decreased $1.7 million in 2009. Most of this decrease is due to lower rates paid on our deposit balances. Interest expense on our deposit balances was $1.4 million less in 2009 than in 2008. On average, we paid 70 basis points less on our savings balances in 2009 than in 2008. This reduced the interest expense on our savings balances by $890 thousand. Through disciplined pricing, we were able to reduce the average rate paid on our certificates of deposit by 60 basis points in 2009, saving $422 thousand during the year. This was accomplished while increasing our average CD balances by approximately $22.8 million. By lowering the rate paid on our interest bearing demand balances (NOW and money market accounts) by 20 basis points, we cut the interest expense on these balances by approximately $64 thousand. We increased our average interest bearing demand balances by approximately $6.5 million while lowering the rates in 2009. Because we were able to increase our deposit balances in 2009, we were able to pay-down our debt. Our average debt in 2009 was approximately $10.7 million less than in 2008. As a result, the interest expense on our borrowings was $338 thousand lower in 2009 than in 2008. Overall, we were able to lower our average cost of funds by 45 basis points, or $1.7 million in 2009.
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

	Year ended December 31,
	2009			2008			2007
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(dollars in thousands)
Federal funds sold	$19,247	$53	0.28%	$306	$7	2.29%	$598	$28	4.68%
Investment securities — taxable	$59,589	$2,265	3.80%	$49,062	$2,418	4.93%	$36,091	$1,649	4.57%
Investment securities — tax-exempt	$5,752	$212	3.69%	$6,818	$282	4.14%	$24,073	$945	3.93%
Loans, net of unearned income	$368,826	$21,492	5.83%	$385,174	$25,730	6.68%	$412,274	$29,960	7.27%

Total earning assets	$453,414	$24,022	5.30%	$441,360	$28,437	6.44%	$473,036	$32,582	6.89%

Interest bearing deposits	$384,233	$8,423	2.19%	$358,920	$9,799	2.73%	$385,758	$14,205	3.68%
Funds borrowed	$11,986	$296	2.47%	$22,695	$635	2.80%	$12,334	$614	4.98%

Total interest bearing liabilities	$396,219	$8,719	2.20%	$381,615	$10,434	2.73%	$398,092	$14,819	3.72%

Net interest income		$15,303			$18,003			$17,763

Net interest spread			3.10%			3.71%			3.17%
Net interest margin			3.38%			4.08%			3.76%
          The following table shows the dollar amount of changes in interest income for each major category of interest earning asset, interest expense for each major category of interest bearing liability and the amount of the change attributable to changes in average balances (volume) or average interest rates for the periods shown.

	2009 compared to 2008				2008 compared to 2007
	Change	Change	Change		Change	Change	Change
	due to	due to	due to	Total	due to	due to	due to	Total
	Rate	Volume	Mix	Change	Rate	Volume	Mix	Change
				(in thousands)
Federal funds sold	$(6)	$433	$(381)	$46	$(14)	$(14)	$7	$(21)
Investment securities – taxable	$(553)	$519	$(119)	$(153)	$129	$593	$47	$769
Investment securities – tax-exempt	$(31)	$(44)	$5	$(70)	$49	$(678)	$(34)	$(663)
Loans, net of unearned income	$(3,285)	$(1,092)	$139	$(4,238)	$(2,432)	$(1,970)	$172	$(4,230)

Total interest income	$(3,875)	$(184)	$(356)	$(4,415)	$(2,268)	$(2,069)	$192	$(4,145)

Interest bearing deposits	$(1,931)	$691	$(136)	$(1,376)	$(3,664)	$(988)	$246	$(4,406)

Funds borrowed	$(74)	$(299)	$35	$(339)	$(270)	$516	$(226)	$20

Total interest expense	$(2,005)	$392	$(101)	$(1,715)	$(3,934)	$(472)	$20	$(4,386)

Net interest income	$(1,870)	$(576)	$(254)	$(2,700)	$1,666	$(1,597)	$172	$241

          Management expects market interest rates to remain relatively flat in 2010. A change in interest rates, either rising or falling, is not expected to have a significant impact on the Bank’s net interest income. The Bank’s Asset/Liability Committee meets regularly to, among other things, monitor interest rate fluctuations and to change product mix and pricing in an effort to provide steady growth in net interest income.
          Non-interest income, which consists of service charges and other fees of $6,358,000, $4,244,000 and $4,501,000 was recorded for the years ended December 31, 2009, 2008 and 2007, respectively. This represents a 50% increase in non-interest income in 2009 compared to a 6% decrease in 2008. We realized an almost $2 million increase in gains on the sale of securities in 2009 as we re-structured our portfolio during the year. We also realized a $132 thousand increase in deposit service charges in 2009 as we continued to re-design and re-price many of our deposit products. We recorded a $109 thousand (23%) increase in the gains on the sale of mortgage loans in 2009 as we saw a 23% increase in the dollar value of mortgage loans sold during the year. The increases in non-interest income were partially offset by an $87 thousand decrease in other income in 2009. This includes a $210 thousand decrease in the gains on the sale of other real estate, partially offset by a $113 thousand increase in income from the rent of other real estate.
          Non-interest expense, which includes salaries and benefits, occupancy and other operating expenses, decreased to $19.7 million in 2009 from $26.3 million in 2008. Management’s decision to write-off $4.5 million in Goodwill in the 4th quarter of 2008 was the biggest contributing factor to this decrease in non-interest expense. Goodwill is not amortized, but it is assessed for impairment, and any such impairment would be recognized in the period in which it is identified. During 2008, it was determined that Goodwill was indeed impaired. Accordingly, 100% of our goodwill was written-off in the 4th quarter of 2008.
          Salary and benefits expense was reduced for the second year in a row. Total compensation decreased approximately $1.5 million, or 15% in 2009. We reduced FTE (number of full-time equivalent employees) from 146 at December 31, 2008 to 129 at December 31, 2009. Salaries were frozen in 2009 and no bonuses were paid. We also temporarily discontinued matching employee 401K Plan contributions in May of 2009.
          Occupancy costs were reduced by $503 thousand in 2009. This decrease includes a $428 thousand decrease in rent expense. This was the result of purchasing the land at two of our branches that was previously leased, and the fact that in 2008 we had a one-time rent charge to recognize the future lease liability on a mortgage office that we closed.
          Legal and professional fees were increased $372 thousand in 2009. Legal expenses increased $487 thousand in 2009. Much of this increase was related to collection efforts associated with problem loans. This was partially offset by a $54 thousand reduction in professional consulting fees, a $31 thousand decrease in accounting and auditing fees and a $29 thousand decrease in fees paid to the board of directors.
          Like most banks across the country, we sustained a significant increase in FDIC premiums in 2009. Our total FDIC expense increased $1.1 million in 2009. Our basic insurance rate was increased and like all banks we were charged with a one-time special assessment in the third quarter of 2009. Our portion of this special assessment was $232 thousand.
          Other operating expenses increased $221 thousand in 2009. This was mainly the result of one-time pre-payment charge from the FHLB for pre-paying $15 million in fixed rate advances.
          Due to tax law changes enacted in 2009, that allow us to carry 2008 and 2009 net operating losses back five years versus the three years that was previously allowed, we were able to accrue a $1.3 million federal income tax credit in 2009.
          Recovery Plan. The Company has aggressively pursued various available alternatives to improve its capital ratios, including raising capital, reducing assets, cutting operating costs and reorganizing management. While we received interest from potential private equity investors, our Board has determined that consummation of a transaction is not likely in the near term. Accordingly, our Board determined that the immediate implementation of our recovery plan, while continuing to seek new capital, is in the best interest of our stakeholders. The recovery plan is designed to improve the Company’s financial health and capital ratios by downsizing the bank and focusing on reducing our operating costs.
Key elements of the recovery plan include, but are not limited to:
•	Aggressively manage the bank’s existing loan portfolios to minimize further credit losses and to maximize recoveries,

•	Shrink the bank’s balance sheet,

•	Reduce the bank’s loan portfolio through pay-downs, restructuring and significantly reducing lending activity, and

•	Significantly lower operating costs to align with the restructured business model.
     Our Board has a Strategic Planning Committee, chaired by Mr. Sydney Ross, a director of both PSB Group and the bank, to ensure implementation and successful execution of the recovery plan, monitor the progress of capital raising efforts, and to actively engage the Company’s strategic initiatives.
     While implementing the above key elements will not achieve the leverage capital mandate of 8%, as required by the Cease and Desist Order, these actions are designed to reduce the capital needs of the bank by reducing its balance sheet and establishing a more streamlined and focused organization with a reduced infrastructure. However, there is no assurance that the recovery plan will be acceptable to our regulators, that we will be able to successfully implement this recovery plan or that the elements contemplated by the recovery plan are sufficient to ensure that we will continue operating as a going concern.
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
          The Corporation generated $5 million in cash through operating activities during 2009. This compares to $1 million provided by operating activities in 2008 and $2.7 million provided in 2007. Other sources of cash in 2009 include $30.3 million raised through increased deposits and $6.7 million generated through a net pay-down of the loan portfolio. This increase in cash was used to fund the $15 million early pay-off of our FHLB advances, fund the $7 million net increase in our investment portfolio and pay for $3 million in capital expenditures. The remainder of the increase in cash is held in cash and cash equivalents at the end of the year providing additional liquidity until it can be re-deployed to more favorable investment options.
          The Corporation had total equity of $16.7 million at December 31, 2009 and $30.1 million at December 31, 2008. The decrease in equity was primarily due to our $12.9 million net loss. At December 31, 2009, the ratio of stockholders’ equity to total assets was 3.62% compared to 6.54% at December 31, 2008. The capital levels of the Bank and the Corporation now fall below the minimum guidelines for being considered adequately capitalized (see note 16 to the financial statements).
          We are under a Cease and Desist Order that, among other things, requires us to increase and maintain our leverage and total risk-based capital ratios to at least 8% and 12%, respectively, by November 27, 2009. Failure to increase our capital ratios or further declines in our capital ratios exposes us to additional restrictions and regulatory actions, including regulatory take-over. This uncertainty as to our ability to meet existing or future regulatory requirements raises substantial doubt about our ability to continue as a going concern.
          At December 31, 2009, the Bank held cash and cash equivalents of approximately $29.3 million and the entire investment portfolio of $60 million was classified as available-for-sale. The estimated market value of the available-for-sale securities exceeded the amortized cost by approximately $134 thousand at December 31, 2009.
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
Regulatory Orders
          On September 28, 2009, the Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (the “Order”) with the FDIC and the Office of Financial and Insurance Regulation for the State of Michigan (“OFIR”).
The Order required the Bank to take action in the following areas:
•	The Bank must have and retain qualified management.

•	The board of directors was required to assume full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities.

•	Increase the Bank’s level of Tier 1 capital as a percentage of total assets to at least 8 percent.

•	Charge off any loans classified as “loss.”

•	Prohibit the extension of credit to borrowers that have had loans with the Bank that were classified “substandard”, “doubtful” or “special mention” without prior Board approval.

•	Prohibit the extension of credit to borrowers that have had loans charged off or classified as “loss” in exam reports.

•	The Bank may not declare or pay any cash dividend without prior written consent of the FDIC and OFIR.

•	Prior to submission or publication of all Reports of Condition, the board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses, (“ALLL”).

•	Within 30 days of the effective date of the Order, the Bank was required to eliminate and/or correct all violations of law, rule, and regulations.

•	Within 60 days from the effective date of the Order, the Bank was required to correct all deficiencies in the loans listed for “Special Mention.”

•	Prepare and submit progress reports the FDIC and OFIR.
     The Order is required to remain in effect until it is modified or terminated by the FDIC and OFIR. As of December 31, 2009, the Bank was out of compliance with the Order’s requirement that the Bank increase its level of Tier 1 capital as a percentage of total assets to at least 8 percent. Non-compliance with the Order requirements may cause the Bank to become subject to further enforcement actions by the FDIC and the OFIR. Please refer to Note 16 to the financial statements for additional information.
Quantitative and Qualitative Disclosures About Market Risk
          To a great extent, the Corporation’s operating strategies focus on asset/liability management. The purpose of its Asset/Liability Management Policy is to provide stable net interest income growth while both maintaining adequate liquidity and protecting the Bank’s earnings from undue interest rate risk. The Bank follows its Asset/Liability Management Policy for controlling exposure to interest rate risk. The Asset/Liability Management Policy is established by Management and is approved by the Board of Directors. Because of loan repayments, the investment securities due to mature in 2010 and available lines of credit, management believes the Bank is sufficiently liquid.
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
          The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Bank’s interest-earning assets and interest-bearing liabilities at December 31, 2009 and the cumulative interest sensitivity gap at December 31, 2009. The amounts in the table are derived from internal data of the Bank and could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawals of deposits and competition.

	Estimated Maturity or Re-pricing at December 31, 2009
	Less than three	Three months to	One to five	Due after five
	months	less than one year	years	years	Total
Interest earning assets:
Securities (1) (2)	$2,100	$8,541	$16,933	$32,457	$60,031
Loans	112,284	29,269	167,755	44,955	354,263

Total interest earning assets	$114,384	$37,810	$184,688	$77,412	$414,294

Interest bearing liabilities:
Savings and interest bearing demand deposits	$199,439	$—	$—	$—	$199,439
Time deposits	57,215	89,097	42,347	—	188,659
Short term borrowings	—	—	—	—	—
Long term borrowings	154	—	128	—	282

Total interest bearing liabilites	$256,808	$89,097	$42,475	$—	$388,380

Interest rate sensitivity gap – current	$(142,424)	$(51,287)	$142,213	$77,412	$25,914

Interest rate sensitivity gap – cumulative	$(142,424)	$(193,711)	$(51,498)	$25,914

Cumulative interest rate sensitivity gap as a percent of total assets	-30.83%	-41.93%	-11.15%	5.61%

(1)	Equity investments have been placed in the 0-3 month category.

(2)	Re-pricing is based on anticipated call dates, and may vary from contractual maturities.
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
          According to the traditional banking industry static gap table set forth above, the Bank was liability sensitive with a negative cumulative one-year gap of $193.7 million or 42% of interest-earning assets at December 31, 2009. In general, based upon this analysis, and the Bank’s mix of deposits, loans and investments, increases in interest rates would be expected to result in a decrease in the Bank’s net interest margin. However, a different tool, an interest sensitivity model, is the primary tool used in assessing interest rate risk, by estimating the effect that specific upward and downward changes in interest rates would have on pre-tax net interest income. Key assumptions used in the model include prepayment speeds on mortgage related assets; changes in market conditions, loan volumes and pricing; and management’s determination of core deposit sensitivity. These assumptions are inherently uncertain and, as a result, the model can not precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in other market conditions.
          Based on the December 31, 2009 simulation, the Company is in a neutral position relative to interest rate changes. Based on the position of the balance sheet and management’s assumptions concerning core deposit sensitivity and other assumptions, net interest income will not be significantly impacted whether rates rise or fall.

Application of Critical Accounting Policies
          Allowance for Loan Losses – The allowance for loan losses is calculated with the objective of maintaining a reserve sufficient to absorb estimated probable loan losses. Loan losses are charged against the allowance when management believes loan balances are uncollectible. Subsequent recoveries, if any, are credited to the allowance. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. This evaluation is inherently subjective as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows and an estimate of the value of collateral after holding and selling costs.
          A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures. Residential mortgages are grouped by delinquency and assigned different loan loss reserves depending on whether they are classified as low, moderate or high risk.
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

2009	High	Low	Dividend Declared
First Quarter	$2.60	$0.56	$0.00
Second Quarter	$2.90	$0.75	$0.00
Third Quarter	$1.95	$1.08	$0.00
Fourth Quarter	$1.95	$0.25	$0.00

2008	High	Low	Dividend Declared
First Quarter	$9.75	$6.05	$0.04
Second Quarter	$8.90	$3.85	$0.00
Third Quarter	$7.50	$3.00	$0.00
Fourth Quarter	$5.15	$1.15	$0.00
On December 31, 2009, PSB Group, Inc. had 466 holders of record of its common stock. The stock is quoted on the OTC Bulletin Board under the symbol “PSBG.OB”. Howe, Barnes, Hoefer & Arnett, Inc. and Monroe Securities, Inc. are market makers in the stock.
Contact Information:

Todd Raclaw	Steven Schroeder
Howe, Barnes, Hoefer & Arnett, Inc.	Monroe Securities, Inc.
222 Riverside Plaza — 7th Floor	100 North Riverside Plaza, Suite 1620
Chicago, IL 60606	Chicago, IL 60606
(800) 800-4693	(800) 766-5560
www.howebarnes.com	www.monroesecurities.com